As filed with the Securities and Exchange Commission on April 28, 2006
Registration No. 333-132548

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
PRE-EFFECTIVE AMENDMENT NO. 1
TO THE
FORM SB-2
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
MONADNOCK BANCORP, INC.
(Name of Small Business Issuer in Its Charter)

Maryland	6712	20-4649880
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)
One Jaffrey Road
Peterborough, New Hampshire 03458
(603) 924-9654
(Address and Telephone Number of
Principal Executive Offices)
One Jaffrey Road
Peterborough, New Hampshire 03458
(Address of Principal Place of Business)
William M. Pierce, Jr.
One Jaffrey Road
Peterborough, New Hampshire 03458
(603) 924-9654
(Name, Address and Telephone Number of Agent for Service)
Copies to:
Richard S. Garabedian, Esq.
Benjamin M. Azoff, Esq.
Luse Gorman Pomerenk & Schick, P.C.
5335 Wisconsin Avenue, N.W., Suite 400
Washington, D.C. 20015
Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of each class of	Amount to be	offering price	aggregate	Amount of
securities to be registered	registered	per share	offering price	registration fee
Common Stock, $0.01 par value per share	1,487,813 shares	$8.00	$11,902,504 (1)	$1,274 (2)

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
MONADNOCK BANCORP, INC.
(Proposed Holding Company for Monadnock Community Bank)
Up to 813,833 Shares of Common Stock
          Monadnock Bancorp, Inc. is offering shares of common stock for sale in connection with the conversion of Monadnock Mutual Holding Company from the mutual to the stock form of organization. The shares of common stock we are offering represent the ownership interest in Monadnock Community Bancorp, Inc. now owned by Monadnock Mutual Holding Company. The existing shares of Monadnock Community Bancorp, Inc. common stock held by the public will be exchanged for shares of common stock of Monadnock Bancorp, Inc. All shares of common stock are being offered for sale at a price of $8.00 per share. Purchasers will not pay a commission to purchase shares of common stock in the offering. Monadnock Community Bancorp, Inc.’s common stock is currently listed on the OTC Bulletin Board under the trading symbol “MNCK.” After the offering, we expect that Monadnock Bancorp, Inc.’s shares of common stock will trade on the OTC Bulletin Board.
     If you are or were a depositor of Monadnock Community Bank:
•	You may have priority rights to purchase shares of our common stock.
     If you are currently a stockholder of Monadnock Community Bancorp, Inc.:
•	You may have the opportunity to purchase additional shares of our common stock in the offering after priority orders are filled.

•	Each of your shares of common stock will be exchanged at the conclusion of the offering for between 1.0125 and 1.3699 new shares (subject to adjustment to up to 1.5753 new shares) of common stock of Monadnock Bancorp, Inc.

•	Your percentage ownership after the offering will remain essentially equivalent to your current percentage ownership interest in Monadnock Community Bancorp, Inc.
     If you fit neither of the categories above, but are interested in purchasing shares of our common stock:
•	You may have the opportunity to purchase shares of common stock after priority orders in the preceding categories are filled.
          We are offering up to 707,681 shares of common stock for sale on a best efforts basis. We may sell up to 813,833 shares of common stock because of demand for the shares or changes in market conditions, without resoliciting subscribers. In addition to the shares we are selling, we also will simultaneously issue up to 586,069 shares of common stock to current stockholders of Monadnock Community Bancorp, Inc. in exchange for their existing shares. The number of shares to be issued in the exchange may be increased to up to 673,980 shares, if we sell 813,833 shares in the offering. We must sell a minimum of 523,069 shares in the offering and issue 433,181 shares in the exchange in order to complete the offering and the exchange of existing shares.
          The minimum number of shares you can order is 25. The offering is expected to expire at 11:00 a.m., Peterborough, New Hampshire time, on ___, 2006. We may extend this expiration date without notice to you until ___, 2006, unless the Office of Thrift Supervision approves a later date, which may not be beyond ___, 2008. Once submitted, orders are irrevocable unless the offering is terminated or is extended beyond ___, 2006, or the number of shares of common stock to be sold is increased to more than 813,833 shares or decreased to less than 523,069 shares. If the offering is terminated, subscribers will have their funds returned promptly, with interest. If the offering is extended beyond ___, 2006 or there is a change in the offering range, we will resolicit subscribers, and you will have the opportunity to maintain, change or cancel your order. If you do not provide us with a written indication of your intent, your funds will be returned to you with interest. Funds received during the offering will be held in a segregated account at Monadnock Community Bank or another insured depository institution and will earn interest at our passbook savings rate.
          Ryan Beck & Co., Inc. will assist us in selling our shares of common stock on a best efforts basis. Ryan Beck & Co., Inc. is not required to purchase any shares of the common stock that are being offered for sale.
OFFERING SUMMARY
Price: $8.00 per share

	Minimum	Maximum	Adjusted Maximum
Number of shares:	523,069	707,681	813,833
Gross offering proceeds:	$4,184,552	$5,661,448	$6,510,664
Estimated offering expenses:	$670,000	$670,000	$670,000
Estimated net proceeds:	$3,514,552	$4,991,448	$5,840,664
Estimated net proceeds per share:	$6.72	$7.05	$7.18
This investment involves a degree of risk, including the possible loss of principal.
Please read “Risk Factors” beginning on page 19.
          These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Neither the Securities and Exchange Commission, the Office of Thrift Supervision, nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
RYAN BECK & CO.
For assistance, please contact the Stock Information Center at (603) ___.
The date of this prospectus is May ___, 2006.

[MAP SHOWING MONADNOCK COMMUNITY BANK’S MARKET AREA APPEARS HERE]
 i

 ii

SUMMARY
     The following summary explains the significant aspects of the conversion, the offering and the exchange of existing shares of Monadnock Community Bancorp, Inc. common stock for shares of Monadnock Bancorp, Inc. common stock. It may not contain all of the information that is important to you. For additional information before making an investment decision, you should read this prospectus carefully, including the consolidated financial statements and the notes to the consolidated financial statements, and the section entitled “Risk Factors.”
The Companies
     Monadnock Mutual Holding Company
     Monadnock Mutual Holding Company is the federally chartered mutual holding company of Monadnock Community Bancorp, Inc., a federal corporation. Monadnock Mutual Holding Company does not engage in any significant business activity and is the owner of 516,797 shares of common stock of Monadnock Community Bancorp, Inc., or 54.7% of the issued and outstanding shares as of December 31, 2005. The remaining 427,834 shares or 45.3% were owned by public stockholders, including our employee stock ownership plan. After the completion of the conversion, Monadnock Mutual Holding Company will no longer exist.
     Monadnock Mutual Holding Company’s executive offices are located at One Jaffrey Road, Peterborough, New Hampshire 03458. Its telephone number at this address is (603) 924-9654.
     Monadnock Community Bancorp, Inc.
     Monadnock Community Bancorp, Inc. is a federally chartered corporation that owns all of the outstanding common stock of Monadnock Community Bank, a federal savings bank with two full-service offices. At December 31, 2005, Monadnock Community Bancorp, Inc. had consolidated assets of $75.8 million, deposits of $53.2 million and stockholders’ equity of $5.0 million. After the completion of the conversion, Monadnock Community Bancorp, Inc. will cease to exist, but will be succeeded by a new Maryland corporation with the name Monadnock Bancorp, Inc. As of December 31, 2005, Monadnock Community Bancorp, Inc. had 944,631 shares of common stock issued and outstanding.
     Monadnock Community Bancorp, Inc.’s executive offices are located at One Jaffrey Road, Peterborough, New Hampshire 03458. Its telephone number at this address is (603) 924-9654.
     Monadnock Bancorp, Inc.
     Monadnock Bancorp, Inc. is a newly formed Maryland corporation that will own all of the outstanding common stock of Monadnock Community Bank upon completion of the conversion and the offering.
     Monadnock Bancorp, Inc.’s executive offices are located at One Jaffrey Road, Peterborough, New Hampshire 03458. Our telephone number at this address is (603) 924-9654.
     Monadnock Community Bank
     Monadnock Community Bank is a federal stock savings bank that was organized in 1971 as a Vermont chartered credit union to serve the companies that were members of the Automobile Wholesalers Association of New England and the employees of such businesses. In May 1996, the credit union converted its charter to a federal mutual savings bank and, as a result, began to serve the general public. In June 2004, we completed our mutual holding company reorganization and stock offering, followed by our acquisition of a branch office located in Winchendon, Massachusetts in October 2004.
     We serve the counties of Hillsborough and Cheshire in New Hampshire and Worcester County in Massachusetts through our two offices. Our principal business consists of attracting retail deposits from the general public and investing those funds primarily in permanent one- to four-family residential mortgage loans. We also originate commercial real estate loans, commercial business loans and home equity loans and to a lesser extent we originate, multi-family loans and automobile and other consumer loans. See “Business of Monadnock Community Bank — General.”
Our Organizational Structure
     In 2004, Monadnock Community Bank’s mutual predecessor reorganized into the mutual holding company form of organization with Monadnock Community Bancorp, Inc. as its mid-tier stock holding company. The majority of the outstanding shares of common stock of Monadnock Community Bancorp, Inc. is owned by Monadnock Mutual Holding Company, which is a mutual holding company with no stockholders. Monadnock Community Bancorp, Inc. owns 100% of the outstanding shares of common stock of Monadnock Community Bank.
     Pursuant to the terms of Monadnock Mutual Holding Company’s plan of conversion and reorganization, Monadnock Mutual Holding Company will convert from the mutual holding company to the stock holding company corporate structure. As part of the conversion, we are offering for sale in a subscription offering, and possibly in a community offering, the majority ownership interest of Monadnock Community Bancorp, Inc. that is currently owned by Monadnock Mutual Holding Company. Upon the completion of the conversion and offering, Monadnock Mutual Holding Company will cease to exist, and we will complete the transition from partial to full public stock ownership. Upon completion of the conversion, existing public stockholders of Monadnock Community Bancorp, Inc. will receive shares of common stock of Monadnock Bancorp, Inc. in exchange for their existing shares of Monadnock Community Bancorp, Inc.
     The following diagram shows our current organizational structure, which is commonly referred to as the “two-tier” mutual holding company structure:

     After the conversion and offering are completed, we will be organized as a fully public holding company, as follows:
Business Strategy
     Our goal is to operate and grow as a well-capitalized and profitable financial institution. We seek to accomplish this goal by:
•	operating as a community savings bank and offering personalized customer service;

•	increasing loan production;

•	expanding market presence through new offices;

•	building core deposits;

•	improving non-interest income;

•	maintaining our strong asset quality; and

•	improving our efficiency ratio.
See page ___of “Management’s Discussion and Analysis of Financial Condition and Results of Operations —Management Strategy” for a fuller discussion of our business strategy.
Reasons for the Conversion
     We believe that our conversion to a fully public company and the increased capital resources that will result from the sale of our common stock will provide us with the flexibility to:
•	support internal growth through lending in the communities we serve;

•	facilitate growth through the establishment of new branch offices as opportunities arise;

•	enhance existing products and services and support the development of new products and services;

•	improve our overall competitive position; and

•	improve the liquidity of our shares of common stock and have more flexible capital management strategies.
Terms of the Conversion and Offering
     Pursuant to Monadnock Mutual Holding Company’s plan of conversion and reorganization, our organization will convert from a partially public to a fully public form of holding company structure. In connection with the conversion, we are selling shares that represent the ownership interest in Monadnock Community Bancorp, Inc. currently held by Monadnock Mutual Holding Company.
     We are offering between 523,069 and 707,681 shares of common stock to eligible depositors of Monadnock Community Bank, to our employee stock ownership plan and, to the extent shares remain available, to persons residing in the counties of Hillsborough and Cheshire, New Hampshire and Worcester, Massachusetts, our existing public stockholders and the general public. The number of shares of common stock to be sold may be increased up to 813,833 as a result of regulatory considerations, demand for our shares, or changes in the market for financial institution stocks. Unless the number of shares of common stock to be offered is increased to more than 813,833 shares or decreased to fewer than 523,069 shares, or the offering is extended beyond ___, 2006, subscribers will not have the opportunity to modify or cancel their stock orders once submitted. If the number of shares of common stock to be sold is increased to more than 813,833 shares or decreased to fewer than 523,069 shares, or if the offering is extended beyond ___, 2006, subscribers will have the opportunity to maintain, cancel or change their orders for common stock during a designated resolicitation period or have their subscription funds returned promptly with interest.
     The purchase price of each share of common stock to be offered for sale in the offering is $8.00. All investors will pay the same purchase price per share. Investors will not be charged a commission to purchase shares of common stock in the offering. Ryan Beck & Co., Inc., our financial advisor and selling agent in the offering, will use its best efforts to assist us in selling shares of our common stock. Ryan Beck & Co., Inc. is not obligated to purchase any shares of common stock in the offering.
Persons Who May Order Shares of Common Stock in the Offering
     We are offering the shares of common stock in a “subscription offering” in the following descending order of priority:
(i)	First, to depositors with accounts at Monadnock Community Bank with aggregate balances of at least $50 at the close of business on December 31, 2004.

(ii)	Second, to Monadnock Community Bank’s employee stock ownership plan.

(iii)	Third, to depositors with accounts at Monadnock Community Bank with aggregate balances of at least $50 at the close of business on March 31, 2006.

(iv)	Fourth, to depositors of Monadnock Community Bank at the close of business on ___, 2006.

     Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering,” with a preference given first to natural persons residing in the counties of Hillsborough and Cheshire, New Hampshire and Worcester, Massachusetts, and then to Monadnock Community Bancorp, Inc. public stockholders as of ___, 2006. The community offering, if held, may begin concurrently with, during or promptly after the subscription offering as we may determine at any time. We also may offer for sale shares of common stock not purchased in the subscription offering or community offering through a “syndicated community offering” managed by Ryan Beck & Co., Inc. We have the right to accept or reject, in our sole discretion, orders received in the community offering or syndicated community offering. Any determination to accept or reject purchase orders in the community offering and the syndicated community offering will be based on the facts and circumstances available to management at the time of the determination.
     If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order. Shares will be allocated first to categories in the subscription offering in accordance with Monadnock Mutual Holding Company’s plan of conversion and reorganization. A detailed description of share allocation procedures can be found in the section of this prospectus entitled “The Conversion.”
How We Intend to Use the Proceeds From the Offering
     We estimate aggregate net proceeds from the offering will be between $3.5 million and $5.0 million, or $5.8 million if the offering range is increased by 15%. Monadnock Bancorp, Inc. intends to retain between $352,000 and $1.3 million of the net proceeds, or $2.0 million if the offering range is increased by 15%. Approximately $3.2 million to $3.7 million of the net proceeds (or $3.8 million if the offering range is increased by 15%) will be invested in Monadnock Community Bank.
     A portion of the net proceeds retained by Monadnock Bancorp, Inc. will be loaned to the employee stock ownership plan to fund its purchase of shares of common stock in the offering (between 31,384 shares and 42,461 shares, or 48,830 shares if the offering is increased by 15%). The employee stock ownership plan was established in connection with our 2004 mutual holding company reorganization. As of December 31, 2005, there were 14,321 remaining unallocated shares in the plan. The remainder of the net proceeds will be used for general corporate purposes, including repurchasing shares of our common stock. Funds invested in Monadnock Community Bank will be used to support increased lending and new products and services. The net proceeds retained by Monadnock Bancorp, Inc. and Monadnock Community Bank also may be used for future business expansion through additional branch offices or acquisitions of banking or financial services companies and for general corporate purposes. We currently have no arrangements or understandings regarding any specific transaction. Initially, a substantial portion of the net proceeds will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities.
     Please see the section of this prospectus entitled “How We Intend to Use the Proceeds From the Offering” for more information on the proposed use of the net proceeds from the offering.
How We Determined the Offering Range and the $8.00 Per Share Stock Price
     The amount of common stock we are offering is based on an independent appraisal of the estimated market value of Monadnock Bancorp, Inc., assuming the conversion and offering are completed. Keller & Company, Inc., an appraisal firm experienced in appraisals of financial institutions, has estimated that, as of February 22, 2006, this pro forma market value ranged from $7,650,000 to $10,350,000, with a midpoint of $9,000,000. Based on this valuation, the ownership interest of Monadnock Mutual Holding Company being sold in the offering and the $8.00 per share price, the number of shares of common stock being offered for sale by Monadnock Bancorp, Inc. will range from

523,069 shares to 707,681 shares. The $8.00 per share price was selected primarily to allow a reasonable number of shares to be issued within the offering range in order to provide greater liquidity for the stock. The appraisal is based in part on Monadnock Community Bancorp, Inc.’s financial condition and results of operations, the pro forma impact of the additional capital raised by the sale of shares of common stock in the offering, and an analysis of a peer group of ten publicly traded savings bank and thrift holding companies that Keller & Company, Inc. considered comparable to Monadnock Community Bancorp, Inc.
     The independent appraisal does not indicate actual market value. Do not assume or expect that the estimated valuation as indicated above means that, after the conversion and offering, the shares of our common stock will trade at or above the $8.00 purchase price.
     The following table presents a summary of selected pricing ratios for the peer group companies and Monadnock Bancorp, Inc. (on a pro forma basis) and Monadnock Community Bancorp, Inc. (on an historical basis), based on earnings and other information as of and for the twelve months ended December 31, 2005 and stock price information as of February 22, 2006, as reflected in Keller & Company, Inc.’s appraisal report, dated February 22, 2006. Compared to the average pricing of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a discount of 13.16% on a price-to-book basis and a discount of 15.31% on a price-to-tangible book basis. Similarly, compared to the average pricing ratios of the peer group, our historical pricing ratios on a fully converted basis indicated a discount of 21.45% on a price-to-book basis and a discount of 23.37% on a price-to-tangible book basis.
     Our Board of Directors, in reviewing and approving the independent appraisal, considered the range of price-to-core earnings multiples and the range of price-to-book value and price-to-tangible book value ratios at the different amounts of shares to be sold in the offering, and did not consider one valuation approach to be more important than the other. Instead, in approving the independent appraisal, the Board of Directors concluded that these ranges represented the appropriate balance of the three approaches to establishing our estimated valuation range, and the number of shares to be sold, in comparison to the peer group institutions. Specifically, in approving the appraisal, the Board of Directors believed that we would not be able to sell our shares at a price-to-book and price-to-tangible book value that was in line with the peer group without unreasonably exceeding the peer group on a price-to-core earnings basis. The estimated appraised value and the resulting premium/discount took into consideration the potential financial impact of the conversion and offering as well as the trading price of Monadnock Community Bancorp, Inc. common stock, which increased from $8.25 per share on February 8, 2006, the closing price on the last trading day immediately preceding the announcement of the conversion, to $9.60 per share, the trading price on February 22, 2006, the effective date of the appraisal.

	Price-to-core earnings	Price-to-book	Price-to-tangible
	multiple	value ratio	book value ratio
Monadnock Bancorp, Inc. (on a pro forma basis, assuming completion of the conversion)
Maximum	NM	109.76%	111.32%
Minimum	NM	94.44%	96.01%

Monadnock Community Bancorp, Inc. (on a fully converted historical basis) (1) (2)	NM	99.28%	100.73%

Valuation of peer group companies, as of February 22, 2006 (on a fully converted basis)
Averages	24.11x	126.39%	131.45%
Medians	20.73x	125.41%	129.64%

(1)	Our price-to-book value ratio and price-to-tangible book value ratio on February 22, 2006 were 182.1% and 191.2%, respectively. However, the tabular data are presented on a “fully converted” basis, which assumes the shares held by Monadnock Mutual Holding Company are sold at $8.00 per share and that the net proceeds of the sale are added to our equity. We have presented the data on a fully converted basis to ensure a fair comparison to the peer group companies, all of which are fully converted companies.

(2)	In as much as Monadnock Community Bancorp, Inc. indicated negative net and core earnings for the twelve months ended December 31, 2005, its price-to-earnings and price-to-core earnings multiples are not meaningful (NM).
     Keller & Company, Inc. will update the independent appraisal prior to the completion of the conversion. If the estimated appraised value changes to either below $7,650,000 or above $11,902,504, we will resolicit persons who submitted stock orders. See “The Conversion—Stock Pricing and Number of Shares to be Issued.”
After-Market Performance Information Provided by Independent Appraiser
     The following table presents stock price performance information for all “second-step” conversions completed between January 15, 2004 and December 29, 2005 with gross proceeds of less than $200 million. The companies for which the stock price performance is presented completed their conversions in different markets than Monadnock Bancorp, Inc. and may have issued more or less than the 54.7% ownership interest of Monadnock Mutual Holding Company being offered by Monadnock Bancorp, Inc. in the offering. In addition, the companies may have no similarities to Monadnock Bancorp, Inc. with regard to the market in which Monadnock Bancorp, Inc. competes, earnings quality or growth potential, among other factors. The information shown in the following table was not included in the independent appraisal report; however, Keller & Company, Inc. did consider the after-market trading experience of any transaction that closed within the three months prior to the February 22, 2006 valuation date used in the appraisal.

			Price Performance From Initial Trading Date
						Through
	Conversion		% Change	% Change	% Change	02/22/06,
Institution	Date	Exchange	1 day	1 week	1 month	2006
New England Bancshares (CT)	12/29/05	NASDAQ	6.6%	7.0%	7.0%	7.1%
American Bancorp of New Jersey (NJ)	10/06/05	NASDAQ	1.6	(2.0)	0.1	5.0
First Fed of Northern Michigan Bncp (MI)	04/04/05	NASDAQ	(5.1)	(7.0)	(16.0)	(6.5)
Rome Bancorp, Inc. (NY)	03/31/05	NASDAQ	0.5	(2.0)	(5.6)	18.0
Roebling Financial Corp. (NJ)	10/1/04	OTC BB	0.0	0.0	(7.0)	2.0
DSA Financial Corporation (IN)	7/30/04	OTC BB	(2.0)	(5.0)	(7.0)	18.0
Partners Trust Financial Group, Inc. (NY)	7/15/04	NASDAQ	(0.1)	(0.5)	(1.9)	19.9
Synergy Financial Group, Inc. (NJ)	1/21/04	NASDAQ	9.0	8.8	7.9	28.9
Provident Bancorp, Inc. (NY)	1/15/04	NASDAQ	15.0	13.8	15.1	19.8

		Averages	2.83%	1.46%	(0.82)%	12.47%
		Medians	0.50%	(0.50)%	(1.90)%	18.00%
     The table above presents only short-term historical information on stock price performance, which may not be indicative of the long-term performance of such stock prices. The table above is also not intended to predict how our shares of common stock may perform following the offering. The historical information in the tables may not be meaningful to you because the data were calculated using a small sample and the transactions from which the data were derived occurred primarily during a low market interest rate environment, during which time the trading prices for financial institution stocks typically increase.

     You should bear in mind that stock price appreciation or depreciation is affected by many factors. There can be no assurance that our stock price will not trade at or below $8.00 per share. Before you make an investment decision, we urge you to read this entire prospectus carefully, including, but not limited to, the section entitled “Risk Factors” beginning on page 19.
Benefits to Management and Potential Dilution to Stockholders Resulting from the Conversion
     Our tax-qualified employee stock ownership plan expects to purchase up to 6% of the shares of common stock we sell in the offering, or 42,461 shares of common stock, assuming we sell the maximum number of the shares proposed to be sold. If we receive orders for more shares of common stock than the maximum of the offering range, the employee stock ownership plan will have first priority to purchase shares over this maximum, up to a total of 6% of the shares of common stock sold in the offering. We reserve the right to purchase shares of common stock in the open market following the offering in order to fund all or a portion of the employee stock ownership plan. This plan is a tax-qualified retirement plan for the benefit of all our employees that was established in 2004 and that, as of December 31, 2005, had 14,321 remaining unallocated shares within the plan. Assuming the employee stock ownership plan purchases 42,461 shares in the offering, we will recognize additional compensation expense of $339,688 (or approximately $204,000 after tax) over a 15-year period, assuming the loan to the employee stock ownership plan has a 15-year term and the shares of common stock have a fair market value of $8.00 per share for the full 15-year period. If, in the future, the shares of common stock have a fair market value greater or less than $8.00, the compensation expense will increase or decrease accordingly.
     We also intend to implement a new stock-based incentive plan no earlier than six months after completion of the conversion. Stockholder approval of this plan will be required. If adopted within 12 months following the completion of the conversion, the stock-based incentive plan will reserve a number of shares up to 4% of the shares of common stock sold in the offering, or up to 28,307 shares of common stock at the maximum of the offering range, for awards of restricted stock to key employees and directors, at no cost to the recipients. If the shares of common stock awarded under the stock-based incentive plan come from authorized but unissued shares of common stock, stockholders would experience dilution of up to approximately 2.14% in their ownership interest in Monadnock Bancorp, Inc. If, following the completion of the offering and the application of the net proceeds as described under “How We Intend to Use the Proceeds of the Offering,” the tangible capital ratio of Monadnock Community Bank is less than 10%, then the number of restricted shares to be reserved under the stock-based incentive plan will be reduced to 3% of the shares sold in the offering. If adopted within 12 months following the completion of the conversion, the stock-based incentive plan will also reserve a number of shares up to 10% of the shares of common stock sold in the offering, or up to 70,768 shares of common stock at the maximum of the offering range, for grants of stock options to key employees and directors. If the shares of common stock issued upon the exercise of options come from authorized but unissued shares of common stock, stockholders would experience dilution of approximately 5.19% in their ownership interest in Monadnock Bancorp, Inc. Restricted stock awards and stock option grants made under this plan would be subject to vesting over a period of not less than five years. If the stock-based incentive plan is adopted more than one year after the completion of the conversion, awards of restricted stock or grants of stock options under the plan may exceed 4% and 10%, respectively, of the shares sold in the offering and have a shorter vesting period. For a description of our current stock benefit plans, see “Management–Benefit Plans”.
     The following table summarizes the number of shares of common stock and the aggregate dollar value of grants that are expected under the new stock-based incentive plan as a result of the conversion. The table also shows the dilution to stockholders if all such shares are issued from authorized but unissued shares, instead of shares purchased in the open market. A portion of the stock grants shown in the table below may be made to non-management employees.

	Number of Shares to be Granted or Purchased(2)				Dilution
				As a	Resulting
				Percentage	From		Value of Grants (1)
	At		At	of Common	Issuance of		At		At
	Minimum of		Maximum	Stock to be	Shares for		Minimum		Maximum
	Offering		of Offering	Sold in the	Stock Benefit		of Offering		of Offering
	Range		Range	Offering	Plans		Range		Range
	(Dollars in thousands)
Employee stock ownership plan	31,384		42,461	6.00%	—%		$251,072		$339,688
Restricted stock awards	15,692	(4)	28,307	4.00 (4)	2.14	(3)	125,536	(4)	226,456
Stock options	52,307		70,768	10.00	5.19	(3)	154,306		208,766

Total	99,383		141,536	20.00%	7.11%		$530,914		$774,910

(1)	The actual value of restricted stock awards will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $8.00 per share. The fair value of stock options has been estimated at $2.95 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $8.00; an expected option life of 10 years; a risk free interest rate of 4.57%; and a volatility rate of 7.30% based on an index of publicly traded thrift institutions. The actual value of option grants will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted.

(2)	The stock-based incentive plan may award a greater number of options and shares, respectively, if the plan is adopted more than one year after the completion of the conversion, although such plan may remain subject to supervisory restrictions.

(3)	Calculated at the maximum of the offering range, and assuming such shares come from authorized but unissued shares.

(4)	If, following the completion of the offering and the application of the net proceeds, the tangible capital ratio of Monadnock Community Bank is less than 10%, then the number of restricted shares to be reserved under the stock-based incentive plan will be reduced to 3% of the shares sold in the offering.

     We may fund our plans through open market purchases, as opposed to new issuance of stock; however, if any options previously granted under our existing 2005 Stock Option Plan are exercised during the first year following completion of the offering, they will be funded with newly-issued shares as the Office of Thrift Supervision regulations do not permit us to repurchase our shares during the first year following the completion of this offering except to fund the grants of restricted stock under the stock-based incentive plan or under extraordinary circumstances. We have been advised by the staff of the Office of Thrift Supervision that the exercise of outstanding options and cancellation of treasury shares in the conversion will not constitute an extraordinary circumstance for purposes of this test.
     The following table presents information regarding our existing employee stock ownership plan, our 2005 Stock Option Plan, our 2005 Recognition and Retention Plan, our new employee stock ownership plan and our proposed stock-based incentive plan. The table below assumes that 1,293,750 shares are outstanding after the offering, which includes the sale of 707,681 shares in the offering at the maximum of the offering range and the issuance of 586,069 shares in exchange for shares of Monadnock Community Bancorp, Inc. using an exchange ratio of 1.3699. It also assumes that the value of the stock is $8.00 per share.

						Percentage of
						Shares
						Outstanding
				Estimated Value of		After the
Existing and New Stock Benefit Plans	Participants	Shares		Shares		Conversion
Existing employee stock ownership plan	Employees	23,169	(1)	$185,352		1.79%
New employee stock ownership plan	Employees	42,461		339,688		3.28

Total employee stock ownership	Employees	65,630		525,040		5.07
Existing shares of restricted stock	Directors, Officers and Employees	25,206	(2)	201,648	(3)	1.95
New shares of restricted stock	Directors, Officers and Employees	28,307		226,456		2.19

Total shares of restricted stock	Directors, Officers and Employees	53,513		428,104		4.14
Existing stock options	Directors, Officers and Employees	58,769	(4)	213,919	(5)	4.54
New stock options	Directors, Officers and Employees	70,768		208,766	(5)	5.47

				Percentage of
				Shares
				Outstanding
			Estimated Value of	After the
Existing and New Stock Benefit Plans	Participants	Shares	Shares	Conversion
Total stock options	Directors, Officers and Employees	129,537	422,685	10.01

Total of stock benefit plans		248,680	$1,375,829	19.22%

(1)	Monadnock Community Bancorp, Inc. initially established an employee stock ownership plan, which purchased 16,913 shares of its common stock in Monadnock Community Bank’s mutual holding company reorganization and minority stock issuance. As of December 31, 2005, the employee stock ownership plan held 16,913 shares. These shares will be exchange for 23,169 shares using the exchange ratio at the maximum of the offering range.

(2)	Represents 18,416 shares of restricted stock authorized for grant under the 2005 Recognition and Retention Plan, which will be exchanged for 25,228 shares using the exchange ratio at the maximum of the offering range. In 2005, 18,400 shares of restricted stock were awarded. Such shares have not vested and will be exchanged for 25,206 shares using the exchange ratio at the maximum of the offering range. There remain 16 shares that have not been awarded.

(3)	The actual value of restricted stock awards will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $8.00 per share.

(4)	Represents 46,041 shares reserved for issuance under the 2005 Stock Option Plan, which will be exchanged for 63,072 shares using the exchange ratio at the maximum of the offering range. Options to purchase a total of 42,900 shares have been granted under the existing 2005 Stock Option Plan, which will be exchanged for options to purchase a total of 58,769 shares using the exchange ratio at the maximum of the offering range.

(5)	The weighted-average fair value of stock options granted under the 2005 Stock Option Plan has been estimated at $4.99 per option using the Black-Scholes option pricing model. The assumptions used for the options granted in 2005 were: exercise price, $8.38; dividend yield, 0%; expected life, 10 years; expected volatility, 41%; and risk-free interest rate, 4.47%. The fair value of stock options granted under the 2005 Stock Option Plan has been adjusted to $3.65 per option to reflect the additional shares issued at the maximum exchange ratio from the conversion and stock offering. The fair value of stock options to be granted under the new stock-based incentive plan has been estimated based on an index of publicly traded thrift institutions at $2.95 per option using the Black-Scholes option pricing model with the following assumptions; exercise price, $8.00; trading price on date of grant, $8.00; dividend yield, 0%; expected life, 10 years; expected volatility, 7.30%; and risk-free interest rate, 4.57%.
     The value of the restricted shares awarded under the stock-based incentive plan will be based on the market value of Monadnock Bancorp, Inc.’s common stock at the time the shares are awarded. The stock-based incentive plan is subject to stockholder approval, and cannot be implemented until at least six months after completion of the conversion and offering. The following table presents the total value of all shares that would be available for award and issuance under the new stock-based incentive plan, assuming the shares are awarded when the market price of our common stock ranges from $6.00 per share to $12.00 per share.

				32,553 Shares Awarded
	15,692 Shares Awarded	24,615 Shares Awarded	28,307 Shares Awarded	at Maximum of Range,
Share Price	at Minimum of Range	at Midpoint of Range	at Maximum of Range	As Adjusted
(Dollars in thousands, except per share prices)
$6.00	$94,152	$147,690	$169,842	$195,318
8.00	125,536	196,920	226,456	260,424
10.00	156,920	246,150	283,070	325,530
12.00	188,304	295,380	339,684	390,636
     The grant-date fair value of the options granted under the new stock-based incentive plan will be based in part on the price of shares of common stock of Monadnock Bancorp, Inc. at the time the options are granted. The value will also depend on the various assumptions utilized in the option pricing model ultimately adopted. The following table presents the total estimated value of the options to be available for grant under the stock-based incentive plan, assuming the market price and exercise price for the stock options are equal and the range of market prices for the shares is $6.00 per share to $12.00 per share.

					81,383 Options at
	Grant-Date Fair	52,307 Options at	61,538 Options at	70,768 Options at	Maximum of
Exercise Price	Value Per Option	Minimum of Range	Midpoint of Range	Maximum of Range	Range, As Adjusted
(Dollars in thousands, except per share prices)
$6.00	$2.19	$114,552	$134,768	$154,982	$178,229
8.00	2.95	154,306	181,537	208,766	240,080
10.00	3.65	190,921	224,614	258,303	297,048
12.00	4.38	229,105	269,536	309,964	356,458

     The tables presented above are provided for informational purposes only. There can be no assurance that our stock price will not trade at or below $8.00 per share. Before you make an investment decision, we urge you to read this entire prospectus carefully, including, but not limited to, the section entitled “Risk Factors” beginning on page 19.
The Exchange of Existing Shares of Monadnock Community Bancorp, Inc. Common Stock
     If you are currently a stockholder of Monadnock Community Bancorp, Inc., your shares will be canceled at the conclusion of the conversion and you will be given the right to receive shares of common stock of Monadnock Bancorp, Inc. The number of shares of common stock you receive will be based on an exchange ratio determined as of the closing of the conversion, which will depend upon our final appraised value. The number of shares you receive will not be based on the market price of our currently outstanding Monadnock Community Bancorp, Inc. shares. The following table shows how the exchange ratio will adjust, based on the valuation of Monadnock Bancorp, Inc. and the number of shares of common stock issued in the offering. The table also shows the number of shares of Monadnock Bancorp, Inc. common stock a hypothetical owner of Monadnock Community Bancorp, Inc. common stock would receive in exchange for 100 shares of Monadnock Community Bancorp, Inc. common stock owned at the consummation of the conversion, depending on the number of shares of common stock sold in the offering.

								New Shares
			Shares of Monadnock Bancorp,		Total Shares of			to be
			Inc. to be Issued for Shares of		Common Stock to			Received
	Shares to be Sold in This		Monadnock Community		be Issued in		Equivalent Per	for 100
	Offering(1)		Bancorp, Inc.		Conversion and	Exchange	Share Current	Existing
	Amount	Percent	Amount	Percent	Offering	Ratio	Market Price(1)	Shares
Minimum	523,069	54.7%	433,181	45.3%	956,250	1.0125	$8.10	101
Midpoint	615,375	54.7	509,625	45.3	1,125,000	1.1912	9.53	119
Maximum	707,681	54.7	586,069	45.3	1,293,750	1.3699	10.96	137
Adjusted Maximum	813,833	54.7	673,980	45.3	1,487,813	1.5753	12.60	158

(1)	Represents the value of shares of Monadnock Bancorp, Inc. stock received in the conversion by a holder of one share of Monadnock Community Bancorp, Inc. at the exchange ratio, assuming the market price of $8.00 per share.

     If you own shares of Monadnock Community Bancorp, Inc. common stock through a brokerage account in “street name,” you do not need to take any action to exchange your shares of common stock. Your shares will be automatically exchanged. If you hold Monadnock Community Bancorp, Inc. stock certificates, you will receive a transmittal form with instructions on how to surrender your stock certificates after consummation of the conversion. New certificates of Monadnock Bancorp, Inc. common stock will be mailed to you within five business days after the exchange agent receives properly executed transmittal forms and your Monadnock Community Bancorp, Inc. stock certificates. You should not submit a stock certificate for exchange until you receive a transmittal form.
     No fractional shares of Monadnock Bancorp, Inc. common stock will be issued to any public stockholder of Monadnock Community Bancorp, Inc. For each fractional share that would otherwise be issued, Monadnock Bancorp, Inc. will pay in cash an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $8.00 per share purchase price.

     Outstanding options to purchase shares of Monadnock Community Bancorp, Inc. common stock also will convert into and become options to purchase new shares of Monadnock Bancorp, Inc. common stock. The number of shares of common stock to be received upon exercise of these options will be determined pursuant to the exchange ratio. The aggregate exercise price, duration and vesting schedule of these options will not be affected by the conversion. At December 31, 2005, there were 42,900 outstanding options to purchase shares of Monadnock Community Bancorp, Inc. common stock, none of which have vested. Such options will be converted into options to purchase 43,436 shares of common stock at the minimum of the offering range and 58,769 shares of common stock at the maximum of the offering range. If all existing options were exercised for authorized, but unissued shares of common stock following the conversion, stockholders would experience dilution of approximately 4.34% at the minimum of the offering range and 4.35% at the maximum of the offering range. Because Office of Thrift Supervision regulations prohibit us from repurchasing our common stock during the first year following the conversion unless compelling business reasons exist for such repurchases, we may use authorized but unissued shares to fund option exercises that occur during the first year following the conversion.
Dissenters’ Rights of Appraisal
     Office of Thrift Supervision regulations generally provide that a stockholder of a federally chartered corporation that merges, consolidates or sells all or substantially all of its assets has the right to demand from the corporation payment of the fair or appraised value of his or her stock in the corporation, subject to specified procedural requirements. Current stockholders of Monadnock Community Bancorp, Inc. have dissenters’ rights in connection with the conversion under these regulations. See “Comparison of Stockholders’ Rights for the Existing Stockholders of Monadnock Community Bancorp, Inc. – Dissenters’ Rights of Appraisal” on page 134.
Limits on How Much Common Stock You May Purchase
     The minimum number of shares of common stock that may be purchased is 25.
     If you are not currently a Monadnock Community Bancorp, Inc. stockholder –
     No individual, or persons exercising subscription rights through a single qualifying deposit account held jointly, may purchase more than $100,000 (12,500 shares) of common stock. If any of the following persons purchases shares of common stock, their purchases, in all categories of the offering combined, when aggregated with your purchases, cannot exceed $200,000 (25,000 shares) of common stock:
•	your spouse or relatives of you or your spouse living in your house;

•	companies, trusts or other entities in which you are a trustee, have a controlling beneficial interest or hold a senior position; or

•	other persons who may be your associates or persons acting in concert with you.
     As mentioned above, all persons sharing a qualifying joint deposit account will be counted as a single depositor for purposes of determining the maximum amount that may be subscribed for by an individual. Unless we determine otherwise, persons having the same address and persons exercising subscription rights through qualifying deposit accounts registered to the same address will be subject to the overall purchase limitation of $200,000 (25,000 shares).

     See the detailed description of purchase limitations and definitions of “acting in concert” and “associate” in “The Conversion—Limitations on Common Stock Purchases.”
     If you are currently a Monadnock Community Bancorp, Inc. stockholder –
     In addition to the above purchase limitations, there is an ownership limitation. Shares of common stock that you purchase in the offering individually and together with persons described above, plus any shares you and they receive in exchange for existing shares of Monadnock Community Bancorp, Inc. common stock, may not exceed 5% of the total shares of common stock to be issued and outstanding after the completion of the conversion.
     Subject to Office of Thrift Supervision approval, we may increase or decrease the purchase and ownership limitations at any time.
How You May Purchase Shares of Common Stock
     In the subscription offering and community offering, you may pay for your shares only by:
(i)	personal check, bank check or money order made payable directly to Monadnock Bancorp, Inc.; or

(ii)	authorizing us to withdraw funds from the types of Monadnock Community Bank deposit accounts designated on the stock order form.
     Monadnock Community Bank is not permitted to lend funds to anyone for the purpose of purchasing shares of common stock in the offering. Additionally, you may not use a Monadnock Community Bank line of credit check or any type of third party check or wire transfer to pay for shares of common stock. Please do not submit cash.
     You may subscribe for shares of common stock in the offering by delivering a signed and completed original stock order form, together with full payment payable to Monadnock Bancorp, Inc. or authorization to withdraw funds from one or more of your Monadnock Community Bank deposit accounts, provided that we receive the stock order form before 11:00 a.m., Peterborough, New Hampshire time, on ___, 2006, which is the end of the offering period. Checks and money orders will be immediately cashed and deposited in a segregated account with Monadnock Community Bank or another insured depository institution upon receipt. We will pay interest at Monadnock Community Bank’s passbook savings rate from the date funds are received until completion or termination of the conversion. On your stock order form, you may not authorize direct withdrawal from a Monadnock Community Bank individual retirement account. If you wish to use funds in an individual retirement account to purchase shares of our common stock, please see “Using Individual Retirement Account Funds to Purchase Shares” below.
     Withdrawals from certificates of deposit to purchase shares of common stock in the offering may be made without incurring an early withdrawal penalty. If a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest at the current passbook rate subsequent to the withdrawal. All funds authorized for withdrawal from deposit accounts at Monadnock Community Bank must be available in the accounts at the time the stock order is received. However, funds will not be withdrawn from the accounts until the completion of the offering and will earn interest at the applicable deposit account rate until that time. A hold will be placed on those funds when your stock order is received, making the designated funds unavailable to you. You may not designate a withdrawal from Monadnock Community Bank accounts with check-writing privileges. Please provide a check instead.
     We will not accept copies or facsimiles of order forms. By signing the stock order form, you are acknowledging both receipt of this prospectus and that the shares of common stock are not deposits or savings accounts that are federally insured or otherwise guaranteed by Monadnock Community Bank, Monadnock Bancorp, Inc. or the federal government.
     You may submit your stock order form by mail using the return envelope provided, by overnight courier to the indicated address on the stock order form, or by delivery to our Stock Information Center, which is located at our main office, in Peterborough, New Hampshire. Order forms may not be delivered to Monadnock Community Bank’s Winchendon branch office. Once submitted, your order is irrevocable unless the offering is terminated or extended beyond ___, 2006 or the number of shares of common stock to be sold is increased to more than 813,833 shares or decreased to fewer than 523,069 shares.
Using Individual Retirement Account Funds to Purchase Shares
     You may be able to subscribe for shares of common stock using funds in your individual retirement account, or IRA. However, shares of common stock must be held in a self-directed retirement account, such as those offered by a brokerage firm. By regulation, Monadnock Community Bank’s individual retirement accounts are not self-directed, so they cannot be invested in our common stock. If you wish to use some or all of the funds in your Monadnock Community Bank individual retirement account, the applicable funds must be transferred to a self-directed account maintained by an independent trustee, such as a brokerage firm. If you do not have such an account, you will need to establish one before placing your stock order. An annual administrative fee may be payable to the independent trustee. Because individual circumstances differ and processing of retirement fund orders takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the ___, 2006 offering deadline, for assistance with purchases using your individual retirement account or other retirement account that you may have at Monadnock Community Bank or elsewhere. Whether you may use such funds for the purchase of shares in the stock offering may depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.
Persons Who are Not Permitted to Participate in the Stock Offering
     Monadnock Bancorp, Inc. will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock through the plan of conversion and reorganization reside. However, Monadnock Bancorp, Inc. is not required to offer stock in the subscription offering to any person who resides in a foreign country or resides in a state of the United States with respect to which:

•	the number of persons otherwise eligible to subscribe for shares under the plan of conversion and reorganization who reside in such jurisdiction is small;

•	the granting of subscription rights or the offer or sale of shares of common stock to these persons would require any of Monadnock Bancorp, Inc. and Monadnock Community Bank or their officers, directors or employees, under the laws of that jurisdiction, to register as a broker, dealer, salesman or selling agent or to register or otherwise qualify its securities for sale in that jurisdiction or to qualify as a foreign corporation or file a consent to service of process in that jurisdiction; or

•	the registration, qualification or filing in the judgment of Monadnock Bancorp, Inc. would be impracticable or unduly burdensome for reasons of cost or otherwise.

     Where the number of persons eligible to subscribe for shares in one state is small, Monadnock Bancorp, Inc. will base its decision as to whether or not to offer the common stock in that state on a number of factors, including but not limited to the size of accounts held by account holders in the state, the cost of registering or qualifying the shares or the need to register Monadnock Bancorp, Inc. or Monadnock Community Bank, its officers, directors or employees as brokers, dealers or salesmen.
Delivery of Stock Certificates
     Certificates representing shares of common stock sold in the offering will be mailed to the persons entitled thereto at the certificate registration address noted on the order form, as soon as practicable following consummation of the offering and receipt of all necessary regulatory approvals. It is possible that, until certificates for the common stock are delivered, purchasers might not be able to sell the shares of common stock that they ordered, even though the common stock will have begun trading.
You May Not Sell or Transfer Your Subscription Rights
     Office of Thrift Supervision regulations prohibit you from transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal agencies, against anyone who we believe has sold or transferred his or her subscription rights. We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights. On the stock order form, you may not add the names of others for joint stock registration who do not have subscription rights or who qualify only in a lower subscription offering priority than you do. You may add only those who were eligible to purchase shares of common stock in the subscription offering at your date of eligibility. In addition, the stock order form requires that you list all deposit accounts, giving all names on each account and the account number at the applicable eligibility date. Failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation, if there is an oversubscription.
Deadline for Orders of Common Stock
     If you wish to purchase shares of common stock, a properly completed and signed original stock order form, together with full payment for the shares of common stock, must be received (not postmarked) by the Stock Information Center at our main office no later than 11:00 a.m., Peterborough, New Hampshire time, on ___, 2006, unless we extend this deadline. If the offering is extended beyond ___, 2006 or there is a resolicitation of subscribers, we will resolicit subscribers, and you will have the opportunity to maintain, change or cancel your order. If you do not provide us with written indication of your intent, your funds will be returned to you with interest at Monadnock Community Bank’s passbook savings rate and deposit account withdrawal authorizations will be cancelled.
     Although we will make reasonable attempts to provide this prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 11:00 a.m., Peterborough, New Hampshire time, on ___, 2006, whether or not we have been able to locate each person entitled to subscription rights.

     TO ENSURE THAT EACH PERSON RECEIVES A PROSPECTUS AT LEAST 48 HOURS PRIOR TO THE EXPIRATION DATE OF ___, 2006 IN ACCORDANCE WITH FEDERAL LAW, NO PROSPECTUS WILL BE MAILED ANY LATER THAN FIVE DAYS PRIOR TO ___, 2006 OR HAND-DELIVERED ANY LATER THAN TWO DAYS PRIOR TO ___, 2006.
Steps We May Take if We Do Not Receive Orders for the Minimum Number of Shares
     If we do not receive orders for at least 523,069 shares of common stock, we may take several steps in order to issue the minimum number of shares of common stock in the offering range. Specifically, we may:

•	increase the purchase and ownership limitations and/or;

•	seek regulatory approval to extend the offering beyond the ___, 2006 expiration date, provided that any such extension will require us to resolicit subscriptions received in the offering; or

•	terminate the offering, return subscription funds with interest and cancel deposit account withdrawal authorizations.
Purchases by Officers and Directors
     We expect our directors and executive officers, together with their associates, to subscribe for 35,100 shares of common stock in the offering. The purchase price paid by them will be the same $8.00 per share price paid by all other persons who purchase shares of common stock in the offering. Following the conversion, our directors and executive officers, together with their associates, are expected to own 109,015 shares of common stock, or 9.7% of our total outstanding shares of common stock at the midpoint of the offering range, including shares they receive in exchange for shares they currently own in Monadnock Community Bancorp, Inc.
Market for Common Stock
     Existing publicly held shares of Monadnock Community Bancorp, Inc.’s common stock trade over the counter on the OTC Bulletin Board under the trading symbol “MNCK.” Upon completion of the conversion, the shares of common stock of Monadnock Bancorp, Inc. will replace Monadnock Community Bancorp, Inc.’s existing shares, and we expect the new shares will also trade on the OTC Bulletin Board. In order to list our common stock on the OTC Bulletin Board, we are required to have at least one market maker for trades in our common stock. Ryan Beck & Co., Inc. is currently our market maker and has advised us that it intends to make a market in our common stock following the offering, but it is under no obligation to do so. There can be no assurance that persons purchasing the common stock in the offering will be able to sell their shares at or above the $8.00 price per share .
Our Dividend Policy
     We do not currently intend to pay cash dividends following completion of our conversion. However, we may determine to pay cash dividends in the future. The payment and amount of any dividend payments will depend upon a number of factors, including the following:
•	our financial condition and results of operations;

•	capital requirements of Monadnock Community Bank;

•	tax considerations;

•	statutory and regulatory limitations; and

•	general economic conditions.
Tax Consequences
     As a general matter, the conversion will not be a taxable transaction for federal or state income tax purposes to Monadnock Mutual Holding Company, Monadnock Community Bancorp, Inc., Monadnock Community Bank, Monadnock Bancorp, Inc., persons eligible to subscribe in the subscription offering, or existing stockholders of Monadnock Community Bancorp, Inc. Existing stockholders of Monadnock Community Bancorp, Inc. who receive cash in lieu of fractional share interests in shares of Monadnock Bancorp, Inc. will recognize a gain or loss equal to the difference between the cash received and the tax basis of the fractional share.
Conditions to Completion of the Conversion
     We cannot complete the conversion and offering unless:
•	The plan of conversion and reorganization is approved by at least a majority of votes eligible to be cast by members of Monadnock Mutual Holding Company (depositors of Monadnock Community Bank as of ___, 2006);

•	The plan of conversion and reorganization is approved by at least two-thirds of the outstanding shares of common stock of Monadnock Community Bancorp, Inc. including shares held by Monadnock Mutual Holding Company;

•	The plan of conversion and reorganization is approved by at least a majority of the outstanding shares of common stock of Monadnock Community Bancorp, Inc., excluding those shares held by Monadnock Mutual Holding Company;

•	We sell at least the minimum number of shares of common stock offered; and

•	We receive the final approval of the Office of Thrift Supervision to complete the conversion and offering, however, such approval does not constitute a recommendation or endorsement of the plan of conversion and reorganization by that agency.

     Monadnock Mutual Holding Company intends to vote its ownership interest in favor of the plan of conversion and reorganization. At December 31, 2005, Monadnock Mutual Holding Company owned 54.7% of the outstanding shares of common stock of Monadnock Community Bancorp, Inc. The directors and executive officers of Monadnock Community Bancorp, Inc. and their affiliates owned 62,053 shares of Monadnock Community Bancorp, Inc., or 6.6% of the outstanding shares of common stock as of December 31, 2005. They intend to vote those shares in favor of the plan of conversion and reorganization.

Decrease in Stockholders’ Rights for Existing Stockholders of Monadnock Community Bancorp, Inc.
     As a result of the conversion, existing stockholders of Monadnock Community Bancorp, Inc. will become stockholders of Monadnock Bancorp, Inc. Some rights of stockholders of Monadnock Bancorp, Inc. will be reduced compared to the rights stockholders currently have in Monadnock Community Bancorp, Inc. The reduction in stockholder rights results from differences between the federal and Maryland charters and bylaws, and from distinctions between federal and Maryland law. Many of the differences in stockholder rights under the articles of incorporation and bylaws of Monadnock Bancorp, Inc. are not mandated by Maryland law but have been chosen by management as being in the best interests of Monadnock Bancorp, Inc. and all of its stockholders. The differences in stockholder rights include the following: (i) approval by at least 80% of outstanding shares required to remove a director for cause; (ii) greater lead time required for stockholders to submit proposals for new business or nominate directors; (iii) approval by at least 80% of outstanding shares required to amend the articles of incorporation and bylaws; (iv) a residency requirement for directors; and (v) approval by at least 80% of outstanding shares required to approve business combinations involving an interested stockholder. See “Comparison of Stockholders’ Rights For Existing Stockholders of Monadnock Community Bancorp, Inc.” for a discussion of these differences.
How You Can Obtain Additional Information – Stock Information Center
     Our banking office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion or offering, please call or visit our Stock Information Center, located at our main office, One Jaffrey Road, Peterborough, New Hampshire, at (603) ___-___, Monday through Friday between 10:00 a.m. and 4:00 p.m., Peterborough, New Hampshire time. The Stock Information Center will be closed weekends and bank holidays.

RISK FACTORS
     You should consider carefully the following risk factors in evaluating an investment in the shares of common stock.
Risks Related to Our Business
We Have Not Been Consistently Profitable Over The Past Few Years And Our Earnings May Not Increase.
     We had a net loss of $30,000 for the year ended December 31, 2005 and net income of $32,000 for the year ended December 31, 2004. Our results of operations in 2004 could have been more negatively effected if we had not benefited from certain types of earnings, such as gains on sales of loans and investments, which may not recur in the future or, if recurring, will likely be modest. In addition, should our fee income decline as a result of a slowdown of the residential mortgage refinancing boom, our income will be negatively impacted. As of December 31, 2005, we owned $27.5 million of securities available-for-sale. Generally accepted accounting principles require that we carry these securities at fair market value on our balance sheet. Unrealized gains or losses on these securities, reflecting the difference between the fair market value and the amortized cost, net of taxes, are carried as a component of total equity. When market rates of interest increase, the fair value of our securities available-for-sale generally decreases and equity correspondingly decreases. When rates decrease, fair value generally increases and total equity correspondingly increases. As of December 31, 2005, our available-for-sale portfolio had a net unrealized loss of $254,000. Our costs will increase in the future due to stock-based incentive plans that we have previously adopted and intend to adopt in the future, as well as any potential future branch expansion. There can be no assurance that we will be profitable in the future; or that once profitable that we will sustain profitability.
Our Loan Portfolio Possesses Increased Risk Due To Our Substantial Number Of Commercial Business Loans and Commercial Real Estate Loans, Which Could Increase The Level Of Our Provision For Loan Losses.
     Although the amount of our outstanding commercial business and commercial real estate loans decreased from about 35% to 29% of our total loan portfolio from December 31, 2004 to December 31, 2005, we still have a substantial number of these loans. Generally, we consider these types of loans to involve a higher degree of credit risk compared to first mortgage loans on one- to four-family, owner occupied residential properties. These loans have higher risks than loans secured by residential real estate because loan repayments are dependent on the borrower’s business generating income in amounts sufficient to cover operating expenses and debt service.
     Because of our planned continued emphasis on commercial business and commercial real estate loans, we may determine it necessary to increase the level of our provision for loan losses. We make various judgments about the collectibility of our loans, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for our loans. In determining the amount of the allowance for loan losses, we review our loans and our loan loss and delinquency experience, and we evaluate prevailing economic conditions. If our judgments are incorrect, our allowance for loan losses may not be sufficient to cover future losses and result in additions to our allowance through charges to earnings. In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs. Increased provisions for loan losses would increase our expenses and reduce our profits. For further information concerning the risks associated with commercial real estate and commercial business loans, see “Business of Monadnock Community Bank- Lending Activities” and “- Asset Quality.”

Our Loan Portfolio Possesses Increased Risk Due To Its Growth In Recent Years And The Unseasoned Nature Of The Portfolio.
     Our total loan portfolio increased from $18.9 million at December 31, 2002 to $35.7 million at December 31, 2004 and $44.6 million at December 31, 2005 as part of our plan to increase interest earning assets and take advantage of the residential mortgage financing boom. As a result of our significant loan originations, a major portion of our portfolio is unseasoned, with the risk that these loans may not have been in our portfolio for a sufficient period of time for management to evaluate the potential magnitude of losses. During 2005, we have also experienced a steadily increasing short-term interest rate environment upon which a portion of our adjustable rate loans are indexed. Our unseasoned adjustable rate loans have not, therefore, been previously subject to a rising interest rate environment. Increases in the cost of adjustable rate loans could increase collection risks resulting from potentially higher payment obligations by the borrower. Approximately 56.0% of our total loan portfolio consists of loans with adjustable rates.
We Use A Third Party To Originate One- To Four-Family Residential Loans.
     We have used a third party to underwrite, process and close our residential mortgage loans since 2001. We use this company in order to offer our customers this loan product without the expense of an in-house residential mortgage loan department. Should we discontinue this relationship or otherwise be unable to use this company in the future, our ability to originate residential mortgage loans may be disrupted unless we are able to find a suitable replacement or have the capability to perform the function through our lending staff. Should we add more staff in such an event, our compensation expense would increase. Our income may be negatively affected if our residential mortgage lending program is disrupted. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
Our Concentration Of Loans In Our Primary Market Area May Increase Our Risk.
     A substantial majority of our loans are made to borrowers located in New Hampshire and Worcester County, Massachusetts and approximately 87.2% of our loans are secured by real estate. Our financial results may be adversely affected by changes in prevailing local and national economic conditions, including decreases in real estate values, adverse employment conditions, the monetary and fiscal policies of the federal government and the New Hampshire and Massachusetts state governments and other significant external events. Because we have a significant amount of real estate loans, decreases in real estate values in our market area could adversely affect the value of property used as collateral. Adverse changes in the economy may also have a negative effect on the ability of our borrowers to make timely repayments of their loans, which would have an adverse impact on our earnings.
As We Attempt To Increase Our Market Presence Our Non-Interest Expense Will Increase. This Will Adversely Affect Our Ability To Become Profitable In The Near Future.
     At December 31, 2005, we operated two full-service banking offices, following our acquisition of the Winchendon branch in October 2004. As a result, we incurred both one-time and ongoing expenses associated with a new office and our efficiency ratio, which is the ratio of non-interest expense to net interest income and non-interest income, has increased from 96.92% for the year ended December 31, 2004 to 103.57% for the year ended December 31, 2005. Additionally, our business plan anticipates the opening of an office in 2007, which will be supported, in part, by our existing infrastructure. As a result of opening a new office, we will incur some additional fixed operating costs, such as increased personnel costs. The expenses of the office may reduce earnings for some period of time until it has attracted a sufficiently large base of deposits and loans. We expect it will take some time for new branches to generate sufficient loans and deposits to produce enough income to offset our ongoing expenses, some of which, like compensation and occupancy costs, are substantially fixed.
Changes In Market Interest Rates Could Adversely Affect Our Financial Condition And Results Of Operations.
     Changes in interest rates may have a negative impact on us. To be profitable, we have to earn more money in interest that we receive on loans and our investments than we pay in interest to our depositors and lenders. If interest rates rise, our net interest income could be reduced if interest rates paid on interest-bearing liabilities, including deposits and borrowings, increase more quickly than interest received on interest-earning assets, including loans and mortgage-backed and investment securities. In a rising rate environment we may fail to produce positive earnings until our loan portfolio reprices with higher rates. In addition, rising interest rates may hurt our income because they may reduce the demand for loans and the interest and fee income earned on such loans as well as decrease the value of our mortgage-related and investment securities held in our available-for-sale portfolio. Over 50% of our loan portfolio consists of one-to four-family residential loans, and our residential mortgage loan origination business is particularly susceptible to rising interest rates since consumers are generally rate sensitive in seeking home financing loans. In the alternative, if interest rates decrease, our net interest income could increase. However, in a declining rate environment, we may also be susceptible to the payoff or refinancing of high rate mortgage loans and mortgage-backed securities that could reduce our net interest income. For a further discussion of how changes in interest rates could impact us, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Management of Interest Rate Risk.”
Strong Competition Within Our Market Area May Limit Our Growth And Profitability.
     Competition in the banking and financial services industry is intense. In our market area, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Many of these competitors have substantially greater resources and lending limits than we have and offer certain services that we do not or cannot provide. Within our market area, we hold less than 1% of all bank and thrift deposits. Our profitability depends upon our continued ability to successfully compete in our market area. The greater resources and deposit and loan products offered by our competition may limit our ability to increase our profitability. For additional information, see “Business of Monadnock Community Bank— Competition and Market Area.”
We Rely On Our Management Team For The Successful Implementation Of Our Business Strategy.
     The success of Mondanock Bancorp, Inc. and Monadnock Community Bank will largely depend on the efforts of our senior management team consisting of William M. Pierce, Jr., President and Chief Executive Officer, Karl F. Betz, Senior Vice President, Chief Financial Officer and Treasurer, William C. Gilson, Senior Vice President and Senior Lending Officer, and Donald R. Blanchette, Senior Vice President, Operations, Human Resources and Branch Administration. The loss of services of one or more of these individuals may have a material adverse effect on our ability to implement our business strategy.

We Expect To Incur Additional Expense In Connection With Our Compliance With Sarbanes-Oxley.
     Under Section 404 of the Sarbanes-Oxley Act of 2002, we will be required to conduct a comprehensive review and assessment of the adequacy of our existing financial systems and controls at December 31, 2007, and our auditors must attest to our assessment. This is expected to result in additional expenses in 2006 and 2007. Moreover, a review of our financial systems and controls may uncover deficiencies in existing systems and controls. If that is the case, we would have to take the necessary steps to correct any deficiencies, which may be costly and may strain our management resources and negatively impact earnings. We also would be required to disclose any reportable deficiencies, which could adversely affect the market price of our common stock.
Risks Related to the Conversion and Offering
The Future Price Of The Shares Of Common Stock May Be Less Than The $8.00 Purchase Price Per Share In The Offering.
     We cannot assure you that if you purchase shares of common stock in the offering you will be able to sell them later at or above the $8.00 purchase price in the offering. In several cases, shares of common stock issued by newly converted savings institutions or mutual holding companies have traded below the price at which such shares were sold in the offering conducted by those companies. The aggregate purchase price of the shares of common stock sold in the offering will be based on an independent appraisal. The independent appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The independent appraisal is based on certain estimates, assumptions and projections, all of which are subject to change from time to time. After our shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, the overall performance of the economy, investor perceptions of Monadnock Bancorp, Inc. and the outlook for the financial institutions industry in general.
Our Failure To Utilize Effectively The Net Proceeds Of The Offering Could Reduce Our Return On Stockholders’ Equity.
     Monadnock Bancorp, Inc. intends to contribute between $3.2 million and $3.7 million of the net proceeds of the offering (or $3.8 million at the adjusted maximum of the offering range) to Monadnock Community Bank. Monadnock Bancorp, Inc. may use the remaining net proceeds to invest in short-term investments, repurchase shares of common stock or for other general corporate purposes. Monadnock Bancorp, Inc. expects to use a portion of the net proceeds it retains to fund the purchase of shares of common stock in the offering by the employee stock ownership plan. Monadnock Community Bank may use the net proceeds it receives to fund new loans, purchase investment securities, establish new branches or acquire financial services companies, or for general corporate purposes. We have not allocated specific amounts of the net proceeds for any of these purposes, and we will have significant flexibility in determining how much of the net proceeds we apply to different uses and the timing of such applications. We have not established a timetable for the effective deployment of the net proceeds, and we cannot predict how long we will require to effectively deploy the net proceeds.
     Additionally, net income divided by average stockholders’ equity, known as “return on equity,” is a ratio many investors use to compare the performance of a financial institution to its peers. Our return on equity ratio for the year ended December 31, 2005 was (0.59)%, compared to an average of 12.58% for all fully converted publicly traded savings institutions over the same period. Until we can increase our net interest income and non-interest income and utilize effectively the additional capital raised in the offering, we expect our return on equity to be below the industry average, which may negatively affect the value of our common stock.
The Ownership Interest Of Management And Employees Could Enable Insiders To Prevent A Merger That May Provide Stockholders A Premium For Their Shares.
     The shares of common stock that our directors and officers intend to purchase in the offering, when combined with the shares that they will receive in the exchange for the existing shares is expected to result in management and the Board controlling approximately 9.7% of our outstanding shares of common stock. As of December 31, 2005, directors and officers own 6.6% of the outstanding shares of Monadnock Community Bancorp, Inc. These shares, when combined with the 6.0% of the shares in the offering expected to be purchased by our employee stock ownership plan, will result in management and employees controlling a significant percentage of our common stock. If these individuals were to act together, they could have significant influence over the outcome of any stockholder vote. This voting power may discourage a potential sale of Monadnock Bancorp, Inc. that our stockholders may desire. In addition, the total voting power of management and employees could, in the future, exceed 29% of our outstanding shares of common stock if a stock-based incentive plan is adopted in the future. Such voting power would enable management and employees as a group to defeat any stockholder matter that requires an 80% vote, including removal of directors, and certain amendments to our articles of incorporation and bylaws.
There May Be a Limited Market For Our Common Stock Which May Lower Our Stock Price And Make It More Difficult For Investors To Sell Their Shares Of Our Common Stock.
     Due to the relatively small amount of our shares of common stock to be outstanding after completion of the conversion, our common stock will be quoted on the OTC Bulletin Board. The OTC Bulletin Board is a market with generally less liquidity and fewer buyers and sellers than the Nasdaq Stock Market. Even if a liquid market develops for our stock, there is no assurance that it can be maintained. An active, orderly trading market depends on the presence and participation of willing buyers and sellers which neither Monadnock Bancorp, Inc. nor the market makers in the stock can control. This may affect your ability to sell your shares on short notice, and the sale of a large number of shares at one time could temporarily depress the market price of our common stock. For these reasons, our common stock should not be viewed as a short-term investment.
     Additionally, the aggregate purchase price of stock sold in the offering is based on an independent appraisal. After our shares begin trading, the marketplace will determine the price per share, which may be influenced by various factors, such as prevailing interest rates, investor perceptions of Monadnock Bancorp, Inc., economic conditions and the outlook for financial institutions. Price fluctuations may be unrelated to the operating performance of particular companies. In several cases, due to market volatility, shares of common stock of newly converted savings institutions traded below the price at which the shares were sold in the companies’ initial public offerings. We cannot assure you that, after the conversion, the trading price of our common stock will be at or above $8.00.
The Implementation Of The Stock-Based Benefit Plan May Dilute Your Ownership Interest.
     We intend to adopt a new stock-based incentive plan following the offering, subject to receipt of stockholder approval. This stock-based incentive plan may be funded either through open market purchases or from the issuance of authorized but unissued shares of common stock of Monadnock Bancorp, Inc. While our intention is to fund this plan through open market purchases, stockholders would experience a reduction in ownership interest totaling 7.11% at the maximum of the offering range in the event newly issued shares of our common stock are used to fund stock options or restricted shares of common stock under the plan in an amount equal to up to 10% and 4%, respectively, of the shares sold in the stock offering.
Additional Expenses Following The Conversion From The Compensation And Benefit Expenses Associated With The Implementation Of The New Stock-Based Benefit Plan Will Adversely Affect Our Profitability.
     We intend to adopt a new stock-based incentive plan after the stock offering under which plan participants would be awarded restricted shares of our common stock (at no cost to them) or options to purchase shares of our common stock. If the stock-based incentive plan is implemented and approved by stockholders within one year of the completion of the stock offering, the number of restricted shares of common stock or options granted under any initial stock-based incentive plan may not exceed 4% and 10%, respectively, of the shares sold in the stock offering. If, following the completion of the offering and the application of the net proceeds as described under “How We Intend to Use the Proceeds of the Offering,” the tangible capital ratio of Monadnock Community Bank is less than 10%, then the number of restricted shares to be awarded by the stock-based incentive plan will be reduced to 3% of the shares sold in the offering. If we award restricted shares of common stock or grant options in excess of these amounts, our costs would increase further.
     Following the conversion, our non-interest expenses are likely to increase as we will recognize additional annual employee compensation and benefit expenses stemming from the shares granted to employees and executives under our stock-based incentive plan. We cannot predict the actual amount of these new stock-related compensation and benefit expenses because applicable accounting practices require that they be based on the fair market value of the shares of common stock at specific points in the future; however, we expect them to be material. We would recognize expense for our employee stock ownership plan when shares are committed to be released to participants’ accounts and would recognize expense for restricted stock awards and stock options over the vesting period of awards made to recipients. The expense in the first year following the conversion has been estimated to be approximately $66,000 at the maximum of the offering range as set forth in the pro forma financial information under “Pro Forma Data,” assuming the $8.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock. For further discussion of our proposed stock-based plans, see “Management—Benefit Plans.”
We Operate In A Highly Regulated Environment And We May Be Adversely Affected By Changes In Laws and Regulations.
     Monadnock Community Bank is subject to extensive regulation, supervision and examination by the Office of Thrift Supervision, its chartering authority, and by the Federal Deposit Insurance Corporation, which insures Monadnock Community Bank’s deposits. As a savings and loan holding company, we are subject to regulation and supervision by the Office of Thrift Supervision. Such regulation and supervision govern the activities in which financial institutions and their holding companies may engage and are intended primarily for the protection of the federal deposit insurance fund and depositors. These regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operations of financial institutions, the classification of assets by financial institutions, the adequacy of financial institutions’ allowance for loan losses, and concentrations in certain types of loans (including commercial real estate loans). Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, or legislation, could have a material impact on Monadnock Community Bank and Monadnock Bancorp, Inc.

     Our operations are also subject to extensive regulation by other federal, state and local governmental authorities, and are subject to various laws and judicial and administrative decisions that impose requirements and restrictions on our operations. These laws, rules and regulations are frequently changed by legislative and regulatory authorities. There can be no assurance that changes to existing laws, rules and regulations, or any other new laws, rules or regulations, will not be adopted in the future, which could make compliance more difficult or expensive or otherwise adversely affect our business, financial condition or prospects.
Various Factors May Make Takeover Attempts More Difficult To Achieve.
     Our Board of Directors has no current intention to sell control of Monadnock Bancorp, Inc. Provisions of our articles of incorporation and bylaws, federal regulations, Maryland law and various other factors may make it more difficult for companies or persons to acquire control of Monadnock Bancorp, Inc. without the consent of our Board of Directors. You may want a takeover attempt to succeed because, for example, a potential acquiror could offer a premium over the then prevailing price of our common stock. The factors that may discourage takeover attempts or make them more difficult include:
•	Office of Thrift Supervision regulations. Office of Thrift Supervision regulations prohibit, for three years following the completion of a conversion, the direct or indirect acquisition of more than 10% of any class of equity security of a converted savings institution or its holding company without the prior approval of the Office of Thrift Supervision.

•	Articles of incorporation and statutory provisions. Provisions of the articles of incorporation and bylaws of Monadnock Bancorp, Inc. and Maryland law may make it more difficult and expensive to pursue a takeover attempt which management opposes, even if the takeover is favored by a majority of our stockholders. These provisions also would make it more difficult to remove our current Board of Directors or management, or to elect new directors. Specifically, our articles of incorporation provide that certain mergers must be approved by stockholders owning 80% of our shares of common stock, unless the transaction has been approved by a majority of the disinterested directors or certain fair price and procedure requirements have been satisfied. Additional provisions include limitations on voting rights of beneficial owners of more than 10% of our common stock, the election of directors to staggered terms of three years and not permitting cumulative voting in the election of directors. Our bylaws also contain provisions regarding the timing and content of stockholder proposals and nominations and qualification for service on the Board of Directors.

•	Issuance of stock options. We also intend to issue stock options to key employees and directors that will require payments to them in connection with a change in control of Monadnock Bancorp, Inc. These payments may have the effect of increasing the costs of acquiring Monadnock Bancorp, Inc., thereby discouraging future takeover attempts.
The Rights Of Existing Stockholders Of Monadnock Community Bancorp, Inc. Will Be Reduced Under Monadnock Bancorp, Inc.’s Articles Of Incorporation And Bylaws.
     As a result of the conversion, existing stockholders of Monadnock Community Bancorp, Inc. will become stockholders of Monadnock Bancorp, Inc. Some rights of stockholders of Monadnock Bancorp, Inc. will be reduced compared to the rights stockholders currently have in Monadnock Community Bancorp, Inc. Many of the differences in stockholder rights under our articles of incorporation and bylaws, while not mandated by Maryland law, are permitted and have been chosen by management as being in the best interests of Monadnock Bancorp, Inc. and all of our stockholders.
     For example, current stockholders must submit nominations for election of directors at an annual meeting of stockholders and any new business to be taken up at such a meeting by filing the proposal in writing with Monadnock Community Bancorp, Inc. at least five days before the date of any such meeting. However, Monadnock Bancorp, Inc.’s bylaws generally provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at an annual meeting of stockholders must submit written notice to Monadnock Bancorp, Inc. at least 90 days prior to the anniversary date of the mailing of proxy materials in connection with the immediately preceding annual meeting of stockholders. Similarly, under the current federal charter, special meetings of stockholders may be called by the holders of not less than one-tenth of the outstanding capital stock entitled to vote at the meeting. However, Monadnock Bancorp, Inc.’s articles of incorporation provide that special meetings of the stockholders may be called by the president or by a majority of the whole Board. In addition, Monadnock Bancorp, Inc.’s bylaws provide that special meetings of stockholders shall be called on the written request of stockholders entitled to cast at least a majority of all votes. See “Comparison of Stockholders’ Rights for Existing Stockholders of Monadnock Community Bancorp, Inc.” for a discussion of these differences.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
OF
MONADNOCK COMMUNITY BANCORP, INC. AND SUBSIDIARY
     The summary information presented below under “Selected Financial Condition Data” and “Selected Operating Data” at and for the years ended December 31, 2005 and 2004 is derived from our audited consolidated financial statements. The following information is only a summary and should be read in conjunction with our consolidated financial statements and notes beginning on page F-2.

	At December 31,
	2005	2004
	(In thousands)
Selected Financial Condition Data:
Total assets	$75,801	$70,776
Cash and cash equivalents	855	1,778
Loans, net	44,481	35,602
Securities available-for-sale	27,520	30,687
Other investments (interest-earning term deposit)	100	100
Federal Home Loan Bank stock	1,220	1,220
Deposits	53,238	46,097
Total borrowings	17,482	19,364
Total stockholders’ equity	4,954	5,213

	Years Ended December 31,
	2005	2004
	(In thousands)
Selected Operating Data:
Total interest income	$3,479	$2,514
Total interest expense	1,700	993

Net interest income	1,779	1,521
Benefit for loan losses	(16)	—

Net interest income after benefit for loan losses	1,795	1,521
Customer service charges	137	76
Other non-interest income	120	166

Total non-interest income	257	242

Total non-interest expense	2,109	1,709

(Loss) income before income tax (benefit) expense	(57)	54

Income tax (benefit) expense	(27)	22

Net (loss) income	$(30)	$32

	At or For the Year Ended
	December 31,
Selected Financial Ratios and Other Data:	2005	2004
Performance Ratios:
Return on assets (ratio of net income to average total assets)	(0.04)%	0.06%
Return on equity (ratio of net income to average equity)	(0.59)%	0.84%

Ratio of non-interest expense to average total assets	2.78%	3.02%
Efficiency ratio (1)	103.57%	96.92%
Ratio of average interest-earning assets to average interest-bearing liabilities	112.17%	112.48%

Interest Rate Spread Information(2):
Average during period	2.12%	2.51%
Net interest margin(3)	2.41%	2.73%

Asset Quality Ratios:
Non-performing assets to total assets	0.46%	0.30%
Allowance for loan losses to non-performing loans(4)	88.86%	163.32%
Allowance for loan losses to total gross loans(4)	0.70%	0.91%
Net charge-offs (recoveries) to average outstanding loans	(0.01)%	(0.02)%
Non-performing loans to total gross loans	0.79%	0.56%

Capital Ratios:
Equity to total assets at end of period	6.54%	7.37%
Average equity to average assets	6.74%	6.81%
Tier 1 leverage(5)	6.08%	6.37%
Tier 1 risk-based(5)	12.89%	16.59%
Total risk-based(5)	13.75%	17.79%

Other Data:
Number of full-service offices	2	2
Number of average full-time equivalent employees	22	18
Number of loans	705	562
Number of deposit accounts	4,949	4,529

(1)	Efficiency ratio represents non-interest expense as a percentage of net interest income plus non-interest income.

(2)	Spread represents the difference between the weighted average yield on interest-earning assets and weighted average cost on interest-bearing liabilities.

(3)	Net interest income divided by average interest-earning assets.

(4)	The allowance for loan losses at December 31, 2005 and 2004 was $311,000 and $325,000, respectively.

(5)	Capital ratios are for Monadnock Community Bank only.

RECENT DEVELOPMENTS
     The following tables contain certain information concerning the financial position and results of operations of Monadnock Community Bancorp, Inc. at the date and for the periods indicated. The data presented at March 31, 2006 and for the three month periods ended March 31, 2006 and March 31, 2005 are derived from unaudited financial statements but, in the opinion of management, reflects all adjustments necessary to present fairly the results for these interim periods. These adjustments consist only of normal recurring adjustments. The results of operations for the three months ended March 31, 2006 are not necessarily indicative of the results of operations that may be expected for the year ending December 31, 2006.

		At December
	At March 31,	31,
	2006	2005
	(In thousands)
Selected Financial Condition Data:
Total assets	$77,633	$75,801
Cash and cash equivalents	1,801	855
Loans, net	47,091	44,481
Securities available-for-sale	25,577	27,520
Other investments (interest-earning time deposit)	100	100
Federal Home Loan Bank stock	1,220	1,220
Deposits	55,128	53,238
Total borrowings	17,395	17,482
Total stockholders’ equity	4,950	4,954

	For the three months ended
	March 31,
	2006	2005
	(In thousands)
Selected Operating Data:
Total interest and dividend income	$1,003	$763
Total interest expense	500	361

Net interest and dividend income	503	402
Provision for loan losses	13

Net interest income and dividend after provision for loan losses	490	402
Customer service charges	53	30
Other non-interest income	13	67

Total non-interest income	66	97

Total non-interest expense	534	561

Income (loss) before income tax expense (benefit)	22	(62)

Income tax expense (benefit)	5	(21)

Net income (loss)	$17	$(41)

	At or for the three months
	ended
	March 31,
Selected Financial Ratios and Other Data:	2006	2005
Performance Ratios(6):
Return on assets (ratio of net income to average total assets)	0.09%	(0.23)%
Return on equity (ratio of net income to average equity)	1.38%	(3.15)%

Ratio of non-interest expense to average total assets	2.78%	3.14%
Efficiency ratio (1)	93.83%	112.43%
Ratio of average interest-earning assets to average interest-bearing liabilities	111.79%	112.30%

Interest Rate Spread Information(2):
Average during period	2.40%	2.09%
Net interest margin(3)	2.72%	2.34%

Asset Quality Ratios:
Non-performing assets to total assets	0.00%	0.90%
Allowance for loan losses to non-performing loans(4)	N/A	48.81%
Allowance for loan losses to total gross loans(4)	0.68%	0.91%
Net charge-offs (recoveries) to average outstanding loans	0.01%	(0.01)%
Non-performing loans to total gross loans	0.00%	1.87%

Capital Ratios:
Equity to total assets at end of period	6.38%	6.64%
Average equity to average assets	6.46%	7.33%
Tier 1 leverage(5)	6.10%	5.92%
Tier 1 risk-based(5)	12.16%	15.71%
Total risk-based(5)	12.95%	16.85%

Other Data:
Number of full-service offices	2	2
Number of average full-time equivalent employees	23	23
Number of loans	751	579
Number of deposit accounts	5,167	4,773

(1)	Efficiency ratio represents non-interest expense as a percentage of net interest income plus non-interest income.

(2)	Spread represents the difference between the weighted average yield on interest-earning assets and weighted average cost on interest-bearing liabilities.

(3)	Net interest income divided by average interest-earning assets.

(4)	The allowance for loan losses at March 31, 2006 and 2005 was $320,000 and $327,000, respectively.

(5)	Capital ratios are for Monadnock Community Bank only.

(6)	Performance ratios for the three months ended March 31, 2006 and 2005 are annualized.

Management’s Discussion and Analysis of Recent Developments
Comparison of Financial Condition from December 31, 2005 to March 31, 2006
     General. Our total assets increased by $1.8 million, or 2.4%, to $77.6 million at March 31, 2006 compared to $75.8 million at December 31, 2005. The increase primarily reflected growth in our net loan portfolio of $2.6 million to $47.1 million at March 31, 2006 from $44.5 million at December 31, 2005, an increase in cash and cash equivalents of $946,000, partially offset by a decrease in our investment portfolio of $1.9 million. The increase in assets was funded by an increase in deposits of $1.9 million.
     Cash and cash equivalents. Cash and cash equivalents increased $946,000 to $1.8 million at March 31, 2006 from $855,000 at December 31, 2005. Cash and due from banks increased $213,000 to

$881,000 at March 31, 2006 from $668,000 at December 31, 2005 and interest earning demand deposits in other financial institutions, including Federal funds sold, increased $733,000 to $920,000 at March 31, 2006 from $187,000 at December 31, 2005. The level of interest earning deposits, which are short-term overnight investments, fluctuates as investments are made in other earnings assets such as loans and investments, and as balances of interest bearing liabilities such as deposits and Federal Home Loan Bank advances fluctuate. Interest earning deposits are also used to fund cash and due from bank requirements. The increase in cash and due from banks is due to an increase in the amount of items processed through Monadnock Community Bancorp, Inc.’s depository bank accounts that settled subsequent to the end of the reporting period.
     Investments. Monadnock Community Bancorp, Inc. classifies its investments in debt securities as securities held-to-maturity, securities available-for-sale or trading securities. Securities held-to-maturity are carried at amortized cost, securities available-for-sale are carried at market value with unrealized gains and losses shown in accumulated other comprehensive income (loss) as a separate component of stockholders’ equity, net of related tax effects, and trading securities are carried at market value with unrealized gains and losses reflected in earnings. Monadnock Community Bancorp, Inc. had no securities classified as held-to-maturity or trading securities at March 31, 2006 and December 31, 2005.
     Our investment portfolio decreased $1.9 million, or 6.9%, to $25.6 million at March 31, 2006 from $27.5 million at December 31, 2005. The decrease was primarily due to $1.9 million in principal paydowns of mortgage-backed securities. The proceeds from these principal paydowns on mortgage-backed securities were used to fund loans during the first quarter of 2006. At March 31, 2006, U.S. Government Agency Obligations with estimated market values of $988,000 were callable at the discretion of the issuers without penalty in the second quarter of 2006 at a yield of 4.00%. Based on the current interest rate environment, the likelihood that these securities will be called is unlikely.
     At March 31, 2006, the weighted average maturity of mortgage-backed securities available for sale is 307 months, based upon their final maturities. However, normal principal repayments and prepayments of mortgage-backed securities are received regularly, substantially reducing their weighted average maturities. The majority of mortgage-backed securities are one year adjustable rate securities with the weighted average to next repricing adjustment being nine months on average.
     Loans. Our net loan portfolio increased $2.6 million, or 5.8%, from $44.5 million at December 31, 2005 to $47.1 million at March 31, 2006. Included in this increase is $1.0 million of purchased loans of which $435,000 related to five-year adjustable rate mortgages, $331,000 related to a construction participation and $239,000 related to mobile home loans which are classified as consumer loans. The largest increase was in commercial real estate loans, which increased $1.4 million to $9.8 million at March 31, 2006 from $8.4 million at December 31, 2005. Construction and land development loans increased $528,000 to $1.0 million at March 31, 2006 from $480,000 at December 31, 2005. One-to-four family residential loans increased $433,000 to $24.0 million at March 31, 2006 from $23.6 million at December 31, 2005 while consumer loans increased $191,000 to $1.5 million at March 31, 2006 from $1.3 million at December 31, 2005. Our business plan anticipates that loan originations will primarily be concentrated in commercial real estate and commercial business loans. We also anticipate less mortgage loan originations during 2006 as interest rates on 15- and 30-year mortgages have risen nearly 50 basis points since December 31, 2005 and interest rates in the short term continue to increase as a result of Federal Reserve Board actions, thereby reducing borrower demand for these types of loans.
     Deposits. Our total deposits increased $1.9 million, or 3.6%, to $55.1 million at March 31, 2006 from $53.2 million at December 31, 2005. Interest-bearing deposits increased $2.0 million, to $50.0 million at March 31, 2006 from $48.0 million at December 31, 2005, while non-interest-bearing deposits decreased $111,000 to $5.2 million at March 31, 2006 from $5.3 million at December 31, 2005. The increase in interest-bearing deposits is primarily attributable to time certificates which increased $2.4 million and to a lesser extent NOW accounts which increased $213,000, partially offset by decreases in money market and savings accounts of $570,000 and $52,000, respectively. The increase in time certificates is the direct result of our marketing initiatives in this area as well as paying competitive rates on this product. The decrease in money market deposit accounts is primarily the result of customers transferring money out of money market accounts into more attractive shorter term certificates of deposits. The movement of customers into attractive rate time certificates is the direct result of the Federal Reserve Board actions, which have increased the federal funds rate from a historic low of 1.0% in the second quarter of 2004 to 4.75% at the end of the first quarter of 2006. The increase in deposits for the quarter was used to fund net loan growth and an increase in cash and cash equivalents.
     Borrowings. Federal Home Loan Bank advances decreased $87,000 to $17.4 million at March 31, 2006 from $17.5 million at December 31, 2005.
     Principal payments due on other borrowings after March 31, 2006 are $4.3 million in 2006, $1.7 million in 2007, $425,000 in 2008, $4.9 million in 2009, $1.3 million in 2010 and $4.7 million in years thereafter. The Federal Home Loan Bank will require the repayment of $5.0 million of borrowings during 2006 if the three-month LIBOR exceeds specified rates; $1.0 million of which is at an interest rate of 3.15% maturing in 2009 if the three month LIBOR exceeds 5.00%; $3.0 million of which is at a weighted average interest rate of 3.04% maturing in 2009 if the three-month LIBOR exceeds 6.50%. Additionally, the Federal Home Loan Bank will require the repayment of $1.0 million of borrowings during 2006 if the three-month LIBOR exceeds 6.50% of which borrowings is at an interest rate of 3.99% maturing in 2014. As of March 31, 2006, the three-month LIBOR was at 5.00%. In addition, the Federal Home Loan Bank has the right to call a $500,000 borrowing in the third quarter of 2006 of which borrowing is at an interest rate of 3.90% maturing in 2013. Should the Federal Home Loan Bank require repayment of the putable and callable borrowings on the put and call dates, the interest cost to replace such borrowings would likely increase.
     Stockholders’ Equity. Total stockholders’ equity remained level at approximately $5.0 million at March 31, 2006 and December 31, 2005, respectively. Our equity to assets ratio was 6.38% at March 31, 2006 compared to 6.54% at December 31, 2005.
Comparison of Results of Operations for the Three Months Ended March 31, 2006 and 2005.
     General. We recorded net income of $17,000 for the three months ended March 31, 2006 compared with a net loss of $41,000 for the three months ended March 31, 2005. The increase in earnings is primarily attributable to an increase in net interest and dividend income of $101,000, a reduction in noninterest expense of $27,000, partially offset by a decrease in noninterest income of $31,000 and an increase in the provision for loan losses of $13,000.
     Our profitability has been marginal during the last few years primarily due to our high fixed operating costs in relation to the amount of net interest income and non-interest income we generated and our comparatively low net interest margin (net interest income divided by average interest earning assets). Non-interest expense (consisting primarily of salaries and employee benefits) divided by net interest income plus non-interest income, commonly referred to as our efficiency ratio improved from 112.43% for the three months ended March 31, 2005 to 93.83% for the three months ended March 31, 2006. The existing operating platform we have in place relative to the size of our customer base and asset base has tended to negatively impact our profitability. Our net interest margin for the three months ended March 31, 2006 increased to 2.72% as compared to 2.34% for the three months ended March 31, 2005. The increase in net interest margin year over year is attributable to a change in the asset mix from 51.7% of interest earning assets in loans for 2005 to 61.4% for 2006, the repricing of interest-earning assets more quickly than interest-bearing liabilities as well as an increase in interest earning average assets by $5.5 million during this period. In the event we are unable to generate continued commercial and residential loan volume in 2006, or become reliant on investments in securities, or become more reliant on certificates of deposit or Federal Home Loan Bank borrowings, our net interest margin may be negatively impacted along with our net interest margin and net earnings potential.

     Net Interest and Dividend Income. Net interest and dividend income increased $101,000, or 25.1%, to $503,000 for the three months ended March 31, 2006 compared to $402,000 for the three months ended March 31, 2005, reflecting a $240,000, or 31.5%, increase in interest and dividend income, and a $139,000, or 38.5%, increase in interest expense. Our interest rate spread increased to 2.40% for the three months ended March 31, 2006 compared to 2.09% for the three months ended March 31, 2005. As mentioned above, the increase in interest rate spread is a combination of a change in the mix of assets to higher yielding loans, coupled with an increase in the rate on investment securities and other interest earning assets as a result of 15 rate increases since June 2004 by the Federal Reserve Board, partially offset by a change in the mix of liabilities to more interest rate sensitive products such as time certificates.
     Interest and Dividend Income. Total interest income increased by $240,000, or 31.5%, to $1.0 million for the three months ended March 31, 2006 compared with $763,000 for the three months ended March 31, 2005. The increase of $240,000 relates to an increase in the yields on interest earning assets from 4.45% for the three months ended March 31, 2005 to 5.43% for the three months ended March 31, 2006 coupled with an increase in average assets of $5.5 million, or 7.9%, to $75.0 million in 2006 from $69.5 million in 2005. Interest income on loans increased $212,000, or 42.0%, to $717,000 in 2006 from $505,000 in 2005, primarily due to a $10.1 million increase in average loans from $35.9 million in 2005 to $46.0 million in 2006, and to a lesser extent an increase in loan yields from 5.70% in 2005 to 6.32% in 2006. The increase in average loans is primarily attributable to an increase of $7.8 million in one-to-four family residential and home equity loans. The increase in average loan yields from 5.70% in 2005 to 6.32% in 2006 is primarily the result of Federal Reserve Board actions since the end of the second quarter of 2004, which have resulted in an increase in the prime rate of 375 basis points.
     Interest income on investment securities, Federal Home Loan Bank stock and interest-bearing deposits with other financial institutions increased $28,000 for the three months ended March 31, 2006 to $286,000 from $258,000 for the three months ended March 31, 2005. The increase was primarily the result of an increase in the overall yield on total investments from 3.12% in 2005 to 4.01% in 2006, partially offset by a decrease in average balance of the portfolio by $4.6 million to $29.0 million in 2006, from $33.6 million in 2005. The increase in overall yields is the result of the Federal Reserve Board actions noted above. The decrease in the average balances in the investment portfolio is the direct result of Monadnock Community Bancorp, Inc. using the proceeds from the principal paydowns on mortgage-backed securities to fund net loan growth. Approximately 72.5% of investment securities are invested in one year adjustable rate securities, which are expected to reprice upward 1% during 2006 based on the current levels of interest rates as of March 31, 2006.
     Interest Expense. Total interest expense increased by $139,000 to $500,000 for the three months ended March 31, 2006 from $361,000 for the three months ended March 31, 2005. The increase of $139,000 relates primarily to an increase in the average overall cost of interest bearing liabilities to 3.03% in 2006 from 2.37% in 2005, coupled with an increase of $5.1 million in average interest bearing liabilities to $67.0 million in 2006 from $61.9 million in 2005. The increase in costs and volume is primarily attributable to Monadnock Community Bank increasing its interest-earning assets by investing in loans and funding this growth primarily with higher costing time deposits. Interest expense on deposits increased $96,000 to $325,000 in 2006 from $229,000 in 2005. The increase was primarily the result of an increase in the average balances of time certificates of $5.0 million to $30.2 million in 2006 from $25.2 million in 2005, coupled by an increase in the average costs of time certificates to 3.65% in 2006 from 3.00% in 2005. Average time certificates comprised 64.3% of interest bearing deposits in 2006 compared with 58.2% in 2005. The increase in average balances of time certificates is the direct result of our advertising interest rate specials and offering competitive rates on time certificates. Average savings deposits decreased $1.3 million to $16.8 million in 2006 from $18.1 million in 2005, partially offset by an increase in costs on these deposits from 0.96% in 2005 to 1.28% in 2006. The decrease in savings deposits is primarily attributable to customers transferring these deposits to more attractive short-term time certificates.

     Interest expense on Federal Home Loan Bank advances increased $42,000 to $175,000 for the three months ended March 31, 2006 from $133,000 for the three months ended March 31, 2005. The increase was primarily the result of an increase in the borrowing costs to 3.55% in 2006 from 2.89% in 2005, and to a lesser extent, the increase in average balances of Federal Home Loan Bank advances of $1.4 million to $20.0 million in 2006 from $18.6 million in 2005. Monadnock Community Bank used the additional funding of Federal Home Loan Bank advances to fund net loans.
     Allowance for Loan Losses. The provision for loan losses was $13,000 for the three months ended March 31, 2006 compared with $0 for the three months ended March 31, 2005. The provision of $13,000 related specifically to an overdraft program which was initiated in December 2005 for consumer and business checking customers. The allowance for loan losses as a percent of total loans was 0.68% for March 31, 2006 compared with 0.91% at March 31, 2005. The mix of the loan portfolio continues to be weighted in one- to four-family residential and home equity loans which accounted for 63.4% and 61.4% of total loans at March 31, 2006 and 2005, respectively. These loans generally have a lower credit risk allocation and the portfolio has reduced levels of criticized and classified loans. In establishing the allowance for loan losses we follow standards established by the Office of Thrift Supervision as modified by our historical loss experience to reflect reserve levels that are appropriate for a particular loan or group of loans. We also take into consideration peer group loss experience for residential loans since our historical loss experience has been minimal. Total nonperforming assets decreased $682,000 to $0 or 0.00% of total assets at March 31, 2006 compared to $682,000 ($502,000 of which was guaranteed by the United States Small Business Administration), or 0.90% of total assets at March 31, 2005. Based on the above discussion, we believe that our allowance for loan losses covers known identifiable loan losses as well as estimated losses inherent in the portfolio for which the losses are probable but not specifically identifiable.
     Total Noninterest Income. Noninterest income decreased $31,000, or 32.0%, to $66,000 for the three months ended March 31, 2006 from $97,000 for the three months ended March 31, 2005. The decrease for the three months ended March 31, 2006 compared to 2005 was attributable to decreases in net gains on sales of available-for-sale securities of $14,000, net gains on sales of loans of $38,000, partially offset by an increase in service charges on deposits of $23,000. The decrease in net gains on sales of loans is due to the sale of $536,000 of SBA government guaranteed loans in 2005 compared with $0 in 2006. The increase in service charges is primarily related to a new product which began in December 2005 known as “Overdraft Privilege Service” which provides our consumer and business customers with overdraft checking protection.
     Total Noninterest Expenses. Noninterest expenses decreased $27,000, or 4.8%, to $534,000 for the three months ended March 31, 2006 compared to $561,000 for the three months ended March 31, 2005. The decrease during 2006 was primarily due to a decrease in professional fees of $26,000, a decrease in salaries and employee benefits expense of $15,000, and a decrease in marketing expenses of $8,000, partially offset by an increase in equipment expense of $7,000 and an increase in data processing expense of $7,000.
     Salaries and employee benefits expense represented 49.2% and 49.6% of total non-interest expense for the three months ended March 31, 2006 and 2005, respectively. Total salaries and employee benefits expense decreased $15,000, or 5.4%, to $263,000 for the three months ended March 31, 2006 from $278,000 for the same period in 2005. The decrease in salaries and employee benefits is due to a reduced salary base for these time periods, an increase in deferrals of loan origination costs, partially offset by the recording of $9,000 in expense related to stock option and recognition and retention plans for 2006.
     Equipment expense increased $7,000, or 43.8%, to $23,000 for the three months ended March 31, 2006 from $16,000 for the three months ended March 31, 2005 primarily due to increased costs related to equipment depreciation on fixed assets acquired after the first quarter of 2005.

     Data processing expense increased $7,000, or 16.3%, to $50,000 for the three months ended March 31, 2006 from $43,000 for the three months ended March 31, 2005 primarily due to increased costs for maintenance contracts on data processing equipment and increased service bureau costs related to additional accounts being opened throughout the period.
     Professional fees decreased $26,000, or 42.6%, to $35,000 for the three months ended March 31, 2006 from $61,000 for the three months ended March 31, 2005. In 2005, we incurred $12,000 of expenses related to consulting on a business strategy for Monadnock Community Bank. Also, we incurred less in legal expenses related to nonperforming loans as well as shareholder and public company related matters in 2006 than in 2005.
     Marketing expenses decreased $8,000, or 34.8%, to $15,000 for the three months ended March 31, 2006 from $23,000 for the three months ended March 31, 2005 as we advertised more heavily in the first quarter of 2005 in an effort to bring in new deposit and loan accounts in the Peterborough market as well as the Winchendon and surrounding town market as a result of Monadnock Community Bank acquiring a branch in the fourth quarter of 2004.
FORWARD-LOOKING STATEMENTS
     This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect” and words of similar meaning. These forward-looking statements include, but are not limited to:
•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.
     These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.
     The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:
•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

•	adverse changes in the securities markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	our ability to successfully integrate acquired entities, if any;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies and the Financial Accounting Standards Board; and

•	changes in our organization, compensation and benefit plans.
     Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Please see “Risk Factors” beginning on page 19.
HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING
     Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the offering will be until the offering is completed, we anticipate that the aggregate net proceeds will be between $3.5 million and $5.0 million, or $5.8 million if the offering range is increased by 15%. Monadnock Bancorp, Inc. expects to contribute to Monadnock Community Bank sufficient net proceeds so that Monadnock Community Bank’s tangible and core capital ratios will exceed 10% upon completion of the conversion and offering except at the minimum of the offering range (or, between $3.2 million and $3.7 million, or $3.8 million if the offering range is increased by 15%). We intend to retain between $352,000 and $1.3 million of the net proceeds, or $2.0 million if the offering range is increased by 15%. Between $251,000 and $340,000 (or $391,000 if the offering range is increased by 15%) will be used for the loan to the employee stock ownership plan to fund its purchase of shares of common stock in the offering.
     A summary of the anticipated net proceeds at the minimum, midpoint, maximum and adjusted maximum of the offering range and distribution of the net proceeds is as follows:

	Based Upon the Sale at $8.00 Per Share of
	Minimum		Midpoint		Maximum		Adjusted Maximum
	523,069 Shares		615,375 Shares		707,681 Shares		813,833 Shares (1)
		Percent		Percent		Percent		Percent
		of Net		of Net		of Net		of Net
	Amount	Proceeds	Amount	Proceeds	Amount	Proceeds	Amount	Proceeds
	(Dollars in thousands)
Offering proceeds	$4,185		$4,923		$5,661		$6,511
Less offering expenses	670		670		670		670

Net offering proceeds	$3,515	100.0%	$4,253	100.0%	$4,991	100.0%	$5,841	100.0%

Distribution of net proceeds:
To Monadnock Community Bank	$3,163	90.0%	$3,654	85.9%	$3,736	74.9%	$3,830	65.6%
To fund loan to employee stock ownership plan	$251	7.1%	$295	6.9%	$340	6.8%	$391	6.7%
Retained by Monadnock Bancorp, Inc.	$101	2.9%	$304	7.2%	$915	18.3%	$1,620	27.7%

(1)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares, changes in market or general financial conditions following the commencement of the offering, or regulatory considerations.
     Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of Monadnock Community Bank’s deposits. The net proceeds may vary because total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering were used to sell shares of common stock not purchased in the subscription and community offerings.
Monadnock Bancorp, Inc. May Use the Proceeds it Retains From the Offering:
•	to fund a loan to the employee stock ownership plan to purchase shares of common stock in the offering;

•	to repurchase shares of our common stock for, among other things, the funding of our stock-based incentive plan;

•	to invest in short-term investments;

•	dividends, although we do not currently plan to pay dividends; and

•	for other general corporate purposes including the acquisition of financial institutions or other financial service companies, although we do not currently have any agreements or understandings regarding any specific acquisition transaction.
     Initially, a substantial portion of the net proceeds will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities.
     Under current Office of Thrift Supervision regulations, we may not repurchase shares of our common stock during the first year following the completion of the conversion, except when extraordinary circumstances exist and with prior regulatory approval.

Monadnock Community Bank May Use the Net Proceeds it Receives From the Offering:
•	to increase our loan originations;

•	to invest in securities;

•	to expand our retail banking franchise by establishing new branches;

•	to enhance existing products and services and to support the development of new products and services; and

•	for other general corporate purposes including acquiring other financial institutions or other financial services companies, although we do not currently have any agreements or understandings regarding any acquisition transaction.
     Initially, a substantial portion of the net proceeds will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities.
     We expect our return on equity to be relatively low until we are able to utilize effectively the additional capital raised in the offering. Until we can increase our net interest income and non-interest income, we expect our return on equity to continue to be below the industry average, which may negatively affect the value of our common stock. See “Risk Factors — Our Failure to Utilize Effectively the Net Proceeds of the Offering Could Reduce Our Return on Stockholders’ Equity.”

OUR POLICY REGARDING DIVIDENDS
     In order to retain capital to support the continued growth of Monadnock Community Bank, the Board of Directors of Monadnock Bancorp, Inc. does not currently intend to pay cash dividends on the common stock of Monadnock Bancorp, Inc. Although Monadnock Community Bancorp, Inc. has not paid any dividends, we may decide to pay dividends in the future. Any payment of dividends in the future, however, will depend upon a number of factors, including, Monadnock Bancorp, Inc.’s and Monadnock Community Bank’s financial condition and results of operations, capital requirements, tax considerations, statutory and regulatory limitations and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in future periods. Special cash dividends, stock dividends or returns of capital may, to the extent permitted by regulations, be paid in addition to, or in lieu of, regular cash dividends. Monadnock Bancorp, Inc. intends to file consolidated tax returns with Monadnock Community Bank. Accordingly, it is anticipated that any cash distributions made by Monadnock Bancorp, Inc. to its stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal and state tax purposes. See “Taxation.”
     Dividends from Monadnock Bancorp, Inc. will depend, in large part, upon receipt of dividends from Monadnock Community Bank, because Monadnock Bancorp, Inc. initially will have no source of income other than dividends from Monadnock Community Bank, earnings from the investment of net proceeds from the sale of shares of common stock retained by Monadnock Bancorp, Inc. and interest payments with respect to Monadnock Bancorp, Inc.’s loan to the Monadnock Community Bank Employee Stock Ownership Plan. A regulation of the Office of Thrift Supervision imposes limitations on “capital distributions” by savings institutions. See “How We are Regulated — Limitations on Dividends and Other Capital Distributions.”
     Monadnock Bancorp, Inc. currently has no intention to initiate any action which leads to a return of capital (as distinguished from a dividend) to stockholders of Monadnock Bancorp, Inc. Regulations of the Office of Thrift Supervision prohibit a return of capital during the three-year term of the business plan submitted by Monadnock Community Bank to the Office of Thrift Supervision in connection with the conversion.
MARKET FOR THE COMMON STOCK
     Monadnock Community Bancorp, Inc.’s common stock currently trades over the counter on the OTC Bulletin Board. Upon completion of the conversion, the new shares of common stock of Monadnock Bancorp, Inc. will replace existing shares and we expect the new shares will also trade on the OTC Bulletin Board. In order to list our common stock on the OTC Bulletin Board, we are required to have at least one broker-dealer who will make a market in our common stock. Ryan Beck & Co., Inc. currently makes a market in our common stock and has advised us that it intends to make a market in our common stock following the conversion, but it is under no obligation to do so.
     The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of our common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold. There can be no assurance that persons purchasing the common stock will be able to sell their shares at or above the $8.00 price per share in the offering. Purchasers of our common stock should have a long-term investment intent and should recognize that there may be a limited trading market in our common stock.
     The following table sets forth the high and low trading prices for shares of Monadnock Community Bancorp, Inc. common stock since June 29, 2004, the day Monadnock Community Bancorp, Inc. began trading on the OTC Bulletin Board. As of December 31, 2005, there were 427,834 publicly held shares of Monadnock Community Bancorp, Inc. common stock issued and outstanding (excluding shares held by Monadnock Mutual Holding Company or Monadnock Community Bancorp, Inc.). In connection with the conversion, each existing publicly held share of common stock of Monadnock Community Bancorp, Inc. will be converted into a right to receive a number of shares of Monadnock Bancorp, Inc. common stock, based upon the exchange ratio that is described in other sections of this prospectus. See “The Conversion—Share Exchange Ratio.”

Year Ending December 31, 2006	High	Low
Second quarter (through ______, 2006)	$	$
First quarter (through March 31, 2006)

Year Ended December 31, 2005	High	Low
Fourth quarter	$10.10	$8.25
Third quarter	9.70	8.50
Second quarter	13.40	8.70
First quarter	13.00	9.50

Year Ended December 31, 2004	High	Low
Fourth quarter	$14.00	$7.80
Third quarter	8.50	7.20
Second quarter	8.55	8.25
First quarter	—	—
     On December 9, 2005, our Board of Directors announced its intention to repurchase 4.4% of our outstanding publicly held common stock. The purpose of the repurchase was to fund the Monadnock Community Bancorp, Inc. 2005 Recognition and Retention Plan approved by stockholders at the 2005 annual meeting of stockholders. To date, we have repurchased 13,400 shares of our common stock. We suspended our repurchase activities prior to deciding to proceed with the conversion.
     On February 8, 2006, the business day immediately preceding the public announcement of the conversion, and on February 9, 2006, the closing prices of Monadnock Community Bancorp, Inc. common stock as reported on the OTC Bulletin Board were $8.25 per share and $10.00 per share, respectively. At ___, 2006, Monadnock Community Bancorp, Inc. had approximately ___ stockholders of record. On the effective date of the conversion, all publicly held shares of Monadnock Community Bancorp, Inc. common stock, including shares of common stock held by our officers and directors, will be converted automatically into and become the right to receive a number of shares of Monadnock Bancorp, Inc. common stock determined pursuant to the exchange ratio. See “The Conversion — Share Exchange Ratio.” Options to purchase shares of Monadnock Community Bancorp, Inc. common stock will be converted into options to purchase a number of shares of Monadnock Bancorp, Inc. common stock determined pursuant to the exchange ratio, for the same aggregate exercise price. See “Beneficial Ownership of Common Stock.”

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE
     At December 31, 2005, Monadnock Community Bank exceeded all of the applicable regulatory capital requirements. The table below sets forth the historical equity capital and regulatory capital of Monadnock Community Bank at December 31, 2005, and the pro forma regulatory capital of Monadnock Community Bank, after giving effect to the sale of shares of common stock at a $8.00 per share purchase price and assuming that Monadnock Community Bank received net proceeds in an amount such that it will have at least a 10% regulatory tangible and core capital ratio upon completion of the conversion and offering except at the minimum of the offering range. Accordingly, the table assumes the receipt by Monadnock Community Bank of between $3.2 million and $3.7 million (and $3.8 million if the offering amount of the offering range is increased by 15%) of the net offering proceeds at the minimum and maximum of the offering range, respectively.

	Monadnock		Monadnock Bancorp, Inc $8.00 Per Share Pro Forma
	Community Bank								813,833
	Historical at		523,069		615,375				(Maximum of Range,
	December 31, 2005		(Minimum of Range)		(Midpoint of Range		707,681		as adjusted)
		Percent		Percent		Percent	(Maximum of Range)			Percent
		of Assets		of Assets		of Assets		Percent of		of Assets
	Amount	(2)	Amount	(2)	Amount	(2)	Amount	Assets (2)	Amount	(2)
	(Dollars in thousands)
Equity capital	$4,693	6.2%	$7,671	9.7%	$8,045	10.1%	$8,055	10.1%	$8,064	10.1%

Tangible capital	$4,611	6.1%	$7,589	9.6%	$7,965	10.0%	$7,973	10.0%	$7,982	10.0%
Tangible requirement	1,137	1.5	1,187	1.5	1,195	1.5	1,196	1.5	1,197	1.5

Excess	$3,474	4.6%	$6,402	8.1%	$6,770	8.5%	$6,777	8.5%	$6,785	8.5%

Core (leverage) capital	$4,611	6.1%	$7,589	9.6%	$7,965	10.0%	$7,973	10.0%	$7,982	10.0%
Core (leverage) requirement (3)	3,032	4.0	3,166	4.0	3,186	4.0	3,189	4.0	3,193	4.0

Excess	$1,579	2.1%	$4,423	5.6%	$4,779	6.0%	$4,784	6.0%	$4,789	6.0%

Tier 1 risk-based capital (4)	$4,611	12.9%	$7,589	20.8%	$7,965	21.8%	$7,973	21.8%	$7,982	21.8%
Tier 1 requirement	1,431	4.0	1,457	4.0	1,461	4.0	1,462	4.0	1,463	4.0

Excess	$3,180	8.9%	$6,132	16.8%	$6,504	17.8%	$6,511	17.8%	$6,519	17.8%

Total risk-based capital (4)	$4,919	13.8%	$7,897	21.7%	$8,273	22.6%	$8,281	22.7%	$8,290	22.7%
Risk-based requirement	2,861	8.0	2,915	8.0	2,923	8.0	2,924	8.0	2,926	8.0

Excess	$2,058	5.8%	$4,983	13.7%	$5,350	14.6%	$5,357	14.7%	$5,364	14.7%

(1)	As adjusted to give effect to an increase in the number of shares that could occur due to a 15% increase in the offering range to reflect demand for the shares, changes in market or general financial conditions following the commencement of the offering, or regulatory considerations.

(2)	Tangible and core capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.

(3)	The current Office of Thrift Supervision core capital requirement for financial institutions is 3% of total adjusted assets for financial institutions that receive the highest supervisory rating for safety and soundness and a 4% to 5% core capital ratio requirement for all other financial institutions.

(4)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk weighting.

CAPITALIZATION
     The following table presents the historical consolidated capitalization of Monadnock Community Bancorp, Inc. at December 31, 2005 and the pro forma consolidated capitalization of Monadnock Bancorp, Inc. after giving effect to the conversion and offering, based upon the assumptions set forth in the “Pro Forma Data” section.

	Monadnock
	Community	Monadnock Bancorp, Inc. - $8.00 per share Pro Forma
	Bancorp, Inc.	523,069	615,375	707,681
	Historical at	Shares	Shares	Shares	813,833
	December 31,	(Minimum of	(Midpoint of	(Maximum of	Shares (Maximum of
	2005	Range)	Range)	Range)	Range, as Adjusted) (1)
	(Dollars in thousands)
Deposits (2)	$53,238	$53,238	$53,238	$53,238	$53,238
Borrowed funds	17,482	17,482	17,482	17,482	17,482

Total deposits and borrowed funds	$70,720	$70,720	$70,720	$70,720	$70,720

Stockholders’ equity:
Preferred stock, $.01 par value, 2,000,000 shares authorized (post-conversion) (3)	—	—	—	—	—
Common stock $.01 par value, 10,000,000 shares authorized (post-conversion); shares to be issued as reflected (3) (4)	10	10	11	13	15
Additional paid-in capital (3)	2,814	6,329	7,066	7,802	8,650
Retained earnings (5)	2,553	2,553	2,553	2,553	2,553
Accumulated other comprehensive income	(154)	(154)	(154)	(154)	(154)
Plus:
Cash held by MHC	—	50	50	50	50
Less:
Unallocated ESOP shares	(114)	(114)	(114)	(114)	(114)
Common stock held by existing recognition and retention plan	(155)	(155)	(155)	(155)	(155)
Common stock to be acquired by the employee stock ownership plan (6)	—	(251)	(295)	(340)	(391)
Common stock to be acquired by the stock-based incentive plan (7)	—	(126)	(197)	(226)	(260)

Total stockholders’ equity	$4,954	$8,142	$8,765	$9,429	$10,194

Pro Forma Shares Outstanding
Total shares outstanding	944,631	956,250	1,125,000	1,293,750	1,487,813

Exchange shares issued	—	433,181	509,625	586,069	673,980
Shares offered for sale	—	523,069	615,375	707,681	813,833

Total stockholders’ equity as a percentage of total assets	6.54%	10.26%	10.94%	11.66%	12.48%

(1)	As adjusted to give effect to an increase in the number of shares of common stock that could occur due to a 15% increase in the offering range to reflect demand for shares, changes in market or general financial conditions following the commencement of the subscription and community offerings, or regulatory considerations.

(2)	Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the conversion and offering. These withdrawals would reduce pro forma deposits by the amount of the withdrawals. On a pro forma basis, reflects transfer to equity of $50,000 in Monadnock Mutual Holding Company deposits held at Monadnock Community Bank.

(3)	Monadnock Community Bancorp, Inc. currently has 2,000,000 authorized shares of preferred stock and 18,000,000 authorized shares of common stock, par value $0.01 per share. On a pro forma basis, Monadnock Bancorp, Inc. common stock and additional paid-in capital have been revised to reflect the number of shares of Monadnock Bancorp, Inc. common stock to be outstanding, which is 956,250 shares, 1,125,000 shares, 1,293,750 shares and 1,487,813 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively.

(4)	No effect has been given to the issuance of additional shares of Monadnock Bancorp, Inc. common stock pursuant to a stock-based incentive plan. If this plan is implemented, an amount up to 10% of the shares of Monadnock Bancorp, Inc. common stock sold in the offering will be reserved for issuance upon the exercise of options. No effect has been given to the exercise of options currently outstanding. See “Management of Monadnock Bancorp, Inc.”

(5)	The retained earnings of Monadnock Community Bank will be substantially restricted after the conversion. See “The Conversion—Liquidation Rights” and “Supervision and Regulation—Federal Banking Regulation.”

(6)	Assumes that 6.0% of the shares sold in the offering will be acquired by the employee stock ownership plan financed by a loan from Monadnock Bancorp, Inc. The loan will be repaid principally from Monadnock Community Bank’s contributions to the employee stock ownership plan. Since Monadnock Bancorp, Inc. will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no liability will be reflected on Monadnock Bancorp, Inc.’s consolidated financial statements. Accordingly, the amount of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total stockholders’ equity.

(7)	Assumes at the midpoint, the maximum and the maximum as adjusted, of the offering range that a number of shares of common stock equal to 4% of the shares of common stock to be sold in the offering will be purchased by the stock-based incentive plan in open market purchases. At the minimum of the range, however, the number of shares has been reduced to 3% of the stock to be sold in the offering as required by Office of Thrift Supervision Regulations. See “Summary—Benefits to Management and Potential Dilution to Stockholders Resulting From the Conversion.” The funds to be used by the stock-based incentive plan to purchase the shares will be provided by Monadnock Bancorp, Inc. The dollar amount of common stock to be purchased is based on the $8.00 per share offering price and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the subscription price in the offering. As Monadnock Bancorp, Inc. accrues compensation expense to reflect the vesting of shares pursuant to the stock-based incentive plan, the credit to capital will be offset by a charge to operations. Implementation of the stock-based incentive plan will require stockholder approval. If the shares to fund the plan are assumed to come from authorized but unissued shares of Monadnock Bancorp, Inc., the number of outstanding shares at the minimum, midpoint, maximum and the maximum, as adjusted, of the offering range would be 971,942, 1,149,615, 1,322,057 and 1,520,366, respectively, total stockholders’ equity would be $8.27 million, $8.96 million, $9.66 million and $10.45 million, respectively, and total stockholders’ ownership in Monadnock Bancorp, Inc. would be diluted by approximately 2.14% at the maximum of the offering range.

PRO FORMA DATA
     The following tables summarize historical data of Monadnock Community Bancorp, Inc. and pro forma data at and for the year ended December 31, 2005. This information is based on assumptions set forth below and in the tables, and should not be used as a basis for projections of market value of the shares of common stock following the conversion and offering. Moreover, pro forma stockholders’ equity per share does not give effect to the liquidation account to be established in the conversion or, in the unlikely event of a liquidation of Monadnock Community Bank, to the recoverability of intangibles or the federal income tax consequences of the restoration to income of Monadnock Community Bank’s bad debt reserves. See “The Conversion—Liquidation Rights.”
     The net proceeds in the tables are based upon the following assumptions:
(i)	all shares of common stock will be sold in the subscription and community offerings;

(ii)	35,100 shares of common stock will be purchased by our executive officers and directors, and their associates;

(iii)	our employee stock ownership plan will purchase 6% of the shares of common stock sold in the offering with a loan from Monadnock Bancorp, Inc. The loan will be repaid in substantially equal payments of principal and interest over a period of 15 years;

(iv)	Ryan Beck & Co., Inc. will receive a success fee of $135,000 for its advisory and marketing services; and

(v)	total expenses of the offering, including the advisory and marketing fees to be paid to Ryan Beck & Co., Inc., will be approximately $670,000.
     We calculated pro forma consolidated net earnings for the year ended December 31, 2005 as if the estimated net proceeds we received had been invested at the beginning of each period at assumed interest rates of 4.54% (2.72% on an after-tax basis), which represented the yield on the one-year U.S. Treasury Bill as of December 31, 2005, respectively (which we consider to reflect more accurately the pro forma reinvestment rate than an arithmetic average method in light of current market interest rates). The effect of withdrawals from deposit accounts for the purchase of shares of common stock has not been reflected. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of common stock. No effect has been given in the pro forma stockholders’ equity calculations for the assumed earnings on the net proceeds. It is assumed that Monadnock Bancorp, Inc. will retain between $352,000 and $1.3 million of the estimated net proceeds in the offering, or $2.0 million if the offering range is increased by 15%. The actual net proceeds from the sale of shares of common stock will not be determined until the offering is completed. However, we currently estimate the net proceeds to be between $3.5 million and $5.0 million, or $5.8 million if the offering range is increased by 15%.
     The following pro forma information may not be representative of the financial effects of the offering at the dates on which the offering actually occurs, and should not be taken as indicative of future results of operations. Pro forma consolidated stockholders’ equity represents the difference between the stated amounts of our assets and liabilities. The pro forma stockholders’ equity is not intended to represent the fair market value of the shares of common stock.

At or for the Twelve Months Ended December 31, 2005
Based upon the Sale at $8.00 Per Share of
813,833
Shares at
523,069	615,375	707,681	Adjusted
Shares at	Shares at	Shares at	Maximum of
Minimum of	Midpoint of	Maximum of	Offering
Offering Range	Offering Range	Offering Range	Range(1)
(Dollars in thousands, except per share amounts)
Gross proceeds of offering	$4,185	$4,923	$5,661	$6,511

Less: Expenses	(670)	(670)	(670)	(670)

Estimated Net Proceeds	$3,515	4,253	4,991	5,841

Less: Common stock purchased by employee stock ownership plan	(251)	(295)	(340)	(391)
Less: Common stock purchased by the stock-based incentive plan	(126)	(197)	(226)	(260)
Plus: Assets received from the MHC	50	50	50	50

Estimated net proceeds, as adjusted	$3,188	3,811	4,475	5,240

For the Twelve Months Ended December 31, 2005
Consolidated net earnings:
Historical	$(30)	$(30)	$(30)	$(30)
Pro forma adjustments:
Income on adjusted net proceeds	87	104	122	143
Employee stock ownership plan (2)	(10)	(12)	(14)	(16)
Shares granted under the stock-based incentive plan (3)	(15)	(24)	(27)	(31)
Options granted under the stock-based incentive plan (4)	(19)	(22)	(25)	(29)

Pro forma net income	$13	$16	$26	$37

Net income (loss) per share (5):
Historical	$(0.03)	$(0.03)	$(0.02)	$(0.02)
Pro form adjustments:
Income on adjusted net proceeds	0.09	0.10	0.10	0.10
Employee stock ownership plan (2)	(0.01)	(0.01)	(0.01)	(0.01)
Shares granted under the stock-based incentive plan (3)	(0.02)	(0.02)	(0.02)	(0.02)
Options granted under the stock-based incentive plan (4)	(0.02)	(0.02)	(0.02)	(0.02)

Pro forma net income per share (5) (6)	$0.01	$0.02	$0.03	$0.03

Offering price to pro forma net income per share (5)	800.00	x	400.00	x	266.67	x	266.67	x
Number of shares used in net income per share calculations(8)	926,958	1,090,539	1,254,120	1,442,238

At December 31, 2005
Stockholders’ equity:
Historical	$4,954	$4,954	$4,954	$4,954
Estimated net proceeds	3,515	4,253	4,991	5,841
MHC capital consolidation	50	50	50	50
Less: Common stock acquired by ESOP	(251)	(295)	(340)	(391)
Less: Common stock acquired by the stock-based incentive plan (3)	(126)	(197)	(226)	(260)

Pro forma stockholders’ equity	$8,142	$8,765	$9,429	$10,194

Less: Intangible assets	(237)	(237)	(237)	(237)

Pro forma tangible stockholders’ equity	$7,905	$8,528	$9,192	$9,957

Stockholders’ equity per share (7):
Historical	$5.18	$4.40	$3.83	$3.33
Estimated net proceeds	3.68	3.78	3.86	3.93
MHC capital consolidation	0.05	0.04	0.04	0.03
Less: Common stock acquired by ESOP	(0.26)	(0.26)	(0.26)	(0.26)
Less: Common stock acquired by the stock-based incentive plan (3)	(0.13)	(0.17)	(0.17)	(0.17)

Pro forma stockholders’ equity per share (7)	$8.52	$7.79	$7.30	$6.86
Pro forma tangible stockholders’ equity per share (7)	$8.27	$7.58	$7.10	$6.69

Offering price as percentage of pro forma stockholders’ equity per share	93.90%	102.70%	109.59%	116.62%
Offering price as percentage of pro forma tangible stockholders’ equity per share	96.73%	105.54%	112.68%	119.58%
Number of shares outstanding for pro forma book value per share calculations	956,250	1,125,000	1,293,750	1,487,813

(1)	As adjusted to give effect to an increase in the number of shares that could occur due to a 15% increase in the offering range to reflect demand for the shares, changes in market and financial conditions following the commencement of the offering, or regulatory considerations.

(2)	Assumes that 6% of shares of common stock sold in the offering will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from Monadnock Bancorp, Inc. Monadnock Community Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. Monadnock Community Bank’s total annual payments on the employee stock ownership plan debt are based upon 15 equal annual installments of principal and interest. Statement of Position 93-6 requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that (i) the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Monadnock Community Bank,(ii) the fair value of the common stock remains equal to the subscription price and (iii) the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 40%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 2,092, 2,462, 2,831 and 3,255 shares were committed to be released during the period at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and in accordance with Statement of Position 93-6, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of net income per share calculations.

(3)	Gives effect to the stock-based incentive plan expected to be adopted by Monadnock Bancorp, Inc. following the stock offering. We have assumed that at the midpoint, maximum and maximum as adjusted, of the offering range this plan acquires a number of shares of common stock equal to 4% of the shares sold in the stock offering, either through open market purchases or from authorized but unissued shares of common stock or treasury stock of Monadnock Bancorp, Inc., if any. At the minimum of the range, however, the number of shares has been reduced to 3% of the shares to be sold in the offering as required by Office of Thrift Supervision regulations. See “Summary—Benefits to Management and Potential Dilution to Stockholders Resulting From the Conversion.” Funds used by the stock-based incentive plan to purchase the shares of common stock will be contributed by Monadnock Bancorp, Inc. In calculating the pro forma effect of the stock-based incentive plan, it is assumed that the shares of common stock were acquired by the plan in open market purchases at the beginning of the period presented for a purchase price equal to the price for which the shares are sold in the stock offering, and that 15% of the amount contributed was an amortized expense (20% annually based upon a five-year vesting period) during the year ended December 31, 2005. There can be no assurance that the actual purchase price of the shares of common stock granted under the stock-based incentive plan will be equal to the $8.00 subscription price. If shares are acquired from authorized but unissued shares of common stock or from treasury shares of Monadnock Bancorp, Inc., our net loss per share and stockholders’ equity per share will decrease. This will also have a dilutive effect of approximately 2.14% (at the maximum of the offering range) on the ownership interest of stockholders. The impact on pro forma net loss per share and pro forma stockholders’ equity per share is not material. If, following the completion of the offering and the application of the net proceeds as described under “How We Intend to Use the Proceeds of the Offering,” the tangible capital ratio of Monadnock Community Bank is less than 10%, then the number of restricted shares to be awarded by the stock-based incentive plan will be reduced to 3.0% of the shares sold in the offering. The following table shows pro forma net income per share and pro forma stockholders’ equity per share, assuming all the shares of common stock to fund the stock awards are obtained from authorized but unissued shares.

At or For the Year				Adjusted
Ended December 31, 2005	Minimum	Midpoint	Maximum	Maximum
Pro forma net income per share	$0.01	$0.02	$0.02	$0.03
Pro forma stockholders’ equity per share	8.46	7.80	7.30	6.88
(4)	Gives effect to the granting of options pursuant to the stock-based incentive plan, which is expected to be adopted by Monadnock Bancorp, Inc. following the stock offering and presented to stockholders for approval not earlier than six months after the completion of the stock offering. We have assumed that options will be granted to acquire shares of common stock equal to 10% of the shares sold in the stock offering. In calculating the pro forma effect of the stock options, it is assumed that the exercise price of the stock options and the trading price of the stock at the date of grant were $8.00 per share, and the estimated grant-date fair value pursuant to the application of the Black-Scholes option pricing model was $2.95 for each option. The pro forma net income assumes that the options granted under the stock-based incentive plan have a value of $2.95 per option, which was determined using the Black-Scholes option pricing formula using the following assumptions: (i) the trading price on date of grant was $8.00 per share; (ii) exercise price is equal to the trading price on the date of grant; (iii) dividend yield of 0%; (iv) expected life of 10 years; (v) expected volatility of 7.34%; and (vi) risk-free interest rate of 4.57%. If the fair market value per share on the date of grant is different than $8.00, or if the assumptions used in the option pricing formula are different from those used in preparing this pro forma data, the value of options and the related expense recognized will be different. The aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options. There can be no assurance that the actual exercise price of the stock options will be equal to the $8.00 price per share. If a portion of the shares to satisfy the exercise of options under the stock-based incentive plan is obtained from the issuance of authorized but unissued shares of common stock, our net income and stockholders’ equity per share will decrease. This also will have a dilutive effect of up to 5.19% on the ownership interest of persons who purchase shares of common stock in the stock offering.

(5)	Per share figures include publicly held shares of Monadnock Community Bancorp, Inc. common stock that will be exchanged for shares of Monadnock Bancorp, Inc. common stock in the conversion. See “The Conversion — Share Exchange Ratio.” Net income per share computations are determined by taking the number of shares assumed to be sold in the offering and the number of new shares assumed to be issued in exchange for publicly held shares and, in accordance with Statement of Position 93-6, subtracting the employee stock ownership plan shares which have not been committed for release during the respective periods. See footnote 2. The number of shares of common stock actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.

(6)	The retained earnings of Monadnock Community Bank will be substantially restricted after the conversion. See “Our Dividend Policy,” “The Conversion—Liquidation Rights” and “Supervision and Regulation—Federal Banking Regulation—Capital Distributions.”

(7)	Per share figures include publicly held shares of Monadnock Community Bancorp, Inc. common stock that will be exchanged for shares of Monadnock Bancorp, Inc. common stock in the conversion. Stockholders’ equity per share calculations are based upon the sum of (i) the number of subscription shares assumed to be sold in the offering and (ii) shares to be issued in exchange for publicly held shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The exchange shares reflect an exchange ratio of 1.0125, 1.1912, 1.3699 and 1.5753 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The number of subscription shares actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.

(8)	The number of shares used to calculate pro forma net income per share is equal to the total number of shares to be outstanding upon completion of the conversion, less the number of shares purchased by the employee stock ownership plan not committed to be released within three months or one year following the conversion. The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
     This discussion and analysis reflects our consolidated financial statements and other relevant statistical data. The information in this section has been derived from the audited consolidated financial statements, which appear beginning on page F-3 of this prospectus. You should read the information in this section in conjunction with the business and financial information regarding Monadnock Community Bancorp, Inc. provided in this prospectus.
General
     The following discussion is intended to assist in understanding the financial condition and results of operations of Monadnock Community Bank. The discussion and analysis does not include any comments relating to Monadnock Bancorp, Inc. since Monadnock Bancorp, Inc. and Monadnock Community Bancorp, Inc. are non-operating companies. The information contained in this section should be read in conjunction with other sections of this prospectus, including the financial statements.
     As we have transitioned from a credit union, we have put into place the operations and personnel structure to serve as a community-based financial institution. As a community based financial institution, our principal business has historically consisted of attracting deposits from the general public and the business community and making loans secured by various types of collateral, including residential and commercial real estate and general business assets. Deposit flows are influenced by a number of factors, including interest rates paid on competing investments, account maturities, fee structures, and level of personal income and savings. Lending activities are influenced by the demand for funds, interest rate levels, the number and quality of lenders, and regional economic cycles. Our sources of funds for lending activities include deposits, borrowings, payments on loans, maturation or sales of securities and income provided from operations.
     Our earnings are primarily dependent upon our net interest income, which is the difference between interest income on interest-earning assets, which principally consist of loans and investment securities, and interest expense on interest-bearing liabilities, which principally consist of deposits and borrowings. Our results of operations also are affected by the level of our provisions for loan losses, non-interest income and non-interest expenses. Non-interest income consists primarily of service charges on deposit accounts, merchant fee income, commissions we receive on loans we refer to a mortgage banking company and any gain on sale of loans and investments. Non-interest expense consists primarily of salaries and employee benefits, occupancy, equipment, data processing and ATM expense. Our results of operations may also be affected significantly by general and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities. In addition, as interest rates rise, our loan volume is likely to decrease due to reduced borrower demand, thereby reducing our interest and fee income.
     Due to the limitations of our capital base prior to our minority stock offering in 2004, our ability to increase interest-earning assets was constrained even though we otherwise had the resources to increase our lending operations. Our profitability has been marginal over the past few years and as a result, we had also to rely on sales of securities in our investment portfolio to generate earnings. As noted in other sections of this prospectus, we are not likely to be able to generate such gains in the future. We have been able to increase our interest-earning assets due to our increased capital base. Although we had a net operating loss of $30,000 for 2005, we had net income of $15,000 and $30,000 for the quarters ended September 30, 2005 and December 31, 2005, respectively.
     We have used the proceeds from our 2004 minority stock offering, and we now seek to raise additional capital to continue our growth and build our franchise. Following completion of the conversion, we believe our higher capital levels will allow us to increase interest-earning assets such as loans. We do not anticipate the need to hire any additional employees in connection with the conversion. See “Risk Factors — Our profitability has been marginal over the past few years and our earnings may not increase” and “— Management Strategy.”
Expected Increase in Non-Interest Expense as a Result of the Conversion
     Following the completion of the conversion, our non-interest expense can be expected to increase because of the increased compensation expenses associated with the purchase of shares of common stock by our employee stock ownership plan and the adoption of a new stock-based incentive plan, if approved by our stockholders.
     Assuming that 707,681 shares are sold in the offering (the maximum of the offering range):
(i)	the employee stock ownership plan will acquire 42,461 shares of common stock with a $339,688 loan from Monadnock Bancorp, Inc. that is expected to be repaid over 15 years, resulting in an annual expense (pre-tax) of approximately $22,600 (assuming that the shares of common stock maintain a value of $8.00 per share);

(ii)	the new stock-based incentive plan may award a number of shares of restricted stock equal to 4.0% of the shares sold in the offering, or 28,307 shares, to eligible participants, and such awards will be expensed as the awards vest. Assuming all shares are awarded under the stock-based incentive plan at a price of $8.00 per share, and that the awards vest over a minimum of five years, the corresponding annual expense (pre-tax) associated with shares awarded under the stock-based incentive plan will be approximately $45,290; and

(iii)	the new stock-based incentive plan may award options to purchase a number of shares equal to 10.0% of the shares sold in the offering, or 70,768 shares, to eligible participants, and such options will be expensed as the options vest. Assuming all options are awarded under the stock-based incentive plan at a price of $8.00 per share, and that the options vest over a minimum of five years, the corresponding annual expense (pre-tax) associated with options awarded under the stock-based incentive plan will be approximately $41,800.
     The actual expense that will be recorded for the employee stock ownership plan will be determined by the market value of the shares of common stock as they are released to employees over the term of the loan, and whether the loan is repaid faster than its contractual term. Accordingly, increases in the stock price above $8.00 per share will increase the total employee stock ownership plan expense, and accelerated repayment of the loan will increase the employee stock ownership plan expense for those periods in which accelerated or larger loan repayments are made. Further, the actual expense of the stock-based incentive plan will be determined by the fair market value of the stock on the grant date, which may be less than or greater than $8.00 per share.
Critical Accounting Policies and Estimates
     In reviewing and understanding our financial information, you are encouraged to read and understand the significant accounting policies used in preparing our consolidated financial statements.
     These policies are described in Note 2 to the consolidated financial statements. The accounting and financial reporting policies of Monadnock Community Bancorp, Inc. conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. Accordingly, the consolidated financial statements require certain estimates, judgments, and assumptions, which are believed to be reasonable, based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the periods presented. The following accounting policies comprise those that management believes are the most critical to aid in fully understanding and evaluating our reported financial results.
     Allowance for Loan Losses. The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. Subsequent recoveries are added to the allowance. The allowance is an amount that management believes will cover known and inherent losses in the loan portfolio, based on evaluations of the collectibility of loans. The evaluations take into consideration such factors as changes in the types and amount of loans in the loan portfolio, historical loss experience, peer group information, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, estimated losses relating to specifically identified loans, and current economic conditions. Our methodology for analyzing the allowance for loan losses consists of specific and general components. The specific component relates to loans that are classified as doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience for consumer and commercial loans and peer group loss experience for real estate loans, adjusted for qualitative factors. Peer group loss experience, adjusted for qualitative factors unique to Monadnock Community Bank, is used in arriving at our general components for residential real estate loans since our historical loss experience has been minimal. In addition, residential real estate loans have grown to become a larger component of our total loan portfolio, but have had less seasoning than the remainder of our loan portfolio.
     While management uses the best information available to make loan loss allowance evaluations, adjustments to the allowance may be necessary based on changes in economic and other conditions or changes in accounting guidance. In addition, the Office of Thrift Supervision, as an integral part of its examination process, periodically reviews our allowance for loan losses. The Office of Thrift Supervision may require the recognition of adjustments to the allowance for loan losses based on its judgment of information available to it at the time of their examination.
     Loans. Loans are stated at the amount of unpaid principal, reduced by an allowance for loan losses and deferred net loan origination fees, and increased by premiums on purchased loans. Loan fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized as an adjustment to interest income using the effective interest method over the remaining lives of the associated loans. Loan premiums on purchased loans are amortized into interest income as a yield adjustment over the estimated lives of the loan pools using the effective interest method.
     Investments. Investments and mortgage-backed securities that Monadnock Community Bank has both the positive intent and ability to hold to maturity are classified as held-to-maturity and carried at cost. All mortgage-backed securities are currently available- for- sale and carried at fair value. Purchase premiums and discounts on mortgage-backed securities are amortized and accreted to interest income using the effective interest method, taking into consideration assumed prepayment patterns.
Management Strategy
     Our strategy is to operate as an independent financial institution dedicated to serving the needs of customers in our market area, which consists of western Hillsborough and eastern Cheshire counties in New Hampshire and northern Worcester county in Massachusetts. We intend to continue to increase our loan portfolio and to attract retail deposits, with the goal of expanding our deposit base. This growth is anticipated to include the establishment of new branches, either by acquisition or by exploring opportunities in our market area. In the fourth quarter of 2004, we completed the acquisition of our Winchendon, Massachusetts branch from another financial institution. At the time of the acquisition, the branch had $5.4 million in deposits. By December 31, 2005, we were successful in growing the branch to $8.9 million in deposits.
     Our commitment is to provide a reasonable range of products and services to meet the needs of our customers. Our goal is to grow Monadnock Bancorp, Inc. while providing cost effective services to our market area and leveraging our infrastructure.
     Financial highlights of our strategy include:
     Operating as a Community Savings Bank and Offering Personalized Customer Service. We are committed to meeting the financial needs of the communities in which we operate. We provide a broad range of individualized consumer and business financial services. We believe that we can be more effective in servicing our customers than many of our non-local competitors because our employees and senior management are able to respond promptly to customer needs and inquiries. Our ability to provide these services is enhanced by the experience of our senior management, which has an average of over 25 years’ experience in the financial services industry.
     Increasing Loan Production. Our strategy of increasing net income includes increasing our loan production. Our business plan anticipates that we will emphasize originating commercial real estate and commercial business loans. Such loans provide higher returns than loans secured by one- to four-family real estate. Commercial real estate and commercial business loans, however, involve a greater degree of credit risk than one- to four-family residential mortgage loans. Because payments on these loans are often dependent on the successful operation or management of the properties or business, repayment of such loans may be subject to adverse conditions in the real estate market or the economy. Our net loan portfolio increased from $30.7 million at December 31, 2003 to $44.5 million at December 31, 2005, nearly a 50% increase. We plan to continue to grow our loan portfolio with the net proceeds raised in the offering.
     Expanding Market Presence Through New Offices. Total assets have grown $32.1 million, or 73.5%, from $43.7 million at December 31, 2003 to $75.8 million at December 31, 2005, as a result of our efforts to expand and market our product lines and using our increased capital base from our 2004 stock offering to appeal to a wide base of prospective customers. The efforts to increase our market presence have included the Winchendon branch acquisition and evaluating potential new branches in the future. We currently do not have any plans to establish a new office in 2006 but our business plan contemplates opening a new office in 2007.
     Building Core Deposits. We offer checking accounts, NOW accounts and savings accounts, which generally are lower cost sources of funds than certificates of deposits and are less sensitive to withdrawal when interest rates fluctuate. In order to build our core deposit base, we intend to continue to offer a broad range of deposit products and to increase our core deposits through branch acquisitions, and the establishment of new branches. Our deposits increased to $53.2 million at December 31, 2005 from $34.4 million at December 31, 2003.
     Improving Non-Interest Income. Non-interest income consists primarily of fees, service charges and gains from securities sales. We plan to target programs to increase non-interest income such as the overdraft checking program we instituted in December 2005. Our non-interest income from sources other than securities and loan sales increased to $193,214 in 2005 from $136,455 in 2004.
     Maintaining Our Strong Asset Quality. Our high asset quality is reflected in our ratio of non-performing assets to total assets, which was 0.46% and 0.30% at December 31, 2005 and 2004, respectively. We have introduced new loan products only when we were confident that our staff had the necessary expertise and sound underwriting and collection procedures were in place. In addition to these lending practices, we invest in high grade securities.
     Improving Our Efficiency Ratio. Our infrastructure and fixed operating costs can support a larger asset base. We believe the conversion and offering will allow us to increase our asset base through greater loan production which should help improve our efficiency ratio (non-interest expense divided by net-interest income and non-interest income) by generating additional income.
     All of these initiatives are designed to improve our profitability in future years.
Comparison of Financial Condition at December 31, 2005 and December 31, 2004.
     General. Our total assets increased by $5.0 million, or 7.1%, to $75.8 million at December 31, 2005 compared to $70.8 million at December 31, 2004. The increase primarily reflected growth in our net loan portfolio of $8.9 million to $44.5 million at December 31, 2005 from $35.6 million at December 31, 2004, partially offset by a decrease in our investment portfolio of $3.2 million and cash and cash equivalents of $923,000. The increase in assets was funded by an increase in deposits of $7.1 million, partially offset by a decrease in Federal Home Loan Bank advances of $1.9 million.
     Loans. Our net loan portfolio increased $8.9 million, or 25.0%, to $44.5 million at December 31, 2005 from $35.6 million at December 31, 2004. The largest increase was in one- to four-family residential real estate loans which increased $4.8 million, or 25.5% to $23.6 million at December 31, 2005 from $18.8 million at December 31, 2004. During the second quarter of 2005, we decided to portfolio not only 15 year fixed-rate mortgages but to a lesser extent 30 year fixed-rate mortgages. We also began purchasing 3-7 year adjustable rate mortgage loans in the fourth quarter of 2005, which purchases totaled $695,000 at year end. Home equity loans increased $3.0 million, or 107.1%, to $5.8 million at December 31, 2005 from $2.8 million at December 31, 2004. The increase was primarily attributable to a promotional home equity loan product which was introduced during the second quarter of 2005. Commercial real estate loans decreased $1.1 million to $8.4 million at December 31, 2005 from $9.5 million at December 31, 2004 due to payoffs, principal repayments and the sale of $657,000 in United States Small Business Administration guaranteed loans exceeding new loan production. Commercial loans increased $1.2 million despite being partially offset by the sale of $290,000 in loans guaranteed by the United States Small Business Administration during the year. Consumer loans increased $1.0 million to $1.3 million at December 31, 2005 from $336,000 at December 31, 2004 as we began offering attractive financing on automotive loans for personal and business customers. Net loan growth for the year was mainly concentrated in the third and fourth quarters of 2005, which had net loan growth of $3.0 million and $4.7 million, respectively.
     Investments. We classify our investments in debt securities as securities held-to-maturity, securities available-for-sale or trading securities. Securities held-to-maturity are carried at amortized cost, securities available-for-sale are carried at market value with unrealized gains and losses shown in accumulated other comprehensive income (loss) as a separate component of capital, net of related tax effects, and trading securities are carried at market value with unrealized gains and losses reflected in earnings. We had no securities classified as trading securities during 2005 or 2004.
     Our investment portfolio decreased $3.2 million to $27.5 million at December 31, 2005 from $30.7 million at December 31, 2004. The decrease was primarily due to $17.7 million of proceeds received on sales of available-for-sale securities and principal paydowns on mortgage-backed securities as well as sales of U.S. Government agency securities, partially offset by $14.9 million of purchases of mortgage-backed and U.S. Government agency securities during the year. The net proceeds from the investment portfolio were used to fund loans primarily in the second half of the year.

     At December 31, 2005 and 2004, the net unrealized losses on securities available-for-sale, net of related tax effects, were $154,000 and $28,000, respectively. These net unrealized losses are shown in accumulated other comprehensive loss as a separate component of stockholders’ equity.
     At December 31, 2005, the weighted average maturity of mortgage-backed securities available-for-sale was 310 months, based upon their final maturities. However, normal principal repayments and prepayments of mortgage-backed securities are received regularly, substantially reducing their weighted average maturities. The majority of our mortgage-backed securities are one-year adjustable rate securities with the weighted average term to next repricing adjustment being 11 months on average.
     Cash and cash equivalents. Cash and cash equivalents decreased $923,000 to $855,000 at December 31, 2005 from $1.8 million at December 31, 2004. Cash and due from banks decreased $590,000 to $668,000 at December 31, 2005 from $1.3 million at December 31, 2004 while interest-earning demand deposits in other financial institutions, including Federal Home Loan Bank overnight deposits and federal funds sold, decreased $332,000 to $187,000 at December 31, 2005 from $519,000 at December 31, 2004. The decrease in cash and due from banks is due to a decrease in the amount of items processed through our depository bank accounts that settled subsequent to the end of the reporting period. The level of interest-earning deposits, which are short-term overnight investments, fluctuates as investments are made in other earnings assets such as loans and investments, and as balances of interest-bearing liabilities such as deposits and Federal Home Loan Bank advances fluctuate. Interest-earning deposits are also used to fund cash and due from bank requirements.
     Deposits. Our total deposits increased $7.1 million, or 15.4%, to $53.2 million at December 31, 2005 from $46.1 million at December 31, 2004. Interest-bearing deposits increased $6.3 million, to $48.0 million at December 31, 2005 from $41.7 million at December 31, 2004, while non interest-bearing deposits increased $851,000, to $5.3 million at December 31, 2005 from $4.4 million at December 31, 2004. The increase in interest-bearing deposits is primarily attributable to an increase in time certificates of $7.8 million, partially offset by a decrease in money market, savings and NOW accounts of $746,000, $537,000 and $246,000, respectively. The increase in time certificates is the direct result of our marketing initiatives in this area as well as paying competitive rates on this product. The decrease in savings accounts is primarily attributable to an internal movement of our Winchendon customers from savings accounts to money market accounts in an effort to align our product offerings as well as a shift of some customers into shorter-term time certificates. The decrease in money market deposit accounts is primarily the result of customers transferring money out of money market accounts into more attractive shorter term or special rate certificates of deposits, partially offset by the transfer of savings accounts as noted above. The movement of customers into attractive rate time certificates is the direct result of the Federal Reserve Board actions which have increased the federal funds rate from a historic low of 1.0% in the second quarter of 2004 to 4.25% at the end of the year. The increase in deposits for the year was used to fund loan growth.
     Borrowings. Federal Home Loan Bank advances decreased $1.9 million to $17.5 million at December 31, 2005 from $19.4 million at December 31, 2004.
     Principal payments due on other borrowings after December 31, 2005 are $6.0 million in 2006, $1.7 million in 2007, $425,000 in 2008, $4.9 million in 2009, $1.3 million in 2010 and $3.1 million in years thereafter. The Federal Home Loan Bank will require the repayment of $5.0 million of borrowings during 2006 if the three-month LIBOR exceeds specified rates; $1.0 million of which is at an interest rate of 3.15% maturing in 2009 if the three month LIBOR exceeds 5.00%; $3.0 million of which is at a weighted average interest rate of 3.04% maturing in 2009 if the three-month LIBOR exceeds 6.50%. Additionally, the Federal Home Loan Bank will require the repayment of $1.0 million of borrowings during 2006 if the three-month LIBOR exceeds 6.50% of which borrowings is at an interest rate of 3.99% maturing in 2014. As of December 31, 2005, the three month LIBOR was at 4.54%. Should the Federal Home Loan Bank require repayment of the putable borrowings on the put dates, the interest cost to replace such borrowings would likely increase.

     Stockholders’ Equity. Total stockholders’ equity decreased by $259,000 to approximately $5.0 million at December 31, 2005 from $5.2 million at December 31, 2004. Our equity to assets ratio was 6.54% at December 31, 2005 compared to 7.37% at December 31, 2004. The decrease in stockholders’ equity was primarily attributable to an increase in other comprehensive loss of $126,000, treasury stock repurchases of $127,000 for the restricted stock awards granted in 2005, a net operating loss of $30,000, partially offset by an increase of $24,000 related to shares allocated to employees under the employee stock ownership plan.

Average Balances, Net Interest Income, Yields Earned and Rates Paid
     The following table sets forth certain information for the years ended December 31, 2005 and 2004 and at December 31, 2005. The average yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from daily balances. The table reflects the averages of Monadnock Community Bank only through June 28, 2004 (as a mutual savings bank) and the consolidated average balance sheet of Monadnock Community Bancorp, Inc. thereafter through December 31, 2005.

	At December 31,		For the Year ended December 31,
	2005		2005			2004
		Weighted			Average
	Ending	Average	Average		Yield/	Average		Average
	Balance	Yield/Cost	Balance	Interest	Cost	Balance	Interest	Yield/ Cost
			(Dollars in Thousands)
INTEREST-EARNING ASSETS

Loans (1)	$44,793	6.15%	$38,184	$2,246	5.88%	$33,020	$1,862	5.64%
Mortgage-backed Securities(2)	24,775	3.84	30,212	1,024	3.39	20,586	615	2.99
Agency Securities	3,000	4.03	3,411	128	3.75	—	—	—
Federal Home Loan Bank stock	1,220	4.85	1,220	53	4.34	850	25	2.94
Other interest-earning assets	287	3.85	933	28	3.00	1,191	12	1.01

Total interest-earning assets	74,075	5.26	73,960	3,479	4.70	55,647	2,514	4.52
Non-interest earning assets	1,726		1,901			934

Total assets	$75,801		$75,861			$56,581

INTEREST-BEARING LIABILITIES

NOW and money market	$14,329	1.35	$15,022	$178	1.18	$15,191	$116	0.76
Savings deposits	2,780	0.50	2,704	14	0.52	2,112	13	0.62
Certificates of deposit	30,860	3.43	29,062	922	3.17	16,071	442	2.75
Federal Home Loan Bank advances	17,482	3.26	19,148	586	3.06	16,097	422	2.62

Total interest-bearing liabilities	65,451	2.80	65,936	1,700	2.58	49,471	993	2.01

Non-interest bearing liabilities	5,396		4,811			3,257

Total liabilities	70,847		70,747			52,728
Equity	4,954		5,114			3,853

Total liabilities and equity	$75,801		$75,861			$56,581

Net interest/spread		2.46%		$1,779	2.12%		$1,521	2.51%

Net interest margin(3)		2.78%			2.41%			2.73%

Ratio of interest-earning assets to interest-bearing liabilities	113.18%		112.17%			112.48%

(1) Calculated net of deferred costs and includes non-performing loans.

(2) Calculated based on amortized cost.

(3) Net interest income divided by interest-earning assets.

Rate/Volume Analysis
     The following table presents the dollar amount of changes in interest income and interest expense for major components of our interest-earning assets and interest-bearing liabilities. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to: (1) changes in volume, which are changes in volume multiplied by the old rate; (2) changes in rate, which are changes in rate multiplied by the old volume; and (3) changes in rate/volume, which are the changes in rate times the changes in volume.

		For the Year Ended
		December 31, 2005 vs. 2004
		Increase (Decrease)
	Due to
	Volume	Rate	Rate/ Volume	Net
		(In Thousands)
INTEREST-EARNING ASSETS

Loans (1)	$291	$80	$13	$384
Mortgage-backed and U.S. Government agency securities (2)	390	90	57	537
Federal Home Loan Bank stock	11	12	5	28
Other interest-earning assets	(3)	24	(5)	16

Total interest-earning assets	$689	$206	$70	$965

INTEREST-BEARING LIABILITIES

NOW and money market accounts	$(1)	$64	$(1)	$62
Savings deposits	4	(2)	(1)	1
Certificates of deposit	357	68	55	480
Federal Home Loan Bank advances	80	71	13	164

Total interest-bearing liabilities	$440	$201	$66	$707

Net interest/spread	$249	$5	$4	$258

(1) Calculated net of deferred costs and includes non-performing loans.

(2) Calculated based on amortized cost.
Comparison of Results of Operations for the Years Ended December 31, 2005 and 2004.
     General. We recorded a net loss of $30,000 for the year ended December 31, 2005 compared with net income of $32,000 for the year ended December 31, 2004. The loss during 2005 was primarily due to an increase in non-interest expense of $400,000, partially offset by increases in net interest and dividend income of $258,000, a benefit for loan losses of $16,000 and noninterest income of $15,000.
     Our net loss in 2005 and our marginal profit for the year ended December 31, 2004 was primarily due to our high fixed operating costs in relation to the amount of net interest income and non-interest income we generated and our comparatively low net interest margin (net interest income divided by average interest earning assets). Non-interest expense (consisting primarily of salaries and employee benefits) divided by net interest and dividend income plus non-interest income, commonly referred to as our efficiency ratio, was 103.57% during 2005 compared to 96.92% during 2004. The existing operating platform we have in place relative to the size of our customer base and asset base has tended to negatively impact our profitability. Our net interest margin during the year ended December 31, 2005 and 2004 was 2.41% and 2.73%, respectively. The decrease in net interest margin in 2005 is attributable to a change in our asset composition from 59.3% of average interest-earning assets in loans for 2004 to 51.6% for 2005 due to an increase in investment securities purchased with the proceeds of our 2004 minority stock offering, as well as a change in the composition of our liabilities to a higher cost of funding in the form of time deposits and Federal Home Loan Bank advances which accounted for 73.1%

of average interest-bearing liabilities for 2005 compared with 65.0% for 2004. We anticipate that the implementation of SFAS No. 123R, which requires us to record the grants of stock options in 2005 as an expense, beginning in the first quarter of 2006, will have a pretax expense of approximately $21,000 for the year ended December 31, 2006. Also, we anticipate the compensation cost for restricted stock awards granted in 2005 to have a pre-tax expense of approximately $15,000 for the year ended December 31, 2006. We also will be required to recognize as an expense any restricted stock awards and option grants following the conversion, which will also impact earnings.
     Net Interest and Dividend Income. Net interest and dividend income increased $258,000, or 16.9%, to $1.8 million for the year ended December 31, 2005 compared to $1.5 million for the year ended December 31, 2004, reflecting a $965,000, or 38.4%, increase in interest and dividend income, offset by a $707,000, or 71.2%, increase in interest expense. The increase in our net interest income is due primarily to an increase of $18.4 million, or 33.1%, in average interest-earning assets to $74.0 million in 2005 from $55.6 million in 2004, partially offset by an increase in average interest-bearing liabilities of $16.4 million, or 33.1%, to $65.9 million in 2005 from $49.5 million in 2004. Additionally, the net interest rate spread decreased to 2.12% in 2005 from 2.51% in 2004, while the net interest margin decreased from 2.73% in 2004 to 2.41% in 2005.
     Interest Income. Total interest and dividend income increased by $965,000, or 38.4%, to $3.5 million for the year ended December 31, 2005 from $2.5 million for the year ended December 31, 2004. Interest income on loans increased $384,000 to $2.2 million in 2005 from $1.9 million in 2004. The increase was primarily the result of an increase in the average loan balances of $5.2 million or 15.8%, to $38.2 million in 2005, from $33.0 million in 2004, and to a lesser extent, an increase in average loan yields to 5.88% in 2005 from 5.64% in 2004. The increase in average loans is primarily attributable to an increase of $4.1 million in one- to four-family residential mortgage and home equity loans. The continued low interest rate environment for fixed rate loans during 2004 and 2005, a special promotional home equity product introduced in the second quarter of 2005 along with the origination of 30 year fixed-rate loans for portfolio towards the end of the second quarter of 2005 were the contributing factors toward average consumer real estate loan growth for the year. The increase in average loan yields from 5.64% for 2004 to 5.88% for the same period in 2005 is primarily the result of Federal Reserve Board actions since the end of the second quarter of 2004 which have resulted in an increase in the prime rate of 325 basis points during this time, partially offset by the change in the composition of our loan portfolio to lower yielding one- to four-family residential mortgage and home equity loans which comprised 65.5% of average loans for 2005 compared to 63.2% for the same period in 2004.
     Interest and dividend income on investment securities, Federal Home Loan Bank stock and interest-bearing deposits with other financial institutions increased $581,000 for 2005 to $1.2 million from $652,000 for the same period in 2004. The increase was primarily the result of an increase in the average balance of our investment portfolio by $13.2 million to $35.8 million for 2005, from $22.6 million for the same period in 2004, and to a lesser extent, an increase in the overall yield on total investments from 2.88% for 2004 to 3.45% for the same period in 2005. The increase in the average balances in the investment portfolio is the direct result of our leveraging the balance sheet with an increase in funding with time deposits and Federal Home Loan Bank advances. Approximately 74% of mortgage-backed securities are invested in one-year adjustable rate securities which are expected to reprice upward 1% during 2006 based on the current levels of interest rates as of December 31, 2005.
     Interest Expense. Total interest expense increased by $707,000 to $1.7 million for 2005 from $993,000 for the same period in 2004. The increase in interest expense relates primarily to an increase of $16.4 million in average interest-bearing liabilities to $65.9 million for 2005 from $49.5 million for the same period in 2004, coupled with an increase in the average overall cost of interest-bearing liabilities to 2.58% for 2005 from 2.01% for the same period in 2004. The increase in volume and cost is primarily attributable to Monadnock Community Bank increasing its interest-earning assets by investing in securities and funding this growth primarily with time deposits and Federal Home Loan Bank advances. Interest expense on deposits increased $543,000 to $1.1 million for 2005 from $571,000 for the same period in 2004. The increase was primarily the result of an increase in the average balances of time deposits of $13.0 million to $29.1 million for 2005 from $16.1 million for the same period in 2004, and to a lesser extent, an increase in the average costs of time deposits to 3.17% for 2005 from 2.75% for the same period in 2004. Average time deposits comprised 62.1% of interest-bearing deposits for 2005 compared with 48.2% for the same period in 2004. The increase in average balances of time deposits is the direct result of our strategy to offer competitive rates on time deposits and to a lesser extent, the acquisition of a branch office in Winchendon, Massachusetts, which was completed on October 15, 2004. Interest expense on NOW and money market accounts increased $62,000 primarily as a result of an increase in costs on these deposits from 0.76% for 2004 to 1.18% for the same period in 2005. The increase in costs is primarily the result of Federal Reserve Board actions as discussed above.
     Interest expense on Federal Home Loan Bank advances increased $164,000, or 38.9%, to $586,000 for 2005 from $422,000 for the same period in 2004. The increase was primarily the result of an increase in the average balances of Federal Home Loan Bank advances of $3.0 million to $19.1 million in 2005 from $16.1 million in 2004, coupled with an increase in the average borrowing costs to 3.06% in 2005 from 2.62% in 2004. We used the additional funding from Federal Home Loan Bank advances to increase our investment securities portfolio. The increase in borrowing costs is mainly attributable to our funding maturing Federal Home Loan Bank advances with longer-term borrowings. In 2005, we obtained $4.4 million in long-term borrowings at a weighted average cost of 4.46% and a weighted average original maturity of 75 months.
     Benefit for Loan Losses. We recorded a net benefit for loan losses (rather than a provision) of $16,000 for the year ended December 31, 2005 compared with no benefit or provision for loan losses for the year ended December 31, 2004. We recorded a benefit for loan losses for the year ended December 31, 2005 due to the payoff in the second and third quarters of 2005 of $670,000 ($502,000 of which was guaranteed by the United States Small Business Administration) of nonperforming loans classified as substandard and the payoff of $802,000 ($525,000 of which was guaranteed by the United States Small Business Administration) of special mention loans in 2005, partially offset by the downgrade of $350,000 in loans ($262,000 of which is guaranteed by the United States Small Business Administration) to substandard in the fourth quarter of 2005. We believe that our allowance for loan losses is at an amount that will absorb known identifiable loan losses as well as estimated losses inherent in the portfolio for which the losses are probable but not identifiable. Provisions to the allowance may be necessary if the market in which we operate deteriorates, or the composition of our loan portfolio changes. Additionally, regulatory agencies review our allowance for loan losses as part of their examination process. Such agencies may require us to recognize additions to the allowance based on judgments which may be different from those of management. See “Business of Monadnock Community Bank — Asset Quality-Allowance for Loan Losses.”
     Total Noninterest Income. Noninterest income increased $15,000 to $257,000 for the year ended December 31, 2005 from $242,000 for the same period in 2004. The increase during 2005 was attributable to increases in service charges on deposits of $61,000, net gains on sales of loans of $36,000 and other income of $7,000, partially offset by a decrease in net gain on sales of available-for-sale securities of $77,000 as well as a decrease in loan commissions of $11,000. The increase in service charges is primarily related to the increase in new accounts opened throughout 2005 and the increase related to new accounts from our branch acquisition in the fourth quarter of 2004. In December 2005, we instituted a new product known as “Overdraft Privilege Service” to provide our customers with overdraft checking protection. Monadnock Community Bank will honor a customer’s check if they have this product even though there are insufficient funds to pay the check in exchange for a fee. Accordingly, this product is anticipated to increase non-interest income in 2006. Customers are required to pay back the overdraft to Monadnock Community Bank within a certain period of time. The increase in net gains on sales of loans is due to the sale of $1.0 million of United States Small Business Administration guaranteed loans during the year ended December 31, 2005 compared with $328,000 for the same period in 2004. The increase in other income is primarily the result of increased merchant activity as a result of new business accounts, partially offset by increased amortization on servicing rights related to paid off or repurchased United States Small Business Administration loans that originally had been sold. The decrease in loan commissions is the result of a reduction in volume of residential real estate loans in 2005 compared with 2004 that were originated and kept by the mortgage banking company that we use to generate mortgage loans. Fees received and paid on loans that are closed by the mortgage banking company and placed in our portfolio are deferred and amortized as an adjustment of yield.
     Total Noninterest Expenses. Noninterest expenses increased $400,000, or 23.4%, to $2.1 million for the year ended December 31, 2005 compared to $1.7 million for the year ended December 31, 2004. The increase during 2005 was primarily due to increased salaries and employee benefits expense of $195,000, increased other expense of $66,000, increased occupancy expense of $38,000, increased professional fees of $28,000, increased equipment expense of $21,000, increased marketing expense of $19,000 and increased telephone expense of $17,000.
     Salaries and employee benefits expense represented 50.3% and 50.7% of total noninterest expense for the year ended December 31, 2005 and 2004, respectively. Total salaries and employee benefits expense increased $195,000, or 22.5%, to $1.1 million for the year ended December 31, 2005 from $867,000 for 2004. The increase is primarily attributable to an increase in average full time equivalent employees from 18 for the year ended December 31, 2004 to 23 for the same period in 2005, normal salary increases, increases in health care costs, partially offset by increased deferrals of loan origination costs. The increase in average full time equivalent employees is primarily attributable to our branch acquisition in Winchendon, Massachusetts in the fourth quarter of 2004.
     Occupancy expense increased $38,000, or 32.8%, to $154,000 for the year ended December 31, 2005 from $116,000 for 2004. The increase is primarily associated with the costs of our branch acquisition in Winchendon, Massachusetts in the fourth quarter of 2004.
     Equipment expense increased $21,000, or 44.7%, to $68,000 for the year ended December 31, 2005 from $47,000 for 2004 primarily due to increased costs related to the equipment depreciation on fixed assets acquired with the Winchendon branch acquisition, new purchases of equipment for the Winchendon branch office in the fourth quarter of 2004 as well as new purchases of equipment for 2005 and the related depreciation costs.
     Professional fees increased $28,000, or 24.3%, to $143,000 for the year ended December 31, 2005 from $115,000 for 2004 primarily associated with increased legal, audit, consultant and shareholder related expenses as a result of Monadnock Community Bank’s reorganization and minority stock offering completed during the second quarter of 2004.
     Telephone expense increased $17,000, or 54.8%, to $48,000 for the year ended December 31, 2005 from $31,000 for 2004 due to the upgrade of the telephone system to a T1 line, and additional costs related to having a second branch location as well as costs related to a contingency planning site.
     Marketing expense increased $19,000, or 35.2%, to $73,000 for the year ended December 31, 2005 from $54,000 for 2004 as we advertised more heavily in 2005 in an effort to bring in new deposit and loan accounts in the Peterborough market area as well as the Winchendon and surrounding town market area as a result of our branch acquisition in the fourth quarter of 2004.
     Other expense increased $66,000 to $291,000 for the year ended December 31, 2005 from $225,000 for 2004 due to increased costs related to having a second branch office, including the amortization of core deposit intangible from the branch purchase, additional courier costs, and increased costs related to having more deposit and loan accounts, partially offset by one-time charges of $17,000 related to the branch acquisition in 2004.

Management of Interest Rate Risk
     Our Risk When Interest Rates Change. The rates of interest we earn on assets and pay on liabilities generally are established contractually for a period of time. Market interest rates change over time. Our loans generally have longer maturities than our deposits. Accordingly, our results of operations, like those of other financial institutions, are impacted by changes in interest rates and the interest rate sensitivity of our assets and liabilities. The risk associated with changes in interest rates and our ability to adapt to these changes is known as interest rate risk and is a significant market risk.
     How We Measure Our Risk of Interest Rate Changes. As part of our attempt to manage our exposure to changes in interest rates and comply with applicable regulations, we monitor our interest rate risk. In monitoring interest rate risk we continually analyze and manage assets and liabilities based on their payment streams and interest rates, the timing of their maturities, and their sensitivity to actual or potential changes in market interest rates.
     In order to minimize the potential for adverse effects of material and prolonged increases in interest rates on our results of operations, we have adopted asset/liability and funds management policies to better match the maturities and repricing terms of our interest-earning assets and interest-bearing liabilities. The Board of Directors sets and recommends the asset and liability and funds management policies of Monadnock Community Bank, which are implemented by the asset/liability management committee.
     The purpose of the asset/liability management committee is to communicate, coordinate and control asset/liability management consistent with our business plan and Board approved policies. The committee establishes and monitors the volume and mix of assets and funding sources taking into account relative costs and spreads, interest rate sensitivity and liquidity needs. Our objectives are to manage assets and funding sources to produce results that are consistent with our liquidity, capital adequacy, growth, risk and profitability goals.
     The asset/liability management committee generally meets quarterly to review, among other things, economic conditions and interest rate outlook, current and projected liquidity needs and capital position, anticipated changes in the volume and mix of assets and liabilities and interest rate risk exposure limits versus current projections using a net present value of portfolio equity analysis and income simulations. The asset/liability management committee recommends appropriate strategy changes based on this review.
     In order to manage our assets and liabilities and achieve the desired liquidity, credit quality, interest rate risk, profitability and capital targets, we have focused our strategies on:
•	Purchasing adjustable rate securities;

•	Originating and purchasing adjustable rate loans;

•	Originating and purchasing a reasonable volume of fixed rate mortgages;

•	Managing our deposits to establish stable deposit relationships;

•	Using Federal Home Loan Bank advances and pricing on fixed-term non-core deposits to align maturities and repricing terms; and

•	Limiting the percentage of fixed-rate loans in our portfolio.

     Depending on the level of general market interest rates, the relationship between long-term and short-term interest rates, market conditions and competitive factors, the asset/liability management committee may determine to increase our interest rate risk position in order to maintain and improve our net interest margin.
     The asset/liability management committee regularly reviews interest rate risk by forecasting the impact of alternative interest rate environments on net interest income and market value of portfolio equity, which is defined as the net present value of an institution’s existing assets, liabilities and off-balance sheet instruments, and evaluating such impacts against the maximum potential changes in net interest income and market value of portfolio equity that are authorized by the Board of Directors of Monadnock Community Bank.
     The Office of Thrift Supervision provides us with the information presented in the following table, which is based on information provided to the Office of Thrift Supervision by Monadnock Community Bank. It presents the change in Monadnock Community Bank’s net portfolio value at December 31, 2005 (the latest data available), that would occur upon an immediate change in interest rates based on Office of Thrift Supervision assumptions, but without giving effect to any steps that management might take to counteract such change.
     The following table illustrates the change in net interest income at December 31, 2005 that would occur in the event of an immediate change in interest rates, with no effect given to any steps that management might take, within the parameters established by our asset/liability management committee, to counter the effect of such interest movement.

At December 31, 2005
Change in
Interest Rates in
Basis Points (“bp”)
(Rate Shock	Net Portfolio Value			as % of PV of Assets
in Rates)	$ Amount	$ Change	% Change	NPV Ratio	$ Change
		(Dollars in Thousands)
+300 bp	3,322	(2,631)	(44)%	4.59%	(319)bp
+200 bp	4,354	(1,599)	(27)%	5.89%	(189)bp
+100 bp	5,252	(701)	(12)%	6.97%	(80)bp
0 bp	5,954	—	—%	7.77%	—
-100 bp	6,263	309	5%	8.09%	31bp
-200 bp	6,078	125	2%	7.80%	3bp
     The Office of Thrift Supervision uses certain assumptions in assessing the interest rate risk of savings associations. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates, and the market values of certain assets under differing interest rate scenarios, among others.
     As with any method of measuring interest rate risk, shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in the market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable rate mortgage loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset. Further, if interest rates change, expected rates of prepayments on loans and early withdrawals from certificates of deposit could deviate significantly from those assumed in calculating the table.

Liquidity and Commitments
     Historically, we have maintained liquid assets at levels believed to be adequate to meet the requirements of normal operations, including potential deposit outflows. We regularly review cash flow projections and update them to assure that adequate liquidity is maintained. Liquidity may increase or decrease depending upon the availability of funds and comparative yields on investments in relation to the return on loans.
     Our liquidity, represented by cash and cash equivalents and mortgage-backed and related securities, is a product of our operating, investing and financing activities. Our primary sources of funds are deposits, amortization, prepayments and maturities of outstanding loans and mortgage-backed securities, and other short-term investments and funds provided from operations. While scheduled payments from the amortization of loans and mortgage-backed related securities and maturing investment securities and short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. In addition, we invest excess funds in short-term interest-earning assets, which provide liquidity to meet lending requirements. We also generate cash through borrowings. We utilize Federal Home Loan Bank advances to leverage our capital base and provide funds for our lending and investment activities, and enhance our interest rate risk management.
     Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments such as overnight deposits and federal funds sold. On a longer-term basis, we maintain a strategy of investing in various lending products such as residential, commercial and consumer loans. We use our sources of funds primarily to meet ongoing commitments, to pay maturing time deposits and savings withdrawals, to fund loan commitments and to maintain our portfolio of mortgage-backed and related securities. At December 31, 2005, the total approved loan commitments unfunded amounted to $7.4 million, which includes the unadvanced portion of loans of $5.8 million. Certificates of deposits and advances from the Federal Home Loan Bank of Boston scheduled to mature in one year or less at December 31, 2005, totaled $23.3 million and $6.0 million, respectively. Based on historical experience, we believe that a significant portion of maturing deposits will remain with Monadnock Community Bank. We anticipate that we will continue to have sufficient funds, through deposits and borrowings, to meet our current commitments.
     At December 31, 2005, we had total collateral available to support an additional $21.6 million in additional advances from the Federal Home Loan Bank, but our internal policy limits Federal Home Loan Bank advances to 40% of total assets which amounts to an additional $11.1 million in borrowing capacity at year end.
Stockholders’ Equity
     Our stockholders’ equity totaled approximately $5.0 million or 6.54% of total assets at December 31, 2005 compared to $5.2 million, or 7.37% of total assets at December 31, 2004. The decrease in total stockholders’ equity was primarily attributable to an increase in other comprehensive loss of $126,000 due to the decline in market value of securities held for sale net of tax, treasury stock repurchases of $127,000 for the restricted stock awards, a net loss of $30,000, partially offset by an increase of $24,000 related to our employee stock ownership plan.
     Consistent with our goal to operate a sound and profitable financial institution, we actively seek to maintain a “well-capitalized” institution in accordance with regulatory standards. As of December 31, 2005, the most recent notification from the Office of Thrift Supervision categorized Monadnock Community Bank as “well-capitalized” under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the subsidiary bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios. There have been no conditions or events since that notification that management believes would cause a change in Monadnock Community Bank’s categorization.

Impact of Inflation
     The financial statements presented in this prospectus have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These principles require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.
     Our primary assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on our performance than the effects of general levels of inflation. Interest rates, however, do not necessarily move in the same direction or with the same magnitude as the price of goods and services, since such prices are affected by inflation. In a period of rapidly rising interest rates, the liquidity and maturity structure of our assets and liabilities are critical to the maintenance of acceptable performance levels.
     The principal effect of inflation, as distinct from levels of interest rates, on earnings is in the area of non-interest expense. Such expense items as employee compensation, employee benefits and occupancy and equipment costs may be subject to increases as a result of inflation. An additional effect of inflation is the possible increase in the dollar value of the collateral securing loans that we have made. We are unable to determine the extent, if any, to which properties securing our loans have appreciated in dollar value due to inflation.
Recent Accounting Pronouncements
     In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payments” (“SFAS 123R”). This Statement revises FASB Statement No. 123, “Accounting for Stock Based Compensation” and supercedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. SFAS 123R requires that the cost resulting from all share-based payment transactions be recognized in the consolidated financial statements. It establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value based measurement method in accounting for share-based payment transactions with employees except for equity instruments held by employee share ownership plans. This Statement is effective for the beginning of the first interim or annual reporting period that begins after December 15, 2005. Although the adoption of SFAS 123R is not expected to have a significant effect on our financial condition or cash flows, we expect to record non-cash compensation expense that will have an adverse effect on our results of operations. Our current estimate is that the effect on our results of operations will be approximately $21,000 of pre-tax earnings for 2006.
     In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”), in an effort to expand upon and strengthen existing accounting guidance that addresses when a company should include in its financial statements the assets, liabilities and activities of another entity. In December 2003, the FASB revised Interpretation No. 46, also referred to as Interpretation 46 (R) (“FIN 46(R)”). The objective of this interpretation is not to restrict the use of variable interest entities but to improve financial reporting by companies involved with variable interest entities. Until now, one company generally has included another entity in its consolidated financial statements only if it controlled the entity through voting interests. This interpretation changes that, by requiring a variable interest entity to be consolidated by a company only if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns or both. We are required to apply FIN 46, as revised, to all entities subject to it no later than the beginning of the first fiscal year or interim period beginning after December 15, 2004. The adoption of this interpretation did not have a material effect on our consolidated financial statements.
     In December 2003, the American Institute of Certified Public Accountants (“AICPA”) issued Statement of Position 03-3 (“SOP 03-3”) “Accounting for Certain Loans or Debt Securities Acquired in a Transfer.” SOP

03-3 requires loans acquired through a transfer, such as a business combination, where there are differences in expected cash flows and contractual cash flows due in part to credit quality be recognized at their fair value. The excess of contractual cash flows over expected cash flows is not to be recognized as an adjustment of yield, loss accrual, or valuation allowance. Valuation allowances cannot be created nor “carried over” in the initial accounting for loans acquired in a transfer on loans subject to SFAS 114, “Accounting by Creditors for Impairment of a Loan.” This SOP is effective for loans acquired in fiscal years beginning after December 15, 2004, with early adoption encouraged. The adoption of SOP 03-3 did not have a material impact on the our financial position or results of operations.
BUSINESS OF MONADNOCK COMMUNITY BANCORP, INC.
AND MONADNOCK BANCORP, INC.
     Monadnock Bancorp, Inc., is a Maryland corporation, organized in March 2006, that will serve as the holding company for Monadnock Community Bank. Upon completion of the conversion and stock offering, Monadnock Bancorp, Inc. will succeed to all of the business and operations of Monadnock Community Bancorp, Inc. and each of Monadnock Community Bancorp, Inc. and Monadnock Mutual Holding Company will cease to exist. Monadnock Community Bancorp, Inc. is a federal corporation which was incorporated in June 2004 as part of the mutual holding company reorganization of Monadnock Community Bank. Monadnock Community Bancorp, Inc. owns all of the outstanding shares of common stock of Monadnock Community Bank. Monadnock Community Bancorp, Inc. is a majority owned subsidiary of Monadnock Mutual Holding Company, a federally chartered mutual holding company. At December 31, 2005, Monadnock Mutual Holding Company owned 516,797 shares or 54.7% of the common stock of Monadnock Community Bancorp, Inc. Public stockholders held 427,834 shares or 45.3% of the common stock of Monadnock Community Bancorp, Inc. At December 31, 2005, Monadnock Community Bancorp, Inc. had consolidated assets of $75.8 million, deposits of $53.2 million and shareholders’ equity of $5.0 million. Our executive office will be located at One Jaffrey Road, Peterborough, New Hampshire 03458 and our telephone number will be (603) 924-9654.
     Initially following the completion of the conversion, Monadnock Bancorp, Inc. will not be an operating company and will have no significant assets other than owning 100% of the outstanding common stock of Monadnock Community Bank, the net proceeds it retains from the stock offering, part of which will be used to make a loan to the Monadnock Community Bank Employee Stock Ownership Plan, and will have no significant liabilities. See “How We Intend to Use the Proceeds From the Offering.” Monadnock Bancorp, Inc. intends to utilize the support staff and offices of Monadnock Community Bank and will pay Monadnock Community Bank for these services. If Monadnock Bancorp, Inc. expands or changes its business in the future, it may hire its own employees.
     Monadnock Bancorp, Inc. intends to invest the net proceeds of the offering as discussed under “How We Intend to Use the Proceeds From the Offering.” In the future, it may pursue other business activities, including mergers and acquisitions, investment alternatives and diversification of operations. There are, however, no current understandings or agreements for these activities.
BUSINESS OF MONADNOCK COMMUNITY BANK
General
     Monadnock Community Bank was originally established in 1971 as the AWANE Credit Union to serve the automobile after-market parts dealers of the Automobile Wholesalers Association of New England and the employees of such businesses. As a credit union, we were legally restricted to serve only individuals who shared a “common bond” such as a common employer. At the time of our conversion from a Vermont credit union to a federal mutual savings bank in 1996, our field of membership consisted of the above described group. We reorganized into the mutual holding company structure and completed our minority stock offering in 2004. Also in 2004, we acquired a branch office located in Winchendon, Massachusetts. We now serve our customers through two office locations.
     Our principal business consists of attracting retail deposits from the general public and investing those funds primarily in permanent one- to four-family residential mortgage loans as well as home equity loans. We also originate commercial real estate loans and commercial business loans and to a lesser extent we originate multi-family loans and automobile and other consumer loans. We obtain loans through our staff, as well as through advertising in various publications and through our relationship with a mortgage banking company.
     Our revenues are derived principally from interest on loans and mortgage-backed and other securities. We also generate revenue from service charges, sales of loans and investments and other income.
     We offer a variety of deposit accounts having a wide range of interest rates and terms, which generally include savings accounts, money market accounts, demand deposit accounts and certificate of deposit accounts with varied terms ranging from 90 days to seven years. We solicit deposits in our primary market area of western Hillsborough and eastern Cheshire Counties, New Hampshire and northern Worcester County, Massachusetts.
Competition
     We face strong competition in originating real estate and other loans. Competition in originating real estate loans comes primarily from mortgage bankers. We also face competition from other commercial banks with respect to commercial business loans.
     We also face competition in attracting deposits. In the past, we have attracted all of our deposits through our home office. With the acquisition of a branch in Winchendon, Massachusetts in October 2004, we began attracting deposits in this area as well as through our Peterborough, New Hampshire location. Competition for those deposits is principally from savings institutions, commercial banks, brokerage firms, credit unions and mutual funds. We compete for these deposits by offering superior service and a variety of deposit accounts at competitive rates. As of December 31, 2005, we believe that we hold less than 1% of the deposits in each of Hillsborough and Cheshire Counties in New Hampshire and Worcester County in Massachusetts. We also have less than a 1% share of the loan market in each of these counties.
Market Area
     We intend to continue to be a community oriented financial institution offering a variety of financial services to primarily meet the needs of the western Hillsborough and eastern Cheshire Counties in New Hampshire and northern Worcester County in Massachusetts that we serve. Our market area is predominately rural in nature. The employer base is varied with manufacturing, retail, educational and service companies, with service being the largest. Population growth has slightly increased over the past few years, and in the past five years generally tracked the trends of the United States and New Hampshire. Unemployment rates in December, 2005 for Hillsborough and Cheshire Counties, was 3.4% and 2.9%, respectively, compared with 4.6% and 3.3% for the United States and the state of New Hampshire, respectively. The Worcester County, Massachusetts unemployment rate was 4.7%.

Lending Activities
     General. We originate one- to four-family residential loans and home equity loans. We also originate commercial real estate loans and commercial business loans and to a lesser extent, multi-family residential loans, commercial construction and residential land loans and consumer loans, primarily automobile loans. At December 31, 2005, our net loan portfolio totaled $44.5 million. One- to four-family residential real estate mortgage loans represented $23.6 million, or 52.9%, of our loan portfolio at December 31, 2005. Commercial real estate and commercial business loans totaled $8.4 million and $4.3 million, respectively, and represented 18.9% and 9.7%, respectively, of the total loan portfolio at December 31, 2005. Home equity loans totaled $5.8 million and represented 13.0% of the total loan portfolio.
     At December 31, 2005, the maximum amount which we could have loaned to any one borrower and the borrower’s related entities under applicable regulations was generally $684,000 (which is 15% of our total regulatory capital). We also utilize credit enhancements provided by the United States Small Business Administration, the United States Department of Agriculture and other agencies which guarantee a major portion of specific loans. Our two largest lending relationships at December 31, 2005 were as follows: (1) several loans totaling $764,000 to finance an inn as well as a second mortgage on residential property of which $348,000 is guaranteed by the United States Small Business Administration; and 2) a $697,000 loan relationship to fund a paving and plowing company of which $104,000 is guaranteed by the United States Small Business Administration, and the financing of a multi-family residence and the assignment of mortgages on two one- to four-family residences.
     Loan Portfolio Composition. The following table presents information concerning the composition of our loan portfolio in dollar amounts and in percentages as of the dates indicated.

		At December 31,
	2005		2004
	Amount	Percent	Amount	Percent
		(Dollars in Thousands)
Real Estate
One- to four-family	$23,597	52.92%	$18,843	52.71%
Home equity	5,794	12.99	2,766	7.74
Commercial real estate	8,430	18.91	9,553	26.73
Multi-family	597	1.34	614	1.72
Commercial construction and residential land development	480	1.08	515	1.44

Total real estate loans	38,898	87.24	32,291	90.34

Other loans
Commercial business	4,340	9.74	3,118	8.72
Consumer	1,347	3.02	336	0.94

Total other loans	5,687	12.76	3,454	9.66

Total loans	44,585	100.00%	35,745	100.00%

Add (Deduct):
Net deferred loan origination costs (1)	207		182
Allowance for loan losses	(311)		(325)

Total loans, net	$44,481		$35,602

(1)	See Note 2 to our Financial Statements.

     Loan Maturity and Yields. The following table sets forth certain information at December 31, 2005 regarding the dollar amount of loans maturing in our portfolio based on their contractual terms to maturity, but does not include scheduled payments or potential prepayments. Demand loans, loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less. Loan balances do not include undisbursed loan proceeds, unearned discounts, unearned income and allowance for loan losses.

	Real Estate
									Commercial
									Construction and
					Commercial				Residential Land
	One- to-Four Family		Home Equity		Real Estate		Multi-Family		Development
		Weighted		Weighted		Weighted		Weighted		Weighted
		Average		Average		Average		Average		Average
	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
						(Dollars in Thousands)
Due
Within 1 year	$247	8.00%	$—	—%	$69	7.00%	$—	—%	$—	—%
After 1 Year through 3 Years	96	6.94	—	—	99	8.79	—	—	116	7.57
After 3 Years through 5 Years	416	6.25	—	—	228	7.95	—	—	—	—
After 5 Years through 10 Years	2,877	5.46	—	—	1,197	7.20	—	—	90	7.50
After 10 Years through 15 Years	8,465	5.20	199	7.00	1,467	6.44	—	—	78	7.12
Over 15 Years	11,496	5.77	5,595	5.80	5,370	7.07	597	6.85	196	7.12

Total	$23,597	5.56%	$5,794	5.85%	$8,430	7.02%	$597	6.85%	$480	7.34%

	Commercial Business		Consumer		Total
		Weighted		Weighted		Weighted
		Average		Average		Average
	Amount	Rate	Amount	Rate	Amount	Rate
			(Dollars in Thousands)
Due
Within 1 year	$807	8.44%	$124	5.71%	$1,247	8.01%
After 1 Year through 3 Years	551	7.84	188	7.57	1,050	7.79
After 3 Years through 5 Years	1,518	7.89	948	6.40	3,110	7.22
After 5 Years through 10 Years	1,464	7.96	22	6.50	5,650	6.51
After 10 Years through 15 Years	—	—	65	7.25	10,274	5.44
Over 15 Years	—	—	—	—	23,254	6.12

Total	$4,340	8.01%	$1,347	6.54%	$44,585	6.18%

     The following table sets forth the scheduled repayments of fixed- and adjustable-rate loans at December 31, 2005 that are contractually due after December 31, 2006.

	Due After December 31, 2006
	Fixed	Adjustable	Total
		(In Thousands)
One- to four-family	$15,680	$7,670	$23,350
Home equity	—	5,794	5,794
Commercial real estate	483	7,878	8,361
Multi-family	—	597	597
Commercial construction and residential land development	—	480	480
Commercial business	1,682	1,851	3,533
Consumer	1,218	5	1,223

Total loans	$19,063	$24,275	$43,338

     One- to Four-Family Residential Lending. Rather than process this type of loan in-house, we use the services of an unaffiliated mortgage banking company to originate the majority of one- to four-family loans on our behalf in order to provide this service to our customers in a cost-effective manner. Monadnock Community Bank has no ownership interest in this company or any common employees or directors. These loans are generally underwritten in accordance with secondary market standards that we have approved. Our lending staff takes the loan applications and prepares the material for submission to the mortgage banking company for underwriting, final processing and closing. These loans are funded by the mortgage banking company with an option for Monadnock Community Bank to purchase the loan upon funding. For the year ended December 31, 2005 we accepted for our portfolio $5.4 million of the $6.1 million of loans originated through this program. During the second quarter of 2005, we decided to portfolio not only 15 year fixed-rate mortgages but to a lesser extent 30 year fixed-rate mortgages as well as continuing to retain in our portfolio all adjustable-rate single-family loans that we acquire through this relationship.
     Through our relationship with the mortgage banking company, we can assist applicants to obtain financing, but we are not required to commit to portfolio any loan. The decision whether to acquire the loan is made at the time the borrower’s application is submitted to the mortgage banking company. We typically acquire the servicing rights in order to best assist the customer relationship. These loans are acquired from the mortgage banking company without recourse or any right against the mortgage banking company to require a loan to be repurchased from us.
     Fees we collect from the mortgage banking company for loans not acquired by us are recorded as commission income. If we have committed to acquire the loan at closing the fee is deferred, to the extent it exceeds the amount paid to our in-house loan originators to originate the loan, and amortized over the contractual life of the loan under the interest method. The fees we pay to acquire the loan and servicing rights are deferred as part of the loan balance and amortized over the contractual life of the loan under the interest method. If we originate loans without the use of the mortgage banking company, the direct costs of origination, primarily salaries and wages, will be deferred and amortized over the contractual life of the loans. Any origination fees collected from the borrower will be deferred as a reduction of the loan balance and amortized over the contractual life of the loan.
     We account for loans acquired from our mortgage banking company relationship as loan originations since at the time the application of the borrower is submitted to the mortgage banking company we have committed to purchase the loan from the mortgage banking company at the date of funding or closing. We receive a fee between 0.50% and 0.65% of the loan balance from the mortgage banking company for each loan we refer to it whether or not we acquire the loan. We pay a fixed aggregate fee to the mortgage banking company of 1.35% of the loan balance (0.75% for the servicing rights and 0.60% origination fee) and pay the mortgage banking company the principal balance of the loan regardless of the market value of the loan on the acquisition date. At December 31, 2005, our one- to four-family residential mortgage loans totaled $23.6 million, or 52.9%, of our gross loan portfolio.
     These loans are underwritten based on the applicant’s employment and credit history and the appraised value of the subject property. Loans are generally made up to 80% of the lesser of the appraised value or the purchase price of the property. Should a loan be granted with a loan-to-value ratio in excess of 80%, private mortgage insurance is generally required in order to reduce the debt exposure below 80%. Properties securing our one- to four-family loans are generally appraised by independent state licensed fee appraisers approved by the Board of Directors. Borrowers obtain title and hazard insurance, as well as flood insurance, if necessary, in an amount not less than the value of the property improvements.

     One- to four-family mortgage loans are originated on a fixed-rate and adjustable-rate basis. The pricing strategy for mortgage loans includes setting interest rates that are competitive with other local financial institutions and consistent with our internal needs. Adjustable-rate loans are tied to a variety of indices including a rate based on U.S. Treasury securities adjusted to a constant maturity of one year. A majority of the adjustable rate loans carry an initial fixed rate of interest for either three or five years which then convert to an interest rate that is adjusted annually based upon the applicable index. Home mortgages are structured with up to a 30 year maturity. Our one- to four-family loans originated or purchased are secured by properties located primarily in Hillsborough and Cheshire Counties, New Hampshire. All our real estate loans contain a “due on sale” clause allowing us to declare the unpaid principal balance due and payable upon the sale of the security property.
     We also originate, to a lesser extent, fixed rate home equity loans for portfolio. We generally underwrite these loans based on the applicant’s employment and credit history. Presently, we generally lend up to 80% of the real estate tax assessment value or appraised value less any first liens, but may lend up to 90% for high credit quality borrowers. We require our borrowers to obtain hazard insurance and flood insurance, if necessary, in an amount not less than the value of the property improvements. All home equity loans have a maximum maturity of 15 years. We currently retain and service these loans.
     Home-Equity Residential Lending. We currently originate home equity lines of credit. At December 31, 2005, such loans totaled $5.8 million, or 13.0%, of our gross loan portfolio. We generally underwrite these loans based on the applicant’s employment and credit history. Presently, we generally lend up to 80% of the real estate tax assessment value or appraised value less any first liens, but may lend up to 90% for high credit quality borrowers. We require our borrowers to obtain hazard insurance and flood insurance, if necessary, in an amount not less than the value of the property improvements. Our home equity lines of credit carry adjustable interest rates based upon the prime rate of interest. All home equity lines of credit have a maturity of 20 years with a ten year draw period. We currently retain and service these loans.
     Commercial Real Estate Lending. We offer commercial real estate loans. These loans are secured primarily by small retail establishments and small office buildings located in our primary market area. At December 31, 2005, commercial real estate loans totaled $8.4 million, or 18.9%, of our gross loan portfolio. Our largest commercial real estate loan relationship at December 31, 2005, consisted of several loans totaling $534,000 to finance an inn of which $348,000 is guaranteed by the United States Small Business Administration. The loan is performing in accordance with its original terms and conditions.
     We originate primarily adjustable-rate commercial real estate loans. The interest rate on these loans is tied to a variety of indices, including the prime rate as published in the Wall Street Journal as well as a rate based on the constant maturity of one year U.S. Treasury securities. A majority of our adjustable-rate loans carry an initial fixed rate of interest for either three or five years which then converts to an interest rate that is adjusted annually based upon the index. Loan-to-value ratios on our commercial real estate loans do not exceed 80% of the appraised value of the property securing the loan. These loans require monthly payments, amortize up to 25 years and may carry pre-payment penalties.
     Loans secured by commercial real estate are underwritten based on the income producing potential of the property, the financial strength of the borrower and any guarantors. The net operating income, which is the income derived from the operation of the property less all operating expenses, must be sufficient to cover the payments related to the outstanding debt. We typically require an assignment of rents or leases in order to be assured that the cash flow from the project will be used to repay the debt. Appraisals on properties securing commercial real estate loans are generally performed by independent state licensed fee appraisers approved by the Board of Directors. The properties securing our commercial real estate loans are primarily located in New Hampshire.
     Loans secured by commercial real estate properties may be larger and involve a greater degree of credit risk than one- to four-family residential mortgage loans. Because payments on loans secured by commercial real estate properties are often dependent on the successful operation or management of the properties, repayment of such loans may be subject to adverse conditions in the real estate market or the economy. If the cash flow from the project is reduced, or if leases are not obtained or renewed, the borrower’s ability to repay the loan may be impaired. Our loan portfolio possesses increased risk due to our substantial number of commercial real estate loans, which could increase the level of our provision for loan losses.
     Multi-Family Residential Lending. We also offer multi-family residential loans. These loans are secured by real estate located in our primary market area. At December 31, 2005, multi-family residential loans totaled $597,000, or 1.3%, of our gross loan portfolio. Our largest multi-family loan relationship at December 31, 2005, was a $270,000 loan for an apartment complex. The loan is performing in accordance with its original terms and conditions.
     Our multi-family residential loans are originated with adjustable interest rates only. We use a number of indices to set the interest rate, including a rate based on the constant maturity of one year U.S. Treasury securities. A majority of our adjustable-rate loans carry an initial fixed rate of interest for either three or five years which then converts to an interest rate that is adjusted annually based upon the applicable index. Loan-to-value ratios on our multi-family residential loans do not exceed 80% of the appraised value of the property securing the loan. These loans require monthly payments and amortize over a period of up to 25 years. We originate these loans through our staff. Although we generally retain all of the multi-family loans we originate, we may sell participations to manage our exposure to any one borrower.
     Loans secured by multi-family residential real estate are underwritten based on the income producing potential of the property and the financial strength of the borrower. The net operating income, which is the income derived from the operation of the property less all operating expenses, must be sufficient to cover the payments related to the outstanding debt. We require an assignment of rents or leases in order to be assured that the cash flow from the project will be used to repay the debt. Appraisals on properties securing multi-family residential loans are performed by independent state licensed fee appraisers approved by the Board of Directors.
     Loans secured by multi-family residential properties are generally larger and involve a greater degree of credit risk than one- to four-family residential mortgage loans and home equity loans. Because payments on loans secured by multi-family residential properties are often dependent on the successful operation or management of the properties, repayment of such loans may be subject to adverse conditions in the real estate market or the economy. If the cash flow from the project is reduced, or if leases are not obtained or renewed, the borrower’s ability to repay the loan may be impaired.
     Commercial Business Lending. We also offer commercial business loans. These loans are secured primarily by the assets of the business such as equipment, receivables and inventory. At December 31, 2005, commercial business loans totaled $4.3 million, or 9.7%, of our gross loan portfolio. Our largest commercial business loan relationship at December 31, 2005, was a $300,000 loan to an emergency equipment distributor secured by accounts receivable, inventory, equipment and all other assets. The loan is performing in accordance with its original terms and conditions.

     We also originate commercial business loans guaranteed by the United States Small Business Administration. Repayment of the principal of such loans is partially guaranteed by the United States Small Business Administration in a range from 50% to 90% of the principal depending upon the type of loan, the amount of the loan and the business of the borrower. At December 31, 2005, we had $1.6 million in commercial small business loans of which $971,000 were guaranteed by the United States Small Business Administration.
     We originate fixed- and adjustable-rate commercial business loans. The interest rate on these loans is tied to a variety of indices, including the prime rate as published in the Wall Street Journal. A majority of our adjustable-rate loans carry an initial fixed rate of interest for either three or five years which then converts to an interest rate that is adjusted annually based upon the index.
     Commercial loans involve a greater degree of credit risk than one- to four-family residential mortgage loans. Because payments on these loans are often dependent on the successful operation or management of the business, repayment of such loans may be subject to adverse conditions in the economy. If the cash flow from the business is reduced, the borrower’s ability to repay the loan may be impaired. Interest rates on these loans are generally higher than interest rates charged on one- to four-family residential mortgage loans to compensate us for the greater degree of credit risk involved in this type of lending. Our loan portfolio possesses increased risk due to the number of commercial business loans, which could increase the level of our provision for loan losses.
     Consumer Loans. Currently we offer loans secured by new and used automobiles and by deposit accounts, and we make a limited number of unsecured loans. Consumer loans generally have shorter terms to maturity than mortgage loans, which reduces our exposure to changes in interest rates, and carry higher rates of interest than do one- to four-family residential mortgage loans. At December 31, 2005, our consumer loan portfolio totaled $1.3 million, or 3.0%, of our gross loan portfolio.
     Consumer loans may entail greater risk than do one- to four-family residential mortgage loans, particularly in the case of consumer loans which are unsecured or secured by rapidly depreciable assets, such as automobiles. We generally charge higher rates of interest for this type of lending as compared to one- to four-family residential mortgage loans to compensate us for the added credit risk. Repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance. As a result, consumer loan collections are dependent on the borrower’s continuing financial stability and, thus, are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy.
Loan Originations, Purchases, Sales and Repayments
     All loan applications are taken through employees located at our offices. Following approval of a loan application, we issue a loan commitment containing certain terms and conditions which must be complied with by the borrower before we fund the loan. Walk-in customers and referrals from our current customer base, advertisements and real estate brokers are also important sources of loan originations. While we originate both adjustable and fixed-rate loans, our ability to originate loans is dependent upon customer demand for loans in our market area. Demand is affected by local competition and the interest rate environment. The one- to four-family mortgage loans we acquire through our mortgage banking company relationship are not considered purchases for financial reporting purposes. We have sold participation interests in commercial real estate and commercial business loans and multi-family loans to manage our limitation on loans-to-one borrower.
     We account for the sale of participation interests in loans in accordance with paragraphs 9 to 11 of SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets.” In accordance with

SFAS No. 140, we account for a transfer of financial assets, or a portion of a financial asset, as a sale when we surrender control of the transferred assets. Servicing rights and other retained interests in the sold assets are recorded by allocating the previously recorded investment between the assets sold and interest retained based on their relative fair values at the date of transfer. We determine the fair values of servicing rights and other retained interests at the date of transfer using the present value of estimated future cash flows, using assumptions that market participants would use in their estimates of values. The following table shows the loan origination, purchase, sale and repayment activities of Monadnock Community Bank for the periods indicated.

	Year Ended December 31,
	2005	2004
	(In Thousands)
Originations by type:
Adjustable rate:
Real estate - one-to four-family	$1,457	$1,804
- home equity	5,261	1,628
- commercial	1,686	2,604
- multi-family	—	230
- commercial construction and residential land development	196	276
Non-real estate - commercial business	1,793	1,125
- consumer	1	—

Total adjustable-rate	10,394	7,667

Fixed rate:
Real estate - one-to four-family	5,489	2,999
- commercial	746	7
- commercial construction and residential land development	—	220
Non-real estate - commercial business	1,452	957
- consumer	1,628	481

Total fixed-rate	9,315	4,664

Total loans originated	19,709	12,331

Purchases:
Real estate - one-to four-family	696	—
- commercial	299	450
Non-real-estate - commercial business	101	—
- consumer	65	—

Total loans purchased	1,161	450

Sales and Repayments:
Sales and loan participations sold	947	302
Principal repayments	11,082	7,628

Total reductions	12,029	7,930

Net increase	$8,841	$4,851

Loan Approval Authority and Underwriting
     The loan approval process is intended to assess the borrower’s ability to repay the loan, the viability of the loan, and the adequacy of the value of the property that will secure the loan. To assess the borrower’s ability to repay, we review the employment and credit history and information on the historical and projected income and expenses of borrowers. Loans of up to $500,000 to any borrower and the borrower’s related interests may be approved by the loan committee, consisting of senior management. All loans in excess of $500,000 must be approved by the Board of Directors.
     We require appraisals or valuations of real property securing loans. Appraisals are performed by independent state licensed fee appraisers, who are approved by the Board of Directors annually. We require hazard insurance in amounts adequate to protect our principal balance. Where appropriate, flood insurance is also required. Private mortgage insurance is required for all residential mortgage loans with loan-to-value ratios greater than 80%.
Asset Quality
     Collection Procedures. We have established a loan collection policy for delinquent loans. For one- to four-family residential, multi-family, commercial real estate loans and commercial business loans serviced by us, a delinquency notice is sent to the borrower when the loan is eight days past due. When the loan is 20 days past due, we contact the borrower requesting payment of the delinquent amount in full, or the establishment of an acceptable repayment plan to bring the loan current. If an acceptable repayment plan has not been agreed upon, loan personnel will generally take action to foreclose on the real estate collateral or seize the other security for the loan. The notice of intent to foreclose allows the borrower up to 30 days to bring the account current in the case of a residential mortgage loan and 10 days in the case of a commercial mortgage loan. Once the loan becomes 60 days delinquent, and an acceptable repayment plan has not been agreed upon, the servicing officer will initiate foreclosure or repossession of the collateral in the case of a non-real estate loan.
     When a borrower fails to make a timely payment on a consumer loan, a delinquency notice is sent when the loan is over 10 or 15 days past due, depending on the type of loan. Following such time, and generally within 20 days of the delinquency, our staff contacts the borrower by telephone to determine the reason for delinquency and to request payment of the delinquent amount in full or the establishment of an acceptable repayment plan to bring the loan current. If the borrower is unable to make or keep payment arrangements, additional collection action is taken in the form of repossession of collateral for secured loans and small claims or legal action for unsecured loans.

     Delinquent Loans. The following table sets forth our loans delinquent 60 to 89 days and over 90 days or more past due by type, number, amount and percentage of delinquent loans to total gross loans at December 31, 2005 and 2004.

	Loans Delinquent For				Total
	60-89 Days		90 Days and Over
	Number	Amount	Number	Amount	Number	Amount
			(Dollars in Thousands)
At December 31, 2005
One- to four-family	—	$—	—	$—	—	$—
Home equity	—	—	—	—	—	—
Commercial real estate	—	—	1	216	1	216
Multi-family	—	—	—	—	—	—
Commercial construction and residential land development	—	—	—	—	—	—
Commercial business	—	—	1	134	1	134
Consumer	—	—	—	—	—	—

Total	—	$—	2	$350	2	$350

Delinquent loans to total gross loans		—%		0.79%		0.79%

At December 31, 2004
One- to four-family	—	$—	—	$—	—	$—
Home equity	—	—	—	—	—	—
Commercial real estate	—	—	1	199	1	199
Multi-family	—	—	—	—	—	—
Commercial construction and residential land development	—	—	—	—	—	—
Commercial business	1	60	—	—	1	60
Consumer	—	—	—	—	—	—

Total	1	$60	1	$199	2	$259

Delinquent loans to total gross loans		0.17%		0.56%		0.73%
     Non-Performing Assets. The table below sets forth the amounts and categories of non-performing assets in our loan portfolio. Loans to a customer whose financial condition has deteriorated are considered for non-accrual status whether or not the loan is 90 days and over past due. Generally, all loans past due 90 days and over are classified as non-accrual. On non-accrual loans, interest income is not recognized until actually collected. At the time the loan is placed on non-accrual status, interest previously accrued but not collected is reversed and charged against current income.
     Foreclosed assets consist of real estate and other assets which have been acquired through foreclosure on loans. At the time of foreclosure, assets are recorded at the lower of their estimated fair value less selling costs or the loan balance, with any write-down charged against the allowance for loan losses. At both dates presented, we had no troubled debt restructurings which involve forgiving a portion of interest or principal on any loans or making loans at a rate materially less than that of market rates.

	At December 31,
	2005	2004
	(Dollars in Thousands)
Non-accrual loans:
One- to four-family	$—	$—
Home equity	—	—
Commercial real estate	216	199
Multi-family	—	—
Commercial construction and residential land development	—	—
Commercial business	134	—
Consumer	—	—

Total	350	199

Loans 90 days or more delinquent and still accruing:
One- to four-family	$—	$—
Home equity	—	—
Commercial real estate	—	—
Multi-family	—	—
Commercial construction and residential land development	—	—
Commercial business	—	—
Consumer	—	—

Total	—	—

Total non-performing loans	$350	$199

Real estate owned:
One- to four-family	$—	$—
Home equity	—	—
Commercial real estate	—	—
Multi-family	—	—
Commercial construction and residential land development	—	—
Commercial business	—	—
Consumer	—	—
Repossessed assets	—	13
Total	—	13

Total non-performing assets	$350	$212

Ratios:
Non-performing loans to total loans	0.79%	0.56%
Non-performing assets to total assets	0.46%	0.30%
     For the year ended December 31, 2005 and 2004, $4,850 and $6,123, respectively, of gross interest income would have been recorded had the non-accruing loans been current in accordance with their original terms. No interest income was recorded on non-accruing loans during the respective periods. See “—Classified Assets.”
     Classified Assets. Regulations provide for the classification of loans and other assets, such as debt and equity securities considered by regulators to be of lesser quality, as “substandard,” “doubtful” or “loss.” An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that the insured institution will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard,” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets that do not expose us to risk sufficient to warrant classification in one of the aforementioned categories, but which possess some weaknesses are designated as “special mention” by management.

     When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances for loan losses in an amount deemed prudent by management and approved by the Board of Directors. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as “loss,” it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge off such amount. An institution’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation, which may order the establishment of additional general or specific loss allowances.
     In connection with the filing of our periodic reports with the Office of Thrift Supervision and in accordance with our classification of assets policy, we regularly review the problem assets in our portfolio to determine whether any assets require classification in accordance with applicable regulations. The total amount of classified assets represented 1.96% of our equity capital and 0.13% of our total assets at December 31, 2005. Monadnock Community Bank also had $236,000 and $652,000 of special mention assets at December 31, 2005 and 2004, respectively. The special mention assets had government guarantees from the United States Small Business Administration of $64,000 and $991,000, respectively, at December 31, 2005 and 2004, and the amounts presented above include only the non-government guaranteed portion of the loan.
     The aggregate amount of our classified assets at the dates indicated were as follows:

	At December 31,
	2005	2004
	(In Thousands)
Loss	$—	$—
Doubtful	—	—
Substandard	97	435

Total	$97	$435

     Our classified assets are primarily comprised of commercial real estate loans originated by previous management. Monadnock Community Bank’s current management has focused on improving credit monitoring of these loans. The substandard assets shown in the table above had government guarantees from the Small Business Administration of $315,000 and $816,000, respectively, at December 31, 2005 and 2004 and the amounts presented in the table include only the non-government guaranteed portion of the loan. The largest classified asset as of December 31, 2005 is a $350,000 loan relationship to fund a real estate and related business loans. This loan relationship carries a guarantee by the United States Small Business Administration covering $262,000, or 75.0%, of the total principal and up to 90 days of interest. The loans comprising this lending relationship were paid during the first quarter of 2006.
     As of December 31, 2005 and 2004, substandard assets included $88,000 and $62,000, respectively, of nonperforming assets with allocated allowances of $13,000 and $6,000, respectively.
     Allowance for Loan Losses. We maintain an allowance for loan losses to absorb losses inherent in the loan portfolio. The allowance is based on ongoing, quarterly assessments of the estimated losses inherent in the loan portfolio. Our methodology for assessing the appropriateness of the allowance consists of several key elements, which include loss ratio analysis by type of loan and specific allowances for identified problem loans. In addition, the allowance incorporates the results of measuring impaired loans as provided in Statement of Financial Accounting Standards (“SFAS”) No. 114, “Accounting by

Creditors for Impairment of a Loan” and SFAS No. 118, “Accounting by Creditors for Impairment of a Loan – Income Recognition and Disclosures.” These accounting standards prescribe the measurement methods, income recognition and disclosures related to impaired loans.
     The formula allowance is calculated by applying loss factors to outstanding loans based on the internal risk evaluation of the loans or pools of loans. Changes in risk evaluations of both performing and nonperforming loans affect the amount of the formula allowance. Loss factors are based both on our historical loss experience as well as on significant factors that, in management’s judgment, affect the collectibility of the portfolio as of the evaluation date.
     The appropriateness of the allowance is reviewed and established by management quarterly based on then-existing economic and business conditions affecting our key lending areas and other conditions, such as credit quality trends (including trends in nonperforming loans expected to result from existing conditions), collateral values, loan volumes and concentrations, specific industry conditions within portfolio segments and recent loss experience in particular segments of the portfolio that existed as of the balance sheet date and the impact that such conditions were believed to have had on the collectibility of the loan. Senior management reviews these conditions quarterly in discussions with our senior credit officers. To the extent that any of these conditions is evidenced by a known identifiable problem credit or portfolio segment as of the evaluation date, management’s estimate of the effect of such condition may be reflected as a specific allowance applicable to such credit or portfolio segment. Where any of these conditions is not evidenced by a known identifiable problem credit or portfolio segment as of the evaluation date, management’s evaluation of the loss related to this condition is reflected in the general allowance. The evaluation of the inherent loss with respect to these conditions is subject to a higher degree of uncertainty because they are not identified with known problem credits or portfolio segments.
     Management also evaluates the adequacy of the allowance for loan losses based on a review of individual loans, historical loan loss experience, the value and adequacy of collateral, and economic conditions in our market area. This evaluation is inherently subjective as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. For all specifically reviewed loans for which it is probable that we will be unable to collect all amounts due according to the terms of the loan agreement, we determine impairment by computing a fair value either based on discounted cash flows using the loan’s initial interest rate or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogenous loans that are collectively evaluated for impairment and are excluded from specific impairment evaluation, and their allowance for loan losses is calculated in accordance with the allowance for loan losses policy described above.
     Because the allowance for loan losses is based on estimates of losses inherent in the loan portfolio, actual losses can vary significantly from the estimated amounts. Our methodology as described permits adjustments to any loss factor used in the computation of the formula allowance in the event that, in management’s judgment, significant factors which affect the collectibility of the portfolio as of the evaluation date are not reflected in the loss factors. By assessing the estimated losses inherent in the loan portfolio on a quarterly basis, we are able to adjust known and inherent loss estimates based upon any more recent information that has become available. In addition, management’s determination as to the amount of our allowance for loan losses is subject to review by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation, which may require the establishment of additional general or specific allowances based upon their judgment of the information available to them at the time of their examination of Monadnock Community Bank.
     At December 31, 2005 and 2004, our allowance for loan losses was $311,000 and $325,000, respectively, and the ratio of the allowance to total loans outstanding was 0.70% and 0.91%, respectively.

At December 31, 2005 and 2004, the allowance for loan losses represented 88.86% and 163.32%, respectively, of nonperforming loans. The ratio of the allowance for loan losses to nonperforming loans in the table below includes nonperforming loans with government guarantees from the Small Business Administration. The non-guaranteed portion of nonperforming loans was $88,000 and $50,000, at December 31, 2005 and 2004, respectively, and the allowance for loan losses represented 353.41% and 650.00%, at December 31, 2005 and 2004, respectively, of the non-guaranteed portion of the nonperforming loans. We recorded a net benefit for loan losses for the year ended December 31, 2005 of $16,000 due to the payoff in the second and third quarters of 2005 of $670,000 ($502,000 of which was guaranteed by the United States Small Business Administration) in nonperforming loans as classified substandard and the payoff of $802,000 ($525,000 of which was guaranteed by the United States Small Business Administration) of special mention loans in the second quarter of 2005, partially offset by the downgrade of $350,000 of loans ($262,000 of which is guaranteed by the United States Small Business Administration) to substandard in the fourth quarter of 2005 as well as an increase in the net loan portfolio of $8.9 million, of which $7.8 million of the increase was in one- to four-family and home equity real estate loans. We believe that our allowance for loan losses is at an amount that will absorb known identifiable loan losses as well as estimated losses inherent in the portfolio for which the losses are probable but not identifiable. Provisions to the allowance may be necessary if the market in which we operate deteriorates. Additionally, regulatory agencies review our allowance for loan losses as part of their examination process. Such agencies may require us to recognize additions to the allowance based on judgments which may be different from those of management.

     The following table sets forth an analysis of our allowance for loan losses.

	Years Ended December 31,
	2005	2004
	(Dollars in Thousands)
Balance at beginning of period	$325	$320

Charge-offs:
One- to four-family	—	—
Home equity	—	—
Commercial real estate	—	(3)
Multi-family	—	—
Commercial construction and residential land development	—	—
Commercial business	—	—
Consumer	(3)	—

Recoveries:
One- to four-family	3	7
Home equity	—	—
Commercial real estate	2	1
Multi-family	—	—
Commercial construction and residential land development	—	—
Commercial business	—	—
Consumer	—	—

Net (charge-offs) recoveries	2	5

Provision (benefit) for loan losses	(16)	—

Balance at end of period	$311	$325

Net charge-offs (recoveries) to average loans outstanding during this period (1)	(0.01)%	(0.02)%

Ratios:
Net charge-offs to average non- performing loans during this period	(0.70)%	(2.79)%

Allowance for loan losses to non- performing loans	88.86%	163.32%

Allowance as a percent of total gross loans (end of period)(1)	0.70%	0.91%

(1)	Total loans are net of deferred fees and costs

     The distribution of the allowance for losses on loans at the dates indicated is summarized as follows.

	At December 31,
	2005			2004
			Percent of			Percent of
			Gross			Gross
			Loans in			Loans in
			Each			Each
		Percent of	Category		Percent of	Category
		Allowance	to Total		Allowance	to Total
		to Total	Gross		to Total	Gross
	Amount	Allowance	Loans	Amount	Allowance	Loans
	(Dollars in Thousands)
One- to four-family	$75	24.11%	52.92%	$93	28.62%	52.71%

Home equity	14	4.50	12.99	8	2.46	7.74

Commercial real estate	127	40.84	18.91	156	48.00	26.73

Multi-family	9	2.89	1.34	9	2.77	1.72

Commercial construction and residential land development	4	1.29	1.08	2	0.61	1.44

Commercial business	56	18.01	9.74	51	15.69	8.72

Consumer	26	8.36	3.02	6	1.85	0.94

Total Allowance for Loan Losses	$311	100.00%	100.00%	$325	100.00%	100.00%

Investment Activities
     General. Under the direction and guidance of the asset/liability management committee and Board policy, our president has the basic responsibility for the management of our investment portfolio. Various factors are considered when making decisions, including the marketability, maturity and tax consequences of the proposed investment. The maturity structure of investments will be affected by various market conditions, including the current and anticipated short and long term interest rates, the level of interest rates, the trend of new deposit inflows, and the anticipated demand for funds via deposit withdrawals and loan originations and purchases.
     Liquidity. We are required by federal regulations to maintain liquid assets in an amount necessary to support our operations and are also permitted to make certain other securities investments. Cash flow projections are regularly reviewed and updated to assure that adequate liquidity is provided.
     We are authorized to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various federal agencies, certain certificates of deposit of insured banks and savings institutions, certain bankers’ acceptances, repurchase agreements and federal funds. Subject to various restrictions, federal savings associations may also invest their assets in investment grade commercial paper and corporate debt securities and mutual funds whose assets conform to the investments that a federally chartered savings association is otherwise authorized to make directly.

     Mortgage-Backed Securities. We invest in mortgage-backed securities as part of our asset liability management strategy. Management believes that mortgage-backed securities represent attractive investment opportunities relative to other investments due to the wide variety of maturity and repayment options available through such investments. Our mortgage-backed securities are purchased as an alternative to mortgage loans. At December 31, 2005, we held $24.6 million of mortgage-backed securities. Our mortgage-backed securities are guaranteed by either Ginnie Mae or Freddie Mac, United States Government sponsored enterprises.
     SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” requires that investments be categorized as “held-to-maturity,” “trading securities” or “available-for-sale,” based on management’s intent as to the ultimate disposition of each security. SFAS No. 115 allows debt securities to be classified as “held-to-maturity” and reported in financial statements at amortized cost only if the reporting entity has the positive intent and ability to hold those securities to maturity. Our current strategy is to hold all securities as available-for-sale, recorded at fair value.
     The following table sets forth the composition of our investment portfolio at the dates indicated.

	At December 31,
	2005		2004
	Carrying	Percent of	Carrying	Percent of
	Value	Total	Value	Total
		(Dollars in Thousands)
Securities Available for Sale:
U.S. Government agency obligations	$2,961	10.76%	$—	—%
Mortgage-backed securities:
Ginnie Mae	19,958	72.52	28,084	91.52
Freddie Mac	4,601	16.72	2,603	8.48

Total mortgage-backed securities	24,559	89.24	30,687	100.00

Total	$27,520	100.00%	$30,687	100.00%

Other earnings assets:
Interest-earning deposits in other financial institutions	187	12.41%	519	28.22%
Federal Home Loan Bank stock	1,220	80.96	1,220	66.34
Other investments	100	6.63	100	5.44

Total	1,507	100.00%	1,839	100.00%

Total	$29,027		$32,526

     While our mortgage-backed securities carry a reduced credit risk as compared to whole loans due to their issuance under government agency sponsored programs, they remain subject to the risk that a fluctuating interest rate environment, along with other factors like the geographic distribution of the underlying mortgage loans, may alter the prepayment rate of the mortgage loans and so affect both the prepayment speed, and value, of the investment securities. As a result of these factors, the estimated average lives of these securities will be shorter than the contractual maturities as shown on the following table.

     The maturities of the investment securities portfolio and the amortized cost and fair value, excluding Federal Home Loan Bank stock, as of December 31, 2005, are as follows:

	At December 31, 2005
		After One
	One Year or	to Five	After Five to 10	Over 10
	Less	Years	Years	Years	Total Securities
	Amortized	Amortized	Amortized	Amortized	Amortized	Fair
	Cost	Cost	Cost	Cost	Cost	Value
			(Dollars in Thousands)
U.S. Government agency Obligations	$—	$3,000	$—	$—	$3,000	$2,961
Ginnie Mae	—	—	—	20,115	20,115	19,958
Freddie Mac	—	—	—	4,660	4,660	4,601

Total mortgage-backed securities	$—	$—	$—	$24,775	$24,775	$24,559

Total investment securities	$—	$3,000	$—	$24,775	$27,775	$27,520

Weighted average yield	—%	4.03%	—%	3.84%	3.86%
Sources of Funds
     General. Our sources of funds are deposits, payment of principal and interest on loans, interest earned on or maturation or sales of other investment securities, borrowings, and funds provided from operations.
     Deposits. We offer a variety of deposit accounts to consumers with a wide range of interest rates and terms. Our deposits consist of certificates of deposit, money market demand accounts, demand accounts, NOW accounts and savings accounts. We have historically paid market rates on our deposit accounts. We primarily rely on competitive pricing policies, marketing and customer service to attract and retain these deposits. We do not solicit brokered deposits, but may consider using them in the future.
     The flow of deposits is influenced significantly by general economic conditions, changes in money market and prevailing interest rates. The variety of deposit accounts we offer has allowed us to be competitive in obtaining funds and to respond with flexibility to changes in consumer demand. We have become more susceptible to short-term fluctuations in deposit flows, as customers have become more interest rate conscious. We try to manage the pricing of our deposits in keeping with our asset/liability management, liquidity and profitability objectives, subject to competitive factors. Based on our experience, we believe that our deposits are relatively stable sources of funds. Despite this stability, our ability to attract and maintain these deposits and the rates paid on them has been and will continue to be significantly affected by market conditions. We expect to maintain a substantial majority of our certificates of deposit that are maturing in 2006 by continuing to pay market rates, providing quality service and promoting our bank as a local community bank. Our liquidity could be reduced, however, if a significant portion of the certificates of deposit are not renewed. Paying market rates to retain these deposits may increase our cost of funds and could decrease our net interest income and net interest margin. We will be able to use Federal Home Loan Bank advances to provide an alternative source of funds for certificates of deposit that mature and are not renewed. Utilizing Federal Home Loan Bank advances is likely to increase our cost of funds.

     The following table sets forth the distribution of total deposit accounts, by account type, at the dates indicated.

	At December 31,
	2005			2004
			Weighted Average			Weighted Average
	Balance	Percent	Rate	Balance	Percent	Rate
			(Dollars in Thousands)
Deposit type:
Non-interest bearing demand	$5,269	9.89%	—%	$4,418	9.59%	—%
Savings accounts	2,780	5.22	0.50	3,317	7.20	0.71
NOW accounts	3,194	6.00	0.60	3,440	7.46	0.63
Money market demand accounts.	11,135	20.92	1.57	11,881	25.77	1.15

Total transaction accounts	22,378	42.03	0.93	23,056	50.02	0.79

Certificates of deposit	30,860	57.97	3.43	23,041	49.98	2.99

Total deposits	$53,238	100.00%	2.38%	$46,097	100.00%	1.89%

     The following table sets forth, by interest rate ranges, information concerning certificates of deposit at the dates indicated.

	At December 31, 2005
	Period to Maturity
	Less than	One to Two	Two to	More than		Percent of
	One Year	Years	Three Years	Three Years	Total	Total
			(Dollars in Thousands)
Interest Rate Range:
2.00% and below	$95	$—	$—	$—	$95	0.31%
2.01% to 3.00%	8,604	417	59	6	9,086	29.44
3.01% to 4.00%	13,211	2,456	702	873	17,242	55.87
4.01% to 5.00%	944	2,167	2	667	3,780	12.25
5.01% to 6.00%	464	98	92	—	654	2.12
6.01% and above	3	—	—	—	3	0.01

Total	$23,321	$5,138	$855	$1,546	$30,860	100.00%

     As of December 31, 2005, the aggregate amount of outstanding certificates of deposit in amounts greater than or equal to $100,000 was approximately $8.6 million.
     The following table sets forth the maturity of those certificates as of December 31, 2005.

At
December 31, 2005
(In Thousands)
Three months or less	$4,633
Over three months through six months	519
Over six months through one year	1,777
Over one year to three years	1,469
Over three years	207

Total	$8,605

     Borrowings. Although deposits are our primary source of funds, we may utilize borrowings primarily as part of our asset liability management strategy, when we desire additional capacity to purchase loans or to fund loan demand. Our borrowings historically have consisted of advances from the Federal Home Loan Bank of Boston. We may obtain advances from the Federal Home Loan Bank of Boston upon the security of our mortgage loans and mortgage-backed securities. These advances may be made using several different credit programs, each of which has its own interest rate, range of maturities and call or put features. At December 31, 2005, we had $17.5 million in Federal Home Loan Bank advances outstanding. At December 31, 2005, we had total collateral available to support an additional $21.6 million in additional advances from the Federal Home Loan Bank of Boston, but our internal policy limits Federal Home Loan Bank advances to 40% of total assets which amounts to an additional $11.1 million in borrowing capacity at year end.
     The following table sets forth information as to our Federal Home Loan Bank advances for the periods indicated.

	At or For the Year
	Ended December 31,
	2005	2004
	(Dollars in Thousands)
Balance at end of period	$17,482	$19,364
Average balance during period	19,148	16,097
Maximum month-end balance	21,849	24,009
Weighted average interest rate during the period	3.06%	2.62%
Weighted average interest rate at end of period	3.26%	2.81%
Subsidiary and Other Activities
     At December 31, 2005, Monadnock Community Bancorp, Inc. did not have any subsidiaries other than Monadnock Community Bank.
Employees
     At December 31, 2005, we had 22 full-time employees and four part-time employees. Our employees are not represented by any collective bargaining group. Management believes that we have a good relationship with our employees.

Properties
     As of December 31, 2005, Monadnock Community Bank leased its main office and owned its branch office. The following is a list of our locations:

	Owned or	Year Acquired	Net Book Value
Location	Leased	or Leased	of Real Property
Main Office One Jaffrey Road Peterborough, New Hampshire 03458	Leased	1998	$—

Branch Office 172 Central Street Winchendon, Massachusetts 01475	Owned	2004	$328,000
     The net book value of our premises, land and equipment was approximately $811,000 at December 31, 2005, which includes undeveloped property located in Rindge, New Hampshire as a potential new office site.
Legal Proceedings
     We are involved, from time to time, as plaintiff or defendant in various legal actions arising in the normal course of business. At December 31, 2005, we were not involved in any legal proceedings, the outcome of which would be material to our financial condition, results of operations, or cash flows.
SUPERVISION AND REGULATION
General
     As a federally chartered savings bank, Monadnock Community Bank is regulated and supervised by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. This regulation and supervision establishes a comprehensive framework of activities in which we may engage, and is intended primarily for the protection of the Federal Deposit Insurance Corporation’s deposit insurance funds and depositors. Under this system of federal regulation, financial institutions are periodically examined to ensure that they satisfy applicable standards with respect to their capital adequacy, assets, management, earnings, liquidity and sensitivity to market interest rates. After completing an examination, the federal agency critiques the financial institution’s operations and assigns its rating (known as an institution’s CAMELS). Under federal law, an institution may not disclose its CAMELS rating to the public. Monadnock Community Bank also is a member of, and owns stock in, the Federal Home Loan Bank of Boston, which is one of the twelve regional banks in the Federal Home Loan Bank System. Monadnock Community Bank also is regulated, to a lesser extent, by the Board of Governors of the Federal Reserve System, governing reserves to be maintained against deposits and other matters. The Office of Thrift Supervision examines Monadnock Community Bank and prepares reports for consideration by our Board of Directors on any operating deficiencies. Monadnock Community Bank’s relationship with our depositors and borrowers also is regulated to a great extent by both federal and state laws, especially in matters concerning the ownership of deposit accounts and the form and content of our loan documents.
     There can be no assurance that changes to existing laws, rules and regulations, or any other new laws, rules or regulations, will not be adopted in the future, which could make compliance more difficult or expensive or otherwise adversely affect our business, financial condition or prospects. Any change in these laws or regulations, or in regulatory policy, whether by the Federal Deposit Insurance Corporation, the Office of Thrift Supervision or Congress, could have a material adverse impact on our business, financial condition or operations.
Federal Banking Regulation
     Business Activities. A federal savings bank derives its lending and investment powers from the Home Owners’ Loan Act, and the regulations of the Office of Thrift Supervision. Under these laws and regulations, Monadnock Community Bank may invest in mortgage loans secured by residential and commercial real estate, commercial business and consumer loans, certain types of debt securities and certain other loans and assets subject to applicable limits. Monadnock Community Bank also may establish subsidiaries that may engage in activities not otherwise permissible for Monadnock Community Bank directly, including real estate investment, securities brokerage and insurance agency services subject to applicable registration and licensing requirements.
     Capital Requirements. Office of Thrift Supervision regulations require savings banks to meet three minimum capital standards: a 1.5% tangible capital ratio, a 4% leverage ratio (3% for institutions receiving the highest CAMELS rating) and an 8% risk-based capital ratio. The prompt corrective action standards discussed below, in effect, establish a minimum 2% tangible capital standard.
     The risk-based capital standard for savings banks requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100%, assigned by the Office of Thrift Supervision capital regulation based on the risks inherent in the type of asset. Core capital is defined as common stockholders’ equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, allowance for loan and lease losses up to a maximum of 1.25% of risk-weighted assets, and up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.
     At December 31, 2005, Monadnock Community Bank’s capital exceeded all applicable requirements. See “Pro Forma Regulatory Capital Analysis.”
     Loans to One Borrower. A federal savings bank generally may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus on an unsecured basis. An additional amount may be loaned, equal to 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which generally does not include real estate. As of December 31, 2005, Monadnock Community Bank was in compliance with the loans-to-one-borrower limitations.
     Qualified Thrift Lender Test. As a federal savings bank, Monadnock Community Bank is subject to a qualified thrift lender, or “QTL,” test. Under the QTL test, Monadnock Community Bank must maintain at least 65% of its “portfolio assets” in “qualified thrift investments” in at least nine months of the most recent 12-month period. “Portfolio assets” generally means total assets of a savings institution, less the sum of specified liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used in the conduct of the institution’s business.

     “Qualified thrift investments” include various types of loans made for residential and housing purposes, investments related to such purposes, including certain mortgage-backed and related securities, and loans for personal, family, household and certain other purposes up to a limit of 20% of portfolio assets. “Qualified thrift investments” also include 100% of an institution’s credit card loans, education loans and small business loans. Monadnock Community Bank also may satisfy the QTL test by qualifying as a “domestic building and loan association” as defined in the Internal Revenue Code of 1986.
     A savings bank that fails the QTL test must either convert to a bank charter or operate under specified restrictions. At December 31, 2005, Monadnock Community Bank maintained approximately 93.33% of its portfolio assets in qualified thrift investments, and therefore satisfied the QTL test.
     Capital Distributions. Office of Thrift Supervision regulations govern capital distributions by a federal savings bank, which include cash dividends, stock repurchases and other transactions charged to the institution’s capital account. A savings bank must file an application with the Office of Thrift Supervision for approval of a capital distribution if:
•	the total capital distributions for the applicable calendar year exceed the sum of the savings bank’s net income for that year to date plus the savings bank’s retained net income for the preceding two years;

•	the savings bank would not be at least adequately capitalized following the distribution;

•	the distribution would violate any applicable statute, regulation, agreement or Office of Thrift Supervision-imposed condition; or

•	the savings bank is not eligible for expedited treatment of its filings.
     Even if an application is not otherwise required, every savings bank that is a subsidiary of a holding company must still file a notice with the Office of Thrift Supervision at least 30 days before the Board of Directors declares a dividend or approves a capital distribution.
     The Office of Thrift Supervision may disapprove a notice or application if:
•	the savings bank would be undercapitalized following the distribution;

•	the proposed capital distribution raises safety and soundness concerns; or

•	the capital distribution would violate a prohibition contained in any statute, regulation or agreement.
     Liquidity. A federal savings bank is required to maintain a sufficient amount of liquid assets to ensure its safe and sound operation.
     Community Reinvestment Act and Fair Lending Laws. All savings banks have a responsibility under the Community Reinvestment Act and related regulations of the Office of Thrift Supervision to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. In connection with its examination of a federal savings bank, the Office of Thrift Supervision is required to assess the savings bank’s record of compliance with the Community Reinvestment Act. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. A savings bank’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in regulatory restrictions on its activities. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the Office of Thrift Supervision, as well as other federal regulatory agencies and the Department of Justice. Monadnock Community Bank received a “Satisfactory” Community Reinvestment Act rating in its most recent federal examination.
     Transactions with Related Parties. A federal savings bank’s authority to engage in transactions with its “affiliates” is limited by Office of Thrift Supervision regulations and Regulation W of the Federal Reserve Board, which implements Sections 23A and 23B of the Federal Reserve Act. The term “affiliates” for these purposes generally means any company that controls or is under common control with an institution. Monadnock Bancorp, Inc. and its non-savings institution subsidiaries will be affiliates of Monadnock Community Bank. In general, transactions with affiliates must be on terms that are as favorable to the savings bank as comparable transactions with non-affiliates. In addition, certain types of these transactions are restricted to an aggregate percentage of the savings bank’s capital. Collateral in specified amounts must usually be provided by affiliates in order to receive loans from the savings bank. In addition, Office of Thrift Supervision regulations prohibit a savings bank from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary.
     Monadnock Community Bank’s authority to extend credit to its directors, executive officers and 10% or greater stockholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board. Among other things, these provisions require that extensions of credit to insiders (i) be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features, and (ii) not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of Monadnock Community Bank’s capital. In addition, extensions of credit in excess of certain limits must be approved by Monadnock Community Bank’s Board of Directors.
     Enforcement. The Office of Thrift Supervision has primary enforcement responsibility over federal savings banks and has the authority to bring enforcement action against all “institution-affiliated parties,” including stockholders, attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the savings bank, receivership, conservatorship or the termination of deposit insurance. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day. The Federal Deposit Insurance Corporation also has the authority to recommend to the Director of the Office of Thrift Supervision that enforcement action be taken with respect to a particular savings bank. If action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take action under specified circumstances.
     Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation, and other operational and managerial standards as the agency deems appropriate. The federal banking agencies adopted Interagency Guidelines Prescribing Standards for Safety and Soundness to implement the safety and soundness standards required under federal law. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired.

     The guidelines address internal controls and information systems, internal audit systems, credit underwriting, loan documentation, interest rate risk exposure, asset growth, compensation, fees and benefits. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to submit a compliance plan.
     Prompt Corrective Action Regulations. Under the prompt corrective action regulations, the Office of Thrift Supervision is authorized and, under certain circumstances, required to take supervisory actions against undercapitalized savings banks. For this purpose, a savings bank is placed in one of the following five categories based on the savings bank’s capital:
•	well-capitalized (at least 5% leverage capital, 6% tier 1 risk-based capital and 10% total risk-based capital);

•	adequately capitalized (at least 4% leverage capital, 4% tier 1 risk-based capital and 8% total risk-based capital);

•	undercapitalized (less than 3% leverage capital, 4% tier 1 risk-based capital or 8% total risk-based capital);

•	significantly undercapitalized (less than 3% leverage capital, 3% tier 1 risk-based capital or 6% total risk-based capital); or

•	critically undercapitalized (less than 2% tangible capital).
     Generally, the Office of Thrift Supervision is required to appoint a receiver or conservator for a savings bank that is “critically undercapitalized.” The regulation also provides that a capital restoration plan must be filed with the Office of Thrift Supervision within 45 days of the date a savings bank receives notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” In addition, numerous mandatory supervisory restrictions become immediately applicable to the savings bank, including, but not limited to, restrictions on growth, investment activities, capital distributions and affiliate transactions. The Office of Thrift Supervision may also take any one of a number of discretionary supervisory actions against undercapitalized savings banks, including the issuance of a capital directive and the replacement of senior executive officers and directors.
     At December 31, 2005, Monadnock Community Bank met the criteria for being considered “well-capitalized.”
     Insurance of Deposit Accounts. Deposit accounts in Monadnock Community Bank are insured by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation. Monadnock Community Bank’s deposits, therefore, are subject to Federal Deposit Insurance Corporation deposit insurance assessments and the Federal Deposit Insurance Corporation has adopted a risk-based system for determining deposit insurance assessments. On February 15, 2006, federal legislation to reform federal deposit insurance was signed into law. This new legislation requires, among other things, the merger of the Savings Association Insurance Fund and the Bank Insurance Fund into a unified insurance deposit fund, an increase in the amount of federal deposit insurance coverage from $100,000 to $130,000 (with a cost of living adjustment to become effective in five years), and the reserve ratio to be modified to provide for a range between 1.15% and 1.50% of estimated insured deposits. The Federal Deposit Insurance Corporation is authorized to raise the assessment rates as necessary to maintain the required ratio of reserves. The new legislation requires the FDIC to issue regulations implementing the law. The changes required by the law will not become effective until final regulations have been issued, which must be no later than 270 days from the date of the enactment of the legislation. In addition, all Federal Deposit Insurance Corporation-insured institutions must pay assessments to the Federal Deposit Insurance Corporation at an annual rate of approximately .0212% of insured deposits to fund interest payments on federal agency bonds maturing in 2017 that were issued to recapitalize the predecessor to the Deposit Insurance Fund.
     Prohibitions Against Tying Arrangements. Federal savings banks are prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the savings bank or its affiliates or not obtain services of a competitor of the savings bank.
     Federal Home Loan Bank System. Monadnock Community Bank is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions. As a member of the Federal Home Loan Bank of Boston, Monadnock Community Bank is required to acquire and hold shares of capital stock in the Federal Home Loan Bank. As of December 31, 2005, Monadnock Community Bank was in compliance with this requirement.
     The Federal Housing Finance Board, which regulates the 12 regional Federal Home Loan Banks including the Federal Home Loan Bank of Boston, on March 8, 2006 approved a proposed rule intended to strengthen the capital structure of the Federal Home Loan Banks by requiring a minimum level of retained earnings and restricting the amount of excess stock that a Federal Home Loan Bank can accumulate. Under the proposal, the Federal Housing Financing Board would restrict the amount of dividends that a Federal Home Loan Bank, including the Federal Home Loan Bank of Boston, could pay to its members, including Monadnock Community Bank, whenever the Federal Home Loan Bank is not in compliance with applicable minimum retained earnings requirements. The proposal would also prohibit the Federal Home Loan Banks from issuing dividends in the form of stock.
Federal Reserve System
     Federal Reserve Board regulations require savings banks to maintain non-interest-earning reserves against their transaction accounts, such as negotiable order of withdrawal and regular checking accounts. At December 31, 2005, Monadnock Community Bank was in compliance with these reserve requirements. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy liquidity requirements imposed by the Office of Thrift Supervision.
The USA PATRIOT Act
     The USA PATRIOT Act gives the federal government new powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing and broadened anti-money laundering requirements. Certain provisions of the Act impose affirmative obligations on a broad range of financial institutions, including federal savings banks, like Monadnock Community Bank. These obligations include enhanced anti-money laundering programs, customer identification programs and regulations relating to private banking accounts or correspondence accounts in the United States for non-United States persons or their representatives (including foreign individuals visiting the United States).

     Monadnock Community Bank has established policies and procedures to ensure compliance with the USA PATRIOT Act’s provisions, and the impact of the USA PATRIOT Act on our operations has not been material.
Privacy Requirements of the Gramm-Leach-Bliley Act
     The Gramm-Leach-Bliley Act of 1999 provided for sweeping financial modernization for commercial banks, savings banks, securities firms, insurance companies, and other financial institutions operating in the United States. Among other provisions, the Gramm-Leach-Bliley Act places limitations on the sharing of consumer financial information with unaffiliated third parties. Specifically, the Gramm-Leach-Bliley Act requires all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution’s privacy policy and provide such customers the opportunity to “opt out” of the sharing of personal financial information with unaffiliated third parties.
Holding Company Regulation
     Upon completion of the conversion, Monadnock Bancorp, Inc. will be a unitary savings and loan holding company, subject to regulation and supervision by the Office of Thrift Supervision. The Office of Thrift Supervision will have enforcement authority over Monadnock Bancorp, Inc. and its non-savings institution subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a risk to Monadnock Community Bank.
     Under prior law, a unitary savings and loan holding company generally had no regulatory restrictions on the types of business activities in which it could engage, provided that its subsidiary savings association was a qualified thrift lender. The Gramm-Leach-Bliley Act, however, restricts unitary savings and loan holding companies not existing on, or applied for before, May 4, 1999, to those activities permissible for financial holding companies or for multiple savings and loan holding companies. Monadnock Bancorp, Inc. will not be a grandfathered unitary savings and loan holding company and, therefore, will be limited to the activities permissible for financial holding companies or for multiple savings and loan holding companies. A financial holding company may engage in activities that are financial in nature, including underwriting equity securities and insurance, incidental to financial activities or complementary to a financial activity. A multiple savings and loan holding company is generally limited to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to the prior approval of the Office of Thrift Supervision, and certain additional activities authorized by Office of Thrift Supervision regulations.
     Federal law prohibits a savings and loan holding company, directly or indirectly, or through one or more subsidiaries, from acquiring control of another savings institution or holding company thereof, without prior written approval of the Office of Thrift Supervision. It also prohibits the acquisition or retention of, with specified exceptions, more than 5% of the equity securities of a company engaged in activities that are not closely related to banking or financial in nature or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision must consider the financial and managerial resources and future prospects of the savings institution involved, the effect of the acquisition on the risk to the insurance fund, the convenience and needs of the community and competitive factors.
Sarbanes-Oxley Act of 2002
     The Sarbanes-Oxley Act of 2002 is a law that addresses, among other issues, corporate governance, auditing and accounting, executive compensation, and enhanced and timely disclosure of corporate information. As directed by Section 302(a) of Sarbanes-Oxley Act of 2002, Monadnock Bancorp, Inc.’s Chief Executive Officer and Chief Financial Officer each are required to certify that its quarterly and annual reports do not contain any untrue statement of a material fact. The rules have several requirements, including having these officers certify that: they are responsible for establishing, maintaining and regularly evaluating the effectiveness of our internal controls; they have made certain disclosures to our auditors and the audit committee of the Board of Directors about our internal controls; and they have included information in our quarterly and annual reports about their evaluation and whether there have been significant changes in our internal controls or in other factors that could significantly affect internal controls. Monadnock Bancorp, Inc. will be subject to further reporting and audit requirements beginning with the year ending December 31, 2007 under the requirements of the Sarbanes-Oxley Act. Monadnock Bancorp, Inc. is developing policies, procedures and systems designed to comply with these regulations.
Federal Securities Laws
     Monadnock Bancorp, Inc. has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, for the registration of the shares of common stock to be issued pursuant to the conversion and the offering. Upon completion of the conversion, shares of Monadnock Bancorp, Inc. common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Monadnock Bancorp, Inc. will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.
     The registration under the Securities Act of 1933 of shares of common stock to be issued in the offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of Monadnock Bancorp, Inc. may be resold without registration. Shares purchased by an affiliate of Monadnock Bancorp, Inc. will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If Monadnock Bancorp, Inc. meets the current public information reporting requirements of Rule 144 under the Securities Act of 1933, each affiliate of Monadnock Bancorp, Inc. that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of Monadnock Bancorp, Inc., or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, Monadnock Bancorp, Inc. may permit affiliates to have their shares registered for sale under the Securities Act of 1933.
TAXATION
Federal Taxation
     General. Monadnock Bancorp, Inc. and Monadnock Community Bank are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of taxation is intended only to summarize pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to Monadnock Community Bancorp or Monadnock Community Bank. Monadnock Bancorp, Inc. has not yet filed a federal income tax return due to its recent organization. Monadnock Community Bank’s federal income tax returns have never been audited by the IRS.
     It is anticipated that Monadnock Bancorp, Inc. will elect to file a consolidated federal income tax return with Monadnock Community Bank commencing with the first taxable year after completion of the stock offering. It is anticipated that any cash distributions made by Monadnock Bancorp, Inc. to its stockholders would be considered to be taxable dividends and not as a non-taxable return of capital to stockholders for federal and state tax purposes.
     Method of Accounting. For federal income tax purposes, Monadnock Community Bank currently reports its income and expenses on the accrual method of accounting and uses a fiscal year ending on December 31, for filing its federal income tax return.
     Net Operating Loss Carryovers. A financial institution may carry back net operating losses to the preceding five taxable years and forward to the succeeding twenty taxable years. At December 31, 2005, Monadnock Community Bank had operating loss carryovers for federal income tax purposes of approximately $291,000 which will expire in 2025 and operating loss carryforwards for state income tax purposes of approximately $367,000 which will expire in the years 2007 through 2015.
     Corporate Dividends-Received Deduction. Monadnock Bancorp, Inc. may exclude from its income dividends received from Monadnock Community Bank as a wholly owned subsidiary of Monadnock Bancorp, Inc. if it elects to file a consolidated return with Monadnock Community Bank. The corporate dividends-received deduction is 100% or 80%, in the case of dividends received from corporations with which a corporate recipient does not file a consolidated tax return, depending on the level of stock ownership of the payor of the dividend. Corporations which own less than 20% of the stock of a corporation distributing a dividend may deduct 70% of dividends received or accrued on their behalf.
State Taxation
     The two state taxes that materially impact Monadnock Bancorp, Inc. and Monadnock Community Bank are the New Hampshire Business Profits tax and the New Hampshire Business Enterprise tax. The New Hampshire Business Profits tax is assessed at the rate of 8.5%. For this purpose, gross business profits generally means federal taxable income subject to certain modifications provided for in New Hampshire law. The New Hampshire Business Enterprise tax is assessed at 0.75% of the total amount of payroll and certain employee benefits expense, interest expense, and dividends paid to stockholders. The New Hampshire Business Enterprise tax is applied as a credit towards the New Hampshire Business Profits tax. With the acquisition of a branch in Winchendon, Massachusetts during the fourth quarter of 2004, Monadnock Community Bancorp, Inc. and Monadnock Community Bank became subject to a Massachusetts excise tax rate of 10.5% based on an apportionment of income derived from Massachusetts sources, solely. Other applicable state taxes include generally applicable sales, use and real property taxes.
     As a Maryland business corporation, Monadnock Bancorp, Inc. will be required to file annual returns with the State of Maryland.
MANAGEMENT
Management of Monadnock Bancorp, Inc.
     The Board of Directors of Monadnock Bancorp, Inc. will consist of the eight individuals who currently serve as directors of Monadnock Community Bancorp, Inc. and Monadnock Community Bank. The Board of Directors of Monadnock Bancorp, Inc. will be divided into three classes, as nearly equal as possible, with approximately one third of the directors elected each year. The directors will be elected by the stockholders of Monadnock Bancorp, Inc. for three year terms, or until their successors are elected and have qualified. The terms of the directors of each of Monadnock Bancorp, Inc. and Monadnock Community Bank are identical. The executive officers of Monadnock Bancorp, Inc. are also executive officers of Monadnock Community Bancorp, Inc. and Monadnock Community Bank. We expect that Monadnock Bancorp, Inc. and Monadnock Community Bank will continue to have common directors and executive officers until there is a business reason to establish separate management structures.

     The following individuals will serve as the executive officers of Monadnock Bancorp, Inc. and hold the office set forth below opposite their name.

Executive	Position Held
William M. Pierce, Jr.	President and Chief Executive Officer
Karl F. Betz	Senior Vice President, Chief Financial Officer and Treasurer
     Executive officers of Monadnock Bancorp, Inc. are elected annually and hold office until their respective successors have been elected or until death, resignation or removal by the Board of Directors.
     Directors of Monadnock Bancorp, Inc. initially will not be compensated by Monadnock Bancorp, Inc. but will serve for and be compensated by Monadnock Community Bank. It is not anticipated that separate compensation will be paid to directors of Monadnock Bancorp, Inc. until such time as these persons devote significant time to the separate management of Monadnock Bancorp, Inc. affairs, which is not expected to occur until Monadnock Bancorp, Inc. becomes actively engaged in additional businesses other than holding the stock of Monadnock Community Bank. Monadnock Bancorp, Inc. may determine that such compensation is appropriate in the future.
Management of Monadnock Bancorp, Inc.
     Upon completion of the conversion, the directors of Monadnock Community Bancorp, Inc. immediately prior to the conversion will continue to serve as directors of Monadnock Bancorp, Inc. The Board of Directors of Monadnock Bancorp, Inc. will consist of eight directors divided into three classes, with approximately one-third of the directors elected at each annual stockholder meeting. The following table sets forth information regarding the Board of Directors of Monadnock Community Bancorp, Inc. as of February 28, 2006.

		Positions Held With		Term of
		Monadnock Community Bancorp,	Director	Office
Name	Age	Inc.	Since	Expires
Samuel J. Hackler	61	Vice Chairman of the Board	1996	2006
Edward J. Shea	68	Director	2004	2006
Kenneth A. Christian	61	Chairman of the Board	2001	2007
Jack Goldstein	83	Director	1997	2007
Thomas C. LaFortune	67	Director and Corporate Secretary	1997	2007
William M. Pierce, Jr.	52	Director, President and	1999	2008
Kenneth R. Simonetta	64	Chief Executive Officer Director and Assistant Corporate Secretary	1999	2008
Nancy L. Carlson(1)	60	Director	2006	2008

(1)	Ms. Carlson was appointed to the Board of Directors in February 2006 for a term to expire in 2008. Under the bylaws of Monadnock Community Bancorp, Inc., she must run for re-election at the 2006 Annual Meeting of Stockholders for the remainder of her unexpired term.
     The business experience of each director for at least the past five years is set forth below.
     Samuel J. Hackler. Mr. Hackler is the president and owner of New Hampshire Antiques, Milford, New Hampshire, an antiques retail establishment that he has operated since 1983.

     Edward J. Shea. Mr. Shea served as the chief executive officer of Belletetes, Inc., a lumber company with retail facilities in New Hampshire and Massachusetts until his retirement in 2005. He had spent the last 40 years in the retail lumber business.
     Kenneth A. Christian. Mr. Christian is the owner and president of the firm of Bellows, Nichols Agency, an insurance agency, located in Peterborough, New Hampshire. He has been associated with the firm since 1970.
     Jack Goldstein. Mr. Goldstein is currently retired. He served as the trustee for the Automobile Wholesalers Association of New England Insurance Trust and as a management consultant for over 20 years.
     Thomas C. LaFortune . Mr. LaFortune has been a self-employed tax preparer in Peterborough, New Hampshire since 1982.
     William M. Pierce, Jr. Mr. Pierce has served as president and chief executive officer of Monadnock Community Bank since October 1999. He served as vice president and chief operating officer from August 1997 until his appointment to his current position. Mr. Pierce has over 30 years of banking experience.
     Kenneth R. Simonetta. Mr. Simonetta is the president of the Sims Press, a commercial printing company located in Peterborough, New Hampshire. He has been employed by the Sims Press since 1967.
     Nancy L. Carlson. Ms. Carlson served as a professor at Franklin Pierce College, Rindge, New Hampshire for 18 years before retiring in 2002. She currently is a self-employed financial consultant and tax preparer.
Executive Officers Who Are Not Directors
     The business experience for at least the past five years for the executive officers of Monadnock Community Bancorp, Inc. and Monadnock Community Bank who do not serve as a director, is set forth below.
     Karl F. Betz. Mr. Betz was appointed as senior vice president, chief financial officer and treasurer of Monadnock Community Bancorp, Inc. and Monadnock Community Bank in November of 2004. Mr. Betz has spent the last 20 years in the accounting and banking business. He previously served as the finance officer and secretary of the Board of Directors for Ocean National Bank headquartered in Portsmouth, New Hampshire, where he served from June 2004 to November 2004. Previously, he served in a variety of positions with Granite Bank in Keene, New Hampshire (until its acquisition by Ocean National Bank), from 1997 to January 2000, most recently as the controller and administrative vice president from January 2000 to June 2004. Mr. Betz is 42 years old.
     Donald R. Blanchette. Mr. Blanchette serves as senior vice president for operations, human resources and branch administration, a position he has held since July 1998. From July 1998 until November 2004, he also served as treasurer. Mr. Blanchette is 52 years old.
     William C. Gilson. Mr. Gilson serves as senior vice president and senior lending officer, a position he has held since April 2005. He previously served as vice president of commercial lending at Monadnock Community Bank since March 2001. Mr. Gilson has over 30 years of commercial lending experience. Mr. Gilson is 57 years old.

Meetings and Committees of the Board of Directors
     The business of Monadnock Community Bancorp, Inc. is conducted at regular and special meetings of the full Board of Directors and its standing committees. The standing committees consist of the executive, audit, compensation and governance/nominating committees. The same committee structure will be used by Monadnock Bancorp, Inc. During the fiscal year ended December 31, 2005, the Board of Directors met at 25 regular meetings and two special meetings were called. No director attended fewer than 75% in the aggregate of the total number of Board meetings held and the total number of committee meetings on which he served during 2005.
     Executive Committee. All Board members serve on the committee. The executive committee meets monthly or more frequently as needed. The executive committee is generally authorized to act on behalf of the full Board of Directors when certain business matters require prompt action. The executive committee did not meet during the year ended December 31, 2005.
     Audit Committee. All Board members with the exception of director Pierce serve on this committee. Mr. LaFortune is the chairman of the committee. The audit committee meets with the internal auditor to review audit programs and the results of audits of specific areas as well as other regulatory compliance issues. In addition, the audit committee meets with the independent certified public accountants on a quarterly basis to discuss the results of operations and on an annual basis to review the results of the annual audit and other related matters. Each member of the audit committee is “independent” as defined in the Nasdaq corporate governance listing standards. The Board of Directors has determined that director LaFortune qualifies as an “audit committee financial expert” as that term is used in the rules and regulations of the Securities and Exchange Commission. Monadnock Community Bancorp, Inc.’s Board of Directors have adopted a written charter for the audit committee. The audit committee met seven times during the year ended December 31, 2005.
     Compensation Committee. The Compensation Committee is responsible for recommending to the full Board the compensation of the chief executive officer and senior management, reviewing and administering overall compensation policy, including setting performance measures and goals, approving benefit programs, establishing compensation of the Board of Directors and other matters of personnel policy and practice. All Board members with the exception of director Pierce serve on this committee. Mr. LaFortune is the chairman of the committee. Each member of the Compensation Committee is considered “independent” as defined in the Nasdaq corporate governance listing standards. The Board of Directors of Monadnock Community Bancorp, Inc. have adopted a written charter for the Compensation Committee. The Compensation Committee of Monadnock Community Bancorp, Inc. met two times during 2005.
     Governance/Nominating Committee. This committee is responsible for nominating candidates to the Board of Directors and general corporate governance of Monadnock Community Bancorp, Inc. All Board members serve on this committee. Mr. Christian is the chairman of the committee. Each member of the governance/nominating committee with the exception of director Pierce is considered “independent” as defined in the Nasdaq corporate governance listing standards. The Board of Directors of Monadnock Community Bancorp, Inc. has adopted a written charter for the governance/nominating committee. The governance/nominating committee of Monadnock Community Bancorp, Inc. met one time during 2005.

Directors’ Compensation
     Members of the Board of Directors and the committees of Monadnock Bancorp, Inc. are not expected to receive separate compensation for their service on the Board of Directors or the committees of Monadnock Community Bank.
     For the fiscal year ended December 31, 2005, non-employee members of Monadnock Community Bank’s Board of Directors received a fee of $150 per regular Board meeting attended and the chairman of the Board of Directors received a fee of $500 per meeting month and an additional $250 for each meeting attended over two per month. Committee members are not separately compensated for attending committee meetings.
     Recognition and Retention Plan. Monadnock Community Bancorp, Inc. maintains a Recognition and Retention Plan (the “Recognition Plan”) that was adopted in 2005. In December 2005, each non-employee director was granted 900 shares of common stock, which shares will vest at the rate of 10% of the amount initially awarded commencing one year from the date of the award for eight years, with a final installment of 20% at nine years. See “—Benefit Plans – Recognition and Retention Plan.”
     Stock Option Plan. Monadnock Community Bancorp, Inc. maintains a Stock Option Plan (the “Stock Option Plan”) that was adopted in 2005. In December 2005, each non-employee director was granted an option to purchase 1,900 shares of common stock, which options vest at the rate of 10% of the amount initially awarded commencing one year from the date of the award for eight years, with a final installment of 20% at nine years. All of the stock options granted to the directors were granted at an exercise price of $8.38 per share, the fair market value of Monadnock Community Bancorp, Inc. common stock on the grant date. See “—Benefit Plans – Stock Option Plan.”
Executive Compensation
     The following table sets forth for the fiscal years ended December 31, 2005, 2004 and 2003, certain information as to the total remuneration paid by Monadnock Community Bank to Mr. Pierce, who serves as President and Chief Executive Officer, and is the only officer to receive annual compensation in excess of $100,000 (“Named Executive Officer”).

		Annual Compensation			Long-Term Compensation
					Awards		Payouts
				Other
	Year			Annual	Restricted			All
Name and	Ended			Compen-sation	Stock	Options/	LTIP	Other
Principal Position	12/31	Salary	Bonus	(1)	Awards (2)($)	SARS (#)	Payouts	Compensation(3)
William M. Pierce, Jr.	2005	$105,233	$—	$—	25,200	10,000	$—	$5,103
President and	2004	116,834	—	—	—	—	—	1,681
Chief Executive Officer	2003	103,947	—	—	—	—	—	3,100

(1)	For the fiscal years ended December 31, 2005, 2004 and 2003, there were no perquisites exceeding the lesser of $50,000 or 10% of Mr. Pierce’s total salary and bonus for the year.

(2)	Represents the fair market value of shares at the time granted pursuant to Monadnock Community Bancorp, Inc.’s 2005 Recognition and Retention Plan. As of December 31, 2005, the number of shares of restricted stock awarded to Mr. Pierce was 3,000 shares and the value of such restricted stock was $28,500.

(3)	Amount represents matching contributions under Monadnock Community Bank’s Simple IRA Plan for Mr. Pierce for years ending 2003 and 2004. Amount also represents Mr. Pierce’s allocation under the employee stock ownership plan for the year ending 2005.

Benefit Plans
     Employee Stock Ownership Plan and Trust. Monadnock Community Bank has established an employee stock ownership plan and related trust for eligible employees. The plan is hereafter referred to as the “ESOP.” The ESOP is a tax-qualified plan subject to the requirements of ERISA and the Internal Revenue Code of 1986, as amended (the “Code”). Employees with a 12-month period of employment with Monadnock Community Bank during which they worked at least 1,000 hours and who have attained age 18 are eligible to participate. The ESOP borrowed funds from Monadnock Community Bancorp, Inc. and used the funds to purchase 16,913 shares of the common stock issued in Monadnock Community Bancorp, Inc.’s initial stock offering in 2004. Collateral for the loan was the common stock purchased by the ESOP. The loan is being repaid principally from Monadnock Community Bancorp, Inc.’s contributions to the ESOP over 10 years.
     Contributions to the ESOP and shares released from the suspense account in an amount proportional to the repayment of the ESOP loan were allocated among participants on the basis of compensation in the year of allocation, up to an annual adjusted maximum level of compensation. Benefits generally become 100% vested after six years of credited service. Forfeitures will be reallocated among remaining participating employees in the same proportion as contributions. Benefits are payable upon death, retirement, early retirement, disability or separation from service. The Bank’s contributions to the ESOP are not fixed, so benefits payable under the ESOP cannot be estimated.
     Monadnock Community Bank’s Board of Directors administers the ESOP. Monadnock Community Bank has appointed the non-employee directors of Monadnock Community Bank to serve as trustees of the ESOP. The Compensation Committee may instruct the trustee regarding investment of funds contributed to the ESOP. The ESOP trustee, subject to its fiduciary duty, must vote all allocated shares held in the ESOP in accordance with the instructions of participating employees. Under the ESOP, non-directed shares will be voted in a manner calculated to most accurately reflect the instructions it has received from participants regarding the allocated stock so long as such vote is in accordance with the provisions of ERISA. At December 31, 2005, there were 14,321 remaining unallocated shares held in the ESOP. In connection with the offering, the ESOP intends to obtain a loan from Monadnock Bancorp, Inc. to be repaid over a 15 year period, to acquire up to 6% of the shares sold in the offering (between 31,384 shares and 42,461 shares, or 48,830 shares if the offering is increased by 15%). A portion of the net proceeds retained by Monadnock Bancorp, Inc. will be used to fund the loan to the ESOP. The existing loan for the ESOP will be consolidated with the new loan and repaid over the same period.
     Stock Option Plan. Certain employees and non-employee directors of Monadnock Community Bank and Monadnock Community Bancorp, Inc. are eligible to participate in the Stock Option Plan. The Stock Option Plan authorizes the grant of stock options and limited rights to purchase 46,041 shares of common stock, or 4.9% of the shares of common stock issued in the 2004 initial public offering by Monadnock Community Bancorp, Inc. Pursuant to the Stock Option Plan, grants may be made of (i) options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code, (ii) options that do not so qualify (“non-statutory options”) and (iii) limited rights (described below) that are exercisable only upon a change in control of Monadnock Community Bank or Monadnock Community Bancorp, Inc. In 2005, stock options for 42,900 shares were granted to directors, officers and employees.
     The Stock Option Plan is administered by the Compensation Committee of the Board of Directors of Monadnock Community Bancorp, Inc. In granting options, the Compensation Committee considers factors such as salary, length of employment with Monadnock Community Bank, and the employee’s overall performance. All stock options are exercisable in eight equal annual installments of 10% commencing one year from the date of grant and a final installment of 20% nine years from the date of grant; provided, however, that all options will be 100% exercisable in the event the optionee terminates his service due to death or disability, or in the event of a change in control of Monadnock Community Bancorp, Inc. or Monadnock Community Bank. Options may be exercised within 10 years from the date of grant. Stock options may be exercised up to one year following termination of service or such later period as determined by the Compensation Committee. The exercise price of the options will be at least 100% of the fair market value of the underlying common stock at the time of the grant. The exercise price may be paid in cash or common stock.
     Incentive stock options will only be granted to employees of Monadnock Community Bank and/or Monadnock Community Bancorp, Inc. Non-employee directors will be granted non-statutory stock options. No incentive stock option granted in connection with the Stock Option Plan may be exercisable more than three months after the date on which the optionee ceases to perform services for the Bank and/or the Company, except that in the event of death, disability, or a change in control of the Monadnock Community Bank or Monadnock Community Bancorp, Inc., incentive stock options may be exercisable for up to one year; provided, however, that if an optionee ceases to perform services for Monadnock Community Bank or Monadnock Community Bancorp, Inc. due to retirement or following a change in control (as defined in the Stock Option Plan), any incentive stock options exercised more than three months following the date the optionee ceases to perform services shall be treated as a non-statutory stock option as described above.
     Set forth in the table that follows is information relating to options granted under the Stock Option Plan to the Named Executive Officer during the fiscal year ended December 31, 2005.

OPTION/SAR GRANTS IN LAST FISCAL YEAR
(Individual Grants)
Number of
	Securities	Percent of Total
	Underlying	Options/SARs
	Options/SARs	Granted To	Exercise Of
	Granted	Employees In Fiscal	Base Price	Expiration
Name	(#)	Year	($/Sh)	Date
William M. Pierce, Jr.	10,000	23.3%	$8.38	12/08/15
     Set forth below is certain information concerning options outstanding to the Named Executive Officer at December 31, 2005.
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION VALUES

			Number of Unexercised	Value of Unexercised In-
			Options at	The-Money Options at
			Year-End	Year-End (1)
Shares
	Acquired		Exercisable/Unexercis
	upon	Value	able	Exercisable/Unexercisable
Name	Exercise	Realized	(#)	($)
William M. Pierce, Jr.	0	0	0/10,000	0/11,200

(1)	Calculated based on the difference between the aggregate exercise price of the options and the last trade price of the Common Stock on December 30, 2005.

     Generally, the Office of Thrift Supervision prohibits the repurchase of common stock by an institution within one year of the completion of a conversion, or “second-step” conversion, unless there exist extraordinary circumstances which justify such repurchases. We have been advised by the Office of Thrift Supervision that stock repurchases in order to fund the exercise of stock options will generally not be considered extraordinary circumstances. Accordingly, to the extent that holders of stock options choose to exercise options within one year of completion of the conversion and offering, we will likely fund any such exercises through the issuance of authorized but unissued common stock, which would have a dilutive effect on existing stockholders.
     Recognition and Retention Plan. Certain employees and non-employee directors of Monadnock Community Bank and Monadnock Community Bancorp, Inc. are eligible to participate in the Recognition Plan, which authorized the grant of up to 18,416 shares of restricted stock. The Compensation Committee of the Board of Directors, administers the Recognition Plan and makes awards to executive officers and employees. Participants in the Recognition Plan earn (become vested in) shares of restricted stock covered by an award and all restrictions lapse over a period of time commencing from the date of the award; provided, however, that the Compensation Committee may accelerate or extend the earnings rate on any awards made to officers and employees under the Recognition Plan. In 2005, grants of 18,400 shares of restricted stock were made to directors, officers and employees. Awards to non-employee directors vest at the rate of 10% of the amount initially awarded commencing one year from the date of the award for eight years, with a final installment of 20% at nine years. Awards to executive officers and employees become fully vested upon termination of employment or service due to death, disability or following a termination of employment or service in connection with a change in the control of Monadnock Community Bank or Monadnock Community Bancorp, Inc. Upon termination of employment or service for another reason, unvested shares are forfeited. Awards to non-employee directors fully vest upon a non-employee director’s disability, death, or following termination of service in connection with a change in control of Monadnock Community Bank or Monadnock Community Bancorp, Inc. Unvested shares of restricted stock will be forfeited by a non-employee director upon failure to seek reelection, failure to be reelected, or resignation from the Board of Directors.
     Set forth below is information as of December 31, 2005 regarding equity compensation plans categorized by those plans that have been approved by stockholders and those plans that have not been approved by stockholders.

Number of
	securities to be		Number of
	issued upon		securities
	exercise of		remaining available
	outstanding options	Weighted average	for issuance under
Plan	and rights	exercise price(1)	plan(2)
Equity compensation plans approved by stockholders	46,041	$8.38	3,157
Equity compensation plans not approved by stockholders	—	—	—
Total	46,041	$8.38	3,157

(1)	The weighted average exercise price reflects the weighted average exercise price of stock options awarded from the Monadnock Community Bancorp, Inc. 2005 Stock Option Plan.

(2)	Consists of stock options for 3,141 shares of common stock available to be issued from the Monadnock Community Bancorp, Inc. 2005 Stock Option Plan and 16 shares of restricted stock available to be awarded from the Monadnock Community Bancorp, Inc. 2005 Recognition and Retention Plan.

Transactions With Certain Related Persons
     In the ordinary course of business, Monadnock Community Bank makes loans available to its directors, officers and employees. These loans are made in the ordinary course of business on substantially the same terms (including interest rate), including collateral, as comparable loans to other borrowers. Management believes that these loans neither involve more than the normal risk of collectibility nor present other unfavorable features. Federal regulations permit executive officers and directors to participate in loan programs that are available to other employees, as long as the director or executive officer is not given preferential treatment compared to other participating employees. Loans made to directors or executive officers, including any modification of such loans, must be approved by a majority of disinterested members of the Board of Directors. The interest rate on loans to directors and officers is the same as that offered to other employees.
Indemnification of Directors and Officers
     The officers, directors, agents and employees of Monadnock Bancorp, Inc. are indemnified with respect to certain actions pursuant to Monadnock Bancorp, Inc.’s articles of incorporation and Maryland law. Maryland law allows Monadnock Bancorp, Inc. to indemnify any person for expenses, liabilities, settlements, judgments and fines in suits in which such person has been made a party by reason of the fact that he or she is or was a director, officer or employee of Monadnock Bancorp, Inc. No such indemnification may be given (i) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received; (ii) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated; or (iii) to the extent otherwise provided by Maryland law. The right to indemnification includes the right to be paid the expenses incurred in advance of final disposition of a proceeding.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons by our bylaws or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.
Benefits to be Considered Following Completion of the Conversion
     Stock-Based Incentive Plan. Following the stock offering, we intend to adopt a new stock-based incentive plan that will provide for grants of stock options and restricted common stock awards. The number of options granted or shares awarded under the plan may not exceed 10% and 4%, respectively, of the shares sold in the stock offering if the stock-based incentive plan is adopted within one year after the stock offering. If, following the completion of the offering and the application of the net proceeds as described under “How We Intend to Use the Proceeds of the Offering,” the tangible capital ratio of Monadnock Community Bank is less than 10%, then the number of restricted shares to be awarded by the stock-based incentive plan will be reduced to 3% of the shares sold in the offering.
     The stock-based incentive plan will not be established sooner than six months after the stock offering and if adopted within one year after the stock offering would require the approval by stockholders owning a majority of the outstanding shares of Monadnock Bancorp, Inc. eligible to be cast. If the stock-based benefit plan is established after one year after the stock offering, it would require the approval of our stockholders by a majority of votes cast. The following additional restrictions would apply to our stock-based incentive plan if the plan is adopted within one year after the stock offering:
•	non-employee directors in the aggregate may not receive more than 30% of the options and restricted stock awards authorized under the plan;

•	any one non-employee director may not receive more than 5% of the options and restricted stock awards authorized under the plan;

•	any officer or employee may not receive more than 25% of the options and restricted stock awards authorized under the plan;

•	any tax-qualified employee stock benefit plans and management stock benefit plans, in the aggregate, may not hold more than 10% of the shares sold in the offering, unless Monadnock Community Bank has tangible capital of 10% or more, in which case any tax-qualified employee stock benefit plans and management stock benefit plans, may be increased to up to 12% of the shares sold in the offering;

•	the options and restricted stock awards may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan;

•	accelerated vesting is not permitted except for death, disability or upon a change in control of Monadnock Community Bank or Monadnock Bancorp, Inc.; and

•	our executive officers or directors must exercise or forfeit their options in the event that Monadnock Community Bank becomes critically undercapitalized, is subject to enforcement action or receives a capital directive.
     In the event either federal or state regulators change their regulations or policies regarding stock-based benefit plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

BENEFICIAL OWNERSHIP OF COMMON STOCK
     The following table provides the beneficial ownership of our common stock held by our directors and executive officers, individually and as a group, and all individuals known to management to own more than 5% of our common stock as of February 28, 2006. The business address of each director and executive officer is One Jaffrey Road, Peterborough, New Hampshire 03458.

	Number of Shares of Common Stock		Percent of All Common
Name of Beneficial Owner	Beneficially Owned (1)		Stock Outstanding
William M. Pierce, Jr.	11,776	(2)	1.2%
Kenneth R. Simonetta	5,275	(3)	*
Edward J. Shea	1,900	(4)	*
Samuel J. Hackler	9,650	(5)	1.0
Kenneth A. Christian	10,275	(6)	1.1
Jack Goldstein	1,000	(7)	*
Thomas C. LaFortune	4,300	(8)	*
Nancy L. Carlson	100		*
Karl F. Betz	4,000	(9)	*
Donald R. Blanchette	5,340	(10)	*
William C. Gilson	8,437	(11)	*

All Directors and executive officers as a group (11 persons)	62,053		6.6%

Monadnock Mutual Holding Company One Jaffrey Road, Peterborough, New Hampshire 03458	516,797		54.7%

Monadnock Mutual Holding Company and all directors and executive officers as a group	578,850		61.3%

*	Less than 1%.

(1)	In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner for purposes of this table of any shares of common stock if he has sole or shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the date as of which beneficial ownership is being determined. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares.

(2)	Includes 3,000 shares of restricted stock awards under the 2005 Recognition and Retention Plan and 537 shares held by the Employee Stock Ownership Plan.

(3)	Includes 900 shares of restricted stock awarded under the 2005 Recognition and Retention Plan.

(4)	Includes 900 shares of restricted stock awarded under the 2005 Recognition and Retention Plan.

(5)	Includes 900 shares of restricted stock awarded under the 2005 Recognition and Retention Plan.

(6)	Includes 900 shares of restricted stock awarded under the 2005 Recognition and Retention Plan.

(7)	Includes 900 shares of restricted stock awarded under the 2005 Recognition and Retention Plan.

(8)	Includes 900 shares of restricted stock awarded under the 2005 Recognition and Retention Plan.

(9)	Includes 3,000 shares of restricted stock awarded under the 2005 Recognition and Retention Plan.

(10)	Includes 3,000 shares of restricted stock awarded under the 2005 Recognition and Retention Plan and 340 shares held by the Employee Stock Ownership Plan.

(11)	Includes 3,000 shares of restricted stock awarded under the 2005 Recognition and Retention Plan and 437 shares held by the Employee Stock Ownership Plan.
SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS
     The table below sets forth, for each of Monadnock Bancorp, Inc.’s directors and executive officers and for all of the directors and executive officers as a group, the following information:
(i)	the number of exchange shares to be held upon consummation of the conversion, based upon their beneficial ownership of Monadnock Community Bancorp, Inc. common stock as of February 28, 2006;

(ii)	the proposed purchases of subscription shares, assuming sufficient shares of common stock are available to satisfy their subscriptions; and

(iii)	the total amount of Monadnock Bancorp, Inc. common stock to be held upon consummation of the conversion.
     In each case, it is assumed that subscription shares are sold at the midpoint of the offering range. See “The Conversion—Limitations on Common Stock Purchases.” Regulations of the Office of Thrift Supervision prohibit our directors and officers from selling the shares they purchase in the offering for one year after the date of purchase.

		Proposed Purchases of Stock in		Total Common Stock to be Held
	Number of	the Offering (1)			Percentage of
	Exchange Shares to	Number of		Number of	Total
Name of Beneficial Owner	be Held (2)	Shares	Amount	Shares	Outstanding (3)
William M. Pierce, Jr.	14,027	750	$6,000	14,777	1.3%
Kenneth R. Simonetta	6,283	500	4,000	6,783	*
Edward J. Shea	2,263	5,000	40,000	7,263	*
Samuel J. Hackler	11,495	6,250	50,000	17,745	1.6
Kenneth A. Christian	12,239	5,000	40,000	17,239	1.5
Jack Goldstein	1,191	100	800	1,291	*
Thomas C. LaFortune	5,122	5,000	40,000	10,122	*
Nancy L. Carlson	119	5,000	40,000	5,119	*

Total	52,740	27,600	220,800	80,340	7.1%

Karl F. Betz	4,764	5,000	40,000	9,764	*
Donald R. Blanchette	6,361	500	4,000	6,861	*
William C. Gilson	10,050	2,000	16,000	12,050	1.1

Total	21,175	7,500	60,000	28,675	2.6%

Total for Directors and Executive Officers	73,915	35,100	$280,800	109,015	9.7%

*	Less than 1%.

(1)	Includes proposed subscriptions, if any, by associates.

(2)	Based on information presented in “Beneficial Ownership of Common Stock” and assumes an exchange ratio of 1.1912 shares for each share of Monadnock Community Bancorp, Inc.

(3)	Based upon total shares outstanding at the midpoint of the offering range (1,125,000 shares).
THE CONVERSION
     The Boards of Directors of Monadnock Community Bancorp, Inc. and Monadnock Mutual Holding Company have approved the plan of conversion and reorganization. The plan of conversion and reorganization must also be approved by the members of Monadnock Mutual Holding Company (depositors of Monadnock Community Bank) and the stockholders of Monadnock Community Bancorp, Inc. A special meeting of members and a special meeting of stockholders have been called for this purpose. The Office of Thrift Supervision has conditionally approved the plan of conversion and reorganization; however, such approval does not constitute a recommendation or endorsement of the plan of conversion and reorganization by that agency.
General
     The respective Boards of Directors of Monadnock Mutual Holding Company and Monadnock Community Bancorp, Inc. adopted the plan of conversion and reorganization on February 9, 2006. Pursuant to the plan of conversion and reorganization, our organization will convert from the mutual holding company form of organization to the fully stock form. Monadnock Mutual Holding Company, the mutual holding company parent of Monadnock Community Bancorp, Inc., will be merged into Monadnock Community Bank, and Monadnock Mutual Holding Company will no longer exist. Monadnock Community Bancorp, Inc. which owns 100% of Monadnock Community Bank, will be succeeded by a new Maryland corporation named Monadnock Bancorp, Inc. As part of the conversion, the ownership interest in Monadnock Community Bancorp, Inc. of Monadnock Mutual Holding Company will be offered for sale in the stock offering. When the conversion is completed, all of the outstanding common stock of Monadnock Community Bank will be owned by Monadnock Bancorp, Inc., and all of the outstanding common stock of Monadnock Bancorp, Inc. will be owned by public stockholders. A diagram of our corporate structure before and after the conversion is set forth in the “Summary” section of this prospectus.
     Under the plan of conversion and reorganization, at the conclusion of the conversion and offering, each share of Monadnock Community Bancorp, Inc. common stock owned by persons other than Monadnock Mutual Holding Company will be canceled and converted automatically into the right to receive new shares of Monadnock Bancorp, Inc. common stock determined pursuant to an exchange ratio. The exchange ratio will ensure that immediately after the exchange of existing shares of Monadnock Community Bancorp, Inc. for new shares, the public stockholders will own the same percentage of shares of common stock of Monadnock Bancorp, Inc. that they owned in Monadnock Community Bancorp, Inc. immediately prior to the conversion, excluding any shares they purchased in the offering and cash paid in lieu of fractional shares.
     Monadnock Bancorp, Inc. intends to retain between $352,000 and $1.3 million of the net proceeds, or $2.0 million if the offering range is increased by 15% and to contribute the balance of the net proceeds to Monadnock Community Bank. The conversion will be consummated only upon the issuance of at least the minimum number of shares of our common stock offered pursuant to the plan of conversion and reorganization.
     The plan of conversion and reorganization provides that we will offer shares of common stock in a “subscription offering” in the following descending order of priority:
(i)	First, to depositors with accounts at Monadnock Community Bank with aggregate balances of at least $50 at the close of business on December 31, 2004.

(ii)	Second, to Monadnock Community Bank’s employee stock ownership plan.

(iii)	Third, to depositors with accounts at Monadnock Community Bank with aggregate balances of at least $50 at the close of business on March 31, 2006.

(iv)	Fourth, to depositors of Monadnock Community Bank at the close of business on ___, 2006.
     If all shares are not subscribed for in the subscription offering, we may, at our discretion, offer common stock for sale in a community offering to members of the general public, with a preference given in the following order:
(i)	Natural persons residing in the counties of Hillsborough and Cheshire, New Hampshire and Worcester, Massachusetts; and

(ii)	Monadnock Community Bancorp, Inc.’s public stockholders as of ___, 2006.

     We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering. The community offering, if any, may begin at the same time as, during, or after the subscription offering and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by the Office of Thrift Supervision. See “—Community Offering.”
     We determined the number of shares of common stock to be offered in the offering based upon an independent valuation appraisal of the estimated pro forma market value of Monadnock Bancorp, Inc. All shares of common stock to be sold in the offering will be sold at $8.00 per share. Investors will not be charged a commission to purchase shares of common stock in the offering. The independent valuation will be updated and the final number of the shares of common stock to be issued in the offering will be determined at the completion of the offering. See “—Stock Pricing and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.
     The following is a brief summary of the conversion and is qualified in its entirety by reference to the provisions of the plan of conversion and reorganization. A copy of the plan of conversion and reorganization is available for inspection at each banking office of Monadnock Community Bank and at the Northeast Regional and the Washington, D.C. offices of the Office of Thrift Supervision. The plan of conversion and reorganization is also filed as an exhibit to Monadnock Mutual Holding Company’s application to convert from mutual to stock form, of which this prospectus is a part, copies of which may be obtained from the Office of Thrift Supervision. See “Where You Can Find Additional Information.”
Reasons for the Conversion
     The primary reasons for the conversion and related stock offering are:
•	to support internal growth through lending in the communities we serve;

•	to facilitate growth through the establishment of new branches as opportunities arise;

•	to enhance existing products and services and support the development of new products and services;

•	to improve our overall competitive position; and

•	to improve the liquidity of our shares of common stock and to have more flexible capital management strategies.
     As a fully converted stock holding company, we will have greater flexibility in structuring mergers and acquisitions, including the form of consideration that we can use to pay for an acquisition. Our current mutual holding company structure and our relatively small asset size limit our ability to offer shares of our common stock as consideration for a merger or acquisition since Monadnock Mutual Holding Company is required to own a majority of our shares of common stock. Potential sellers often want stock for at least part of the purchase price. Our new stock holding company structure will enable us to offer stock or cash consideration, or a combination of stock and cash, and will therefore enhance our ability to compete with other bidders when acquisition opportunities arise. We do not currently have any agreement or understanding as to any specific acquisition.

Approvals Required
     The affirmative vote of a majority of the total eligible votes of the members of Monadnock Mutual Holding Company as of ___, 2006 is required to approve the plan of conversion and reorganization. By their approval of the plan of conversion and reorganization, the members of Monadnock Mutual Holding Company will also be approving the merger of Monadnock Mutual Holding Company into Monadnock Community Bank. The affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock of Monadnock Community Bancorp, Inc., including shares held by Monadnock Mutual Holding Company, and the affirmative vote of the holders of a majority of the outstanding shares of common stock of Monadnock Community Bancorp, Inc. held by the public stockholders of Monadnock Community Bancorp, Inc. as of ___, 2006 are also required to approve the plan of conversion and reorganization. The plan of conversion and reorganization also must be approved by the Office of Thrift Supervision, which has given its conditional approval.
Share Exchange Ratio for Current Stockholders
     Office of Thrift Supervision regulations provide that in a conversion of a mutual holding company to fully stock form, the public stockholders will be entitled to exchange their shares for common stock of the new holding company, provided that the mutual holding company demonstrates to the satisfaction of the Office of Thrift Supervision that the basis for the exchange is fair and reasonable. Each publicly held share of Monadnock Community Bancorp, Inc. common stock will, on the effective date of the conversion, be automatically converted into the right to receive a number of shares of Monadnock Bancorp, Inc. common stock. The number of shares of common stock will be determined pursuant to the exchange ratio, which ensures that the public stockholders will own the same percentage of common stock in Monadnock Bancorp, Inc. after the conversion as they held in Monadnock Community Bancorp, Inc. immediately prior to the conversion, exclusive of their purchase of additional shares of common stock in the offering and their receipt of cash in lieu of fractional exchange shares. The exchange ratio is not dependent on the market value of our currently outstanding Monadnock Community Bancorp, Inc. common stock. The exchange ratio is based on the percentage of Monadnock Community Bancorp, Inc. common stock held by the public, the independent valuation of Monadnock Bancorp, Inc. prepared by Keller & Company, Inc. and the number of shares of common stock issued in the offering. The exchange ratio is expected to range from approximately 1.0125 exchange shares for each publicly held share of Monadnock Community Bancorp, Inc. at the minimum of the offering range to 1.5753 exchange shares for each publicly held share of Monadnock Community Bancorp, Inc. at the adjusted maximum of the offering range.
     If you are currently a stockholder of Monadnock Community Bancorp, Inc., your existing shares will be canceled and exchanged for shares of Monadnock Bancorp, Inc. The number of shares you receive will be based on the final exchange ratio determined as of the closing of the conversion.
     The following table shows how the exchange ratio will adjust, based on the number of shares of common stock issued in the offering. The table also shows how many shares of Monadnock Bancorp, Inc. a hypothetical owner of Monadnock Community Bancorp, Inc. common stock would receive in the exchange for 100 shares of Monadnock Community Bancorp, Inc. common stock owned at the consummation of the conversion, depending on the number of shares issued in the offering.

			New Shares to be
			Exchanged for Existing		Total Shares of			New Shares to
			Shares of Monadnock		Common Stock			be Received
	New Shares to be		Community Bancorp,		to be Issued in		Equivalent Per	for 100
	Issued in This Offering		Inc.		Conversion and	Exchange	Share Current	Existing
	Amount	Percent	Amount	Percent	Offering	Ratio	Market Price(1)	Shares
Minimum	523,069	54.7%	433,181	45.3%	956,250	1.0125	$8.10	101
Midpoint	615,375	54.7	509,625	45.3	1,125,000	1.1912	9.53	119
Maximum	707,681	54.7	586,069	45.3	1,293,750	1.3699	10.96	137
15% above Maximum	813,833	54.7	673,980	45.3	1,487,813	1.5753	12.60	158

(1)	Represents the value of shares of Monadnock Bancorp, Inc. received in the conversion by a holder of one share of Monadnock Community Bancorp, Inc. at the exchange ratio, assuming the market price of $8.00 per share.
Effects of Conversion on Depositors, Borrowers and Members
     Continuity. While the conversion is being accomplished, the normal business of Monadnock Community Bank of accepting deposits and making loans will continue without interruption. Monadnock Community Bank will continue to be a federally chartered savings bank and will continue to be regulated by the Office of Thrift Supervision. After the conversion, Monadnock Community Bank will continue to offer existing services to depositors, borrowers and other customers. The directors serving Monadnock Community Bancorp, Inc. at the time of the conversion will be the directors of Monadnock Bancorp, Inc. after the conversion.
     Effect on Deposit Accounts. Pursuant to the plan of conversion and reorganization, each depositor of Monadnock Community Bank at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion. Each such account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.
     Effect on Loans. No loan outstanding from Monadnock Community Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the conversion.
     Effect on Voting Rights of Members. At present, all depositors of Monadnock Community Bank are members of, and have voting rights in, Monadnock Mutual Holding Company as to all matters requiring membership action. Upon completion of the conversion, depositors will cease to be members of Monadnock Mutual Holding Company and will no longer have voting rights. Upon completion of the conversion, all voting rights in Monadnock Community Bank will be vested in Monadnock Bancorp, Inc. as the sole stockholder of Monadnock Community Bank. The stockholders of Monadnock Bancorp, Inc. will possess exclusive voting rights with respect to Monadnock Bancorp, Inc. common stock.
     Tax Effects. We will receive an opinion of counsel or tax advisor with regard to the federal and state income tax consequences of the conversion to the effect that the conversion will not be a taxable transaction for federal or state income tax purposes to Monadnock Mutual Holding Company, Monadnock Community Bancorp, Inc., the public stockholders of Monadnock Community Bancorp, Inc., (except for cash paid for fractional shares) members of Monadnock Mutual Holding Company, eligible account holders, supplemental eligible account holders, or Monadnock Community Bank. See “—Material Income Tax Consequences.”
     Effect on Liquidation Rights. Each depositor in Monadnock Community Bank has both a deposit account in Monadnock Community Bank and a pro rata ownership interest in the net worth of

Monadnock Mutual Holding Company based upon the deposit balance in his or her account. This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. This interest may only be realized in the event of a complete liquidation of Monadnock Mutual Holding Company and Monadnock Community Bank. Any depositor who opens a deposit account obtains a pro rata ownership interest in Monadnock Mutual Holding Company without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the deposit account but nothing for his or her ownership interest in the net worth of Monadnock Mutual Holding Company, which is lost to the extent that the balance in the account is reduced or closed.
     Consequently, depositors in a stock subsidiary of a mutual holding company normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that Monadnock Mutual Holding Company and Monadnock Community Bank are liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Monadnock Mutual Holding Company after other claims, including claims of depositors to the amounts of their deposits, are paid.
     In the unlikely event that Monadnock Community Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the “liquidation account” to depositors as of December 31, 2004 and March 31, 2006 who continue to maintain their deposit accounts as of the date of liquidation, with any assets remaining thereafter distributed to Monadnock Bancorp, Inc. as the holder of Monadnock Community Bank’s capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution. See “—Liquidation Rights.”
Stock Pricing and Number of Shares to be Issued
     The plan of conversion and reorganization and federal regulations require that the aggregate purchase price of the common stock sold in the offering must be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. Monadnock Community Bank and Monadnock Community Bancorp, Inc. have retained Keller & Company, Inc. to prepare an independent valuation appraisal. For its services in preparing the initial valuation, Keller & Company, Inc. will receive a fee of $25,000 and $1,500 for expenses. Monadnock Community Bank and Monadnock Community Bancorp, Inc. have agreed to indemnify Keller & Company, Inc. and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from its negligence or bad faith.
     The independent valuation appraisal considered the pro forma impact of the offering. Consistent with the Office of Thrift Supervision appraisal guidelines, the appraisal applied three primary methodologies: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and core earnings; and the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based upon the current market valuations of the peer group companies, subject to valuation adjustments applied by Keller & Company, Inc. to account for differences between Monadnock Community Bancorp, Inc. and the peer group. Keller & Company, Inc. placed the greatest emphasis on the price-to-earnings and price-to-book approaches in estimating pro forma market value.

     The independent valuation was prepared by Keller & Company, Inc. in reliance upon the information contained in this prospectus, including the consolidated financial statements of Monadnock Community Bancorp, Inc. Keller & Company, Inc. also considered the following factors, among others:
•	the present results and financial condition of Monadnock Community Bancorp, Inc. and the projected results and financial condition of Monadnock Bancorp, Inc.;

•	the economic and demographic conditions in Monadnock Community Bancorp, Inc.’s existing market area;

•	certain historical, financial and other information relating to Monadnock Community Bancorp, Inc.;

•	a comparative evaluation of the operating and financial characteristics of Monadnock Community Bancorp, Inc. with those of other similarly situated publicly traded savings institutions located in the State of New Hampshire, and other states in the Northeastern United States;

•	the aggregate size of the offering of the shares of common stock;

•	the impact of the conversion and offering on Monadnock Community Bancorp, Inc.’s stockholders’ equity and earnings potential;

•	the proposed dividend policy of Monadnock Bancorp, Inc.; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.
     Included in Keller & Company, Inc.’s independent valuation were certain assumptions as to the pro forma earnings of Monadnock Bancorp, Inc. after the conversion that were utilized in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering proceeds and purchases in the open market of 4% of the common stock issued in the offering by the stock-based incentive plan at the $8.00 per share purchase price. See “Pro Forma Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.
     The independent valuation states that as of February 22, 2006, the estimated pro forma market value, or valuation range, of Monadnock Bancorp, Inc. ranged from a minimum of $7,650,000 to a maximum of $10,350,000, with a midpoint of $9,000,000 and an adjusted maximum of $11,902,504. The Board of Directors of Monadnock Bancorp, Inc. decided to offer the shares of common stock for a price of $8.00 per share. The aggregate offering price of the shares of common stock will be equal to the valuation range multiplied by the percentage of Monadnock Community Bancorp, Inc. common stock owned by Monadnock Mutual Holding Company. The number of shares offered will be equal to the aggregate offering price of the shares of common stock divided by the price per share. Based on the valuation range, the percentage of Monadnock Community Bancorp, Inc. common stock owned by Monadnock Mutual Holding Company and the $8.00 price per share, the minimum of the offering range will be 523,069 shares, the midpoint of the offering range will be 615,375 shares and the maximum of the offering range will be 707,681 shares of common stock, with an adjusted maximum of 813,833 shares.

     The Board of Directors of Monadnock Bancorp, Inc. reviewed the independent valuation and, in particular, considered the following:
•	Monadnock Community Bancorp, Inc.’s financial condition and results of operations;

•	comparison of financial performance ratios of Monadnock Community Bancorp, Inc. to those of other financial institutions of similar size;

•	market conditions generally and in particular for financial institutions; and

•	the historical trading price of the publicly held shares of Monadnock Community Bancorp, Inc. common stock.
     All of these factors are set forth in the independent valuation. The Board of Directors also reviewed the methodology and the assumptions used by Keller & Company, Inc. in preparing the independent valuation and believes that such assumptions were reasonable. The offering range may be amended with the approval of the Office of Thrift Supervision, if required, as a result of subsequent developments in the financial condition of Monadnock Community Bancorp, Inc. or Monadnock Community Bank or market conditions generally. In the event the independent valuation is updated to amend the pro forma market value of Monadnock Bancorp, Inc. to less than $7,650,000 or more than $11,902,504 the appraisal will be filed with the Securities and Exchange Commission by a post-effective amendment to Monadnock Bancorp, Inc.’s registration statement.
     The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our shares of common stock. Keller & Company, Inc. did not independently verify our consolidated financial statements and other information that we provided to them, nor did Keller & Company, Inc. independently value our assets or liabilities. The independent valuation considers Monadnock Community Bank as a going concern and should not be considered as an indication of the liquidation value of Monadnock Community Bank. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares of common stock at prices at or above the $8.00 price per share.
     Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15%, or up to $11,902,504, without resoliciting subscribers, which will result in a corresponding increase of up to 15% in the maximum of the offering range to up to 813,833 shares, to reflect changes in the market and financial conditions or demand for the shares of common stock. We will not decrease the minimum of the valuation range and the minimum of the offering range without a resolicitation of subscribers. The subscription price of $8.00 per share of common stock will remain fixed. See “—Limitations on Common Stock Purchases” as to the method of distribution of additional shares of common stock to be issued in the event of an increase in the offering range of up to 813,833 shares.
     If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $11,902,504 and a corresponding increase in the offering range to more than 813,833 shares, or a decrease in the minimum of the valuation range to less than $7,650,000 and a corresponding decrease in the offering range to fewer than 523,069 shares, then, after consulting with the Office of Thrift Supervision, we may terminate the plan of conversion and reorganization, cancel deposit account withdrawal authorizations and promptly return by check all funds received with interest at Monadnock Community Bank’s passbook savings rate of interest. Alternatively, we may hold a new offering, establish a new offering range, extend the offering period and commence a resolicitation of subscribers or take other actions as permitted by the Office of Thrift Supervision in order to complete the conversion and offering. In the event that we extend the offering and conduct a resolicitation, subscribers would have the opportunity to maintain, change or cancel their stock orders within a specified period. If a subscriber does not respond during the period, his or her stock order will be cancelled and payment will be returned promptly, with interest at Monadnock Community Bank’s passbook savings rate, and deposit account withdrawal authorizations will be cancelled. Any single offering extension will not exceed 90 days; aggregate extensions may not conclude beyond          2008, two years after the special meeting of depositors to vote on the conversion.
     An increase in the number of shares of common stock to be issued in the offering would decrease both a subscriber’s ownership interest and Monadnock Bancorp, Inc.’s pro forma earnings and stockholders’ equity on a per share basis while increasing pro forma earnings and stockholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber’s ownership interest and Monadnock Bancorp, Inc.’s pro forma earnings and stockholders’ equity on a per share basis, while decreasing pro forma earnings and stockholders’ equity on an aggregate basis. For a presentation of the effects of these changes, see “Pro Forma Data.”
     Copies of the independent valuation appraisal report of Keller & Company, Inc. and the detailed memorandum setting forth the method and assumptions used in the appraisal report are available for inspection at the main office of Monadnock Community Bank and as specified under “Where You Can Find Additional Information.”
Exchange of Existing Stockholders’ Stock Certificates
     The conversion of existing outstanding shares of Monadnock Community Bancorp, Inc. common stock into the right to receive shares of Monadnock Bancorp, Inc. common stock will occur automatically on the effective date of the conversion. As soon as practicable after the effective date of the conversion, our exchange agent, will send a transmittal form to each public stockholder of Monadnock Community Bancorp, Inc. who holds stock certificates. The transmittal forms are expected to be mailed within five business days after the effective date of the conversion and will contain instructions on how to exchange stock certificates of Monadnock Community Bancorp, Inc. common stock for stock certificates of Monadnock Bancorp, Inc. common stock. We expect that stock certificates evidencing shares of Monadnock Bancorp, Inc. common stock will be distributed within five business days after we receive properly executed transmittal forms, Monadnock Community Bancorp, Inc. stock certificates and other required documents. Shares held by public stockholders in street name will be exchanged automatically upon the effective date of the conversion; no transmittal forms will be mailed relating to these shares. You should not forward your stock certificates until you have received transmittal forms, which will include forwarding instructions.
     No fractional shares of Monadnock Bancorp, Inc. common stock will be issued to any public stockholder of Monadnock Community Bancorp, Inc. when the conversion is completed. For each fractional share that would otherwise be issued to a stockholder who holds a stock certificate, we will pay by check an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $8.00 offering purchase price per share. Payment for fractional shares will be made as soon as practicable after the receipt by the exchange agent of the transmittal forms and the surrendered Monadnock Community Bancorp, Inc. stock certificates. If your shares of common stock are held in street name (such as a brokerage account), you will automatically receive cash in lieu of fractional shares in your brokerage account.

     After the conversion, Monadnock Community Bancorp, Inc. stockholders who hold stock certificates will not receive shares of Monadnock Bancorp, Inc. common stock and will not be paid dividends on the shares of Monadnock Bancorp, Inc. common stock until existing certificates representing shares of Monadnock Community Bancorp, Inc. common stock are surrendered for exchange in compliance with the terms of the transmittal form. When stockholders surrender their certificates, any unpaid dividends will be paid without interest. For all other purposes, however, each certificate that represents shares of Monadnock Community Bancorp, Inc. common stock outstanding at the effective date of the conversion will be considered to evidence ownership of shares of Monadnock Bancorp, Inc. common stock into which those shares have been converted by virtue of the conversion.
     If a certificate for Monadnock Community Bancorp, Inc. common stock has been lost, stolen or destroyed, our exchange agent will issue a new stock certificate upon receipt of appropriate evidence as to the loss, theft or destruction of the certificate, appropriate evidence as to the ownership of the certificate by the claimant, and appropriate and customary indemnification, which is normally effected by the purchase of a bond from a surety company at the stockholder’s expense.
     All shares of Monadnock Bancorp, Inc. common stock that we issue in exchange for existing shares of Monadnock Community Bancorp, Inc. common stock will be considered to have been issued in full satisfaction of all rights pertaining to such shares of common stock, subject, however, to our obligation to pay any dividends or make any other distributions with a record date prior to the effective date of the conversion that may have been declared by us on or prior to the effective date, and which remain unpaid at the effective date.
Subscription Offering and Subscription Rights
     In accordance with the plan of conversion and reorganization, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the minimum, maximum and overall purchase and ownership limitations set forth in the plan of conversion and reorganization and as described below under “—Limitations on Common Stock Purchases.”
     Priority 1: Eligible Account Holders. Each Monadnock Community Bank depositor with aggregate deposit account balances of $50.00 or more (a “Qualifying Deposit”) at the close of business on December 31, 2004 (an “Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of (i) $100,000 (12,500 shares) of our common stock, (ii) one-tenth of one percent of the total offering of common stock; or (iii) 15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction, the numerator of which is the amount of the qualifying deposit of the eligible account holder and the denominator is the total amount of qualifying deposits of all eligible account holders subject to the overall purchase and ownership limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

     To ensure proper allocation of our shares of common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she has an ownership interest on December 31, 2004. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also directors or executive officers of Monadnock Community Bancorp, Inc. or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the twelve months preceding December 31, 2004.
     Priority 2: Tax-Qualified Plans. Our tax-qualified employee plans, consisting of our employee stock ownership plan, will receive, without payment therefor, nontransferable subscription rights to purchase up to 10% of the shares of common stock issued in the offering, although our employee stock ownership plan intends to purchase 6% of the shares of common stock issued in the offering. If market conditions warrant, in the judgment of its trustee, the employee stock ownership plan may elect to fill its subscription rights, in whole or in part, through open-market purchases.
     Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and our tax-qualified employee stock benefit plans, each Monadnock Community Bank depositor with a Qualifying Deposit at the close of business on March 31, 2006 who is not an Eligible Account Holder (“Supplemental Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of (i) $100,000 (12,500 shares) of common stock, (ii) one-tenth of one percent of the total offering of common stock; or (iii) 15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction, the numerator of which is the amount of the qualifying deposit of the eligible account holder and the denominator is the total amount of qualifying deposits of all eligible account holders subject to the overall purchase and ownership limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unfilled.
     To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order form all deposit accounts in which he or she has an ownership interest at March 31, 2006. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.
     Priority 4: Other Members. To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, our tax-qualified employee stock benefit plans, and Supplemental Eligible Account Holders, each depositor of Monadnock Community Bank as of the close of business on the voting record date of ___, 2006 who is not an Eligible Account Holder or Supplemental Eligible Account Holder (“Other Members”) will receive, without payment therefor, nontransferable subscription rights to purchase up to $100,000 (12,500 shares) of common stock, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, available shares will be allocated in the proportion that the amount of the subscription of each Other Member bears to the total amount of the subscriptions of all Other Members whose subscriptions remain unsatisfied. To ensure proper allocation of common stock, each Other Member must list on the stock order form all deposit accounts in which he or she has an ownership interest at ___, 2006. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.
     Expiration Date. The subscription offering will expire at 11:00 a.m., Peterborough, New Hampshire time, on ___, 2006, unless extended by us for up to 45 days. Such extension may be made without notice to you. Extensions beyond ___, 2006 will require the approval of the Office of Thrift Supervision and a resolicitation of subscribers in the offering. Subscription rights will expire whether or not each eligible depositor can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. Subscription rights which have not been exercised prior to the expiration date will become void.
Community Offering
     To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, our tax-qualified employee stock benefit plans, Supplemental Eligible Account Holders and Other Members, we may offer shares pursuant to the plan of conversion and reorganization to members of the general public in a community offering. Shares may be offered with the following preferences:
(i)	Natural persons residing in the counties of Hillsborough and Cheshire, New Hampshire and Worcester, Massachusetts;

(ii)	Monadnock Community Bancorp, Inc.’s public stockholders as of ___, 2006; and

(iii)	Other members of the general public.
     Subscribers in the community offering may purchase up to $100,000 (12,500 shares) of common stock, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” The minimum purchase is 25 shares. The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.
     If we do not have sufficient shares of common stock available to fill the orders of natural persons residing in the counties of Hillsborough and Cheshire, New Hampshire and Worcester, Massachusetts, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among natural persons residing in those counties whose orders remain unsatisfied on an equal number of shares basis per order. If an oversubscription occurs due to the orders of public stockholders of Monadnock Community Bancorp, Inc. as of ___, 2006, the allocation procedures described above will apply to the stock orders of such persons. In addition, orders received for Monadnock Bancorp, Inc. common stock in the community offering will first be filled up to a maximum of two percent (2%) of the shares sold in the offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all orders have been filled.
     The term “residing” or “resident” as used in this prospectus means any person who occupies a dwelling within the New Hampshire counties of Hillsborough, Cheshire and Massachusetts county of Worcester, has a present intent to remain within this community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the community, together with an indication that this presence within the community is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to decide whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.
     Expiration Date. The community offering, if any, may begin during or after the subscription offering, and is currently expected to terminate at the same time as the subscription offering. Monadnock Bancorp, Inc. may decide to extend the community offering for any reason and is not required to give purchasers notice of any such extension unless such period extends beyond ___, 2006, in which case we will resolicit subscribers in the offering.
Syndicated Community Offering
     If feasible, our Board of Directors may decide to offer for sale shares of common stock not subscribed for or purchased in the subscription and community offerings in a syndicated community offering, subject to such terms, conditions and procedures as we may determine, in a manner that will achieve a wide distribution of our shares of common stock. However, orders received for Monadnock Bancorp, Inc. common stock in the syndicated community offering will first be filled up to a maximum of two percent (2%) of the shares sold in the offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all orders have been filled.. We retain the right to accept or reject in whole or in part any orders in the syndicated community offering. In the syndicated community offering, any person may purchase up to $100,000 (12,500 shares) of common stock, subject to the overall purchase and ownership limitations. Unless the syndicated community offering begins during the community offering, the syndicated community offering will begin as soon as possible after the completion of the subscription and community offerings.
     The syndicated community offering, if held, will be managed by Ryan Beck & Co., Inc., acting as our agent. In such capacity, Ryan Beck & Co., Inc., may form syndicate of other brokers-dealers who are National Association of Securities Dealers member firms. Neither Ryan Beck & Co., Inc. nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering. The syndicated community offering will be conducted in accordance with certain Securities and Exchange Commission rules applicable to best efforts offerings. Generally under those rules, Ryan Beck & Co., Inc., a broker-dealer, will deposit funds it receives prior to closing from interested investors into a separate noninterest-bearing bank account. If and when all the conditions for the closing are met, funds for common stock sold in the syndicated community offering will be promptly delivered to us. If the offering is consummated, but some or all of an interested investor’s funds are not accepted by us, those funds will be returned to the interested investor promptly, without interest. If the offering is not consummated, funds in the account will be promptly returned, without interest, to the potential investor. Normal customer ticketing will be used for order placement. In the syndicated community offering, order forms will not be used.
     If for any reason we cannot effect a syndicated community offering of shares of common stock not purchased in the subscription and community offerings, or in the event that there is an insignificant number of shares remaining unsold after the subscription, community and syndicated community offerings or in the syndicated community offering, we will try to make other arrangements for the sale of unsubscribed shares, if possible. The Office of Thrift Supervision must approve any such arrangements.

Limitations on Common Stock Purchases
     The plan of conversion and reorganization includes the following limitations on the number of shares of common stock that may be purchased in the offering:
(i)	No person may purchase fewer than 25 shares of common stock or more than $100,000 (12,500 shares);

(ii)	No persons or persons exercising subscription rights through a single qualifying deposit account held jointly, may purchase more than $100,000 (12,500 shares);

(iii)	Tax qualified employee benefit plans, including our employee stock ownership plan, may purchase in the aggregate up to 10% of the shares of common stock issued in the offering, including shares issued in the event of an increase in the offering range of up to 15%;

(iv)	Except for the employee stock ownership plan, as described above, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than $200,000 (25,000 shares) in all categories of the offering combined;

(v)	Current stockholders of Monadnock Community Bancorp, Inc. are subject to an ownership limitation. As previously described, current stockholders of Monadnock Community Bancorp, Inc. will receive shares of Monadnock Bancorp, Inc. common stock in exchange for their existing shares of Monadnock Community Bancorp, Inc. common stock. The number of shares of common stock that a stockholder may purchase in the offering, together with associates or persons acting in concert with such stockholder, when combined with the shares that the stockholder and his or her associates will receive in exchange for existing Monadnock Community Bancorp, Inc. common stock, may not exceed 5% of the shares of common stock of Monadnock Bancorp, Inc. to be issued and outstanding at the completion of the conversion; and

(vi)	The maximum number of shares of common stock that may be purchased in all categories of the offering by executive officers and directors of Monadnock Community Bank and their associates, in the aggregate, when combined with shares of common stock issued in exchange for existing shares, may not exceed 34% of the shares issued in the conversion.
     Depending upon market or financial conditions, our Board of Directors, with the approval of the Office of Thrift Supervision and without further approval of members of Monadnock Mutual Holding Company, may decrease or increase the purchase and ownership limitations. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be given, and, in our sole discretion, some other large subscribers who through their subscriptions evidence a desire to purchase the maximum allowable number of shares may be given, the opportunity to increase their subscriptions up to the then applicable limit. The effect of this type of resolicitation will be an increase in the number of shares of common stock owned by subscribers who choose to increase their subscriptions.

     In the event of an increase in the offering range of up to 813,833 shares of common stock, shares will be allocated in the following order of priority in accordance with the plan of conversion and reorganization:
(i)	to fill the tax-qualified employee benefit plans, including the employee stock ownership plan’s, subscription for up to 10% of the total number of shares of common stock issued in the offering;

(ii)	in the event that there is an oversubscription at the Eligible Account Holder, Supplemental Eligible Account Holder or Other Member levels, to fill unfulfilled subscriptions of these subscribers according to their respective priorities; and

(iii)	to fill unfulfilled subscriptions in the community offering, with preference given first to natural persons residing in the counties of Hillsborough and Cheshire, New Hampshire and Worcester, Massachusetts, and then to Monadnock Community Bancorp, Inc.’s public stockholders as of ___, 2006.
     The term “associate” of a person means:
(i)	any corporation or organization, other than Monadnock Community Bancorp, Inc., Monadnock Community Bank or a majority-owned subsidiary of Monadnock Community Bank, of which the person is a senior officer, partner or 10% beneficial stockholder;

(ii)	any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; provided, however, it does not include any employee stock benefit plan in which the person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity; and

(iii)	any blood or marriage relative of the person, who either has the same home as the person or who is a director or officer of Monadnock Community Bancorp, Inc. or Monadnock Community Bank.
     The term “acting in concert” means:

(i)	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

(ii)	a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

     A person or company which acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated.
     We have the sole discretion to determine whether prospective purchasers are “associates” or “acting in concert.” Persons having the same address, and persons exercising subscription rights through qualifying deposits registered at the same address, whether or not related, will be deemed to be acting in concert unless we determine otherwise.
     Our directors are not treated as associates of each other solely because of their membership on the Board of Directors. Common stock purchased in the offering will be freely transferable except for shares purchased by executive officers and directors of Monadnock Bancorp, Inc. or Monadnock Community Bank and except as described below. Any purchases made by any associate of Monadnock Bancorp, Inc. or Monadnock Community Bank for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under National Association of Security Dealers, Inc. guidelines, members of the National Association of Security Dealers, Inc. and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of our shares of common stock at the time of conversion and thereafter, see “—Certain Restrictions on Purchase or Transfer of Our Shares after Conversion” and “Restrictions on Acquisition of Monadnock Bancorp, Inc.”
Plan of Distribution; Selling Agent Compensation
     To assist in the marketing of our common stock, we have retained Ryan Beck & Co., Inc., which is a broker-dealer registered with the National Association of Securities Dealers, Inc. Ryan Beck & Co., Inc. will assist us on a best efforts basis in the offering by:

(i)	acting as our financial advisor for the conversion and offering, providing administrative services and managing the Stock Information Center;

(ii)	educating our employees regarding the stock offering;

(iii)	targeting our sales efforts, including assisting in the preparation of marketing materials;

(iv)	soliciting orders for common stock; and

(v)	assisting in soliciting proxies of our members.

     For these services, Ryan Beck & Co., Inc. will receive a success fee for its advisory and marketing services of $135,000. In the event that Ryan Beck sells common stock through a group of broker-dealers in a syndicated community offering, it will be paid a fee equal to 1.0% of the dollar amount of total shares sold in the syndicated community offering, which fee along with the fee payable to selected dealers (which may include Ryan Beck) shall not exceed 6.0% in the aggregate. Ryan Beck & Co., Inc. also will be reimbursed for its allocable expenses in an amount not to exceed $20,000, and for its attorneys’ fees in an amount not to exceed $40,000.
     We will indemnify Ryan Beck & Co., Inc. against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933, as amended.
     Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular employees of Monadnock Community Bank may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction. No offers or sales may be made by tellers or at the teller counters. All sales activity will be conducted in a segregated or separately identifiable area of Monadnock Community Bank’s main office apart from the area accessible to the general public. Other questions of prospective purchasers will be directed to executive officers or registered representatives of Ryan Beck & Co., Inc. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering.
Offering Deadline
     The offering will expire at 11:00 a.m., Peterborough, New Hampshire time, on ___, 2006, unless we extend it, without notice to you, for up to 45 days, with the approval of the Office of Thrift Supervision, if required. Any extension of the subscription and/or community offering beyond ___, 2006 would require the Office of Thrift Supervision’s approval. The offering will expire at 11:00 a.m., Peterborough, New Hampshire time, on ___, 2006, unless we extend it, without notice to you, for up to 45 days, with OTS approval, if necessary. Any extension beyond ___, 2006 would require OTS approval. In such event, we would conduct a resolicitation. Subscribers would have the opportunity to maintain, change or cancel their stock orders within a specified period. If a subscriber does not respond during the period, his or her stock order will be cancelled and payment will be returned promptly, with interest at Monadnock Community Bank’s passbook savings rate, and deposit account withdrawal authorizations will be cancelled. We will not execute orders until at least the minimum number of shares offered has been sold. If we have not sold the minimum by the expiration date or any extension thereof, we will terminate the offering and cancel all orders, as described above. Any single offering extension will not exceed 90 days; aggregate extensions may not conclude beyond ___2008, two years after the special meeting of depositors to vote on the conversion. We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal orders and promptly return all funds submitted, with interest at Monadnock Community Bank’s passbook savings rate from the date of receipt.
Prospectus Delivery
     To ensure that each purchaser receives a prospectus at least 48 hours before the expiration date of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to the expiration date or hand delivered any later than two days prior to the expiration date. Execution of an order form will confirm receipt of delivery in accordance with Rule 15c2-8. Order forms will only be distributed with or preceded by a prospectus.
     We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion.
Procedure for Purchasing Shares
     Use of Order Forms. In order to purchase shares of common stock in the subscription offering and community offering, you must submit a properly completed original order form and remit full payment. Incomplete order forms or order forms that are not signed are not required to be accepted. We will not accept orders submitted on photocopied or facsimiled order forms. All order forms must be

received (not postmarked) prior to 11:00 a.m. Peterborough, New Hampshire time, on     , 2006 at our Stock Information Center. We are not required to accept order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed order forms, and we have the right to waive or permit the correction of incomplete or improperly executed order forms. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects. You may submit your order form and payment by mail using the return envelope provided, by bringing your order form to our Stock Information Center which is located at our main office, or by overnight delivery to the indicated address on the order form. Stock order forms may not be delivered to our Winchendon branch. Once tendered, an order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering.
     If you are ordering shares in the subscription offering, by signing the order form you are representing that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. Our interpretation of the terms and conditions of the plan of conversion and reorganization and of the acceptability of the order forms will be final.
     By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by Monadnock Community Bank or the federal government, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.
     Payment for Shares. Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. You may not submit cash or wire transfers. Payment for shares may be made by:
(i)	personal check, bank check or money order, made payable to Monadnock Bancorp, Inc.; or

(ii)	authorization of withdrawal from the types of Monadnock Community Bank deposit accounts designated on the stock order form.

     Appropriate means for designating withdrawals from deposit accounts at Monadnock Community Bank are provided on the order forms. The funds designated must be available in the account(s) at the time the order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contract rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest at the current passbook rate subsequent to the withdrawal. In the case of payments made by check or money order, these funds must be available in the account(s) and will be immediately cashed and placed in a segregated account at Monadnock Community Bank and/or another depository institution and will earn interest at Monadnock Community Bank’s passbook savings rate from the date payment is received until the offering is completed or terminated.

     You may not remit Monadnock Community Bank line of credit checks, and we will not accept third-party checks, including those payable to you and endorsed over to Monadnock Bancorp, Inc. Additionally, you may not designate on your stock order form a direct withdrawal from Monadnock Community Bank deposit accounts with check-writing privileges. Please provide a check instead. Once we receive your executed order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by the expiration date, in which event purchasers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.
     Regulations prohibit Monadnock Community Bank from lending funds or extending credit to any persons to purchase shares of common stock in the offering.
     We shall have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time prior to 48 hours before the completion of the conversion. This payment may be made by wire transfer.
     If our employee stock ownership plan purchases shares in the offering, it will not be required to pay for such shares until consummation of the offering, provided that there is a loan commitment from an unrelated financial institution or Monadnock Bancorp, Inc. to lend to the employee stock ownership plan the necessary amount to fund the purchase.
Using Individual Retirement Funds to Purchase Shares
     If you are interested in using your individual retirement account funds to purchase shares of common stock, you must do so through a self-directed individual retirement account such as a brokerage firm individual retirement account. By regulation, Monadnock Community Bank’s individual retirement accounts are not self-directed, so they cannot be invested in our shares of common stock. Therefore, if you wish to use your funds that are currently in a Monadnock Community Bank individual retirement account, you may not designate on the order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will have to be transferred to a brokerage account before you place your stock order. There will be no early withdrawal or interest penalties for these transfers. The new trustee will hold the shares of common stock in a self-directed account in the same manner as we now hold the depositor’s individual retirement account funds. An annual administrative fee may be payable to the new trustee. Assistance on how to transfer individual retirement accounts maintained at Monadnock Community Bank can be obtained from the Stock Information Center. Depositors interested in using funds in an individual retirement account or any other retirement account at Monadnock Community Bank or elsewhere to purchase shares of common stock should contact our Stock Information Center as soon as possible, preferably at least two weeks prior to the ___, 2006 offering deadline, because processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.
     Delivery of Stock Certificates. Certificates representing shares of common stock issued in the offering will be mailed to the persons entitled thereto at the certificate registration address noted on the order form, as soon as practicable following consummation of the conversion. Any certificates returned as undeliverable will be held by the transfer agent until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the shares of common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of common stock which they ordered, even though the common stock will have begun trading.

     Other Restrictions. Notwithstanding any other provision of the plan of conversion and reorganization, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the National Association of Securities Dealers, Inc., particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country, or in a State of the United States with respect to which any of the following apply: (a) a small number of persons otherwise eligible to subscribe for shares under the plan of conversion reside in such state; (b) the issuance of subscription rights or the offer or sale of shares of common stock to such persons would require us, under the securities laws of such state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify our securities for sale in such state; (c) such registration or qualification would be impracticable for reasons of cost or otherwise.
Restrictions on Transfer of Subscription Rights and Shares
     Office of Thrift Supervision regulations prohibit any person with subscription rights, including the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion and reorganization or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. When registering your stock purchase on the order form, you should not add the name(s) of persons who do not have subscription rights or who qualify only in a lower purchase priority than you do. Doing so may jeopardize your subscription rights. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering.
     We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.
Stock Information Center
     If you have any questions regarding the offering, please call our Stock Information Center, at (603) ___-___, from 10:00 a.m. to 4:00 p.m., Peterborough, New Hampshire time, Monday through Friday. The Stock Information Center is located at Monadnock Community Bank’s main office, One Jaffrey Road, Peterborough, New Hampshire. Our Winchendon branch will not have offering materials and will not accept order forms or proxy cards. The Stock Information Center will be closed weekends and bank holidays.
Liquidation Rights
     In the unlikely event of a complete liquidation of Monadnock Community Bancorp, Inc. prior to the conversion, all claims of creditors of Monadnock Community Bancorp, Inc., including those of depositors of Monadnock Community Bank (to the extent of their deposit balances), would be paid first. Thereafter, if there were any assets of Monadnock Community Bancorp, Inc. remaining, these assets would be distributed to stockholders, including Monadnock Mutual Holding Company In the unlikely event that Monadnock Mutual Holding Company and Monadnock Community Bancorp, Inc. liquidated prior to the conversion, all claims of creditors would be paid first. Then, if there were any assets of Monadnock Mutual Holding Company remaining, members of Monadnock Mutual Holding Company would receive those remaining assets, pro rata, based upon the deposit balances in their deposit account in Monadnock Community Bank immediately prior to liquidation. In the unlikely event that Monadnock Community Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the “liquidation account” to certain depositors, with any assets remaining thereafter distributed to Monadnock Bancorp, Inc. as the holder of Monadnock Community Bank capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in these types of transactions, the liquidation account would be assumed by the surviving institution.
     The plan of conversion and reorganization provides for the establishment, upon the completion of the conversion, of a special “liquidation account” for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the greater of:
(i)	Monadnock Mutual Holding Company’s ownership interest in the retained earnings of Monadnock Community Bancorp, Inc. as of the date of its latest balance sheet contained in this prospectus; or

(ii)	the retained earnings of Monadnock Community Bank as of the date of the latest financial statements set forth in the prospectus used by Monadnock Community Bank’s mutual predecessor when it reorganized into Monadnock Mutual Holding Company on June 28, 2004.
     The purpose of the liquidation account is to provide Eligible Account Holders and Supplemental Eligible Account Holders who maintain their deposit accounts with Monadnock Community Bank after the conversion with a liquidation interest in the unlikely event of the complete liquidation of Monadnock Community Bank after the conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder who continues to maintain his or her deposit account at Monadnock Community Bank, would be entitled, on a complete liquidation of Monadnock Community Bank after the conversion, to an interest in the liquidation account prior to any payment to the stockholders of Monadnock Bancorp, Inc. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in Monadnock Community Bank on December 31, 2004, or March 31, 2006. Each Eligible Account Holder and Supplemental Eligible Account Holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account on December 31, 2004, or March 31, 2006 bears to the balance of all deposit accounts in Monadnock Community Bank on such dates.
     If, however, on any December 31 annual closing date commencing after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on December 31, 2004 or March 31, 2006 or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of Eligible

Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to Monadnock Bancorp, Inc. as the sole stockholder of Monadnock Community Bank.
Material Income Tax Consequences
     Consummation of the conversion is subject to the prior receipt of an opinion of counsel or tax advisor with respect to federal and state income taxation that the conversion will not be a taxable transaction to Monadnock Mutual Holding Company, Monadnock Community Bancorp, Inc., Monadnock Community Bank, Eligible Account Holders, Supplemental Eligible Account Holders, Other Members of Monadnock Mutual Holding Company and stockholders of Monadnock Community Bancorp, Inc. Unlike private letter rulings, opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that Monadnock Community Bancorp, Inc. or Monadnock Community Bank would prevail in a judicial proceeding.
     Monadnock Mutual Holding Company and Monadnock Community Bancorp, Inc. have received an opinion of counsel, Luse Gorman Pomerenk & Schick, P.C., regarding all of the material federal income tax consequences of the conversion, which includes the following:

1.	The conversion of Monadnock Community Bancorp, Inc. to a federally chartered interim stock savings bank will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code, and the merger of Monadnock Community Bancorp, Inc. with and into Monadnock Community Bank qualifies as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.

2.	Neither Monadnock Community Bancorp, Inc., Monadnock Community Bank, nor the stockholders of Monadnock Community Bancorp, Inc. will recognize any gain or loss upon the transfer of assets of Monadnock Community Bancorp, Inc. to Monadnock Community Bank in exchange for shares of common stock of Monadnock Community Bank, which will be constructively received by Monadnock Bancorp, Inc.’s stockholders. (Sections 361 and 1032(a) of the Internal Revenue Code.)

3.	The basis of the assets of Monadnock Community Bancorp, Inc. and the holding period of such assets to be received by Monadnock Community Bank will be the same as the basis and holding period in such assets in the hands of Monadnock Community Bancorp, Inc. immediately before the exchange. (Sections 362(b) and 1223(2) of the Internal Revenue Code).

4.	The conversion of Monadnock Mutual Holding Company, to a federally chartered interim stock savings bank will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code and the merger of Monadnock Mutual Holding Company with and into Monadnock Community Bank qualifies as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.

5.	The exchange of Eligible Account Holders’ and Supplemental Account Holders’ interests in Monadnock Mutual Holding Company for interests in a liquidation account established in Monadnock Community Bank will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax Regulations.

6.	None of Monadnock Mutual Holding Company, Monadnock Community Bancorp, Inc., Monadnock Community Bank, nor Eligible Account Holders, Supplemental Eligible

Account Holders or Other Members, will recognize any gain or loss on the transfer of the assets of Monadnock Mutual Holding Company to Monadnock Community Bank in exchange for an interest in a liquidation account established in Monadnock Community Bank for the benefit of eligible account holders and supplemental eligible account holders who remain depositors of Monadnock Community Bank.

7.	Current stockholders of Monadnock Community Bancorp, Inc. will not recognize any gain or loss upon their constructive exchange of Monadnock Community Bancorp, Inc. common stock for shares of Monadnock Community Bank which will in turn be exchanged for new shares of Monadnock Bancorp, Inc. common stock.

8.	Each stockholder’s aggregate basis in shares of Monadnock Bancorp, Inc. common stock (including fractional share interests) received in the exchange will be the same as the aggregate basis of Monadnock Community Bancorp, Inc. common stock surrendered in exchange therefor.

9.	Each stockholder’s holding period in his or her Monadnock Bancorp, Inc. common stock received in the exchange will include the period during which Monadnock Community Bancorp, Inc. common stock surrendered was held, provided that the Monadnock Community Bancorp, Inc. common stock surrendered is a capital asset in the hands of the stockholder on the date of the exchange.

10.	Cash received by any current stockholder of Monadnock Community Bancorp, Inc. in lieu of a fractional share interest in shares of Monadnock Bancorp, Inc. common stock will be treated as having been received as a distribution in full payment in exchange for a fractional share interest of Monadnock Bancorp, Inc. common stock, which such stockholder would otherwise be entitled to receive. Accordingly, a stockholder will recognize gain or loss equal to the difference between the cash received and the basis of the fractional share. If the common stock is held by the stockholder as a capital asset, the gain or loss will be capital gain or loss.

11.	It is more likely than not that the fair market value of the nontransferable subscription rights to purchase Monadnock Bancorp, Inc. common stock is zero. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members upon distribution to them of nontransferable subscription rights to purchase shares of Monadnock Bancorp, Inc. common stock. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will not realize any taxable income as the result of the exercise by them of the nontransferable subscriptions rights.

12.	It is more likely than not that the basis of the shares of Monadnock Bancorp, Inc. common stock purchased in the offering by the exercise of nontransferable subscription rights will be the purchase price. The holding period of the Monadnock Bancorp, Inc. common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date on which the right to acquire such stock was exercised.

13.	No gain or loss will be recognized by Monadnock Bancorp, Inc. on the receipt of money in exchange for Monadnock Bancorp, Inc. common stock sold in the offering.

     The opinion addresses all material federal income tax consequences of the conversion and reorganization. The tax opinion as to items 11 and 12 above is based on the position that subscription rights to be received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members do not have any economic value at the time of distribution or the time the subscription rights are exercised. In this regard, Luse Gorman Pomerenk & Schick, P.C. noted that the subscription rights will be granted at no cost to the recipients, are legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. The firm also noted that the Internal Revenue Service has not in the past concluded that subscription rights have value. Based on the foregoing, Luse Gorman Pomerenk & Schick, P.C. believes that it is more likely than not that the nontransferable subscription rights to purchase shares of common stock have no value. However, the issue of whether or not the nontransferable subscription rights have value is based on all the facts and circumstances. If the nontransferable subscription rights granted to eligible subscribers are subsequently found to have an ascertainable value greater than zero, income may be recognized by various recipients of the nontransferable subscription rights (in certain cases, whether or not the rights are exercised) and we could recognize gain on the distribution of the nontransferable subscription rights.
     The opinions of Luse Gorman Pomerenk & Schick, P.C., unlike a letter ruling issued by the Internal Revenue Service, are not binding on the Internal Revenue Service and the conclusions expressed therein may be challenged at a future date. The Internal Revenue Service has issued favorable rulings for transactions substantially similar to the proposed reorganization and stock offering, but any such ruling may not be cited as precedent by any taxpayer other than the taxpayer to whom the ruling is addressed. We do not plan to apply for a letter ruling concerning the transactions described herein.
     The federal tax opinion has been filed with the Securities and Exchange Commission as an exhibit to Monadnock Bancorp, Inc.’s registration statement. Advice regarding the New Hampshire state income tax consequences consistent with the federal tax opinion has been issued by Shatswell, MacLeod & Company, P.C., tax advisors to Monadnock Mutual Holding Company and Monadnock Community Bancorp, Inc.
     We also have received a letter from Keller & Company, Inc. stating its belief that the subscription rights do not have any ascertainable fair market value and that the price at which the subscription rights are exercisable will not be more or less than the fair market value of the shares on the date of the exercise. This position is based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at the same price as will be paid by members of the general public in any community offering.
     If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise the subscription rights in an amount equal to the ascertainable value, and we could recognize gain on a distribution. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.
Certain Restrictions on Purchase or Transfer of Our Shares after the Conversion
     All shares of common stock purchased in the offering by a director or an executive officer of Monadnock Community Bank generally may not be sold for a period of one year following the closing of the conversion, except in the event of the death of the director or executive officer. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to the restricted stock will be similarly restricted. The directors and executive officers of Monadnock Bancorp, Inc. also will be restricted by the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934.
     Purchases of shares of our common stock by any of our directors, executive officers and their associates, during the three-year period following the closing of the conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to purchases of our common stock by our stock-based incentive plan or any of our tax-qualified employee stock benefit plans or non-tax-qualified employee stock benefit plans.
     Office of Thrift Supervision regulations prohibit Monadnock Bancorp, Inc. from repurchasing its shares of common stock during the first year following conversion unless compelling business reasons exist for such repurchases. After one year, the Office of Thrift Supervision does not impose any repurchase restrictions.
COMPARISON OF STOCKHOLDERS’ RIGHTS FOR EXISTING STOCKHOLDERS OF
MONADNOCK COMMUNITY BANCORP, INC.
     General. As a result of the conversion, existing stockholders of Monadnock Community Bancorp, Inc. will become stockholders of Monadnock Bancorp, Inc. There are differences in the rights of stockholders of Monadnock Community Bancorp, Inc. and stockholders of Monadnock Bancorp, Inc. caused by differences between federal and Maryland law and regulations and differences in Monadnock Community Bancorp, Inc.’s federal stock charter and bylaws and Monadnock Bancorp, Inc.’s Maryland articles of incorporation and bylaws.
     This discussion is not intended to be a complete statement of the differences affecting the rights of stockholders, but rather summarizes the material differences and similarities affecting the rights of stockholders. This discussion is qualified in its entirety by reference to the articles of incorporation and bylaws of Monadnock Bancorp, Inc. and the Maryland General Corporation Law. See “Where You Can Find Additional Information” for procedures for obtaining a copy of Monadnock Bancorp, Inc.’s articles of incorporation and bylaws.
     Authorized Capital Stock. Monadnock Community Bancorp, Inc.’s authorized capital stock currently consists of 18,000,000 shares of common stock, par value $0.01 per share, and 2,000,000 shares of preferred stock. After the conversion, Monadnock Bancorp, Inc.’s authorized capital stock will consist of 10,000,000 shares of common stock, $0.01 par value per share, and 2,000,000 shares of preferred stock, par value $0.01 per share. We authorized more capital stock than that which will be issued in the conversion in order to provide our Board of Directors with flexibility to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and stock option grants. These additional authorized shares may also be used by our Board of Directors, consistent with its fiduciary duty, to deter future attempts to gain control of Monadnock Bancorp, Inc. Our Board of Directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, our Board of Directors has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a hostile tender offer, merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. We currently have no plans for the issuance of additional shares, other than the issuance of additional shares through our stock benefit plans.

     Issuance of Capital Stock. Pursuant to applicable laws and regulations, Monadnock Mutual Holding Company is required to own not less than a majority of the outstanding shares of Monadnock Community Bancorp, Inc. common stock. Monadnock Mutual Holding Company will no longer exist following consummation of the conversion.
     Monadnock Bancorp, Inc.’s articles of incorporation do not contain restrictions on the issuance of shares of capital stock to directors, officers or controlling persons, whereas Monadnock Community Bancorp, Inc.’s stock charter restricts such issuances to general public offerings, or to directors for qualifying shares, unless the share issuance or the plan under which they would be issued has been approved by a majority of the total votes eligible to be cast at a legal stockholders’ meeting. Thus, stock-related compensation plans, such as stock option plans and recognition and retention plans, may be adopted by Monadnock Bancorp, Inc. without stockholder approval, and shares of Monadnock Bancorp, Inc. capital stock may be issued directly to directors or officers without stockholder approval, subject to Office of Thrift Supervision regulations. Stockholder approval of stock-related compensation plans may be sought in certain instances in order to qualify such plans for favorable federal income tax and securities law treatment under current laws and regulations.
     Voting Rights. Neither Monadnock Community Bancorp, Inc.’s stock charter or bylaws nor Monadnock Bancorp, Inc.’s articles of incorporation or bylaws provide for cumulative voting for the election of directors. For additional information regarding voting rights, see “—Limitations on Voting Rights of Greater-than-10% Stockholders” below.
     Payment of Dividends. The ability of Monadnock Community Bancorp, Inc. to pay dividends on its capital stock is restricted by Office of Thrift Supervision regulations and by federal income tax considerations related to federal savings banks such as Monadnock Community Bank. See “Supervision and Regulation—Federal Banking Regulation—Capital Distributions.” Although Monadnock Bancorp, Inc. is not subject to these restrictions as a Maryland corporation, such restrictions will indirectly affect Monadnock Bancorp, Inc. because dividends from Monadnock Community Bank will be the primary source of funds of Monadnock Bancorp, Inc. for the payment of dividends to its stockholders.
     Certain restrictions generally imposed on Maryland corporations may also have an impact on Monadnock Bancorp, Inc.’s ability to pay dividends. Maryland law generally provides that Monadnock Bancorp, Inc. is limited to paying dividends in an amount equal to our capital surplus over payments that would be owed upon dissolution to stockholders whose preferential rights upon dissolution are superior to those receiving the dividend, and to an amount that would not make us insolvent.
     Board of Directors. Monadnock Community Bancorp, Inc.’s stock charter and bylaws and Monadnock Bancorp, Inc.’s articles of incorporation and bylaws each require the Board of Directors to be divided into three classes and that the members of each class shall be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually.
     Under Monadnock Community Bancorp, Inc.’s bylaws, any vacancies on the Board of Directors of Monadnock Community Bancorp, Inc. may be filled by the affirmative vote of a majority of the remaining directors although less than a quorum of the Board of Directors. Persons elected by the Board of Directors of Monadnock Community Bancorp, Inc. to fill vacancies may only serve until the next annual meeting of stockholders. Under Monadnock Bancorp, Inc.’s articles of incorporation, any vacancy occurring on the Board of Directors, including any vacancy created by reason of an increase in the number of directors, may be filled only by a majority of the remaining directors, and any director so chosen shall hold office for the remainder of the term to which the director has been elected and until his or her successor is elected and qualified.

     Under Monadnock Community Bancorp, Inc.’s bylaws, any director may be removed for cause by the holders of a majority of the outstanding voting shares. Monadnock Bancorp, Inc.’s articles of incorporation provide that any director may be removed for cause by the holders of at least 80% of the outstanding voting shares of Monadnock Bancorp, Inc.
     Limitations on Liability. The charter and bylaws of Monadnock Community Bancorp, Inc. do not limit the personal liability of directors.
     Monadnock Bancorp, Inc.’s articles of incorporation provide that directors will not be personally liable for monetary damages to Monadnock Bancorp, Inc. for certain actions as directors, except for (i) actions or omissions that are determined to have involved active and deliberate dishonesty, or (ii) receipt of an improper personal benefit from their positions as directors, or (iii) to the extent allowed by Maryland law. These provisions might, in certain instances, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their duties even though such an action, if successful, might benefit Monadnock Bancorp, Inc.
     Indemnification of Directors, Officers, Employees and Agents. Monadnock Community Bancorp, Inc.’s bylaws provide indemnification to directors, officers and employees to the fullest extent allowed by law. Under current Office of Thrift Supervision regulations Monadnock Community Bancorp, Inc. shall indemnify its directors, officers and employees for any costs incurred in connection with any litigation involving such person’s activities as a director, officer or employee if such person obtains a final judgment on the merits in his or her favor. In addition, indemnification is permitted in the case of a settlement, a final judgment against such person, or final judgment other than on the merits, if a majority of disinterested directors determines that such person was acting in good faith within the scope of his or her employment as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interests of Monadnock Community Bancorp, Inc. or its stockholders. Monadnock Community Bancorp, Inc. also is permitted to pay ongoing expenses incurred by a director, officer or employee if a majority of disinterested directors concludes that such person may ultimately be entitled to indemnification. Before making any indemnification payment, Monadnock Community Bancorp, Inc. is required to notify the Office of Thrift Supervision of its intention, and such payment cannot be made if the Office of Thrift Supervision objects to such payment.
     The officers, directors, agents and employees of Monadnock Bancorp, Inc. are indemnified with respect to certain actions pursuant to Monadnock Bancorp, Inc.’s articles of incorporation and Maryland law. Maryland law allows Monadnock Bancorp, Inc. to indemnify any person for expenses, liabilities, settlements, judgments and fines in suits in which such person has been made a party by reason of the fact that he or she is or was a director, officer or employee of Monadnock Bancorp, Inc. No such indemnification may be given if the acts or omissions of the person are adjudged to be in bad faith and materials to the matter giving rise to the proceeding, if such person is liable to the corporation for an unlawful distribution, or if such person personally received a benefit to which he or she was not entitled. The right to indemnification includes the right to be paid the expenses incurred in advance of final disposition of a proceeding.
     Special Meetings of Stockholders. Monadnock Community Bancorp, Inc.’s bylaws provide that special meetings of Monadnock Community Bancorp, Inc.’s stockholders may be called by the Chairman, the President, a majority of the members of the Board of Directors or the holders of not less than one-tenth of the outstanding capital stock of Monadnock Community Bancorp, Inc. entitled to vote at the meeting. Monadnock Bancorp, Inc.’s bylaws provide that special meetings of the stockholders of Monadnock Bancorp, Inc. may be called by the President, by a majority vote of the total authorized directors, or upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.
     Stockholder Nominations and Proposals. Monadnock Community Bancorp, Inc.’s bylaws generally provide that stockholders may submit nominations for election of directors at an annual meeting of stockholders and may propose any new business to be taken up at such a meeting by filing the proposal in writing with Monadnock Community Bancorp, Inc. at least five days before the date of any such meeting.
     Monadnock Bancorp, Inc.’s bylaws generally provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must submit written notice to Monadnock Bancorp, Inc. 90 days prior to the anniversary date of the mailing of proxy materials by Monadnock Bancorp, Inc. in connection with the immediately preceding annual meeting of stockholders. However, if the date of the annual meeting is advanced more than 20 days prior to or delayed by more than 60 days after the anniversary of the preceding year’s annual meeting, stockholders must submit such written notice no earlier than the 120th day, and not later than the 90th day, prior to the annual meeting, or alternatively, not later than the 10th day following the date on which notice of the meeting is mailed to stockholders or such public disclosure was made if such notice occurs less than 100 days prior to the meeting. Failure to comply with these advance notice requirements will preclude such nominations or new business from being considered at the meeting.
     Management believes that it is in the best interests of Monadnock Bancorp, Inc. and its stockholders to provide sufficient time to enable management to disclose to stockholders information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations, should management determine that doing so is in the best interests of stockholders generally. Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted. In certain instances, such provisions could make it more difficult to oppose management’s nominees or proposals, even if stockholders believe such nominees or proposals are in their best interests.
     Stockholder Action Without a Meeting. The bylaws of Monadnock Community Bancorp, Inc. provide that any action to be taken or which may be taken at any annual or special meeting of stockholders may be taken if a consent in writing, setting forth the actions so taken, is given by the holders of all outstanding shares entitled to vote. Monadnock Bancorp, Inc.’s bylaws provide similar authority of stockholders to act without a meeting.
     Stockholder’s Right to Examine Books and Records. A federal regulation, which is applicable to Monadnock Community Bancorp, Inc., provides that stockholders may inspect and copy specified books and records of after proper written notice for a proper purpose. Maryland law provides that a stockholder may inspect a company’s bylaws, stockholder minutes, annual statement of affairs and any voting trust agreements. However, only a stockholder or group of stockholders who together, for at least 6 months hold at least 5% of the company’s total shares, have the right to inspect a company’s stock ledger, list of stockholders and books of accounts.
     Limitations on Voting Rights of Greater-than-10% Stockholders. Monadnock Bancorp, Inc.’s articles of incorporation provide that no record or beneficial owner, directly or indirectly, of more than 10% of the outstanding shares of common stock will be permitted to vote any shares in excess of such 10% limit. Monadnock Community Bancorp, Inc.’s charter also has a similar provision.

     Mergers, Consolidations and Sales of Assets. A federal regulation applicable to Monadnock Community Bancorp, Inc. generally requires the approval of two-thirds of the Board of Directors of Monadnock Community Bancorp, Inc. and the holders of two-thirds of the outstanding stock of Monadnock Community Bancorp, Inc. entitled to vote thereon for mergers, consolidations and sales of all or substantially all of Monadnock Community Bancorp, Inc.’s assets. Such regulation permits Monadnock Community Bancorp, Inc. to merge with another corporation without obtaining the approval of its stockholders if:
(i)	it does not involve an interim savings institution;

(ii)	Monadnock Community Bancorp, Inc.’s federal stock charter is not changed;

(iii)	each share of Monadnock Community Bancorp, Inc.’s stock outstanding immediately prior to the effective date of the transaction will be an identical outstanding share or a treasury share of Monadnock Community Bancorp, Inc. after such effective date; and

(iv)	either:

(a)	no shares of voting stock of Monadnock Community Bancorp, Inc. and no securities convertible into such stock are to be issued or delivered under the plan of combination; or

(b)	the authorized but unissued shares or the treasury shares of voting stock of Monadnock Community Bancorp, Inc. to be issued or delivered under the plan of combination, plus those initially issuable upon conversion of any securities to be issued or delivered under such plan, do not exceed 15% of the total shares of voting stock of Monadnock Community Bancorp, Inc. outstanding immediately prior to the effective date of the transaction.

     Monadnock Bancorp, Inc.’s articles of incorporation require the approval of the holders of at least 80% of Monadnock Bancorp, Inc.’s outstanding shares of voting stock to approve certain “Business Combinations” involving an “Interested Stockholder” except where:
(i)	the proposed transaction has been approved by a majority of the members of the Board of Directors who are unaffiliated with the Interested Stockholder and who were directors prior to the time when the Interested Stockholder became an Interested Stockholder; or

(ii)	certain “fair price” provisions are complied with.

(iii)	The term “Interested Stockholder” includes any person or entity, other than Monadnock Bancorp, Inc. or its subsidiary, which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of voting stock of Monadnock Bancorp, Inc. This provision of the articles of incorporation applies to any “Business Combination,” which is defined to include, among other things, any merger or consolidation of Monadnock Bancorp, Inc. or transfer, or other disposition of 25% or more of the assets of Monadnock Bancorp, Inc. with an Interested Stockholder;
     Under Maryland law, absent this provision, business combinations, including mergers, consolidations and sales of substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of two-thirds of the corporation’s outstanding shares of common stock and any other affected class of stock. One exception under Maryland law to the two-thirds approval requirement applies to stockholders owning 10% or more of the common stock of a corporation for a period of less than five years. Such 10% stockholder, in order to obtain approval of a business combination, must obtain the approval of 80% of all outstanding stock and two-thirds of the outstanding stock excluding the stock owned by such 10% stockholder, or satisfy other requirements under Maryland law relating to Board of director approval of his or her acquisition of the shares of the corporation. The increased stockholder vote required to approve a business combination may have the effect of preventing mergers and other business combinations which a majority of stockholders deem desirable and placing the power to prevent such a merger or combination in the hands of a minority of stockholders.
     Monadnock Bancorp, Inc.’s articles of incorporation provide that the Board of Directors may consider certain factors in addition to the amount of consideration to be paid when evaluating certain business combinations or a tender or exchange offer. These additional factors include the social and economic effects of the transaction on its customers and employees and the communities served by Monadnock Bancorp, Inc.
     Dissenters’ Rights of Appraisal. The following discussion is intended as a brief summary of the material provisions of Office of Thrift Supervision regulatory procedures that a Monadnock Community Bancorp, Inc. stockholder must follow in order to dissent from the conversion and obtain payment of the fair value of his or her shares of Monadnock Community Bancorp, Inc. common stock. This summary is not, however, a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 552.14 of the Rules and Regulations of the Office of Thrift Supervision (12 C.F.R. §552.14).
     Office of Thrift Supervision regulations generally provide that a stockholder of a federally chartered corporation that engages in a merger, consolidation or sale of all or substantially all of its assets shall have the right to demand from such institution payment of the fair or appraised value of his or her stock in the corporation, subject to specified procedural requirements. A dissenting stockholder must make a written demand for the appraisal and must vote against the conversion. Within 10 days after the effective date of the conversion, Monadnock Bancorp, Inc. will offer, to each dissenting stockholder, to purchase their dissenting shares at a specified price. A dissenting stockholder may choose to accept this offer as the fair value of the shares held, or alternatively, a dissenting stockholder must file a petition with the Office of Thrift Supervision demanding a determination of the fair value of the shares.
     The Maryland General Corporation Law also provides dissenters’ rights (Title 3 Subtitle 2) that will be applicable to Monadnock Bancorp, Inc. stockholders following the conversion for future applicable transactions. The following discussion is intended as a brief summary of the material provisions of Maryland corporate procedures that a Monadnock Bancorp, Inc. stockholder must follow in order to exercise dissenters’ rights under Maryland Law. This summary is not, however, a complete statement of all applicable requirements and is qualified in its entirety by reference to 3-201 to 3-213 of the Maryland General Corporation Law.
     The Maryland General Corporation Law generally provide that a stockholder of a Maryland chartered corporation that engages in a merger, consolidation, share exchange or amends its charter in a way that alters contract rights shall have the right to demand from such institution payment of the fair or appraised value of his or her stock in the corporation, subject to specified procedural requirements. A stockholder generally must file a written objection at or before the stockholder meeting at which the transaction is to be considered and must vote against the proposed transaction. A dissenting stockholder then must make a written demand to the successor corporation for the appraisal within 20 days after the State Department of Assessments and Taxation has accepted the articles for the record stating the number and class of shares for which the stockholder demands payment. The successor corporation will notify each objecting stockholder in writing of the date such articles were accepted for filing and may offer, to each dissenting stockholder, to purchase their dissenting shares at a specified price along with other corporate information. A dissenting stockholder may choose to accept this offer as the fair value of the shares held, or alternatively, a dissenting stockholder or the successor corporation may petition a court of equity for the determination of the fair value of the shares within 50 days from the acceptance of the articles filed with the State Department of Assessments and Taxation.
     Amendment of Governing Instruments. No amendment of Monadnock Community Bancorp, Inc.’s stock charter may be made unless it is first proposed by the Board of Directors of Monadnock Community Bancorp, Inc., then preliminarily approved by the Office of Thrift Supervision, and thereafter approved by the holders of a majority of the total votes eligible to be cast at a legal meeting. Monadnock Bancorp, Inc.’s articles of incorporation may be amended by the vote of the holders of a majority of the outstanding shares of common stock, except that the provisions of the articles of incorporation governing the calling of meetings of stockholders and the prohibition of action by written consent of stockholders, stockholder nominations and proposals, limitations on voting rights of 10% stockholders, the number and staggered terms of directors, vacancies on the Board of Directors and removal of directors, approval of certain business combinations, indemnification of officers and directors, and the manner of amending the articles of incorporation and bylaws, may not be repealed, altered, amended or rescinded except by the vote of the holders of at least 80% of the outstanding shares common stock.
     The bylaws of Monadnock Community Bancorp, Inc. may be amended by a majority vote of the full Board of Directors of Monadnock Community Bancorp, Inc. or by a majority of the votes cast by the stockholders of Monadnock Community Bancorp, Inc. at any legal meeting. Monadnock Bancorp, Inc.’s bylaws may be amended only by a majority vote of the Board of Directors of Monadnock Bancorp, Inc. or by the holders of at least 80% of the outstanding common stock.
     Residency Requirement for Directors. Monadnock Bancorp, Inc.’s bylaws provide that only persons who reside or work in New Hampshire or Massachusetts will be qualified to be appointed or elected to the Board of Directors of Monadnock Bancorp, Inc. Monadnock Community Bancorp, Inc.’s federal bylaws have no similar provision.
     Purpose and Anti-Takeover Effects of Monadnock Bancorp, Inc.’s Articles of Incorporation and Bylaws. Our Board of Directors believes that the provisions described above are prudent and will reduce our vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by our Board of Directors. These provisions also will assist us in the orderly deployment of the offering proceeds into productive assets during the initial period after the conversion. Our Board of Directors believes these provisions are in the best interests of Monadnock Bancorp, Inc. and its stockholders. Our Board of Directors believes that it will be in the best position to determine the true value of Monadnock Bancorp, Inc. and to negotiate more effectively for what may be in the best interests of its stockholders. Accordingly, our Board of Directors believes that it is in the best interests of Monadnock Bancorp, Inc. and its stockholders to encourage potential acquirers to negotiate directly with the Board of Directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of our Board of Directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of Monadnock Bancorp, Inc. and that is in the best interests of all stockholders.
     Takeover attempts that have not been negotiated with and approved by our Board of Directors present the risk of a takeover on terms that may be less favorable than might otherwise be available. A transaction that is negotiated and approved by our Board of Directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value of Monadnock Bancorp, Inc. for our stockholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of Monadnock Bancorp, Inc.’s assets.
     Although a tender offer or other takeover attempt may be made at a price substantially above the current market price, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise that is under different management and whose objectives may not be similar to those of the remaining stockholders.
     Despite our belief as to the benefits to stockholders of these provisions of Monadnock Bancorp, Inc.’s articles of incorporation and bylaws, these provisions may also have the effect of discouraging a future takeover attempt that would not be approved by our Board of Directors, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also make it more difficult to remove our Board of Directors and management. Our Board of Directors, however, has concluded that the potential benefits outweigh the possible disadvantages.
     Following the conversion, pursuant to applicable law and, if required, following the approval by stockholders, we may adopt additional anti-takeover provisions in our articles of incorporation or other devices regarding the acquisition of our equity securities that would be permitted for a Maryland business corporation.
     The cumulative effect of the restrictions on acquisition of Monadnock Bancorp, Inc. contained in our articles of incorporation and bylaws and in Maryland law may be to discourage potential takeover attempts and perpetuate incumbent management, even though certain stockholders of Monadnock Bancorp, Inc. may deem a potential acquisition to be in their best interests, or deem existing management not to be acting in their best interests.
RESTRICTIONS ON ACQUISITION OF MONADNOCK BANCORP, INC.
     Although the Board of Directors of Monadnock Bancorp, Inc. is not aware of any effort that might be made to obtain control of Monadnock Bancorp, Inc. after the conversion, the Board of Directors believes that it is appropriate to include certain provisions as part of Monadnock Bancorp, Inc.’s articles of incorporation to protect the interests of Monadnock Bancorp, Inc. and its stockholders from takeovers which our Board of Directors might conclude are not in the best interests of Monadnock Community Bank, Monadnock Bancorp, Inc. or Monadnock Bancorp, Inc.’s stockholders.
     The following discussion is a general summary of the material provisions of Monadnock Bancorp, Inc.’s articles of incorporation and bylaws, Monadnock Community Bank’s charter and bylaws and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in Monadnock Bancorp, Inc.’s articles of incorporation and bylaws and Monadnock Community Bank’s stock charter and bylaws, reference should be made in each case to the document in question, each of which is part of Monadnock Mutual Holding Company’s application for conversion with the Office of Thrift Supervision and Monadnock Bancorp, Inc.’s registration statement filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information.”
Monadnock Bancorp, Inc.’s Articles of Incorporation and Bylaws
     Monadnock Bancorp, Inc.’s articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of stockholders that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the Board of Directors or management of Monadnock Bancorp, Inc. more difficult.

     Directors. The Board of Directors will be divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of our Board of Directors. Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the Board of Directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.
     Restrictions on Call of Special Meetings. The articles of incorporation and bylaws provide that special meetings of stockholders can be called by the President, by a majority of the whole Board or upon the upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting .
     Prohibition of Cumulative Voting. The articles of incorporation prohibit cumulative voting for the election of directors.
     Limitation of Voting Rights. The articles of incorporation provide that in no event will any person who beneficially owns more than 10% of the then-outstanding shares of common stock, be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit.
     Restrictions on Removing Directors from Office. The articles of incorporation provide that directors may be removed only for cause, and only by the affirmative vote of the holders of at least 80% of the voting power of all of our then-outstanding common stock entitled to vote (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights.”)
     Authorized but Unissued Shares. After the conversion, Monadnock Bancorp, Inc. will have authorized but unissued shares of common and preferred stock. See “Description of Capital Stock of Monadnock Bancorp, Inc. Following the Conversion.” The articles of incorporation authorize 2,000,000 shares of serial preferred stock. Monadnock Bancorp, Inc. is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the Board of Directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of Monadnock Bancorp, Inc. that the Board of Directors does not approve, it might be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of Monadnock Bancorp, Inc. The Board of Directors has no present plan or understanding to issue any preferred stock.
     Amendments to Articles of Incorporation and Bylaws. Amendments to the articles of incorporation must be approved by our Board of Directors and also by a majority of the outstanding shares of our voting stock; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:
(i)	The limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

(ii)	The inability of stockholders to act by written consent;

(iii)	The division of the Board of Directors into three staggered classes;

(iv)	The ability of the Board of Directors to fill vacancies on the Board;

(v)	The inability to deviate from the manner prescribed in the bylaws by which stockholders nominate directors and bring other business before meetings of stockholders;

(vi)	The requirement that at least 80% of stockholders must vote to remove directors, and can only remove directors for cause;

(vii)	The ability of the Board of Directors to amend and repeal the bylaws; and

(viii)	The ability of the Board of Directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire Monadnock Bancorp, Inc.
     The bylaws may be amended by the affirmative vote of a majority of our directors or the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.
Conversion Regulations
     Office of Thrift Supervision regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquiring stock or subscription rights in a converting institution or its holding company from another person prior to completion of its conversion. Further, without the prior written approval of the Office of Thrift Supervision, no person may make an offer or announcement of an offer to purchase shares or actually acquire shares of a converted institution or its holding company for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, the person would become the beneficial owner of more than 10% of the outstanding stock of the institution or its holding company. The Office of Thrift Supervision has defined “person” to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to a bank or its holding company, or an underwriter or member of a selling group acting on the converting institution’s or its holding company’s behalf for resale to the general public are excepted. The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution or its holding company or who controls more than 10% of the outstanding shares or voting rights of a converted institution or its holding company.
Change in Control Regulations
     Under the Change in Bank Control Act, no person may acquire control of an insured federal savings bank or its parent holding company unless the Office of Thrift Supervision has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition. In addition, Office of Thrift Supervision regulations provide that no company may acquire control of a savings bank without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a “savings and loan holding company” subject to registration, examination and regulation by the Office of Thrift Supervision.
     Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the institution’s directors, or a determination by the Office of Thrift Supervision that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a savings bank’s voting stock, if the acquiror is also subject to any one of eight “control factors,” constitutes a rebuttable determination of control under the regulations. Such control factors include the acquiror being one of the two largest stockholders. The determination of control may be rebutted by submission to the Office of Thrift Supervision, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a savings bank’s stock who do not intend to participate in or seek to exercise control over a savings bank’s management or policies may qualify for a safe harbor by filing with the Office of Thrift Supervision a certification form that states, among other things, that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the Office of Thrift Supervision, as applicable. There are also rebuttable presumptions in the regulations concerning whether a group “acting in concert” exists, including presumed action in concert among members of an “immediate family.”
     The Office of Thrift Supervision may prohibit an acquisition of control if it finds, among other things, that:
(i)	the acquisition would result in a monopoly or substantially lessen competition;

(ii)	the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

(iii)	the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person.
DESCRIPTION OF CAPITAL STOCK OF MONADNOCK BANCORP, INC. FOLLOWING
THE CONVERSION
General
     At the effective date, Monadnock Bancorp, Inc. will be authorized to issue 10,000,000 shares of common stock, par value of $0.01 per share, and 2,000,000 shares of preferred stock, par value $0.01 per share. Monadnock Bancorp, Inc. currently expects to issue in the offering up to 707,681 shares of common stock, subject to adjustment, and up to 813,833 shares, subject to adjustment, in exchange for the publicly held shares of Monadnock Community Bancorp, Inc. Monadnock Bancorp, Inc. will not issue shares of preferred stock in the conversion. Each share of Monadnock Bancorp, Inc. common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock. Upon payment of the subscription price for the common stock, in accordance with the plan of conversion and reorganization, all of the shares of common stock will be duly authorized, fully paid and nonassessable.
     The shares of common stock of Monadnock Bancorp, Inc. will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

Common Stock
     Dividends. Monadnock Bancorp, Inc. may pay dividends to an amount equal to the excess of our capital surplus over payments that would be owed upon dissolution to stockholders whose preferential rights upon dissolution are superior to those receiving the dividend, and to an amount that would not make us insolvent, as and when declared by our Board of Directors. The payment of dividends by Monadnock Bancorp, Inc. is subject to limitations that are imposed by law and applicable regulation. The holders of common stock of Monadnock Bancorp, Inc. will be entitled to receive and share equally in dividends as may be declared by our Board of Directors out of funds legally available therefor. If Monadnock Bancorp, Inc. issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.
     Voting Rights. Upon consummation of the conversion, the holders of common stock of Monadnock Bancorp, Inc. will have exclusive voting rights in Monadnock Bancorp, Inc. They will elect Monadnock Bancorp, Inc.’s Board of Directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the Board of Directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of Monadnock Bancorp, Inc.’s common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If Monadnock Bancorp, Inc. issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require an 80% stockholder vote.
     As a federal stock savings bank, corporate powers and control of Monadnock Community Bank are vested in its Board of Directors, who elect the officers of Monadnock Community Bank and who fill any vacancies on the Board of Directors. Voting rights of Monadnock Community Bank are vested exclusively in the owners of the shares of capital stock of Monadnock Community Bank, which will be Monadnock Bancorp, Inc., and voted at the direction of Monadnock Bancorp, Inc.’s Board of Directors. Consequently, the holders of the common stock of Monadnock Bancorp, Inc. will not have direct control of Monadnock Community Bank.
     Liquidation. In the event of any liquidation, dissolution or winding up of Monadnock Community Bank, Monadnock Bancorp, Inc., as the holder of 100% of Monadnock Community Bank’s capital stock, would be entitled to receive all assets of Monadnock Community Bank available for distribution, after payment or provision for payment of all debts and liabilities of Monadnock Community Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders. In the event of liquidation, dissolution or winding up of Monadnock Bancorp, Inc., the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Monadnock Bancorp, Inc. available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.
     Preemptive Rights. Holders of the common stock of Monadnock Bancorp, Inc. will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.
Preferred Stock
     None of the shares of Monadnock Bancorp, Inc.’s authorized preferred stock will be issued as part of the offering or the conversion. Preferred stock may be issued with preferences and designations as our Board of Directors may from time to time determine. Our Board of Directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.
TRANSFER AGENT
     The transfer agent and registrar for Monadnock Bancorp, Inc.’s common stock is The Registrar and Transfer Company, Cranford, New Jersey.
EXPERTS
     The consolidated financial statements of Monadnock Community Bancorp, Inc. as of December 31, 2005 and 2004, and for each of the years in the two-year period ended December 31, 2005, appearing elsewhere in this prospectus have been included herein and in the registration statement in reliance upon the report of Shatswell, MacLeod & Company, P.C., independent certified public accountants, which is included herein and upon the authority of that firm as experts in accounting and auditing.
     Keller & Company, Inc. has consented to the publication herein of the summary of its report to Monadnock Bancorp, Inc. setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the conversion and offering and its letter with respect to subscription rights.
LEGAL MATTERS
     Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., counsel to Monadnock Bancorp, Inc., Monadnock Mutual Holding Company, Monadnock Community Bancorp, Inc. and Monadnock Community Bank, will issue to Monadnock Bancorp, Inc. its opinion regarding the legality of the common stock and the federal income tax consequences of the conversion. Certain legal matters will be passed upon for Ryan Beck & Co., Inc. by Nutter McClennen & Fish LLP.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
     Monadnock Bancorp, Inc. has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. Such information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates. The Securities and Exchange Commission telephone number is 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including Monadnock Bancorp, Inc. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.
     Monadnock Mutual Holding Company has filed with the Office of Thrift Supervision an Application on Form AC with respect to the conversion. This prospectus omits certain information contained in the application. The application may be examined at the principal office of the Office of

Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552, and at the Northeast Regional Office of the Office of Thrift Supervision, Harborside Financial Center Plaza Five, Suite 1600, Jersey City, New Jersey 07311. Our plan of conversion and reorganization is available, upon request, at each of our banking offices.
     In connection with the offering, Monadnock Bancorp, Inc. will register its common stock under Section 12(g) of the Securities Exchange Act of 1934 and, upon such registration, Monadnock Bancorp, Inc. and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of conversion and reorganization, Monadnock Bancorp, Inc. has undertaken that it will not terminate such registration for a period of at least three years following the offering.

MONADNOCK COMMUNITY BANCORP, INC. AND SUBSIDIARY

The Board of Directors
Monadnock Community Bancorp, Inc.
Peterborough, New Hampshire
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have audited the accompanying consolidated balance sheets of Monadnock Community Bancorp, Inc. and Subsidiary as of December 31, 2005 and 2004 and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Monadnock Community Bancorp, Inc. and Subsidiary as of December 31, 2005 and 2004, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

SHATSWELL, MacLEOD & COMPANY, P.C.
West Peabody, Massachusetts
January 30, 2006, except for Note 18,
  as to which the date is February 9, 2006
83 PINE STREET • WEST PEABODY, MASSACHUSETTS 01960-3635 • TELEPHONE (978) 535-0206 • FACSIMILE (978) 535-9908
smc@shatswell.com            www.shatswall.com

MONADNOCK COMMUNITY BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
December 31, 2005 and 2004

	2005	2004
ASSETS
Cash and due from banks	$668,055	$1,258,440
Federal Home Loan Bank overnight deposit		390,447
Interest-bearing demand deposits with other banks	1,971	128,911
Federal funds sold	185,000

Total cash and cash equivalents	855,026	1,777,798
Interest-bearing time deposit in other bank	100,000	100,000
Investments in available-for-sale securities (at fair value)	27,520,401	30,687,265
Federal Home Loan Bank stock, at cost	1,220,400	1,220,400
Loans, net of allowance for loan losses of $311,250 as of December 31, 2005 and $324,502 as of December 31, 2004	44,481,338	35,602,177
Premises and equipment	810,954	731,496
Other real estate owned		12,500
Goodwill	132,293	132,293
Core deposit intangible	104,208	129,583
Accrued interest receivable	319,038	218,416
Other assets	257,310	164,415

Total assets	$75,800,968	$70,776,343

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$5,268,981	$4,417,945
Interest-bearing	47,968,935	41,678,721

Total deposits	53,237,916	46,096,666
Federal Home Loan Bank advances	17,481,950	19,364,354
Other liabilities	127,264	102,401

Total liabilities	70,847,130	65,563,421

Commitments and Contingencies (Note 14)

Stockholders’ equity:
Preferred stock, par value $.01 per share; authorized 2,000,000 shares; issued and outstanding none
Common stock, par value $.01 per share; authorized 18,000,000 shares; 944,631 and 939,631 shares issued and outstanding at December 31, 2005 and December 31, 2004, respectively	9,446	9,396
Paid-in capital	2,814,032	2,783,101
Retained earnings	2,553,142	2,583,445
Unearned compensation - ESOP	(114,570)	(135,304)
Unearned compensation - Recognition and Retention Plan	(154,560)
Accumulated other comprehensive loss	(153,652)	(27,716)

Total stockholders’ equity	4,953,838	5,212,922

Total liabilities and stockholders’ equity	$75,800,968	$70,776,343

The accompanying notes are an integral part of these consolidated financial statements.

MONADNOCK COMMUNITY BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 2005 and 2004

	2005	2004
Interest and dividend income:
Interest and fees on loans	$2,245,996	$1,862,127
Interest on investments-taxable	1,151,531	614,561
Other interest income	81,647	37,643

Total interest and dividend income	3,479,174	2,514,331

Interest expense:
Interest on deposits	1,114,184	570,980
Interest on Federal Home Loan Bank advances	585,780	421,832

Total interest expense	1,699,964	992,812

Net interest and dividend income	1,779,210	1,521,519
Benefit for loan losses	(15,645)

Net interest and dividend income after benefit for loan losses	1,794,855	1,521,519

Noninterest income:
Service charges on deposits	136,684	75,881
Net gain on sales of available-for-sale securities	3,031	80,241
Net gain on sales of loans	61,210	25,415
Loan commissions	5,177	16,249
Other income	51,353	44,325

Total noninterest income	257,455	242,111

Noninterest expense:
Salaries and employee benefits	1,061,771	867,204
Occupancy expense	154,233	115,789
Equipment expense	68,469	47,227
Data processing	173,510	170,145
Blanket bond insurance	22,042	22,042
Professional fees	142,795	114,760
Supplies and printing	36,346	30,576
Telephone expense	47,678	31,264
Marketing expense	73,121	54,255
Postage expense	38,104	31,201
Other expense	291,386	224,919

Total noninterest expense	2,109,455	1,709,382

(Loss) income before income tax (benefit) expense	(57,145)	54,248
Income tax (benefit) expense	(26,842)	21,858

Net (loss) income	$(30,303)	$32,390

Shares used in computing net (loss) income per share:
Basic	922,634	N/A
Net (loss) income per share - basic	$(0.03)	N/A
The accompanying notes are an integral part of these consolidated financial statements.

MONADNOCK COMMUNITY BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
Years Ended December 31, 2005 and 2004

							Accumulated
				Unearned	Unearned		Other
	Common	Paid-in	Retained	Compensation	Restricted	Treasury	Comprehensive
	Stock	Capital	Earnings	ESOP	Stock	Stock	Loss	Total
Balance, December 31, 2003	$	$	$2,551,055	$	$	$	$(68,063)	$2,482,992
Comprehensive loss:
Net income			32,390
Net change in unrealized holding loss on available for sale securities, net of tax effect							40,347
Comprehensive income								72,737
Issuance of common stock	9,396	2,783,101		(135,304)				2,657,193

Balance, December 31, 2004	9,396	2,783,101	2,583,445	(135,304)			(27,716)	5,212,922
Comprehensive loss:
Net loss			(30,303)
Net change in unrealized holding loss on available for-sale securities, net of tax effect							(125,936)
Comprehensive loss								(156,239)
Employee Stock Ownership Plan Distribution		3,576		20,734				24,310
Issuance of common stock from authorized shares for restricted stock awards (5,000 shares)	50	41,950			(42,000)
Purchase of common stock for treasury (13,400 shares)						(127,155)		(127,155)
Reissuance of common stock from treasury for restricted stock awards (13,400 shares)		(14,595)			(112,560)	127,155

Balance, December 31, 2005	$9,446	$2,814,032	$2,553,142	$(114,570)	$(154,560)	$	$(153,652)	$4,953,838

Reclassification disclosure for the years ended December 31:

	2005	2004
Net unrealized holding (losses) gains on available-for-sale securities	$(205,508)	$147,053
Reclassification adjustment for net realized gains in net income	(3,031)	(80,241)

Other comprehensive (loss) income before income tax effect	(208,539)	66,812
Income tax benefit (expense)	82,603	(26,465)

Other comprehensive (loss) income, net of tax	$(125,936)	$40,347

Accumulated other comprehensive loss as of December 31, 2005 and 2004 consists of net unrealized holding losses on available-for-sale securities, net of taxes.
The accompanying notes are an integral part of these consolidated financial statements.

MONADNOCK COMMUNITY BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2005 and 2004

	2005	2004
Cash flows from operating activities:
Net (loss) income	$(30,303)	$32,390
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Net gain on sales of available-for-sale securities	(3,031)	(80,241)
Net amortization of securities	106,467	73,825
Change in deferred loan origination costs, net	(25,226)	(27,447)
Benefit for loan losses	(15,645)
Net gain on sales of loans	(61,210)	(25,415)
Depreciation and amortization	84,533	59,690
Loss (gain) on sale of other real estate owned	368	(8,757)
Increase in accrued interest receivable	(100,622)	(94,087)
Amortization of core deposit intangible	25,375	5,417
(Increase) decrease in other assets	(1,678)	1,943
Increase in loan servicing rights and interest-only strips, net	(8,598)	(2,614)
Decrease (increase) in prepaid expenses	23,615	(10,588)
Deferred tax (benefit) expense	(26,666)	21,359
Decrease in taxes receivable	3,035	4,760
Increase in accrued ESOP and Recognition and Retention Plan expense	17,759	7,567
Increase in accrued expenses	17,144	1,851
Increase in accrued interest payable	12,123	26,127
Increase (decrease) in other liabilities	2,147	(15,765)

Net cash provided by (used in) operating activities	19,587	(29,985)

Cash flows from investing activities:
Purchases of available-for-sale securities	(14,874,702)	(33,011,576)
Proceeds from sales of available-for-sale securities	5,670,110	6,303,458
Principal payments received on available-for-sale securities	12,059,481	6,167,147
Purchases of Federal Home Loan Bank stock		(735,100)
Loan originations and principal collections, net	(8,629,832)	(4,775,950)
Loans purchased	(1,160,599)	(450,000)
Recoveries of previously charged off loans	5,317	7,809
Proceeds from sales of loans	1,008,034	327,640
Payments received relating to other real estate owned	2,606
Proceeds from sale of other real estate owned	9,526	84,601
Capital expenditures - premises and equipment	(163,991)	(322,014)

Net cash used in investing activities	(6,074,050)	(26,403,985)

Cash flows from financing activities:
Net decrease in demand deposits, savings and NOW deposits	(678,137)	(436,353)
Net increase in time deposits	7,819,387	6,683,745
Net change on short-term advances from Federal Home Loan Bank	(2,500,000)	1,000,000
Long-term advances from Federal Home Loan Bank	7,058,917	12,117,804
Payments on long-term advances from Federal Home Loan Bank	(6,441,321)	(500,000)
Net proceeds from issuance of common stock (total proceeds of $3,197,368, less offering costs of $540,175)		2,657,193
Purchase of common stock for treasury	(127,155)
Net cash received from Winchendon branch acquisition		4,866,756

Net cash provided by financing activities	5,131,691	26,389,145

MONADNOCK COMMUNITY BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2005 and 2004
(continued)

	2005	2004
Net decrease in cash and cash equivalents	(922,772)	(44,825)
Cash and cash equivalents at beginning of period	1,777,798	1,822,623

Cash and cash equivalents at end of period	$855,026	$1,777,798

Supplemental disclosures:
Interest paid	$1,687,841	$966,685
Income taxes paid	456
Allocation of common stock by the ESOP	24,310
Transfer of loans to other real estate owed		75,844
Branch office acquisition:
Deposits assumed		5,417,741
Accrued interest payable net of accrued interest receivable		3,332
Loans acquired		6,474
Premises and equipment acquired		280,550

Net liabilities assumed		5,134,049
Cash received		4,866,756
Intangible assets		267,293
The accompanying notes are an integral part of these consolidated financial statements.

MONADNOCK COMMUNITY BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2005 and 2004
NOTE 1 - NATURE OF OPERATIONS
Prior to June 28, 2004, Monadnock Community Bank (the “Bank”) was a federally chartered mutual savings bank. On June 28, 2004, in accordance with a plan of mutual company reorganization, the Bank became a federally chartered stock bank and wholly-owned subsidiary of Monadnock Community Bancorp, Inc. (the “Company”), a federally chartered stock holding company. The Bank provides a variety of financial services to corporations and individuals primarily in portions of Hillsborough and Cheshire County, New Hampshire through its office located in Peterborough, New Hampshire. As of October 15, 2004, the Bank expanded into Winchendon, Massachusetts, by completing a branch purchase of certain assets and deposits with Fitchburg Savings Bank. The Bank is engaged principally in the business of attracting deposits from the general public and investing those deposits in residential and commercial real estate loans, and in consumer and small business loans.
NOTE 2 - ACCOUNTING POLICIES
The accounting and reporting policies of the Company and its subsidiary conform to accounting principles generally accepted in the United States of America and predominant practices within the savings institution industry. The consolidated financial statements were prepared using the accrual method of accounting. The significant accounting policies are summarized below to assist the reader in better understanding the consolidated financial statements and other data contained herein.
USE OF ESTIMATES:
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
BASIS OF CONSOLIDATION:
The consolidated financial statements include the accounts of Monadnock Community Bancorp, Inc. and its wholly-owned subsidiary, the Bank. All significant intercompany accounts and transactions have been eliminated.
CASH AND CASH EQUIVALENTS:
For purposes of reporting cash flows, cash and cash equivalents include cash on hand, cash items, due from banks, interest bearing demand deposit accounts with other banks, Federal Home Loan Bank overnight deposit and federal funds sold.
Cash and due from banks as of December 31, 2005 and 2004 includes $75,000 which is subject to withdrawals and usage restrictions to satisfy the reserve requirements of the Federal Reserve Bank.
SECURITIES:
Investments in debt securities are adjusted for amortization of premiums and accretion of discounts computed so as to approximate the interest method. Gains or losses on sales of investment securities are computed on a specific identification basis.

The Company classifies debt and equity securities into one of three categories: held-to-maturity, available-for-sale, or trading. These security classifications may be modified after acquisition only under certain specified conditions. In general, securities may be classified as held-to-maturity only if the Company has the positive intent and ability to hold them to maturity. Trading securities are defined as those bought and held principally for the purpose of selling them in the near term. All other securities must be classified as available-for-sale.
--	Held-to-maturity securities are measured at amortized cost in the consolidated balance sheets. Unrealized holding gains and losses are not included in earnings or in a separate component of capital. They are merely disclosed in the notes to the consolidated financial statements.
--	Available-for-sale securities are carried at fair value on the consolidated balance sheets. Unrealized holding gains and losses are not included in earnings, but are reported as a net amount (less expected tax) in a separate component of capital until realized.
--	Trading securities are carried at fair value on the consolidated balance sheets. Unrealized holding gains and losses for trading securities are included in earnings.
Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.
LOANS:
Loans receivable that management has the intent and ability to hold until maturity or payoff, are reported at their outstanding principal balances adjusted for amounts due to borrowers on unadvanced loans, any charge-offs, the allowance for loan losses and any deferred fees, costs on originated loans or unamortized premiums or discounts on purchased loans.
Interest on loans is recognized on a simple interest basis.
Loan origination, commitment fees and certain direct origination costs are deferred and the net amount amortized using the effective interest method. The Company is amortizing these amounts over the contractual life of the related loans.
Residential real estate loans are generally placed on nonaccrual when reaching 90 days past due or in process of foreclosure. All closed-end consumer loans 90 days or more past due and any equity line in the process of foreclosure are placed on nonaccrual status. Secured consumer loans are written down to realizable value and unsecured consumer loans are charged-off upon reaching 120 or 180 days past due depending on the type of loan. Commercial real estate loans and commercial business loans and leases which are 90 days or more past due are generally placed on nonaccrual status, unless secured by sufficient cash or other assets immediately convertible to cash. When a loan has been placed on nonaccrual status, previously accrued and uncollected interest is reversed against interest on loans. A loan can be returned to accrual status when collectibility of principal is reasonably assured and the loan has performed for a period of time, generally six months.
Cash receipts of interest income on impaired loans are credited to principal to the extent necessary to eliminate doubt as to the collectibility of the net carrying amount of the loan. Some or all of the cash receipts of interest income on impaired loans is recognized as interest income if the remaining net carrying amount of the loan is deemed to be fully collectible. When recognition of interest income on an impaired loan on a cash basis is appropriate, the amount of income that is recognized is limited to that which would have been accrued on the net carrying amount of the loan at the contractual interest rate. Any cash interest payments received in excess of the limit and not applied to reduce the net carrying amount of the loan are recorded as recoveries of charge-offs until the charge-offs are fully recovered.

ALLOWANCE FOR LOAN LOSSES:
The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.
The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.
A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.
Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.
Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. Capitalized servicing rights are reported in other assets and are amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights by predominant characteristics, such as interest rates and terms. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance for an individual stratum, to the extent that fair value is less than the capitalized amount for the stratum.
PREMISES AND EQUIPMENT:
Premises and equipment are stated at cost, less accumulated depreciation and amortization. Cost and related allowances for depreciation and amortization of premises and equipment retired or otherwise disposed of are removed from the respective accounts with any gain or loss included in income or expense. Depreciation and amortization are calculated principally on the straight-line method over the estimated useful lives of the assets. Useful lives are 40 years for bank buildings and 3 — 10 years for furniture and equipment. Leasehold improvements are amortized over the lesser of the life of the lease or the estimated life of the related improvement. Maintenance and repairs are charged to expense as incurred, and improvements are capitalized.

OTHER REAL ESTATE OWNED AND IN-SUBSTANCE FORECLOSURES:
Other real estate owned includes properties acquired through foreclosure and properties classified as in-substance foreclosures in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructuring.” These properties are carried at the lower of cost or estimated fair value less estimated costs to sell. Any write-down from cost to estimated fair value, required at the time of foreclosure or classification as in-substance foreclosure, is charged to the allowance for loan losses. Expenses incurred in connection with maintaining these assets, subsequent write-downs and gains or losses recognized upon sale are included in other expense.
In accordance with SFAS No. 114, “Accounting by Creditors for Impairment of a Loan,” the Company classifies loans as in-substance repossessed or foreclosed if the Company receives physical possession of the debtor’s assets regardless of whether formal foreclosure proceedings take place.
ADVERTISING:
The Company directly expenses costs associated with advertising as they are incurred.
IDENTIFIED INTANGIBLE ASSETS AND GOODWILL:
Intangible assets include the excess of the purchase price over the fair value of net assets acquired (goodwill) in the acquisition of the branch purchase with Fitchburg Savings Bank effective October 15, 2004 as well as a core deposit intangible (CDI) related to the branch purchase noted above. The core deposit intangible is amortized using the sum of the year’s digits method over 9.3 years. The Company periodically evaluates intangible assets for impairment on the basis of whether any events and circumstances might have diminished the fair value of such assets below their carrying value. The Company has determined that the carrying values of identified intangible assets and goodwill are not impaired as of December 31, 2005.
INCOME TAXES:
The Company recognizes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are established for the temporary differences between the accounting basis and the tax basis of the Company’s assets and liabilities at enacted tax rates expected to be in effect when the amounts related to such temporary differences are realized or settled.
RETIREMENT AND BENEFIT PLANS:
The Company maintained a qualified, tax exempt savings plan known as a Savings and Incentive Match Plan for Employees of Small Employers (“Simple IRA”). The Company matched the participant’s contribution up to a maximum contribution of 3% of the participant’s annual salary for the year. All contributions by the participant and Company were fully and immediately vested. The Savings Match Plan for Employees of Small Employers was discontinued during June 2004.
The Company has an Employee Stock Ownership Plan (“ESOP”), covering eligible employees with one year of service as defined by the ESOP. The Company records compensation expense in an amount equal to the fair value of shares committed to be released from the ESOP to employees, plus discretionary contributions.
EARNINGS PER SHARE:
Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. For the year ended December 31, 2004, the Company did not disclose earnings per share because the amount would not be meaningful. For the year ended December 31, 2005, the Company did not disclose earnings per share on a fully diluted basis due to the net loss incurred for 2005.
STOCK-BASED COMPENSATION:
At December 31, 2005, the Company has two stock-based incentive plans which are described more fully in Note 12. The Company accounts for the plans under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations. Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), “Share-Based Payment,” encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees,” whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company’s stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The compensation cost that has been charged against income for the granting of stock awards under the Monadnock Community Bancorp, Inc. 2005 Recognition and Retention Plan was $1,016 for the year ended December 31, 2005. The following table illustrates the effect on net income and earnings (loss) per share if the Company had applied the fair value recognition provisions of SFAS No. 123 (revised 2004), “Share-Based Payment,” to stock-based employee compensation.

	Year Ended December 31,
	2005	2004
Net (loss) income, as reported	$(30,303)	$32,390
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(1,280)

Pro forma net (loss) income	$(31,583)	$32,390

(Loss) earnings per share:
Basic - as reported	$(0.03)	N/A
Basic – pro forma	$(0.03)	N/A
FAIR VALUES OF FINANCIAL INSTRUMENTS:
SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” requires that the Company disclose estimated fair value for its financial instruments. Fair value methods and assumptions used by the Company in estimating its fair value disclosures are as follows:
Cash and cash equivalents: The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents approximate those assets’ fair values.
Interest-bearing time deposits in other banks: Fair values of interest-bearing time deposits in other banks are estimated using discounted cash flow analyses based on current rates for similar types of time deposits.
Securities (including mortgage-backed securities): Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.
Accrued interest receivable: The carrying amount of accrued interest receivable approximates its fair value.
Deposit liabilities: The fair values disclosed for interest and non-interest checking, passbook savings and money market accounts are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.
Federal Home Loan Bank advances: Fair values for Federal Home Loan Bank advances are estimated using a discounted cash flow technique that applies interest rates currently being offered on advances to a schedule of aggregated expected monthly maturities on Federal Home Loan Bank advances.
Off-balance sheet instruments: The fair value of commitments to originate loans is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments and the unadvanced portion of loans, fair value also considers the difference between current levels of interest rates and the committed rates.
RECENT ACCOUNTING PRONOUNCEMENTS:
In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”), in an effort to expand upon and strengthen existing accounting guidance that addresses when a company should include in its financial statements the assets, liabilities and activities of another entity. In December 2003, the FASB revised Interpretation No. 46, also referred to as Interpretation 46 (R) (“FIN 46(R)”). The objective of this interpretation is not to restrict the use of variable interest entities but to improve financial reporting by companies involved with variable interest entities. Until now, one company generally has included another entity in its consolidated financial statements only if it controlled the entity through voting interests. This interpretation changes that, by requiring a variable interest entity to be consolidated by a company only if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns or both. The Company is required to apply FIN 46, as revised, to all entities subject to it no later than the beginning of the first fiscal year or interim period beginning after December 15, 2004. The adoption of this interpretation did not have a material effect on the Company’s consolidated financial statements.
In December 2003, the American Institute of Certified Public Accountants (“AICPA”) issued Statement of Position 03-3 (“SOP 03-3”) “Accounting for Certain Loans or Debt Securities Acquired in a Transfer.” SOP 03-3 requires loans acquired through a transfer, such as a business combination, where there are differences in expected cash flows and contractual cash flows due in part to credit quality be recognized at their fair value. The excess of contractual cash flows over expected cash flows is not to be recognized as an adjustment of yield, loss accrual, or valuation allowance. Valuation allowances cannot be created nor “carried over” in the initial accounting for loans acquired in a transfer on loans subject to SFAS 114, “Accounting by Creditors for Impairment of a Loan.” This SOP is effective for loans acquired in fiscal years beginning after December 15, 2004, with early adoption encouraged. The adoption of SOP 03-3 did not have a material impact on the Company’s financial position or results of operations.
In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment”
(“SFAS 123R”). This Statement revises SFAS Statement No. 123, “Accounting for Stock Based Compensation” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. SFAS 123R requires that the cost resulting from all share-based payment transactions be recognized in the consolidated financial statements. It establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value based measurement method in accounting for share-based payment transactions with employees except for equity instruments held by employee share ownership plans. This Statement is effective for the Company as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. Although the adoption of SFAS 123 R is not expected to have a significant effect on the Company’s financial condition or cash flows, the Company expects to record non-cash compensation expense that will have an adverse effect on its results of operations. The Company’s current estimate is that the effect on its results of operations will be approximately $21,000 of pretax earnings for 2006.
NOTE 3 - ACQUISITION OF BRANCH
On October 15, 2004, the Bank acquired a branch in Winchendon, Massachusetts from Fitchburg Savings Bank and received approximately $4.9 million net in cash and cash equivalents. The transaction was recorded using the purchase method of accounting and accordingly, the operations of this branch are included in the Company’s consolidated financial statements from the date of acquisition.
The purchase price has been allocated to assets acquired and liabilities assumed based on estimates of fair value at the date of acquisition. The excess of purchase price over the fair value of net tangible and intangible assets acquired has been recorded as goodwill. All of the goodwill was deductible for tax purposes. The core deposit intangible of $135,000 is being amortized to noninterest expense over 9.3 years using the sum of the year’s digits method. The fair value of these assets and liabilities is summarized as follows:

Net cash and cash equivalents received	$4,866,756
Loans, net	6,474
Accrued interest receivable	30
Premises and equipment	280,550
Core deposit intangible	135,000
Goodwill	132,293
Deposits		$5,417,741
Accrued interest payable		3,362
NOTE 4 - INVESTMENTS IN AVAILABLE-FOR-SALE SECURITIES
Debt securities have been classified in the consolidated balance sheets according to management’s intent. The amortized cost of securities and their approximate fair values are as follows:

	Amortized	Gross	Gross
	Cost	Unrealized	Unrealized	Fair
	Basis	Gains	Losses	Value
December 31, 2005:
U.S. Government agency obligations	$3,000,000	$	$(38,400)	$2,961,600
Mortgage-backed securities:
FHLMC	4,660,348		(59,888)	4,600,460
GNMA	20,114,486	4,785	(160,930)	19,958,341

Total mortgage-backed securities	24,774,834	4,785	(220,818)	24,558,801

Total investments in available-for sale securities	$27,774,834	$4,785	$(259,218)	$27,520,401

December 31, 2004:
Mortgage-backed securities:
FHLMC	$2,613,985	$	$(11,279)	$2,602,706
GNMA	28,119,174	71,980	(106,595)	28,084,559

Total mortgage-backed securities	30,733,159	71,980	(117,874)	30,687,265

Total investments in available-for sale securities	$30,733,159	$71,980	$(117,874)	$30,687,265

There were no securities of issuers whose aggregate carrying amount exceeded 10% of stockholders’ equity as of December 31, 2005.
As of December 31, 2005 and 2004, securities with carrying amounts totaling $12,691,845 and $15,372,521, respectively, were pledged to secure Federal Home Loan Bank advances.
The amortized cost and fair value of available-for-sale securities by contractual maturity at December 31, 2005 follows:

	Amortized	Fair
	Cost	Value
Over 1 year through 5 years	$3,000,000	$2,961,600
Mortgage-backed securities	24,774,834	24,558,801

	$27,774,834	$27,520,401

Proceeds from sales of available-for-sale securities were $5,670,110 during the year ended December 31, 2005. Gross realized gains and gross realized losses on those sales were $37,701 and $34,670, respectively. Proceeds from sales of available-for-sale securities were $6,303,458 during the year ended December 31, 2004. Gross realized gains and gross realized losses on those sales were $80,241 and $0, respectively. The tax provision applicable to these net gains amounted to $1,201 during 2005 and $31,784 during 2004.
The aggregate fair value and unrealized losses of securities that have been in a continuous unrealized-loss position for less than twelve months and for twelve months or more, and are not other than temporarily impaired, are as follows as of December 31, 2005:

	Less than 12 Months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
U.S. Government agency obligations	$2,961,600	$38,400	$	$	$2,961,600	$38,400
Mortgage-backed securities:
FHLMC	4,600,460	59,888			4,600,460	59,888
GNMA	16,689,537	129,896	2,023,705	31,034	18,713,242	160,930

Total mortgage-backed securities	21,289,997	189,784	2,023,705	31,034	23,313,702	220,818

Total temporarily impaired securities	$24,251,597	$228,184	$2,023,705	$31,034	$26,275,302	$259,218

The investments in the Company’s investment portfolio that are temporarily impaired as of December 31, 2005 consist of debt securities issued by U.S. government corporations and agencies with strong credit ratings. The unrealized losses in the above table are attributable to changes in market interest rates. Company management does not intend to sell these securities in the near term future, and due to the securities relative short duration, anticipates that the unrealized losses that currently exist will be dramatically reduced going forward. As Company management has the ability to hold debt securities for the foreseeable future, no declines are deemed to be other than temporary.
NOTE 5 — LOANS
Loans consisted of the following as of December 31:

	2005	2004
One-to-four family residential	$23,597,196	$18,843,014
Home equity	5,794,179	2,765,639
Commercial real estate	8,429,921	9,552,455
Multifamily	597,323	614,250
Construction and land development loans	479,786	515,312
Commercial loans	4,339,644	3,117,667
Consumer loans	1,347,091	336,120

	44,585,140	35,744,457
Allowance for loan losses	(311,250)	(324,502)
Deferred costs, net	207,448	182,222

Net loans	$44,481,338	$35,602,177

Certain directors and executive officers of the Company and companies in which they have a significant ownership interest were customers of the Bank during 2005. The aggregate amount of loans granted to directors, executive officers and their companies was $277,814 and $297,622 at December 31, 2005 and 2004, respectively. During 2005, $50,000 of new loans were granted and principal repayments totaled $69,808.

Changes in the allowance for loan losses were as follows for the years ended December 31:

	2005	2004
Balance at beginning of period	$324,502	$319,592
Recoveries of loans previously charged off	5,317	7,809
Benefit for loan losses	(15,645)
Charge offs	(2,924)	(2,899)

Balance at end of period	$311,250	$324,502

The following table sets forth information regarding nonaccrual loans and accruing loans 90 days or more overdue as of December 31:

	2005	2004
Total nonaccrual loans	$350,022	$198,758

Accruing loans which are 90 days or more overdue	$0	$0

Information about loans that meet the definition of an impaired loan in Statement of Financial Accounting Standards No. 114 is as follows as of December 31:

	2005		2004
	Recorded	Related	Recorded	Related
	Investment	Allowance	Investment	Allowance
	In Impaired	For Credit	In Impaired	For Credit
	Loans	Losses	Loans	Losses
Loans for which there is a related allowance for credit losses	$350,022	$13,126	$198,758	$6,397

Loans for which there is no related allowance for credit losses	0		0

Totals	$350,022	$13,126	$198,758	$6,397

Average recorded investment in impaired loans during the year ended December 31	$284,351		$134,731

Related amount of interest income recognized during the time, in the year ended December 31, that the loans were impaired

Total recognized	$0		$0

Amount recognized using a cash-basis method of accounting	$0		$0

Loan servicing rights of $13,442 and $8,008 were capitalized in 2005 and 2004, respectively, and amortization of servicing rights was $10,902 in 2005 and $2,920 in 2004. The balance of capitalized loan servicing rights included in other assets as of December 31, 2005 and 2004 was $11,954 and $9,414, respectively. The fair value of these rights approximated their carrying amount. Loans serviced for others, which are not reflected in the consolidated balance sheets, totaled $1,374,575 and $1,396,326 at December 31, 2005 and 2004, respectively.

NOTE 6 — PREMISES AND EQUIPMENT
The following is a summary of premises and equipment as of December 31:

	2005	2004
Land	$215,800	$215,800
Buildings	289,330	230,826
Leasehold improvements	143,754	133,621
Furniture and equipment	538,231	442,877

	1,187,115	1,023,124
Accumulated depreciation and amortization	(376,161)	(291,628)

	$810,954	$731,496

NOTE 7 — DEPOSITS
Deposits consisted of the following as of December 31:

	2005	2004
Demand accounts	$5,268,981	$4,417,945

Non-interest bearing deposits	5,268,981	4,417,945

NOW accounts	3,193,844	3,439,498
Savings accounts	2,779,991	3,316,897
Money market deposit accounts	11,134,752	11,881,365
Time certificates	30,860,348	23,040,961

Interest-bearing deposits	47,968,935	41,678,721

Total deposits	$53,237,916	$46,096,666

The aggregate amount of time deposit accounts in denominations of $100,000 or more as of December 31, 2005 and 2004 was $8,605,053 and $5,162,183, respectively. Generally, deposits in excess of $100,000 are not federally insured.
For time deposits as of December 31, 2005, the scheduled maturities for each of the following five years ended December 31, and thereafter are:

2006	$23,320,819
2007	5,138,055
2008	854,946
2009	797,372
2010	516,691
Thereafter	232,465

$30,860,348

Deposits from related parties held by the Company as of December 31, 2005 and 2004 amounted to $165,589 and $235,661, respectively.
NOTE 8 — FEDERAL HOME LOAN BANK ADVANCES
Advances consist of funds borrowed from the Federal Home Loan Bank of Boston (FHLB).
Maturities of advances from the FHLB for the years ending after December 31, 2005 and December 31, 2004 are summarized as follows:

Year of Maturity	2005	Year of Maturity	2004
2006	$6,003,663	2005	$5,744,176
2007	1,692,000	2006	6,503,663
2008	424,515	2007	1,692,000
2009	4,939,600	2008	424,515
2010	1,294,874	2009	4,000,000
Thereafter	3,127,298	Thereafter	1,000,000

	$17,481,950		$19,364,354

Borrowings from the FHLB are secured by a blanket lien on qualified collateral, consisting primarily of loans with first mortgages secured by one to four family properties, certain unencumbered investment securities and other qualified assets.
At December 31, 2005, the interest rates on FHLB advances ranged from 1.81% to 4.77% and at December 31, 2004, the interest rates on FHLB advances ranged from 1.81% to 4.69%. At December 31, 2005 and 2004, the weighted average interest rates on FHLB advances were 3.26% and 2.81%, respectively.
During 2004, the Bank borrowed $5,000,000 of Knock-out Advances with a Strike Rate. If the three month LIBOR rate equals or exceeds the Strike Rate, the FHLB will require that these borrowings become due immediately upon their Strike Date as defined in the contract. As of December 31, 2005, the three month LIBOR was at 4.54%. Knock-out Advances outstanding as of December 31, 2005 are as follows:

Next Strike Date	Amount	Current Rate	Strike Rate	Maturity Date
January 3, 2006	$2,000,000	2.77%	6.50%	April 1, 2009
February 24, 2006	1,000,000	3.58	6.50	May 26, 2009
March 1, 2006	1,000,000	3.15	5.00	September 1, 2009
July 3, 2006	1,000,000	3.99	6.50	July 2, 2014
NOTE 9 — INCOME TAX (BENEFIT) EXPENSE
The components of income tax (benefit) expense are as follows for the years ended December 31:

	2005	2004
Current:
Federal	$(632)	$
State	456		499

	$(176)		$499

Deferred:
Federal	(15,602)		17,516
State	(4,087)		5,136
Change in the valuation allowance	(6,977)		(1,293)

	(26,666)		21,359

Total income tax (benefit) expense	$(26,842)		$21,858

The reasons for the differences between the tax at the statutory federal income tax rate and the effective tax rates are summarized as follows for the years ended December 31:

	2005	2004
	% of	% of
	Income	Income
Federal income tax at statutory rate	(34.0)%	34.0%
Increase (decrease) in tax resulting from:
Unallowable expenses	3.4	1.8
State tax (benefit) expense, net of federal tax expense (benefit)	(4.2)	6.9
Change in valuation allowance	(12.2)	(2.4)

Effective tax rates	(47.0)%	40.3%

The Company had gross deferred tax assets and gross deferred tax liabilities as follows as of December 31:

	2005	2004
Deferred tax assets:
Allowance for loan losses	$102,286	$108,482
Other temporary differences	477	326
Operating loss carryover	119,565	67,518
Depreciation	2,540	5,082
Core deposit intangible	7,741	1,254
Net unrealized holding loss on available-for-sale securities	100,781	18,178

Gross deferred tax assets	333,390	200,840
Valuation allowance		(6,977)

	333,390	193,863

Deferred tax liabilities:
Loan origination costs net of fees	(94,301)	(80,038)
Accrual to cash adjustment	(89,096)	(80,868)
Goodwill	(6,196)	(1,834)
Loan income	(9,443)	(6,038)

Gross deferred tax liabilities	(199,036)	(168,778)

Net deferred tax asset	$134,354	$25,085

As of December 31, 2005, for federal income tax purposes, the Company has operating loss carryovers of approximately $291,000 which will expire in the years 2024 through 2025.
As of December 31, 2004, for state income tax purposes, the Company has operating loss carryovers of approximately $367,000 which will expire in the years 2007 through 2015.
NOTE 10 — PENSION PLAN
The Company had a Savings Incentive Match Plan for Employees of Small Employers that covered all employees. The Company matched 3% of employee’s compensation. The Company contributed $8,702 to the plan during the year ended December 31, 2004. The Savings Match Plan for Employees of Small Employers was discontinued during June 2004.
NOTE 11 – EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)
All Bank employees meeting certain age and service requirements are eligible to participate in the ESOP. On June 28, 2004, the Company’s ESOP purchased 16,913 shares of common stock for $135,304. Acquisitions of unearned ESOP shares by Monadnock Community Bank ESOP Trust were funded internally through a borrowing from Monadnock Community Bancorp, Inc., which is repayable annually with interest at a fixed rate of 4% for ten years. Shares are committed for release upon the repayment of the borrowing and are allocated to participants based on compensation. Participant’s benefits become fully vested after six years of service. Principal and interest payments are $16,682 per year. Company contributions are the primary source of funds for the ESOP’s repayment of the loan. Compensation expense related to the ESOP amounted to $16,743 and $7,567 for the years ended December 31, 2005 and 2004, respectively.
The total shares that were allocated and are held by the ESOP at December 31, 2005 are 2,592 shares with the remaining 14,321 shares being unallocated. The fair value of all ESOP shares was approximately $161,000 and $186,000 at December 31, 2005 and 2004, respectively.
NOTE 12 – STOCK COMPENSATION PLANS
At the May 12, 2005, Annual Meeting of Stockholders, the Monadnock Community Bancorp, Inc. 2005 Stock Option Plan and the Monadnock Community Bancorp, Inc. 2005 Recognition and Retention Plan was approved. Under the Company’s 2005 Stock Option Plan, the Company may grant options to its directors, officers and employees for up to 46,041 shares of common stock. The number of shares to be awarded was determined by using 4.9% of the common stock issued in the Bank’s mutual holding company reorganization in accordance with federal regulations. Both incentive stock options and non-

statutory stock options may be granted under this plan. The exercise price of each option equals the market price of the Company’s stock on the date of grant and an option’s maximum term is ten years. All options currently outstanding vest at 10% per year for the first eight (8) years and 20% in year nine (9) and upon a change in control, as defined in the agreements, become exercisable for one year following cessation of employment.
A summary of the status of the Company’s stock options for the year ended December 31, 2005 and 2004 is presented below:

		Weighted Average
	Shares	Exercise Price
Balance at December 31, 2004	—	$—
Granted	42,900	8.38

Balance at December 31, 2005	42,900

There were no options available for exercise as of December 31, 2005 and the options have a remaining life of 9.9 years.
The weighted average fair value of the options granted in 2005 using the Black-Scholes option pricing model was $4.99 per share.
Assumptions used to determine the weighted average fair value of options granted:

Year Ended
December 31, 2005
Dividend yield	N/A
Expected life in years	10 years
Expected volatility	41%
Risk-free interest rate	4.47%
Under the Company’s 2005 Recognition and Retention Plan, the Company may grant stock awards to its directors, officers and employees for up to 18,416 shares of common stock. The number of shares to be awarded was determined by using 1.96% of the common stock issued in the Bank’s mutual holding company reorganization in accordance with federal regulations. Shares are contingently awarded to recipients subject to restrictions based on the general rules of the plan. The Company applies APB Opinion No. 25 and related Interpretations in accounting for stock awards. The stock allocations, based on the market price at the date of grant, are recorded as unearned compensation. Unearned compensation is amortized over the vesting period to be benefited. All stock awards currently outstanding vest at 10% per year for the first eight (8) years and 20% in year nine (9).
Stock awards for 18,400 shares, having a fair value of $8.40 per share, were granted during 2005. No stock was granted in 2004. The Company recorded compensation cost of $1,016 in 2005.
NOTE 13 — REGULATORY MATTERS
The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory — and possibly additional discretionary — actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.
Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), of core capital (as defined) to adjusted total assets (as defined) and of Tangible capital (as defined) to tangible assets (as defined). Management believes, as of December 31, 2005, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2005, the most recent notification from the Office of Thrift Supervision categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and core capital leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

					To Be Well-
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
		(Dollar amounts in thousands)
December 31, 2005:
Total Capital (to Risk Weighted Assets)	$4,919	13.75%	$2,861	≥8.0%	$3,577	≥10.0%
Core Capital (to Adjusted Total Assets)	4,611	6.08	3,032	≥4.0	3,790	≥5.0
Tangible Capital (to Tangible Assets)	4,611	6.08	1,137	≥1.5	N/A	N/A
Tier 1 Capital (to Risk Weighted Assets)	4,611	12.89	N/A	N/A	2,146	≥6.0
December 31, 2004:
Total Capital (to Risk Weighted Assets)	4,820	17.79	2,168	≥8.0	2,710	≥10.0
Core Capital (to Adjusted Total Assets)	4,495	6.37	2,822	≥4.0	3,528	≥5.0
Tangible Capital (to Tangible Assets)	4,495	6.37	1,058	≥1.5	N/A	N/A
Tier 1 Capital (to Risk Weighted Assets)	4,495	16.59	N/A	N/A	1,626	≥6.0
The following is a reconcilement of the Bank’s total equity as presented in the balance sheet to the regulatory capital ratios disclosed in the table above:

	December 31, 2005		December 31, 2004
	Total	Tier 1	Total	Tier 1
	Capital	Capital	Capital	Capital
		(In thousands)
Total equity	$4,693	$4,693	$4,729	$4,729
Accumulated other comprehensive loss	154	154	28	28
Allowable allowance for loan losses	308	—	325	—
Goodwill and certain other intangible assets	(236)	(236)	(262)	(262)

	$4,919	$4,611	$4,820	$4,495

On December 9, 2005, the Company announced a Stock Repurchase Program (“Program”), whereby the Company’s Board of Directors authorized the repurchase of up to 4.4% or 18,400 shares of the Company’s outstanding common shares. The purpose of the repurchase is to fund the Monadnock Community Bancorp, Inc. 2005 Recognition and Retention Plan approved by stockholders at the 2005 annual meeting of stockholders. As of December 31, 2005, the Company had repurchased 13,400 shares of common stock and had issued the remaining 5,000 shares of common stock from its authorized and unissued shares.
NOTE 14 — COMMITMENTS AND CONTINGENT LIABILITIES
As of December 31, 2005, the Company was obligated under an operating lease for the Company’s main office expiring July 31, 2008. The Company has the option to extend the lease for two additional five year periods. The total minimum rental due in future periods under this existing agreement is as follows as of December 31, 2005:

2006	$49,511
2007	49,511
2008	28,882

Total	$127,904

The total rental expense amounted to $48,522 for 2005 and $50,929 for 2004.

NOTE 15 — SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK
Most of the Bank’s business activity is with customers located within the state. The majority of the Bank’s loan portfolio is comprised of loans collateralized by real estate located in the state of New Hampshire.
NOTE 16 — FINANCIAL INSTRUMENTS
The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to originate loans and unadvanced funds on loans. The instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.
The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments is represented by the contractual amounts of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.
Commitments to originate loans are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the borrower. Collateral held varies, but may include secured interests in mortgages, accounts receivable, inventory, property, plant and equipment and income-producing properties.
The estimated fair values of the Company’s financial instruments, all of which are held or issued for purposes other than trading, are as follows as of December 31:

	2005		2004
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Financial assets:
Cash and cash equivalents	$855,026	$855,026	$1,777,798	$1,777,798
Interest bearing time deposit in other bank	100,000	100,000	100,000	100,000
Available-for-sale securities	27,520,401	27,520,401	30,687,265	30,687,265
Federal Home Loan Bank stock	1,220,400	1,220,400	1,220,400	1,220,400
Loans, net	44,481,338	44,020,000	35,602,177	35,489,000
Accrued interest receivable	319,038	319,038	218,416	218,416

Financial liabilities:
Deposits	53,237,916	53,155,000	46,096,666	46,233,000
FHLB advances	17,481,950	17,247,000	19,364,354	19,284,000
The carrying amounts of financial instruments shown in the above table are included in the consolidated balance sheets under the indicated captions. Accounting policies related to financial instruments are described in Note 2.
The notional amounts of financial instrument liabilities with off-balance sheet credit risk are as follows as of December 31:

	2005	2004
Commitments to originate loans	$1,615,337	$535,572
Unadvanced portions of loans:
Commercial lines of credit	1,344,226	1,598,763
Consumer lines of credit	3,899,333	2,104,662
Construction loans	565,711	155,339

	$7,424,607	$4,394,336

There is no material difference between the notional amounts and the estimated fair values of the off-balance sheet liabilities.
NOTE 17 - RECLASSIFICATION
Certain amounts in the prior year have been reclassified to be consistent with the current year’s statement presentation.
NOTE 18 – SUBSEQUENT EVENTS
On February 9, 2006, the Boards of Directors of Monadnock Mutual Holding Company, the Bank and the Company adopted a Plan of Conversion and Reorganization pursuant to which the Bank will convert from the mutual holding company form of organization into the stock holding company form of organization. The Plan of Conversion and Reorganization involves the formation of a newly organized Maryland corporation to become the holding company for the Bank. Pursuant to the Plan of Conversion and Reorganization, the new holding company will offer for sale shares of its common stock to the Bank’s depositors, members of the community, current stockholders of the Company and the Company’s employee stock ownership plan. The Plan of Conversion and Reorganization further provides for exchange of shares of the Company for shares of the new holding company. The conversion is subject to approval by regulatory authorities and the members of Monadnock Mutual Holding Company and shareholders of the Company.
At the completion of the conversion, the Bank will establish a liquidation account in the amount equal to the greater of Monadnock Mutual Holding Company’s ownership interest in the retained earnings of the Company as of the date of its latest balance sheet contained in the prospectus or the retained earnings of the Bank at the time it reorganized into the mutual holding company form in 2004. The liquidation account will be maintained for the benefit of certain account holders who maintain deposit accounts in the Bank after the conversion. Following completion of the conversion, the Bank may not declare, pay a cash dividend on, or repurchase any of its common stock, if the effect thereof would cause retained earnings to be reduced below the amount required for the liquidation account.
The costs of the conversion will be deducted against the gross proceeds of the conversion if the conversion is completed. If the conversion is not completed, such costs will be expensed. There were no conversion costs as of December 31, 2005.

No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by Monadnock Bancorp, Inc. or Monadnock Community Bank. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of Monadnock Bancorp, Inc. or Monadnock Community Bank since any of the dates as of which information is furnished herein or since the date hereof.
Up to 813,833 Shares
Monadnock Bancorp, Inc.
(Proposed Holding Company for
Monadnock Community Bank)
COMMON STOCK
par value $0.01 per share

PROSPECTUS

RYAN BECK & CO.
May ___, 2006

These securities are not deposits or accounts and are not federally insured or guaranteed.

Until ___, 2006 or 90 days after commencement of the syndicated community offering, if any, whichever is later, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS
Item 24. Indemnification of Directors and Officers
     Articles 11 and 12 of the Certificate of Incorporation of Monadnock Bancorp, Inc. (the “Corporation”) sets forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:
     ARTICLE 11. Indemnification, etc. of Directors and Officers.
     A. Indemnification. The Corporation shall indemnify (1) its current and former directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the MGCL now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law; provided, however, that, except as provided in Section B hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.
     B. Procedure. If a claim under Section A of this Article 12 is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit. It shall be a defense to any action for advancement of expenses that the Corporation has not received both (i) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met and (ii) a written affirmation by the indemnitee of his good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard for indemnification set forth in the MGCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 12 or otherwise shall be on the Corporation.
     C. Non-Exclusivity. The rights to indemnification and to the advancement of expenses conferred in this Article 12 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, these Articles, the Corporation’s Bylaws, any agreement, any vote of stockholders or the Board of Directors, or otherwise.
     D. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the MGCL.

     E. Miscellaneous. The Corporation shall not be liable for any payment under this Article 12 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 12 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.
     Any repeal or modification of this Article 12 shall not in any way diminish any rights to indemnification or advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Article 12 is in force.
     ARTICLE 12. Limitation of Liability. An officer or director of the Corporation, as such, shall not be liable to the Corporation or its stockholders for money damages, except (A) to the extent that it is proved that the Person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received; (B) to the extent that a judgment or other final adjudication adverse to the Person is entered in a proceeding based on a finding in the proceeding that the Person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (C) to the extent otherwise provided by the MGCL. If the MGCL is amended to further eliminate or limit the Personal liability of officers and directors, then the liability of officers and directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the MGCL, as so amended.
     Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.
Item 25. Other Expenses of Issuance and Distribution

		Amount
*	Legal Fees and Expenses	$150,000
*	Accounting Fees and Expenses	127,000
*	Conversion Agent and Data Processing Fees	15,000
*	Marketing Agent Fees and Expenses (1)	195,000
*	Appraisal and Business Plan Fees and Expenses	59,000
*	Printing, Postage, Mailing and EDGAR	75,000
*	Filing Fees (OTS, NASD and SEC)	14,966
*	State “Blue Sky” Filing Fees	15,000
*	Stock Transfer Agent and Certificates and Other Expenses	19,034

*	Total	$670,000

*	Estimated

(1)	Monadnock Bancorp, Inc. has retained Ryan Beck & Co., Inc. to assist in the sale of common stock on a best efforts basis in the offering.

Item 26. Recent Sales of Unregistered Securities
                Not Applicable.
Item 27. Exhibits and Financial Statement Schedules:
                The exhibits filed as part of this registration statement are as follows:
     (a)       List of Exhibits

1.1	Engagement Letter between Monadnock Bancorp, Inc. and Ryan Beck & Co., Inc. *

1.2	Form of Agency Agreement between Monadnock Bancorp, Inc. and Ryan Beck & Co., Inc.

2	Plan of Conversion and Reorganization, as amended

3.1	Articles of Incorporation of Monadnock Bancorp, Inc.*

3.2	Bylaws of Monadnock Bancorp, Inc.*

4	Form of Common Stock Certificate of Monadnock Bancorp, Inc.*

5	Opinion of Luse Gorman Pomerenk & Schick regarding legality of securities being registered*

8	Federal Tax Opinion of Luse Gorman Pomerenk & Schick

10.1	Employee Stock Ownership Plan*****

10.2	Monadnock Community Bancorp, Inc. 2005 Stock Option Plan****

10.3	Monadnock Community Bancorp, Inc. 2005 Recognition and Retention Plan****

21	Subsidiaries of Registrant*

23.1	Consent of Luse Gorman Pomerenk & Schick (contained in Opinions included as Exhibits 5 and 8)*

23.2	Consent of Shatswell, MacLeod & Company, P.C.

23.3	Consent of Keller & Company, Inc.*

24	Power of Attorney (set forth on signature page)

99.1	Appraisal Agreement between Monadnock Bancorp, Inc. and Keller & Company, Inc.*

99.2	Business Plan Agreement between Monadnock Bancorp, Inc. and RP Financial, LC. *

99.3	Appraisal Report of Keller & Company, Inc.*,***

99.4	Letter of Keller & Company, Inc. with respect to Subscription Rights*

99.5	Marketing Materials

99.6	Order and Acknowledgment Form

*	Previously filed.

**	To be filed supplementally or by amendment.

***	Supporting financial schedules filed pursuant to Rule 202 of Regulation S-T.

****	Incorporated by reference to the Registration Statement on Form S-8 (Registration Number 333-130855) as filed on January 4, 2006.

*****	Incorporated by reference to the Registration Statement on Form SB-2 (Registration Number 333-113783) filed on March 19, 2004, as amended.

Item 28. Undertakings
          The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:
     (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the

Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) Include any additional or changed material information as the plan of distribution.
          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement as the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.
          (3) To file a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the termination of the offering.
          (4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
     (i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;
     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;
     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and
     (iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.
          Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
          In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Peterborough, State of New Hampshire on April 27, 2006.

MONADNOCK BANCORP, INC.

By:	/s/ William M. Pierce, Jr.

William M. Pierce, Jr.
President, Chief Executive Officer and Director
(Duly Authorized Representative)
POWER OF ATTORNEY
          We, the undersigned directors and officers of Monadnock Bancorp, Inc. (the “Company”) hereby severally constitute and appoint William M. Pierce, Jr. as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said William M. Pierce, Jr. may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form SB-2 relating to the offering of the Company’s common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said William M. Pierce, Jr. shall do or cause to be done by virtue thereof.
          In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ William M. Pierce, Jr.	President, Chief Executive	April 27, 2006

William M. Pierce, Jr.	Officer and Director (Principal
Executive Officer)

/s/ Karl F. Betz	Senior Vice President, Chief	April 27, 2006

Karl F. Betz	Financial Officer and Treasurer
(Principal Financial and
Accounting Officer)

/s/ Kenneth A. Christian	Chairman of the Board	April 27, 2006

Kenneth A. Christian

/s/ Samuel J. Hackler	Vice Chairman	April 27, 2006

Samuel J. Hackler

Signatures	Title	Date

/s/ Thomas C. LaFortune	Director	April 27, 2006

Thomas C. LaFortune

/s/ Kenneth R. Simonetta	Director	April 27, 2006

Kenneth R. Simonetta

/s/ Jack Goldstein	Director	April 27, 2006

Jack Goldstein

/s/ Edward J. Shea	Director	April 27, 2006

Edward J. Shea

/s/ Nancy L. Carlson	Director	April 27, 2006

Nancy L. Carlson

As filed with the Securities and Exchange Commission on April 28, 2006
Registration No. 333-132548

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

EXHIBITS
TO
PRE-EFFECTIVE AMENDMENT NO. 1
TO THE
REGISTRATION STATEMENT
ON
FORM SB-2
Monadnock Bancorp, Inc.
Peterborough, New Hampshire

EXHIBIT INDEX
1.1	Engagement Letter between Monadnock Bancorp, Inc. and Ryan Beck & Co., Inc. *

1.2	Form of Agency Agreement between Monadnock Bancorp, Inc. and Ryan Beck & Co., Inc.

2	Plan of Conversion and Reorganization, as amended

3.1	Articles of Incorporation of Monadnock Bancorp, Inc.*

3.2	Bylaws of Monadnock Bancorp, Inc.*

4	Form of Common Stock Certificate of Monadnock Bancorp, Inc.*

5	Opinion of Luse Gorman Pomerenk & Schick regarding legality of securities being registered*

8	Federal Tax Opinion of Luse Gorman Pomerenk & Schick

10.1	Employee Stock Ownership Plan*****

10.2	Monadnock Community Bancorp, Inc. 2005 Stock Option Plan****

10.3	Monadnock Community Bancorp, Inc. 2005 Recognition and Retention Plan****

21	Subsidiaries of Registrant*

23.1	Consent of Luse Gorman Pomerenk & Schick (contained in Opinions included as Exhibits 5 and 8)*

23.2	Consent of Shatswell, MacLeod & Company, P.C.

23.3	Consent of Keller & Company, Inc.*

24	Power of Attorney (set forth on signature page)

99.1	Appraisal Agreement between Monadnock Bancorp, Inc. and Keller & Company, Inc.*

99.2	Business Plan Agreement between Monadnock Bancorp, Inc. and RP Financial, LC. *

99.3	Appraisal Report of Keller & Company, Inc.*,***

99.4	Letter of Keller & Company, Inc. with respect to Subscription Rights*

99.5	Marketing Materials

99.6	Order and Acknowledgment Form

*	Previously filed.

**	To be filed supplementally or by amendment.

***	Supporting financial schedules filed pursuant to Rule 202 of Regulation S-T.

****	Incorporated by reference to the Registration Statement on Form S-8 (Registration Number 333-130855) as filed on January 4, 2006.

*****	Incorporated by reference to the Registration Statement on Form SB-2 (Registration Number 333-113783) filed on March 19, 2004, as amended.